As filed with the Securities and Exchange Commission on May 31, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SILGAN HOLDINGS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3411	06-1269834
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4 Landmark Square

Stamford, Connecticut 06901

(203) 975-7110

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Frank W. Hogan, III, Esq.

Senior Vice President, General Counsel and Secretary

Silgan Holdings Inc.

4 Landmark Square

Stamford, Connecticut 06901

(203) 975-7110

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Robert J. Rawn, Esq. Bryan Cave LLP 1290 Avenue of the Americas New York, New York 10104 (212) 541-2000	Michael L. Korniczky, Esq. Chief Administrative Officer, General Counsel and Secretary Graham Packaging Company Inc. 2401 Pleasant Valley Road York, Pennsylvania 17402 (717) 849-8500	Wilson S. Neely Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to public: As soon as practicable following the effective date of this registration statement and the date on which all other conditions to the merger described herein have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an “X” in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common stock, par value $0.01 per share	29,567,967	Not applicable	$1,264,361,562	$146,792

(1)	The number of shares of common stock, par value $0.01 per share, of the registrant (“Silgan common stock”) being registered represents the estimated maximum number of shares of Silgan common stock to be issued in connection with the merger described herein. Such number of shares is based upon the product obtained by multiplying (a) 73,552,156 shares of common stock, par value $0.01 per share, of Graham Packaging Company Inc. (“Graham Packaging common stock”) estimated to be outstanding, including shares that may be issued pursuant to equity awards and the conversion of certain limited partnership interests in Graham Packaging Holdings Company, immediately prior to the merger described herein, by (b) 0.402, the exchange ratio of the merger.
(2)	Pursuant to Rules 457(c) and (f) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as follows: (i) $21.94 (the average of the high and low prices of Graham Packaging common stock on May 24, 2011, as reported on the New York Stock Exchange), multiplied by 73,552,156, which is the number of shares of Graham Packaging common stock estimated to be outstanding, including shares that may be issued pursuant to equity awards and the conversion of certain limited partnership interests in Graham Packaging Holdings Company, immediately prior to the merger described herein, minus (ii) $349,372,741, the aggregate amount of cash that would be payable to the holders of Graham Packaging common stock (including shares that may be issued pursuant to equity awards and the conversion of certain limited partnership interests in Graham Packaging Holdings Company) in the merger.
(3)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001161.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is effective. This joint proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED May 31, 2011

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Silgan Holdings Inc., which we refer to as “Silgan,” and Graham Packaging Company Inc., which we refer to as “Graham Packaging,” have entered into an agreement and plan of merger, pursuant to which Graham Packaging will merge with and into Silgan, with Silgan surviving the merger. Upon successful completion of the merger, each issued and outstanding share of common stock, par value $0.01, of Graham Packaging (other than any shares owned by Silgan or Graham Packaging) will automatically be converted into the right to receive $4.75 in cash and 0.402 shares of common stock, par value $0.01, of Silgan. No fractional shares of Silgan common stock will be issued in the merger, and Graham Packaging stockholders will receive cash in lieu of fractional shares, if any, of Silgan common stock. Each share of Silgan common stock outstanding immediately prior to the effective time will remain outstanding and will not be affected by the merger. Upon completion of the merger, former Graham Packaging stockholders will own approximately 29% of Silgan’s outstanding common stock (based upon the fully diluted number of shares of Silgan and Graham Packaging common stock issued and outstanding as of April 12, 2011).

Immediately prior to the effective time of the merger of Graham Packaging with and into Silgan, Graham Packaging Holdings Company, which we refer to as “Graham Holdings,” will merge with and into Graham Packaging pursuant to a separate merger agreement entered into concurrently with the merger agreement governing the merger of Graham Packaging with and into Silgan. At the effective time of the Graham Holdings merger, each issued and outstanding partnership interest of Graham Holdings (other than partnership interests owned by Graham Packaging or BCP/Graham Holdings L.L.C., Graham Holdings’ general partner) will be converted into the right to receive one share of Graham Packaging common stock, which share of Graham Packaging common stock will be converted into the right to receive the merger consideration in connection with the merger of Graham Packaging with and into Silgan.

Each of Silgan and Graham Packaging is holding a special meeting of stockholders in order to obtain the stockholder approvals necessary to consummate the merger. At these meetings, Silgan and Graham Packaging will ask their respective stockholders to adopt the merger agreement. Approval of the proposal to adopt the merger agreement by the Silgan stockholders will also constitute approval of the issuance of Silgan common stock to Graham Packaging stockholders in the merger and approval of the amended and restated certificate of incorporation of Silgan, pursuant to which the size of the Silgan board of directors will be increased from seven directors to nine directors. The completion of the merger is conditioned upon Silgan’s stockholders and Graham Packaging’s stockholders approving the proposal to adopt the merger agreement. The obligations of Silgan and Graham Packaging to complete the merger are also subject to the satisfaction (or, to the extent permissible, waiver) of several other conditions to the merger set forth in the merger agreement and described in this joint proxy statement/prospectus. More information about Silgan, Graham Packaging, and the proposed merger is contained in this joint proxy statement/prospectus. We urge you to read this joint proxy statement/prospectus, and the documents incorporated by reference into this joint proxy statement/prospectus, carefully and in their entirety. In particular, we urge you to read carefully “Risk Factors” beginning on page 32.

After careful consideration, the Silgan board of directors and the Graham Packaging board of directors, acting upon the unanimous recommendation of a special committee of independent, disinterested directors of Graham Packaging, have unanimously approved and declared advisable the merger, the merger agreement and the transactions contemplated thereby, and have determined that the merger, the merger agreement and the transactions contemplated thereby are in the best interests of their respective companies and stockholders. Accordingly, the Silgan board of directors unanimously recommends that Silgan stockholders vote FOR the adoption of the merger agreement, and the Graham Packaging board of directors unanimously recommends that Graham Packaging stockholders vote FOR the adoption of the merger agreement.

We are very excited about the opportunities the proposed merger will bring to both Silgan stockholders and Graham Packaging stockholders, and we thank you for your consideration and continued support.

[—]	[—]
Anthony J. Allott President and Chief Executive Officer Silgan Holdings Inc.	Mark S. Burgess Chief Executive Officer and Director Graham Packaging Company Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in the joint proxy statement/prospectus or the securities to be issued pursuant to the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

Silgan common stock is traded on the Nasdaq Global Select Market under the symbol “SLGN.” Graham Packaging common stock is traded on the New York Stock Exchange under the symbol “GRM.”

This joint proxy statement/prospectus is dated [—], 2011, and is first being mailed to Silgan stockholders and Graham Packaging stockholders on or about [—], 2011.

REFERENCES TO ADDITIONAL INFORMATION

Except where we indicate otherwise, as used in this joint proxy statement/prospectus, “Silgan” refers to Silgan Holdings Inc. and its consolidated subsidiaries, and “Graham Packaging” refers to Graham Packaging Company Inc. and its consolidated subsidiaries. This joint proxy statement/prospectus incorporates important business and financial information about Silgan and Graham Packaging from documents that each company has filed with the Securities and Exchange Commission, which we refer to as the “SEC,” that have not been included in or delivered with this joint proxy statement/prospectus. For a list of documents incorporated by reference into this joint proxy statement/prospectus and how you may obtain them, see “Where You Can Find More Information” beginning on page 187.

This information is available to you without charge upon your written or oral request. You can also obtain the documents incorporated by reference into this joint proxy statement/prospectus by accessing the SEC’s website maintained at www.sec.gov.

In addition, Silgan’s and Graham Packaging’s filings with the SEC may also be obtained for free by accessing, respectively, Silgan’s website at www.silganholdings.com and clicking on the “Investor Information” link and then clicking on the link for “SEC Filings” or by accessing Graham Packaging’s website at www.grahampackaging.com and clicking on the “Investor Relations” link and then clicking on the link for “SEC Filings.” Information contained on Silgan’s website, Graham Packaging’s website or the website of any other person is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider information contained on those websites as part of this joint proxy statement/prospectus.

Silgan will provide you with copies of the documents incorporated by reference into this joint proxy statement/prospectus relating to Silgan, without charge, if you request them in writing or by telephone from:

Silgan Holdings Inc.

4 Landmark Square

Stamford, Connecticut 06901

(203) 975-7110

Graham Packaging will provide you with copies of the documents incorporated by reference into this joint proxy statement/prospectus relating to Graham Packaging, without charge, if you request them in writing or by telephone from:

Graham Packaging Company Inc.

2401 Pleasant Valley Road

York, Pennsylvania 17402

(717) 849-8500

If you would like to request documents, please do so by [—], 2011 in order to receive them before the Silgan special meeting and by [—], 2011 in order to receive them before the Graham Packaging special meeting.

Silgan has supplied all information contained in or incorporated by reference in this joint proxy statement/prospectus relating to Silgan, and Graham Packaging has supplied all information contained in or incorporated by reference in this joint proxy statement/prospectus relating to Graham Packaging.

1

SILGAN HOLDINGS INC.

4 Landmark Square

Stamford, Connecticut 06901

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON

[—], 2011

Dear Stockholder:

YOU ARE HEREBY NOTIFIED that a special meeting of stockholders of Silgan Holdings Inc., or Silgan, a Delaware corporation, will be held at [—], on [—], 2011 at [—], local time, unless adjourned or postponed to a later date, for the following purposes:

1. to adopt the Agreement and Plan of Merger, dated as of April 12, 2011, between Silgan Holdings Inc. and Graham Packaging Company Inc., a copy of which is included as Annex A to this joint proxy statement/prospectus of which this notice forms a part, as such agreement may be amended from time to time, pursuant to which (a) Graham Packaging Company Inc. will merge with and into Silgan Holdings Inc. and (b) following the effective time, Silgan Holdings Inc. will pay cash and issue common stock to Graham Packaging Company Inc. stockholders;

2. to approve adjournments of the Silgan special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Silgan special meeting to adopt the merger agreement; and

3. to transact such other business as may properly come before the special meeting.

Approval of the proposal to adopt the merger agreement by Silgan stockholders will also constitute approval of the issuance of Silgan common stock to Graham Packaging stockholders in the merger and approval of the amended and restated certificate of incorporation of Silgan which would increase the size of the board of directors of Silgan by two directors from a total of seven directors to a total of nine directors.

These items of business are described in the accompanying joint proxy statement/prospectus, which you should read carefully in its entirety before voting. In particular, you should carefully read “Risk Factors” beginning on page 32 for a discussion of certain risk factors relating to the proposed merger. Only stockholders of record at the close of business on [—], 2011 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments of the special meeting.

R. Phillip Silver and D. Greg Horrigan, co-founders and Non-Executive Co-Chairmen of Silgan, and their affiliates have entered into voting agreements with Graham Packaging pursuant to which they have agreed, subject to certain exceptions, to vote all of their beneficially owned shares of Silgan common stock, or approximately 29% of the total outstanding shares of Silgan common stock as of April 12, 2011, in favor of the proposal to adopt the merger agreement.

The Silgan board of directors has unanimously approved and determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Silgan and Silgan stockholders. The Silgan board of directors unanimously recommends that you vote FOR the adoption of the merger agreement and FOR any motion to adjourn the Silgan special meeting to a later date or dates if necessary or appropriate to solicit additional proxies.

In deciding to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, the Silgan board of directors considered a number of factors, including those listed on page 53.

Your vote is very important, regardless of the number of shares of Silgan common stock you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Silgan common stock entitled to vote thereon. Whether or not you plan to attend the special meeting in person, please complete, sign and date the enclosed proxy card(s) as soon as possible and return it in the postage-prepaid envelope provided, or vote your shares by telephone or over the internet as described in the accompanying joint proxy statement/prospectus. Submitting a proxy or voting by telephone or internet now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. However, if you do not return or submit your proxy or vote your shares by telephone or over the internet or vote in person at the Silgan special meeting, the effect will be the same as a vote AGAINST the proposal to adopt the merger agreement.

By order of the board of directors,

Frank W. Hogan, III

Senior Vice President, General Counsel and Secretary

Please vote your shares promptly. You can find instructions for voting on the enclosed proxy card.

If you have questions, contact:

Silgan Holdings Inc.

4 Landmark Square

Stamford, Connecticut 06901

Attention: General Counsel

(203) 975-7110

or

BNY Mellon Shareowner Services

P.O. Box 3550

South Hackensack, New Jersey 07606

Toll-Free: (866) 220-0495

YOUR VOTE IS VERY IMPORTANT.

Please complete, date, sign and return your proxy card(s) or vote your shares by telephone or over the internet at your earliest convenience so that your shares are represented at the Silgan special meeting.

Stamford, Connecticut, [—], 2011

GRAHAM PACKAGING COMPANY INC.

2401 Pleasant Valley Road

York, Pennsylvania 17402

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [—], 2011

Dear Stockholder:

YOU ARE HEREBY NOTIFIED that a special meeting of stockholders of Graham Packaging Company Inc., or Graham Packaging, a Delaware corporation, will be held at [—], on [—], 2011 at [—], local time, unless adjourned or postponed to a later date, for the following purposes:

1. to adopt the Agreement and Plan of Merger, dated as of April 12, 2011, between Silgan Holdings Inc. and Graham Packaging Company Inc., a copy of which is included as Annex A to this joint proxy statement/prospectus of which this notice forms a part, as such agreement may be amended from time to time, pursuant to which (a) Graham Packaging Company Inc. will merge with and into Silgan Holdings Inc. and (b) following the effective time, Silgan Holdings Inc. will pay cash and issue common stock to Graham Packaging Company Inc. stockholders;

2. to approve adjournments of the Graham Packaging special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Graham Packaging special meeting to adopt the merger agreement;

3. to approve, on a nonbinding advisory basis, “golden parachute” compensation, payable under existing agreements, that certain Graham Packaging officers may receive in connection with the merger; and

4. to transact such other business as may properly come before the special meeting.

These items of business are described in the accompanying joint proxy statement/prospectus, which you should read carefully in its entirety before voting. In particular, you should carefully read “Risk Factors” beginning on page 32 for a discussion of certain risk factors relating to the proposed merger. Only stockholders of record at the close of business on [—], 2011 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments of the special meeting.

Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P. and Blackstone Family Investment Partnership III L.P. have entered into a voting agreement with Silgan Holdings Inc. pursuant to which they have agreed, subject to certain exceptions, to vote all of their beneficially owned shares of Graham Packaging common stock, or approximately 61% of the total outstanding shares of Graham Packaging common stock as of April 12, 2011, in favor of the proposal to adopt the merger agreement, which is a sufficient number of shares to adopt the merger agreement.

The Graham Packaging board of directors, acting upon the unanimous recommendation of a special committee of independent, disinterested directors of Graham Packaging, has unanimously approved and determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Graham Packaging and Graham Packaging stockholders. The Graham Packaging board of directors unanimously recommends that you vote FOR the adoption of the merger agreement, FOR any motion to adjourn the Graham Packaging special meeting to a later date or dates if necessary or appropriate to solicit additional proxies and FOR the approval, on a nonbinding advisory basis, of the

“golden parachute” compensation that may be received by Graham Packaging executive officers in connection with the merger. Approval of the merger agreement and the merger and approval of the “golden parachute” compensation are subject to separate votes by the Graham Packaging stockholders, and such approval of the “golden parachute” compensation is not a condition to completion of the merger.

In deciding to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, the Graham Packaging board of directors considered a number of factors, including those listed on page 57.

Your vote is very important, regardless of the number of shares of Graham Packaging common stock you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Graham Packaging common stock entitled to vote thereon. Whether or not you plan to attend the special meeting in person, please complete, sign and date the enclosed proxy card(s) as soon as possible and return it in the postage-prepaid envelope provided, or vote your shares by telephone or over the internet as described in the accompanying joint proxy statement/prospectus. Submitting a proxy or voting by telephone or internet now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. However, if you do not return or submit your proxy or vote your shares by telephone or over the internet or vote in person at the Graham Packaging special meeting, the effect will be the same as a vote AGAINST the proposal to adopt the merger agreement.

By order of the board of directors,

Michael L. Korniczky

Chief Administrative Officer, General Counsel and Secretary

Please vote your shares promptly. You can find instructions for voting on the enclosed proxy card.

If you have questions, contact:

Graham Packaging Company Inc.

2401 Pleasant Valley Road

York, Pennsylvania 17402

Attention: General Counsel

(717) 849-8500

or

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

(800) 937-5449

YOUR VOTE IS VERY IMPORTANT.

Please complete, date, sign and return your proxy card(s) or vote your shares by telephone or over the internet at your earliest convenience so that your shares are represented at the Graham Packaging special meeting.

York, Pennsylvania, [—], 2011

i

Page

THE SILGAN SPECIAL MEETING	133
Overview	133
Date, Time and Place of the Silgan Special Meeting	133
Purposes of the Silgan Special Meeting	133
Record Date; Outstanding Shares; Shares Entitled to Vote	133
Quorum and Vote Required	133
Voting of Proxies	134
ITEM 1—PROPOSAL TO ADOPT THE MERGER AGREEMENT	134
ITEM 2—PROPOSAL TO APPROVE ADJOURNMENT OF THE SILGAN SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SILGAN SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT	135
Stock Ownership and Voting by Silgan’s Directors and Executive Officers	135
How to Vote	135
Revoking Your Proxy	136
Other Voting Matters	136
Proxy Solicitations and Expenses	137
Adjournment or Postponement of the Silgan Special Meeting	137
Stock Certificates	137
Other Business	137
Assistance	137

THE GRAHAM PACKAGING SPECIAL MEETING	138
Overview	138
Date, Time and Place of the Graham Packaging Special Meeting	138
Purposes of the Graham Packaging Special Meeting	138
Record Date; Outstanding Shares; Shares Entitled to Vote	138
Quorum and Vote Required	138
Voting of Proxies	139
ITEM 1—PROPOSAL TO ADOPT THE MERGER AGREEMENT	140
ITEM 2—PROPOSAL TO APPROVE ADJOURNMENT OF THE SILGAN SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SILGAN SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT	140
ITEM 3—ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE PROPOSED MERGER	140
Stock Ownership and Voting by Graham Packaging’s Directors and Executive Officers	144
How to Vote	145
Revoking Your Proxy	146
Other Voting Matters	146
Proxy Solicitations and Expenses	146
Adjournment or Postponement of the Graham Packaging Special Meeting	147
Stock Certificates	147
Other Business	147
Assistance	147

INFORMATION ABOUT SILGAN	148

INFORMATION ABOUT GRAHAM PACKAGING	150

QUESTIONS AND ANSWERS ABOUT THE SILGAN SPECIAL MEETING, THE GRAHAM PACKAGING SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some commonly asked questions about the stockholder meetings and the merger. They may not include all the information that is important to you. Silgan and Graham Packaging urge you to read carefully this entire joint proxy statement/prospectus, including the annexes and the other documents to which we have referred you. See “Where You Can Find More Information” beginning on page 187. We have included page references in certain parts of this section to direct you to a more detailed description of each topic presented elsewhere in this joint proxy statement/prospectus.

The Merger

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	The boards of directors of each of Silgan and Graham Packaging have unanimously agreed to the merger of Graham Packaging with and into Silgan, with Silgan surviving the merger, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 12, 2011, between Silgan and Graham Packaging, as such agreement may be amended from time to time (which we refer to as the “merger agreement”), that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. See “The Merger Agreement—The Merger; Closing” beginning on page 104.

In order to complete the transactions contemplated by the merger agreement, including the merger, Silgan stockholders and Graham Packaging stockholders must adopt the merger agreement and all other conditions to the merger set forth in the merger agreement must be satisfied (or waived, to the extent permitted). Silgan stockholders will vote on the adoption of the merger agreement at a special meeting of Silgan’s stockholders, and Graham Packaging stockholders will vote on the adoption of the merger agreement at the Graham Packaging special meeting of stockholders. Approval of the proposal to adopt the merger agreement by Silgan stockholders will also constitute approval of the issuance of Silgan common stock to Graham Packaging stockholders in the merger and approval of the amended and restated certificate of incorporation of Silgan.

This joint proxy statement/prospectus contains important information about the merger agreement, the transactions contemplated by the merger agreement, including the merger, and the respective stockholder meetings of Silgan and Graham Packaging, which you should read carefully and in its entirety. The enclosed proxy materials allow you to grant a proxy or vote your shares by telephone or internet without attending your respective company’s stockholder meeting in person.

Your vote is very important. We encourage you to complete, date, sign and return your proxy card(s) or vote your shares by telephone or internet as soon as possible.

Q:	What is the proposed transaction for which I am being asked to vote?

A:	Silgan and Graham Packaging stockholders are being asked to adopt the merger agreement at each respective company’s stockholder meeting. Approval of the proposal to adopt the merger agreement by the Silgan stockholders will also constitute approval of the issuance of Silgan common stock to Graham Packaging stockholders in the merger and approval of the amended and restated certificate of incorporation of Silgan. The approval of the proposal to adopt the merger agreement by Silgan stockholders and Graham Packaging stockholders is a condition to the obligation of the parties to the merger agreement to complete the merger. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 120.

Q:	What will happen in the merger?

A:	In the merger, Graham Packaging will merge with and into Silgan. Silgan will be the surviving corporation of the merger.

Q:	What will Silgan stockholders and Graham Packaging stockholders receive in the merger?

A:	Each share of Silgan common stock outstanding immediately prior to the effective time will remain outstanding and will not be affected by merger. Silgan stockholders will receive no consideration in connection with the merger.

Each share of Graham Packaging common stock, other than shares owned by (i) Silgan or Graham Packaging or Silgan’s subsidiaries (which will be cancelled) or (ii) stockholders who have properly exercised and perfected appraisal rights under the Delaware General Corporation Law (which we refer to as the “DGCL”) (we refer to the foregoing shares described in clauses (i) and (ii), collectively, as “excluded shares”), will be converted into the right to receive 0.402 shares of Silgan common stock and $4.75 in cash, without interest. Silgan will not issue any fractional shares as a result of the merger. Instead, Silgan will pay cash for fractional shares of its common stock that Graham Packaging stockholders would otherwise be entitled to receive. For example, if you own 100 shares of Graham Packaging common stock, you will receive in exchange for your shares of Graham Packaging common stock (i) $475 in cash, (ii) 40 shares of Silgan common stock, and (iii) cash in lieu of the fractional share of Silgan common stock that you would be entitled to receive in this example, which would be equal to the per share closing price of Silgan common stock on the Nasdaq Global Select Market, which we refer to as “NASDAQ,” on the last trading day immediately prior to the closing of the merger, multiplied by 0.2, less any applicable withholding taxes.

Q:	How does the per share merger consideration to be received by Graham Packaging stockholders compare to the market price of Graham Packaging common stock prior to the announcement of the merger?

A:	The per share merger consideration represents a premium of 17% over the closing price of $16.71 per share of Graham Packaging common stock on the New York Stock Exchange, which we refer to as “NYSE,” on April 12, 2011, the last trading day prior to the public announcement of the merger, a 16% premium over Graham Packaging’s average daily closing price of $16.81 during the 30 trading days ending April 12, 2011, and a 24% premium over Graham Packaging’s average daily closing price of $15.72 during the 90 trading days ending April 12, 2011 (each based upon the closing price of $36.83 per share of Silgan common stock on the NASDAQ on April 12, 2011). The value of the merger consideration that Graham Packaging stockholders receive will depend upon the price per share of Silgan common stock at the effective time of the merger, which price may fluctuate prior to the completion of the merger.

Q:	Why are Silgan and Graham Packaging proposing the merger?

A:	The boards of directors of each of Silgan and Graham Packaging believe that the merger will provide strategic and financial benefits to the stockholders of both companies. The transaction will create a combined company that would be a premier worldwide food and specialty beverage packaging company, with leading positions and technology in plastic containers, metal cans and vacuum closures for food and specialty beverage products. The transaction also will allow Graham Packaging stockholders to receive a significant cash payment, in addition to a continuing interest in the combined company. To review the reasons for the merger in greater detail, see “The Merger—Silgan’s Reasons for the Merger and Recommendation of Silgan’s Board of Directors” beginning on page 53 and “The Merger—Graham Packaging’s Reasons for the Merger and Recommendation of Graham Packaging’s Board of Directors” beginning on page 57.

Q:	What are the positions of the Silgan board of directors and the Graham Packaging board of directors regarding the merger and the proposals relating to the adoption of the merger agreement?

A:

The Silgan board of directors and the Graham Packaging board of directors, acting upon the unanimous recommendation of a special committee of independent, disinterested directors of Graham Packaging formed for the purpose of, among other things, evaluating and making a recommendation to the Graham Packaging board of directors with respect to the merger agreement and the transactions contemplated thereby, which we refer to as the “special committee,” have unanimously approved and declared advisable the merger, the merger agreement and the transactions contemplated thereby, and have determined that the merger, the merger agreement and the transactions contemplated thereby are in the best interests of their respective companies and stockholders. The Silgan board of directors unanimously recommends that Silgan stockholders vote FOR the proposal to adopt the merger agreement at the Silgan special meeting. The Graham Packaging board of directors unanimously recommends that Graham Packaging stockholders vote FOR the proposal to adopt the merger agreement, and FOR the proposal to approve, on a nonbinding advisory basis, the compensation that may be received by Graham Packaging executive officers in connection with the merger, at the Graham Packaging special meeting. See “The Merger—Silgan’s Reasons for the Merger and Recommendation of Silgan’s Board of Directors” beginning on page 53 and “The Merger—Graham Packaging’s Reasons for the Merger and Recommendation of Graham Packaging’s Board of Directors” beginning on page 57.

Q:	What vote of Silgan stockholders is required to adopt the merger agreement?

A:	Silgan’s adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Silgan common stock entitled to vote. As more fully described in “Voting Agreements—Voting Agreements with respect to shares of Silgan Common Stock” beginning on page 127, the co-founders of Silgan, Messrs. R. Phillip Silver and D. Greg Horrigan (whom we refer to as the “Co-Founders”), and their affiliates have entered in voting agreements with Graham Packaging pursuant to which they have agreed, subject to certain exceptions, to vote all of their beneficially owned shares of Silgan common stock, or approximately 29% of the total outstanding shares of Silgan common stock as of April 12, 2011, in favor of the proposal to adopt the merger agreement.

Q:	What vote of Graham Packaging stockholders is required to adopt the merger agreement?

A:	Graham Packaging’s adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Graham Packaging common stock entitled to vote. As more fully described in “Voting Agreements—Voting Agreement with respect to shares of Graham Packaging Common Stock” beginning on page 126, Blackstone Capital Partners III Merchant Banking Fund L.P. (which we refer to as “Blackstone Capital”), Blackstone Offshore Capital Partners III L.P. and Blackstone Family Investment Partnership III L.P. (which we refer to, collectively, as the “Blackstone Entities”) have entered into a voting agreement with Silgan pursuant to which they have agreed, subject to certain exceptions, to vote all of their beneficially owned shares of Graham Packaging common stock, or approximately 61% of the total outstanding shares of Graham Packaging common stock as of April 12, 2011, in favor of the proposal to adopt the merger agreement, which is a sufficient number of shares to adopt the merger agreement.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	If you are a Silgan stockholder and you fail to vote or abstain from voting, that will have the same effect as a vote AGAINST the adoption of the merger agreement. See “The Silgan Special Meeting—Quorum and Vote Required” beginning on page 133. If you are a Graham Packaging stockholder and you fail to vote or abstain from voting, that will have the same effect as a vote AGAINST the adoption of the merger agreement. See “The Graham Packaging Special Meeting—Quorum and Vote Required” beginning on page 138.

Q:	Who will be the directors and officers of Silgan after the merger?

A:

At the effective time of the merger, the directors and officers of Silgan will continue as the directors and officers of the surviving corporation. Additionally, in accordance with Silgan’s amended and restated certificate of incorporation to be approved by the Silgan stockholders in connection with the merger, the size of the Silgan board of directors will be increased from seven directors to nine directors. Consequently, immediately following the effective time of the merger, the Silgan board of directors will be comprised of the seven current directors and two additional directors to be appointed to fill the vacancies created by the increase in the size of the board of directors. As more fully described in “Ancillary Agreements—Stockholders Agreement and Letter Agreement” beginning on page 130, one additional director, to be appointed as a Class I director, will be a designee of Blackstone Capital, which designee must be reasonably satisfactory to the Co-Founders, pursuant to the new stockholders agreement. Silgan anticipates that the second additional director, to be appointed as a Class II director, will be an independent director. Each of the two additional directors will be nominated by the Co-Founders, pursuant to the Co-Founders’ nomination rights under Silgan’s existing stockholders agreement with the Co-Founders (which we refer to as the “existing stockholders agreement”), and appointed by the majority of the board of directors, to fill the vacancies created by the increase in the size of the Silgan board of directors in accordance with Silgan’s amended and restated certificate of incorporation. Pursuant to the terms of the letter agreement, which is more fully described in “Ancillary Agreements—Stockholders Agreement and Letter Agreement” beginning on page 130, Silgan has agreed to take all necessary action to cause the Blackstone Capital designee to be appointed as a Class I director to fill the applicable vacancy effective as of the first day immediately following the date on which the effective time of the merger occurs.

Q:	Do Graham Packaging stockholders have appraisal rights?

A:	Yes. Under the DGCL, holders of Graham Packaging common stock who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, which we refer to as the “Court of Chancery,” if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this joint proxy statement/prospectus. See “Summary—Appraisal Rights” beginning on page 17 and “The Merger—Graham Packaging Stockholders’ Rights of Appraisal” beginning on page 95. Please see Annex D for the text of the applicable provisions of the DGCL as in effect with respect to this transaction.

Q:	What happens if I sell or transfer my shares of Graham Packaging common stock after the record date but before the special meeting?

A:	The record date for Graham Packaging stockholders entitled to vote at the Graham Packaging special meeting is earlier than both the date of the Graham Packaging special meeting and the consummation of the merger. If you sell or transfer your shares of Graham Packaging common stock after the record date but before the special meeting, you will, unless other arrangements are made (such as provision of a proxy), retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you sell or transfer your shares.

Q:	What if I hold shares in both Silgan and Graham Packaging?

A:	If you are a stockholder of both Silgan and Graham Packaging, you will receive two separate packages of proxy materials. A vote cast as a Silgan stockholder will not count as a vote cast as a Graham Packaging stockholder, and a vote cast as a Graham Packaging stockholder will not count as a vote cast as a Silgan stockholder. Therefore, please complete, sign, date and return all proxy cards that you receive, whether from Silgan or Graham Packaging, or submit a proxy as both a Silgan and Graham Packaging stockholder over the internet or by telephone.

Q:	What are the federal income tax consequences of the merger to Graham Packaging stockholders?

A:	The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code.” Therefore, for U.S. federal income tax purposes, as a result of the merger, a U.S. holder of shares of Graham Packaging common stock generally will only recognize gain (but not loss) in an amount not to exceed the cash received as part of the merger consideration and will recognize gain or loss with respect to any cash received in lieu of fractional shares of Silgan common stock. See “Material United States Federal Income Tax Consequences” beginning on page 99 for more information.

Q:	When do you expect to complete the merger?

A:	If the merger agreement is adopted at the Silgan special meeting and at the Graham Packaging special meeting, we expect to complete the merger as soon as practicable after the satisfaction or waiver of the other conditions to the merger, which we anticipate will be in the third quarter of 2011. However, we cannot assure you that such timing will occur or that the merger will be completed at all. See “The Merger Agreement—The Merger; Closing” beginning on page 104.

Q:	What happens if the merger is not consummated?

A:	If the merger agreement is not adopted by Silgan or Graham Packaging stockholders or if the merger is not consummated for any other reason, Graham Packaging stockholders will not receive any payment for their shares in connection with the merger. Instead, Graham Packaging will remain an independent public company and Graham Packaging common stock will continue to be listed and traded on the NYSE.

Under specified circumstances, Graham Packaging may be required to pay to Silgan, or may be entitled to receive from Silgan, a fee with respect to the termination of the merger agreement. In addition, Silgan may be required to make a specified cash payment to Graham Packaging if Silgan stockholders do not adopt the merger agreement. Also, in the event the merger agreement is terminated by either party as a result of the other party’s breach of or failure to perform any of its representations, warranties, covenants or agreements as set forth in the merger agreement, then such other party must reimburse the terminating party for its out-of-pocket fees and expenses up to a specified amount. Such fees and expense reimbursement provisions are described in further detail under “The Merger Agreement—Termination Fees and Expenses” beginning on page 123.

Q:	Why are Graham Packaging stockholders being asked to approve, on a nonbinding advisory basis, “golden parachute” compensation that certain Graham Packaging officers will receive in connection with the merger?

A:	The SEC recently has adopted new rules that require Graham Packaging to seek a nonbinding advisory vote with respect to certain payments that may be made to Graham Packaging’s named executive officers in connection with the merger.

Q:	What will happen if Graham Packaging stockholders do not approve the “golden parachute” compensation at the Graham Packaging special meeting?

A:	Approval of the “golden parachute” compensation, payable under existing agreements, that certain Graham Packaging named executive officers may receive in connection with the merger is not a condition to completion of the merger. The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on Graham Packaging. Therefore, if the merger agreement is adopted by the stockholders of Graham Packaging and Silgan and completed, the “golden parachute” compensation may still be paid to the Graham Packaging named executive officers if and to the extent required.

Q:	Should I send in my stock certificates now?

A:	NO, PLEASE DO NOT SEND YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD(S). If the merger is completed, Graham Packaging stockholders will be sent written instructions for sending in their stock certificates or, in the case of book-entry shares, for surrendering their book-entry shares. See “The Graham Packaging Special Meeting—Proxy Solicitations and Expenses” beginning on page 146, and “The Merger Agreement—Exchange of Shares” beginning on page 106.

Silgan stockholders will not need to send in their share certificates or surrender their book-entry shares.

Q:	Who can answer my questions about the merger?

A:	If you have any questions about the merger or your stockholder meeting, need assistance in voting your shares, or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card(s), you should contact:

Silgan stockholders

BNY Mellon Shareowner Services

P.O. Box 3550

South Hackensack, New Jersey 07606

Banks and Brokers call toll-free: (800) 777-3674

All others call toll-free: (866) 220-0495

Graham Packaging stockholders

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

(800) 937-5449

Procedures

Q:	When and where are the stockholder meetings?

A:	The Silgan special meeting will be held at [—], at [—] a.m., local time on [—], 2011.

The Graham Packaging special meeting will be held at [—], at [—] a.m., local time on [—], 2011.

Q:	Who is eligible to vote at the Silgan special meeting and the Graham Packaging special meeting?

A:	Owners of Silgan common stock are eligible to vote at the Silgan special meeting if they were stockholders of record at the close of business on [—], 2011, the record date for the Silgan special meeting. See “The Silgan Special Meeting—Record Date; Outstanding Shares; Shares Entitled to Vote” beginning on page 133.

Owners of Graham Packaging common stock are eligible to vote at the Graham Packaging special meeting if they were stockholders of record at the close of business on [—], 2011, the record date for the Graham Packaging special meeting. See “The Graham Packaging Special Meeting—Record Date; Outstanding Shares; Shares Entitled to Vote” beginning on page 138.

Q:	What is a proxy?

A:	A proxy is a stockholder’s legal designation of another person to vote shares of such stockholder’s common stock at a stockholders’ meeting. The document used to designate a proxy to vote your shares of Silgan or Graham Packaging common stock is called a “proxy card.”

Q:	What should I do now?

A:	You should read this joint proxy statement/prospectus carefully, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or over the internet as soon as possible so that your shares will be represented and voted at your stockholders’ meeting. A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in “street name” to direct their vote by telephone or over the internet. This option, if available, will be reflected in the voting instructions from the bank or brokerage firm that accompany this joint proxy statement/prospectus. See “The Silgan Special Meeting—How to Vote” beginning on page 135 and “The Graham Packaging Special Meeting—How to Vote” beginning on page 145.

Q:	May I attend the stockholder meetings?

A:

All Silgan stockholders of record as of the close of business on [—], 2011, the record date for the Silgan special meeting, may attend the Silgan special meeting. All Graham Packaging stockholders of record as of the close of business on [—], 2011, the record date for the Graham Packaging special meeting, may attend the Graham Packaging special meeting. If your shares are held in “street name” by your broker, bank or other nominee, and you plan to attend the Silgan special meeting or the Graham Packaging special meeting, you must present proof of your ownership of Silgan or Graham Packaging common stock, as applicable, such as a bank or brokerage account statement, to be admitted to the meeting. You also must present at the meeting a proxy issued to you by the holder of record of your shares.

Q:	If I am going to attend my stockholder meeting, should I return my proxy card(s)?

A:	Yes. Returning your completed, signed and dated proxy card(s) or voting by telephone or over the internet ensures that your shares will be represented and voted at your stockholder meeting. Submitting a proxy or voting by telephone or over the internet will not prevent you from being able to vote at your stockholder meeting in person and casting a vote. See “The Silgan Special Meeting—How to Vote” beginning on page 135, and “The Graham Packaging Special Meeting—How to Vote” beginning on page 145.

Q:	How will my proxy be voted?

A:	If you complete, sign and date your proxy card(s) or vote by telephone or over the internet, your shares will be voted in accordance with your instructions. If you sign and date your proxy card(s) but do not indicate how you want to vote at your stockholder meeting:

•

for Silgan stockholders, your shares will be voted FOR the adoption of the merger agreement and FOR the proposal to approve adjournments of the Silgan special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Silgan special meeting to adopt the merger agreement; and

•

for Graham Packaging stockholders, your shares will be voted FOR the adoption of the merger agreement; FOR the proposal to approve adjournments of the Graham Packaging special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Graham Packaging special meeting to adopt the merger agreement; and FOR the proposal to approve, on a nonbinding advisory basis, the executive compensation payable in connection with the merger.

Q:	What if my broker holds my shares in “street name?”

A:	If a broker holds your shares for your benefit but not in your own name, your shares are in “street name.” A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in “street name” to direct their vote by telephone or over the internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. The internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by telephone or over the internet through such a program must be received by 11:59 p.m., Eastern Daylight Time, on [—], 2011. Directing the voting of your shares will not affect your right to vote in person if you decide to attend your stockholder meeting. If your shares are held in “street name” by your broker, bank or other nominee, and you plan to attend the Silgan special meeting or the Graham Packaging special meeting, you must present proof of your ownership of Silgan or Graham Packaging common stock, as applicable, such as a bank or brokerage account statement, to be admitted to the meeting. In addition, you must first obtain a signed and properly executed legal proxy from your bank, broker or other nominee to vote your shares held in “street name” at your stockholder meeting. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or over the internet with respect to your shares.

Q.	Can I change my vote after I mail my proxy card(s) or vote by telephone or over the internet?

A:	Yes. If you are a stockholder of record (that is, you hold your shares in your own name), you can change your vote by:

•

sending a written notice to the corporate secretary of the company in which you hold shares, bearing a date later than the date of the proxy, that is received prior to midnight on the night before your stockholder meeting and states that you revoke your proxy;

•	voting again by telephone or over the internet by 11:59 p.m., Eastern Daylight Time, on [—], 2011;

•	signing, dating and delivering a new valid proxy card bearing a later date that is received prior to midnight on the night before your stockholder meeting; or

•	attending your stockholder meeting and voting in person, although your attendance alone will not revoke your proxy.

If your shares of Silgan common stock or Graham Packaging common stock are held in “street name” by your broker, you will need to follow the instructions you receive from your broker to revoke or change your proxy.

Q:	What if I don’t provide my broker with instructions on how to vote?

A:	Generally, a broker may vote the shares that it holds for you only in accordance with your instructions. However, if your broker has not received your instructions, your broker has the discretion to vote on certain matters that are considered routine. A “broker non-vote” occurs if your broker cannot vote on a particular matter because your broker has not received instructions from you and because the proposal is not routine.

Silgan stockholders

If you wish to vote on the proposal to adopt the merger agreement, you must provide instructions to your broker because this proposal is not routine. If you do not provide your broker with instructions, your broker will not be authorized to vote with respect to the adoption of the merger agreement, and a broker non-vote will occur. This will have the same effect as a vote AGAINST the adoption of the merger agreement. Brokers have the discretion to vote on the adjournment proposal, even if they have not received instructions, because this is considered a routine matter. Broker non-votes will be counted for purposes of determining whether a quorum is present at the Silgan special meeting.

Graham Packaging stockholders

If you wish to vote on the proposal to adopt the merger agreement or the proposal regarding certain “golden parachute” compensation, you must provide instructions to your broker because these proposals are not routine. If you do not provide your broker with instructions, your broker will not be authorized to vote with respect to the non-routine proposals, and a broker non-vote will occur. This will have the same effect as a vote AGAINST the adoption of the merger agreement. A broker non-vote will have no effect on the proposal regarding certain “golden parachute” compensation. Brokers have the discretion to vote on the adjournment proposal, even if they have not received instructions, because this is considered a routine matter. Broker non-votes will be counted for purposes of determining whether a quorum is present at the Graham Packaging special meeting.

Q:	What if I abstain from voting?

A:	Your abstention from voting will have the following effect:

Silgan stockholders

Abstentions will be counted in determining whether a quorum is present at the Silgan special meeting. If you abstain from voting with respect to the proposal to adopt the merger agreement, it will have the same effect as a vote AGAINST the proposal to adopt the merger agreement. With respect to the proposal to adjourn the Silgan special meeting, if necessary or appropriate, to solicit further proxies in connection with the merger agreement adoption proposal, abstentions will have the same effect as a vote AGAINST the proposal to adjourn the Silgan special meeting.

Graham Packaging stockholders

Abstentions will be counted in determining whether a quorum is present at the Graham Packaging special meeting. If you abstain from voting with respect to the proposal to adopt the merger agreement, it will have the same effect as a vote AGAINST the adoption of the merger agreement. With respect to the proposal regarding certain “golden parachute” compensation or the proposal to adjourn the Graham Packaging special meeting, if necessary or appropriate, to solicit further proxies in connection with the merger agreement adoption proposal, abstentions will have the same effect as a vote AGAINST such proposal.

Q:	What does it mean if I receive multiple proxy cards?

A:	Your shares may be registered in more than one account, such as brokerage accounts and 401(k) accounts. It is important that you complete, sign, date and return each proxy card or voting instruction form you receive or vote using the telephone or over the internet as described in the instructions included with your proxy card(s) or voting instruction form(s).

Q:	Where can I find more information about Silgan and Graham Packaging?

A:	You can find more information about Silgan and Graham Packaging from various sources described under “Where You Can Find More Information” beginning on page 187.

SUMMARY

This summary highlights material information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you with respect to the merger and the other matters being considered at the Silgan special meeting of stockholders and the Graham Packaging special meeting of stockholders. You should read carefully this entire joint proxy statement/prospectus, together with the Annexes, and the other documents to which this joint proxy statement/prospectus refers to understand fully the merger and the transactions contemplated by the merger agreement. See “Where You Can Find More Information” beginning on page 187. We have included page references in this summary directing you to a more complete description of those items.

Information About Silgan (page 148)

Silgan is a leading manufacturer of rigid packaging for consumer goods products. Silgan’s products are used for a wide variety of end markets and as of March 31, 2011, it operated 83 manufacturing plants in North America, Europe, Asia and South America. Silgan is a leading supplier of metal containers in North America and Europe, and is a leading worldwide manufacturer of metal, composite and plastic vacuum closures for food and beverage products. Silgan is also a leading manufacturer of plastic containers in North America for a variety of markets, including the personal care, health care, household and industrial chemical and food markets.

Silgan was incorporated in 1987 and is headquartered in Stamford, Connecticut, with its principal executive offices located at 4 Landmark Square, Stamford, Connecticut 06901 and its telephone number is (203) 975-7110. Silgan’s website is www.silganholdings.com. Silgan common stock is listed on the NASDAQ and trades under the symbol “SLGN.” Additional information about Silgan is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 187.

Information About Graham Packaging (page 150)

Graham Packaging is a leading U.S. supplier of rigid plastic containers for hot-fill juice and juice drinks, sports drinks, drinkable yogurt and smoothies, nutritional supplements, wide-mouth food, dressings, condiments and beers; the leading global supplier of plastic containers for yogurt drinks; a leading supplier of plastic containers for liquid fabric care products, dish care products and hard-surface cleaners; and the leading supplier in the U.S., Canada and Brazil of one-quart/liter plastic motor oil containers. As of March 31, 2011, Graham Packaging operated a network of 97 manufacturing facilities throughout North America, Europe, South America and Asia.

Graham Packaging is headquartered in York, Pennsylvania and was incorporated in 1997. Graham Packaging’s principal executive offices are located at 2401 Pleasant Valley Road, York, Pennsylvania 17402 and its telephone number is (717) 849-8500. Graham Packaging’s website is www.grahampackaging.com. Graham Packaging common stock is listed on the NYSE and trades under the symbol “GRM.” Additional information about Graham Packaging is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 187.

The Merger (page 43)

Upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with Delaware law, at the effective time of the merger, Graham Packaging will merge with and into Silgan and the separate corporate existence of Graham Packaging will cease and Silgan will continue as the surviving corporation after the merger.

We encourage you to read the merger agreement, which governs the merger and is attached as Annex A to this joint proxy statement/prospectus, because it is the legal document that governs the merger.

Merger Consideration (page 86)

Silgan Stockholders. Each share of Silgan common stock outstanding immediately prior to the effective time of the merger will remain outstanding and will not be affected by the merger.

Graham Packaging Stockholders. Each share of Graham Packaging common stock outstanding immediately prior to the effective time (other than excluded shares) will be converted into the right to receive (a) 0.402 shares of Silgan common stock (which we refer to as the “exchange ratio”) and (b) $4.75 in cash, without interest (collectively, we refer to this as the “merger consideration”).

No fractional shares of Silgan common stock will be issued in the merger. Instead, holders of Graham Packaging common stock who would otherwise be entitled to receive a fraction of a share of Silgan common stock will receive, upon surrender for exchange of Graham Packaging common stock, an amount in cash (rounded to the nearest cent), without interest, equal to the product of such fraction multiplied by the per share closing price of Silgan common stock on the NASDAQ on the last trading day immediately prior to the closing date of the merger, less any applicable withholding taxes.

The exchange ratio is a fixed ratio. Therefore, the number of shares of Silgan common stock to be received by holders of Graham Packaging common stock as a result of the merger will not change between now and the time the merger is completed to reflect changes in the trading price of Silgan common stock.

Ownership of Silgan after the Merger. Upon completion of the merger, former Graham Packaging stockholders will own approximately 29% of Silgan’s outstanding common stock (based upon the fully diluted number of shares of Silgan and Graham Packaging common stock issued and outstanding as of April 12, 2011).

Graham Holdings Merger and Subsequent Transactions (page 106)

Immediately prior to the effective time of the merger of Graham Packaging with and into Silgan, Graham Holdings will merge with and into Graham Packaging, with Graham Packaging surviving the merger (which we refer to as the “Graham Holdings merger”), pursuant to a separate merger agreement entered into concurrently with the merger agreement governing the merger of Graham Packaging with and into Silgan. At the effective time of the Graham Holdings merger, each issued and outstanding partnership interest of Graham Holdings (other than partnership interests owned by Graham Packaging or BCP/Graham Holdings L.L.C., Graham Holdings’ general partner, which will be cancelled) will be converted into the right to receive one share of Graham Packaging common stock, which share of Graham Packaging common stock will then be converted into the right to receive the merger consideration in connection with the merger of Graham Packaging with and into Silgan. See “The Merger Agreement—Graham Holdings Merger and Subsequent Transactions” beginning on page 106.

In addition, immediately following the effective time of the merger of Graham Packaging with and into Silgan, Silgan will, in immediately successive steps:

•

cause Silgan Corporation, a direct wholly owned subsidiary of Silgan, to distribute to Silgan the equity interests of Silgan Plastics LLC, a wholly owned subsidiary of Silgan (which we refer to as “Silgan Plastics”), which distribution includes all subsidiaries of Silgan Plastics;

•

contribute to Graham Packaging Company, L.P., which prior to the Graham Holdings merger is a wholly owned subsidiary of Graham Holdings (which we refer to as “Graham Operating Company”), the equity interests of Silgan Plastics;

•

effect a merger of Graham Operating Company with and into Silgan, with Silgan surviving the merger, pursuant to which each issued and outstanding partnership interest of Graham Operating Company will be cancelled;

•	form a new directly or indirectly wholly owned Delaware limited partnership (which we refer to as “New Operating Company”); and

•

contribute to New Operating Company all of the assets (but retain all indebtedness) held by Graham Operating Company prior to its merger with and into Silgan (including the equity interests of Silgan Plastics).

We refer to the foregoing steps, collectively, as the “subsequent transactions.”

Effect of the Merger on Graham Packaging’s Equity Awards (page 107)

At the effective time of the merger, each outstanding option to purchase shares of Graham Packaging common stock will, whether or not then exercisable or vested, be converted into an option to purchase Silgan common stock in accordance with the terms of the merger agreement. In connection with the Graham Holdings merger, each outstanding option to purchase Graham Holdings’ partnership units under Graham Holdings’ equity-based compensation plans, whether or not then exercisable, will be assumed by Graham Packaging and converted into an option to purchase a number of shares of Graham Packaging common stock equal to the number of Graham Holdings’ partnership units subject to the option. These converted Graham Holdings’ options will also be converted into an option to purchase Silgan common stock in connection with the merger of Graham Packaging with and into Silgan.

The terms and conditions of each Graham Packaging stock option (including former Graham Holdings’ options converted into Graham Packaging options) converted into an option to purchase Silgan common stock at the effective time of the merger will remain the same as the terms and conditions that were in effect immediately prior to the effective time with respect to such Graham Packaging stock option, except that:

•

each such Graham Packaging stock option will be exercisable for, and represent the right to acquire, that whole number of shares of Silgan common stock equal to the number of shares of Graham Packaging common stock subject to such Graham Packaging stock option multiplied by the Option Exchange Ratio (defined below); and

•

the exercise price per share of Silgan common stock under each such Graham Packaging stock option will be an amount (rounded up to the nearest full cent) equal to (i) the exercise price per share of Graham Packaging common stock subject to the related Graham Packaging stock option, as in effect immediately prior to the effective time, divided by (ii) the Option Exchange Ratio.

The “Option Exchange Ratio” is the sum of (a) 0.402 and (b) the quotient of $4.75 divided by the per share closing price of Silgan common stock on the NASDAQ on the last trading day immediately prior to the date on which the merger becomes effective. Some Graham Packaging stock options (including former Graham Holdings’ options converted into Graham Packaging options) will vest as a result of the merger and remain vested following conversion to options to purchase Silgan common stock.

In connection with the execution of the merger agreement, the board of directors of Graham Packaging approved the amendment of multiple of invested capital, which we refer to as “MOIC,” vesting options granted in 2006 and 2009 to Graham Packaging’s chief executive officer and in 2009 to Graham Packaging’s chief financial officer to provide upon consummation of the merger that such options will vest with respect to 25% of the shares covered by such options, but only if such individuals continue to provide services to Graham Packaging through consummation of the merger. In addition, the vesting criteria for the remaining 75% of shares covered by such options will be amended so that vesting is based solely upon the MOIC achieved by Blackstone Capital, Blackstone Offshore Capital Partners III L.P. and their affiliates in a complete sale of their interest in Silgan relative to the Blackstone Entities’ original invested capital in Graham Packaging, regardless of whether the optionholder provides services to Silgan at the time of such sale.

Financing Relating to the Merger (page 93)

Silgan has received financing commitments from each of Bank of America, N.A., Deutsche Bank AG New York Branch, Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc. and Citicorp North America, Inc., and Wells Fargo Bank, N.A., subject to customary conditions, for a proposed new $900 million term loan A facility, $2.3 billion term loan B facility (which, at the option of Silgan and the commitment parties, may be replaced by one or more senior note facilities that will reduce the principal amount of the term loan B facility on a dollar for dollar basis), $800 million revolving credit facility and a $900 million bridge facility. Silgan currently expects to use the newly committed $4.0 billion senior secured credit facility, the issuance of $400 million of senior subordinated notes and existing cash balances to fund the cash portion of the merger consideration and refinance certain of Silgan’s and Graham Packaging’s existing debt. Graham Packaging will cooperate with Silgan’s efforts to secure the financing and Silgan will reimburse Graham Packaging for the expenses it incurs in performing those efforts.

Silgan is obligated under the merger agreement to use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate and obtain financing on the terms and conditions described in the amended and restated commitment letter that it entered into with Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated in connection with the merger agreement (which we refer to as the “commitment letter”). Upon the terms and subject to the conditions set forth in the merger agreement, Silgan may from time to time amend, replace, supplement or otherwise modify, or waive any of its rights under the commitment letter, including to add additional lenders, agents or other parties to the commitment letter and/or substitute other debt (but not equity financing) for all or any portion of the financing of the merger from the same and/or alternative financing sources. Silgan’s ability to obtain financing is not a condition precedent to the merger.

For a full description of financing relating to the merger, see “The Merger—Financing Relating to the Merger,” on page 93.

Silgan’s Reasons for the Merger (page 53)

In evaluating the merger, the Silgan board of directors consulted with members of Silgan’s management and Silgan’s advisors regarding, among other things, the past and current business operations, financial condition and future prospects of Graham Packaging, the strategic, governance and operational aspects of combining Silgan and Graham Packaging and financial and legal aspects of the transaction and, in reaching its decision to approve the merger agreement and the transactions contemplated thereby and to recommend that Silgan stockholders adopt the merger agreement, the Silgan board of directors considered a number of factors, including those listed in “The Merger—Silgan’s Reasons for the Merger and Recommendation of Silgan’s Board of Directors” beginning on page 53.

Graham Packaging’s Reasons for the Merger (page 57)

In evaluating the merger, the Graham Packaging board of directors consulted with members of Graham Packaging’s management and Graham Packaging’s advisors regarding, among other things, the past and current business operations, financial condition and future prospects of Silgan, the strategic, governance and operational aspects of combining Silgan and Graham Packaging and financial and legal aspects of the transaction and, in reaching its decision to approve the merger agreement and the transactions contemplated thereby and to recommend that Graham Packaging stockholders adopt the merger agreement, acting upon the unanimous recommendation of the special committee, the Graham Packaging board of directors considered a number of factors, including those listed in “The Merger—Graham Packaging’s Reasons for the Merger and Recommendation of Graham Packaging’s Board of Directors” beginning on page 57.

Recommendations of the Boards of Directors to Silgan Stockholders and Graham Packaging Stockholders (page 53 for Silgan Stockholders and page 57 for Graham Packaging Stockholders)

Silgan Stockholders. The Silgan board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Silgan and its stockholders and has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. The Silgan board of directors has resolved to recommend that Silgan stockholders vote FOR the adoption of the merger agreement. Approval of the adoption of the merger agreement by Silgan stockholders will also constitute approval of the issuance of Silgan common stock to Graham Packaging stockholders in the merger and approval of Silgan’s amended and restated certificate of incorporation.

Graham Packaging Stockholders. The Graham Packaging board of directors, acting upon the unanimous recommendation of the special committee, has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Graham Packaging and its stockholders and has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. The Graham Packaging board of directors has resolved to recommend that Graham Packaging stockholders vote FOR the adoption of the merger agreement.

Opinions of Financial Advisors (page 60 for Silgan’s financial advisor and page 68 for Graham Packaging’s financial advisor)

Opinion of Silgan’s Financial Advisor

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (which we refer to as “BofA Merrill Lynch”), Silgan’s financial advisor, delivered to the Silgan board of directors an oral opinion on April 11, 2011, subsequently confirmed on, and delivered in writing dated, April 12, 2011, as to the fairness, from a financial point of view and as of the date of the opinion, to Silgan of the merger consideration to be paid by Silgan in the merger. The full text of the written opinion, dated April 12, 2011, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the Silgan board of directors (in its capacity as such) for the benefit and use of the Silgan board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Silgan or in which Silgan might engage or as to the underlying business decision of Silgan to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

Opinion of Graham Packaging’s Financial Advisor

J.P. Morgan Securities LLC, which we refer to as “J.P. Morgan,” was retained by the special committee to act as its financial advisor in connection with a potential strategic transaction. On April 12, 2011, J.P. Morgan rendered its oral opinion, subsequently confirmed by delivery of a written opinion dated April 12, 2011, to the special committee and, with the approval of the special committee and at its direction, to the full Graham Packaging board of directors to the effect that, as of that date and based upon and subject to the factors, assumptions and limitations described in its written opinion, the merger consideration to be paid to the holders of Graham Packaging common stock (other than Donald C. Graham and certain entities controlled by Donald C.

Graham and his family, which we refer to collectively as the “Graham family,” and the Blackstone Entities) was fair, from a financial point of view, to such holders. With the approval of the special committee and at its direction, the J.P. Morgan written opinion was provided to and relied upon by the full Graham Packaging board of directors.

The full text of the written opinion of J.P. Morgan, dated April 12, 2011, which is attached to this joint proxy statement/prospectus as Annex C, sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in rendering its opinion. The summary of J.P. Morgan’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion. J.P. Morgan’s opinion is directed to the special committee, addresses only the fairness, from a financial point of view, of the merger consideration to be received by the holders of common stock of Graham Packaging (other than the Graham family and the Blackstone Entities) in the proposed merger, and does not address any other aspect of the merger. The issuance of the J.P. Morgan opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan provided its advisory services and opinion for the information and assistance of the special committee in connection with the special committee’s consideration of the proposed merger. The opinion of J.P. Morgan does not constitute a recommendation as to how any stockholder should vote with respect to the proposed merger. In addition, the J.P. Morgan opinion does not in any manner address the prices at which Graham Packaging’s or Silgan’s common stock will trade following the date of the opinion. See “The Merger—Opinion of Graham Packaging’s Financial Advisor” beginning on page 68.

Comparative Market Value Information (page 31)

The following table presents the closing prices per share of Silgan common stock and Graham Packaging common stock, as reported by the NASDAQ and the NYSE, respectively, on April 12, 2011, the last trading day prior to the announcement of the merger, and [—], 2011, the last practicable day prior to the date of this joint proxy statement/prospectus. This table also presents the implied value of the merger consideration for each share of Graham Packaging common stock, calculated by adding the cash portion of the merger consideration of $4.75 to the product of the closing price of Silgan common stock multiplied by 0.402, the exchange ratio.

	Silgan Common Stock		Graham Packaging Common Stock		Implied Value of Graham Packaging Common Stock
April 12, 2011		$36.83		$16.71		$19.56
[—], 2011	$	[—]	$	[—]	$	[—]

Record Date; Outstanding Shares; Shares Entitled to Vote (page 133 for Silgan and page 138 for Graham Packaging)

Silgan Stockholders. The record date for the Silgan special meeting is [—], 2011. This means that you must be a stockholder of record of Silgan common stock at the close of business on [—], 2011, in order to vote at the Silgan special meeting. You are entitled to one vote for each share of Silgan common stock you own. At the close of business on [—], 2011, there were [—] shares of Silgan common stock outstanding and entitled to vote at the Silgan special meeting. A majority of the shares of Silgan common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for purposes of the special meeting.

Graham Packaging Stockholders. The record date for the Graham Packaging special meeting is [—], 2011. This means that you must be a stockholder of record of Graham Packaging common stock at the close of business on [—], 2011 in order to vote at the Graham Packaging special meeting. You are entitled to one vote for each share of Graham Packaging common stock you own. As of the record date, there were [—] shares of Graham Packaging common stock outstanding and entitled to vote at the Graham Packaging special meeting. A majority of the shares of Graham Packaging common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for purposes of the special meeting.

Vote Required (page 133 for Silgan and page 138 for Graham Packaging)

Silgan. Approval of the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Silgan common stock entitled to vote at the special meeting. Approval of the proposal to adjourn the special meeting requires the affirmative vote of not less than a majority of the votes cast by the holders of shares of Silgan common stock. As more fully described in “Voting Agreements—Voting Agreements with respect to shares of Silgan Common Stock” beginning on page 127, the Co-Founders and their affiliates have entered in voting agreements with Graham Packaging pursuant to which they have agreed, subject to certain exceptions, to vote all of their beneficially owned shares of Silgan common stock, or approximately 29% of the total outstanding shares of Silgan common stock as of April 12, 2011, in favor of the proposal to adopt the merger agreement.

Graham Packaging. Approval of the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Graham Packaging common stock entitled to vote at the special meeting. Approval of the proposal to adjourn the special meeting and approval of the advisory vote of Graham Packaging stockholders on the compensation that may be received by Graham Packaging named executive officers in connection with the merger require the affirmative vote of at least a majority of the voting power of the issued and outstanding shares of Graham Packaging common stock present in person or represented by proxy and entitled to vote thereon. This proposal is advisory in nature and will not be binding on Graham Packaging or the Graham Packaging board of directors. As more fully described in “Voting Agreements—Voting Agreement with respect to shares of Graham Packaging Common Stock” beginning on page 126, the Blackstone Entities have entered into a voting agreement with Silgan pursuant to which they have agreed, subject to certain exceptions, to vote all of their beneficially owned shares of Graham Packaging common stock, or approximately 61% of the total outstanding shares of Graham Packaging common stock as of April 12, 2011, in favor of the proposal to adopt the merger agreement, which is a sufficient number of shares to adopt the merger agreement.

Stock Ownership of Directors and Executive Officers (page 86)

Silgan. At the close of business on [—], 2011, the directors and executive officers of Silgan beneficially owned and were entitled to vote [—] shares of Silgan common stock, collectively representing approximately [—]% of the shares of Silgan common stock outstanding on that date.

Graham Packaging. At the close of business on [—], 2011, the directors and executive officers of Graham Packaging beneficially owned and were entitled to vote [—] shares of Graham Packaging common stock, collectively representing approximately [—]% of the shares of Graham Packaging common stock outstanding on that date.

Interests of Graham Packaging Directors and Executive Officers in the Merger (page 87)

Graham Packaging’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Graham Packaging stockholders. These interests include rights of executive officers under change of control agreements with Graham Packaging, rights under a severance plan and under equity compensation awards of Graham Packaging, rights to continued indemnification and insurance coverage by Silgan after the merger for acts or omissions occurring before the merger, and the affiliation of certain directors with the Blackstone Entities. The Graham Packaging board of directors and the special committee were aware of these interests and considered them in their decision to approve the merger agreement.

Board of Directors and Management of Silgan Following the Merger (page 91)

At the effective time of the merger, the directors and officers of Silgan will continue as the directors and officers of the surviving corporation. Additionally, in accordance with Silgan’s amended and restated certificate of incorporation to be approved by the Silgan stockholders in connection with the merger, the size of the Silgan board of directors will be increased from seven directors to nine directors. Consequently, immediately following the effective time of the merger, the Silgan board of directors will be comprised of the seven current directors and two additional directors to be appointed to fill the vacancies created by the increase in the size of the board of directors. As more fully described in “Ancillary Agreements—Stockholders Agreement and Letter Agreement” beginning on page 130, one additional director, to be appointed as a Class I director, will be a designee of Blackstone Capital, which designee must be reasonably satisfactory to the Co-Founders, pursuant to the new stockholders agreement. Silgan anticipates that the second additional director, to be appointed as a Class II director, will be an independent director. Each of the two additional directors will be nominated by the Co-Founders, pursuant to the Co-Founders’ nomination rights under the existing stockholders agreement, and appointed by the majority of the board of directors, to fill the vacancies created by the increase in the size of the Silgan board of directors in accordance with Silgan’s amended and restated certificate of incorporation. Pursuant to the terms of the letter agreement, which is more fully described in “Ancillary Agreements—Stockholders Agreement and Letter Agreement” beginning on page 130, Silgan has agreed to take all necessary action to cause the Blackstone Capital designee to be appointed as a Class I director to fill the applicable vacancy effective as of the first day immediately following the date on which the effective time of the merger occurs.

Listing of Silgan Common Stock and De-listing of Graham Packaging Common Stock (page 91)

It is a condition to the merger that the shares of common stock to be issued by Silgan in connection with the merger be authorized for listing on the NASDAQ subject to official notice of issuance. Shares of Silgan common stock are currently traded on the NASDAQ under the symbol “SLGN.” Shares of Graham Packaging common stock are currently traded on the NYSE under the symbol “GRM.” If the merger is completed, Graham Packaging common stock will no longer be listed on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and Graham Packaging will no longer file periodic reports with the SEC.

Appraisal Rights (page 95)

Graham Packaging stockholders have the right under Delaware law to dissent from the adoption of the merger agreement, to exercise appraisal rights and to receive payment in cash of the judicially determined fair value for their shares, plus interest, if any, on the amount determined to be the fair value, in accordance with Delaware law. The fair value of shares of Graham Packaging common stock, as determined in accordance with Delaware law, may be more or less than, or equal to, the merger consideration to be paid to non-dissenting stockholders in the merger. To preserve their rights, Graham Packaging stockholders who wish to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must follow the specific procedures provided under Delaware law for perfecting appraisal rights. Dissenting stockholders must precisely follow these specific procedures to exercise appraisal rights or their appraisal rights may be lost. These procedures are described in this joint proxy statement/prospectus, and a copy of Section 262 of the DGCL, which we refer to as “Section 262,” which grants appraisal rights and governs such procedures, is attached as Annex D to this joint proxy statement/prospectus. See “The Merger—Graham Packaging Stockholders’ Rights of Appraisal” beginning on page 95. Appraisal rights are not available to holders of Silgan common stock.

Silgan’s Dividend Policy (page 93)

Since 2004, Silgan has paid quarterly dividends to its stockholders and last paid a dividend on March 17, 2011 of $0.11 per share. Silgan currently intends to continue to pay quarterly dividends to its stockholders following the merger; however, the payment of dividends by Silgan after the merger will be subject to the determination of the Silgan board of directors. As has been the practice in the past, decisions by the Silgan board of directors regarding whether or not to pay dividends on Silgan common stock and the amount of any dividends will be based on compliance with the DGCL, compliance with agreements governing Silgan’s indebtedness, earnings, cash requirements, results of operations, cash flows and financial condition and other factors that the Silgan board of directors considers important. Under the terms of the merger agreement, prior to the effective time of the merger or termination of the merger agreement, Silgan may continue to pay its regular quarterly dividends, with usual amounts, declaration, record and payment dates and otherwise consistent with past practice.

Conditions to Completion of the Merger (page 120)

The obligations of each of Silgan and Graham Packaging to complete the merger are subject to the satisfaction or waiver on or prior to the closing date of the merger of the following conditions:

•	the adoption of the merger agreement by the Silgan stockholders at the Silgan special meeting and by the Graham Packaging stockholders at the Graham Packaging special meeting;

•	the approval for listing on the NASDAQ, subject to official notice of issuance, of the shares of Silgan common stock to be issued in the merger;

•	the absence of legal prohibitions on the consummation of the merger;

•

the expiration or termination of the waiting periods applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”) (which waiting period expired on May 26, 2011), and receipt of certain foreign antitrust approvals;

•

the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and absence of any stop order by the SEC or proceedings of the SEC seeking a stop order;

•	the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement, subject to certain materiality qualifiers;

•

the receipt by each of the parties of written opinions from their respective tax counsel to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code; and

•	in the case of Silgan, the completion of the Graham Holdings merger.

We cannot be certain when, or if, the conditions to the merger will be satisfied or, where permissible, waived, or that the merger will be completed. Approval of the “golden parachute” compensation payable to certain officers of Graham Packaging in the nonbinding advisory vote described in this joint proxy statement/prospectus is not a condition to completion of the merger.

Regulatory Approvals Required for the Merger (page 92)

The completion of the merger is subject to compliance with the HSR Act and receipt of certain foreign antitrust approvals. The notifications required under the HSR Act to the U.S. Federal Trade Commission (which we refer to as the “FTC”) and the Antitrust Division of the U.S. Department of Justice (which we refer to as the

“Antitrust Division”) were filed on April 26, 2011. The waiting period under the HSR Act expired at 11:59 p.m., Eastern Daylight Time, on May 26, 2011. In addition, all necessary filings have been submitted with respect to the aforementioned foreign antitrust approvals.

Silgan has agreed, if action is necessary to prevent the commencement of any proceeding by any governmental entity that would delay, enjoin or otherwise prohibit consummation of the merger, that it will take such action (including with respect to selling, holding separate or otherwise disposing of any business or assets, or agreeing to any conditions or restrictions) as may be necessary to prevent the commencement of such proceeding.

Takeover Proposals (page 113)

The merger agreement provides that Graham Packaging will not, directly or indirectly, solicit, initiate or knowingly encourage or knowingly facilitate any takeover proposal (as defined on page 115) or enter into any discussions or negotiations regarding, or enter into any agreement with respect to, any takeover proposal. Graham Packaging has agreed to immediately cease all activities with any party with respect to any takeover proposal existing at the time the merger agreement was entered into.

However, if Graham Packaging receives an unsolicited takeover proposal and Graham Packaging’s special committee or the Graham Packaging board of directors, acting upon the recommendation of Graham Packaging’s special committee, determines in good faith that (A) such takeover proposal constitutes or could reasonably be expected to lead to a superior proposal (as defined on page 115) and (B) the failure to provide non-public information or enter into discussions or negotiations with such third party would be inconsistent with Graham Packaging’s directors’ fiduciary duties, Graham Packaging may, under certain circumstances, furnish information to such third party and participate in discussions or negotiations regarding such takeover proposal. Graham Packaging has agreed to notify Silgan promptly in the event that it receives any takeover proposal.

The special committee or the Graham Packaging board of directors may make a Graham Packaging adverse recommendation change (as defined on page 115) under certain circumstances in response to a takeover proposal if the special committee or the Graham Packaging board of directors, acting upon the recommendation of the special committee, concludes in good faith that (1) such takeover proposal would, if consummated, constitute a superior proposal and (2) the failure to take such action would be inconsistent with the directors’ fiduciary duties. However, neither the Graham Packaging board of directors nor the special committee shall make a Graham Packaging adverse recommendation change or terminate the merger agreement unless Graham Packaging notifies Silgan in writing, at least three business days before taking such action, of its intention to do so, and negotiates with Silgan in good faith during such three business day period to make adjustments to the terms and conditions of the merger agreement so that the special committee or the Graham Packaging board of directors, acting upon the recommendation of the special committee, determines in good faith that such takeover proposal ceases to constitute a superior proposal.

Termination of the Merger Agreement (page 122)

The merger agreement may be terminated at any time before the effective time of the merger, whether before or after the Silgan stockholders and/or the Graham Packaging stockholders have adopted the merger agreement (except in limited circumstances described below):

•	by mutual written consent of Silgan and Graham Packaging;

•	by either Silgan or Graham Packaging if:

•	the merger has not been consummated on or before January 20, 2012, which we refer to as the “the outside date”;

•

a required regulatory approval has been denied and such denial has become final and nonappealable; or any governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and such action has become final and nonappealable;

•	either of the required stockholder approvals was not obtained at the applicable special meeting;

•

the other party has breached its respective representations, warranties or covenants under the merger agreement such that the applicable closing conditions would not be satisfied (and such breach is incapable of being cured by the outside date);

•

by Silgan if (i) a Graham Packaging adverse recommendation change has occurred or (ii) Graham Packaging has approved or recommended, or entered into, a merger agreement or other similar contract with respect to a takeover proposal (subject to a modification to the definition of “takeover proposal” for purposes of Silgan’s termination right as described on page 122);

•	by Graham Packaging if:

•

in accordance with the restrictions relating to takeover proposals described under “The Merger Agreement—Covenants and Agreements—Takeover Proposals” beginning on page 113, in order to accept a takeover proposal that the special committee or the Graham Packaging board of directors, acting upon the recommendation of the special committee, has concluded in good faith (after consultation with its advisors), would, if consummated, constitute a superior proposal; or

•	the Silgan board of directors fails to include its recommendation that its stockholders adopt the merger agreement in this joint proxy statement/prospectus or adversely modifies such recommendation.

Termination Fees and Expenses (page 123)

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement — Termination of the Merger Agreement” beginning on page 122:

•	Graham Packaging may be obligated to pay to Silgan a termination fee of $39.5 million; or

•	Silgan may be obligated to pay Graham Packaging a termination fee of $39.5 million.

In addition, in the event that the Silgan stockholders do not adopt the merger agreement, Silgan has agreed to pay to Graham Packaging an amount equal to $12 million. If such $12 million payment is made by Silgan, then the termination fee, if any, later paid by Silgan would be reduced by such $12 million payment previously paid. In addition, in the event of a termination of the merger agreement as a result of a material breach of the merger agreement, a non-terminating party may be required to reimburse the terminating party for certain fees and expenses, up to an aggregate maximum amount of $12 million.

Litigation Related to the Merger (page 92)

Silgan and Graham Packaging are aware of one lawsuit relating to the merger filed by a purported stockholder of Graham Packaging against Graham Packaging, Graham Packaging’s directors and Silgan. The purported class action alleges, among other things, that the directors of Graham Packaging have breached their fiduciary duties to the Graham Packaging stockholders and that Graham Packaging and Silgan aided and abetted Graham Packaging’s directors’ alleged breaches of their fiduciary duties. The plaintiff seeks, among other things, injunctive relief preventing the defendants from consummating the merger. Graham Packaging, Silgan and the other defendants believe that the lawsuit is without merit and intend to defend the action vigorously.

Material United States Federal Income Tax Consequences (page 99)

The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Therefore, for U.S. federal income tax purposes, as a result of the merger, a U.S. holder of shares of Graham Packaging common stock generally will only recognize gain (but not loss) in an amount not to exceed the cash received as part of the merger consideration and will recognize gain or loss with respect to any cash received in lieu of fractional shares of Silgan common stock. You should read “Material United States Federal Income Tax Consequences” beginning on page 99 for a more complete discussion of the U.S. federal income tax consequences of the transaction.

Accounting Treatment (page 98)

The merger will be accounted for under the acquisition method of accounting in conformity with U.S. generally accepted accounting principles (which we refer to as “GAAP”), for accounting and financial reporting purposes.

Risk Factors (page 32)

In evaluating the merger and the merger agreement, you should read carefully this joint proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors” beginning on page 32.

Comparison of Rights of Stockholders (page 151)

As a result of the merger, the holders of Graham Packaging common stock will become holders of Silgan common stock and their rights will be governed by the DGCL and by Silgan’s certificate of incorporation and by-laws. Following the merger, Graham Packaging stockholders may have different rights as stockholders of Silgan than as stockholders of Graham Packaging. For a summary of the material differences between the rights of Graham Packaging stockholders and Silgan stockholders, see “Comparison of Rights of Stockholders” beginning on page 151.

FINANCIAL SUMMARY

Comparative Market Price Data and Dividends

Silgan common stock is traded on the NASDAQ under the symbol “SLGN” and Graham Packaging common stock is traded on the NYSE under the symbol “GRM.” The following table shows the high and low daily closing sales prices per share during the period indicated for Silgan on the NASDAQ and Graham Packaging common stock on the NYSE. Closing sales prices and cash dividends per share for Silgan common stock have been retroactively adjusted for the two-for-one stock split of Silgan common stock that occurred on May 3, 2010. For current price information, you are urged to consult publicly available sources.

	Silgan			Graham Packaging (1)
Fiscal Year Ended	Price Range of Common Stock		Dividends Paid	Price Range of Common Stock		Dividends Paid
	High	Low		High	Low
December 31, 2009:
First Quarter	$26.34	$22.32	$0.095	—	—	—
Second Quarter	26.25	21.94	0.095	—	—	—
Third Quarter	26.48	23.96	0.095	—	—	—
Fourth Quarter	29.27	25.80	0.095	—	—	—
December 31, 2010:
First Quarter	$30.37	$25.93	$0.105	$13.20	$7.34	—
Second Quarter	33.11	27.53	0.105	13.52	11.34	—
Third Quarter	32.12	27.76	0.105	14.12	10.32	—
Fourth Quarter	36.55	31.73	0.105	13.82	11.37	—
December 31, 2011:
First Quarter	$38.49	$34.79	$0.11	$17.99	$13.51	—
Second Quarter (through May 27, 2011)	46.25	36.83	—	23.11	16.71	—

(1)	Graham Packaging common stock began trading on February 11, 2010.

Silgan currently intends to continue to pay quarterly dividends to its stockholders following the merger, however, the payment of dividends by Silgan after the merger will be subject to the determination of the Silgan board of directors. As has been the practice in the past, decisions by the Silgan board of directors regarding whether or not to pay dividends on Silgan common stock and the amount of any dividends will be based on compliance with the DGCL, compliance with agreements governing Silgan’s indebtedness, earnings, cash requirements, results of operations, cash flows and financial condition and other factors that the Silgan board of directors considers important. Under the terms of the merger agreement, prior to the effective time of the merger or termination of the merger agreement, Silgan may continue to pay its regular quarterly dividends, with usual amounts, declaration, record and payment dates and otherwise consistent with past practice.

The Graham Packaging board of directors has the power to determine the amount and frequency of the payment of dividends. Decisions regarding whether to pay dividends and the amount of any dividends are based upon compliance with the DGCL, compliance with agreements governing Graham Packaging’s indebtedness, earnings, cash requirements, results of operations, cash flows, financial condition and other factors that the board of directors considers important. While Graham Packaging anticipates that if the merger were not consummated it would continue not to pay dividends, it cannot assure that will be the case. Under the merger agreement, until the effective time or termination of the merger agreement, Graham Packaging will not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or otherwise make any payments to its stockholders in their capacity as such.

Selected Historical Consolidated Financial Data of Silgan

The following table shows selected historical financial data for Silgan. The selected financial data as of December 31, 2010, 2009, 2008, 2007 and 2006, and for each of the five years then ended were derived from the audited historical consolidated financial statements and related footnotes of Silgan. The selected financial data as of March 31, 2011 and 2010, and for each of the three months then ended were derived from the unaudited historical consolidated financial statements and related footnotes of Silgan.

Detailed historical financial information included in the audited consolidated balance sheets as of December 31, 2010 and 2009, and the consolidated statements of income, stockholders’ equity, cash flows and related notes for each of the years in the three-year period ended December 31, 2010, are included in Silgan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and incorporated by reference in this joint proxy statement/prospectus. Detailed historical financial information included in the unaudited consolidated financial statements for each of the quarterly periods ended March 31, 2011 and 2010 are included in Silgan’s Quarterly Report on Form 10-Q for the period ended March 31, 2011. You should read the following selected financial data together with Silgan’s historical consolidated financial statements, including the related notes, and the other information contained or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 187.

Silgan Selected Financial Data

	Three Months ended March 31,		Year ended December 31,
	2011(a)	2010	2010	2009	2008	2007	2006(b)
	(Unaudited)
	(In millions, except per share data)
Operating Data:
Net sales	$703.1	$664.0	$3,071.5	$3,066.8	$3,121.0	$2,923.0	$2,667.5
Cost of goods sold	601.1	560.7	2,599.1	2,605.7	2,694.4	2,502.7	2,310.9

Gross profit	102.0	103.3	472.4	461.1	426.6	420.3	356.6
Selling, general and administrative expenses	46.7	44.5	166.9	161.0	160.7	148.8	131.4
Rationalization charges	1.7	2.1	22.2	1.5	12.2	5.7	16.4

Income from operations	53.6	56.7	283.3	298.6	253.7	265.8	208.8
Interest and other debt expense before loss on early extinguishment of debt	13.9	12.5	54.1	49.7	60.1	66.0	59.2
Loss on early extinguishment of debt	—	—	7.5	1.3	—	—	0.2

Interest and other debt expense	13.9	12.5	61.6	51.0	60.1	66.0	59.4

Income before income taxes	39.7	44.2	221.7	247.6	193.6	199.8	149.4
Provision for income taxes	13.6	17.4	77.1	88.2	68.6	73.0	48.9

Net income	$26.1	$26.8	$144.6	$159.4	$125.0	$126.8	$100.5

Per Share Data (c):
Basic net income per share	$0.37	$0.35	$1.91	$2.09	$1.65	$1.68	$1.34

Diluted net income per share	$0.37	$0.35	$1.89	$2.07	$1.63	$1.66	$1.33

Dividends per share	$0.11	$0.11	$0.42	$0.38	$0.34	$0.32	$0.24

	Three Months ended March 31,		Year ended December 31,
	2011(a)	2010	2010	2009	2008	2007	2006(b)
	(Unaudited)
	(In millions)
Selected Segment Data:
Net sales:
Metal containers	$390.5	$375.1	$1,864.1	$1,916.2	$1,786.3	$1,680.4	$1,624.9
Closures	160.0	144.0	618.8	609.1	682.8	615.2	450.3
Plastic containers	152.6	144.9	588.6	541.5	651.9	627.4	592.3
Income from operations:
Metal containers(d)	38.4	46.4	232.6	206.4	162.2	151.3	133.4
Closures(e)	15.8	11.1	58.6	74.1	59.8	66.2	49.8
Plastic containers(f)	6.3	2.9	10.3	31.3	43.8	56.8	36.7
Other Data:
Capital expenditures	$33.5	$24.1	$105.4	$99.6	$122.9	$155.0	$121.7
Depreciation and amortization(g)	38.3	36.1	142.9	145.3	144.0	138.0	126.2
Net cash (used in) provided by operating activities	(58.9)	(154.7)	187.3	322.8	345.4	279.7	221.6
Net cash used in investing activities	(297.7)	(23.9)	(151.8)	(96.7)	(135.7)	(158.9)	(438.4)
Net cash provided by (used in) financing activities	317.2	(27.9)	(166.1)	(83.3)	(142.6)	(41.6)	213.1

Balance Sheet Data (at end of period):
Cash and cash equivalents	$135.8	$99.2	$175.2	$305.8	$163.0	$95.9	$16.7
Goodwill	391.8	298.6	324.8	303.7	300.4	310.7	304.4
Total assets	2,855.1	2,160.0	2,176.0	2,214.4	2,164.3	2,151.7	2,013.5
Total debt	1,443.0	863.0	904.7	799.4	884.9	992.5	955.6
Stockholders’ equity	587.8	701.3	553.6	685.8	525.0	507.2	369.6

Notes to Selected Financial Data:

(a)	In March 2011, Silgan acquired Vogel & Noot. In November 2010, Silgan acquired IPEC.
(b)	In 2006, Silgan acquired the White Cap closures operations in Europe and Asia. Silgan subsequently acquired the White Cap closures operations in South America in 2007 and 2008.
(c)	Per share amounts have been retroactively adjusted for the two-for-one stock split of Silgan common stock that occurred on May 3, 2010.
(d)	Income from operations of the metal container business includes rationalization charges of $0.7 million, $3.3 million, $5.5 million and $12.1 million in 2010, 2008, 2007 and 2006, respectively.
(e)	Income from operations of the closures business includes rationalization charges of $9.2 million, $1.3 million and $7.9 million in 2010, 2009 and 2008, respectively, and a charge for the remeasurement of net assets in Venezuela of $3.2 million in 2010.
(f)	Income from operations of the plastic container business includes rationalization charges of $12.3 million, $0.2 million, $1.0 million, $0.2 million and $4.3 million in 2010, 2009, 2008, 2007 and 2006, respectively.
(g)	Depreciation and amortization excludes amortization of debt discount and issuance costs.

Selected Historical Consolidated Financial Data of Graham Packaging

The following tables set forth Graham Packaging’s summary historical consolidated financial data for and at the end of each of the years in the five-year period ended December 31, 2010, and for the three-month periods ended March 31, 2010 and 2011, respectively.

The summary consolidated statement of operations data and the summary consolidated cash flow data for the years ended December 31, 2008, 2009, and 2010 and the summary consolidated balance sheet data as of December 31, 2009 and 2010 have been derived from Graham Packaging’s audited consolidated financial statements incorporated herein by reference. The summary consolidated statement of operations data and the summary consolidated cash flow data for the years ended December 31, 2006 and 2007, and the summary consolidated balance sheet data as of December 31, 2007 and 2008 presented below, have been derived from Graham Packaging’s audited consolidated financial statements not incorporated herein by reference. The summary consolidated balance sheet data as of December 31, 2006, presented below, is unaudited.

The summary consolidated financial data as of and for the three-month periods ended March 31, 2010 and 2011, have been derived from Graham Packaging’s unaudited condensed consolidated financial statements included in reports incorporated herein by reference. In the opinion of management, these unaudited condensed consolidated financial statements include all adjustments, consisting only of usual recurring adjustments, necessary for fair presentation of such data. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The following tables are qualified in their entirety by, and should be read in conjunction with, the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Graham Packaging’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which are incorporated herein by reference, and the historical financial statements and related notes included in reports incorporated herein by reference.

Graham Packaging Selected Financial Data

	Three months ended March 31,		Year ended December 31,
	2011	2010	2010 (1)	2009	2008	2007	2006
	(Unaudited)
Statement of Operations Data:				(In millions)
Net sales(2)	$756.5	$585.6	$2,512.7	$2,271.0	$2,559.0	$2,470.9	$2,500.4
Cost of goods sold(2)	641.4	483.3	2,076.3	1,866.6	2,183.3	2,129.4	2,212.3

Gross profit(2)	115.1	102.3	436.4	404.4	375.7	341.5	288.1
Selling, general and administrative expenses	39.5	67.5	181.4	122.4	127.6	136.2	131.3
Asset impairment charges(3)	1.1	2.2	9.6	41.8	96.1	157.7	25.9
Net loss on disposal of property, plant and equipment	0.7	0.2	3.7	6.5	6.8	19.5	14.3

Operating income	73.8	32.4	241.7	233.7	145.2	28.1	116.6
Interest expense	52.9	45.4	185.6	176.9	180.0	205.9	205.3
Interest income	(0.2)	(0.1)	(0.7)	(1.1)	(0.8)	(0.9)	(0.6)
Net loss on debt extinguishment	—	2.7	31.1	8.7	—	4.5	2.1
Write-offs in accumulated other comprehensive income related to interest rate swaps	—	—	7.0	—	—	—	—
Increase in income tax receivable obligations	4.6	1.3	5.0	—	—	—	—
Other expense (income), net	(0.6)	2.9	2.6	(1.6)	0.4	2.0	2.2
Income tax (benefit) provision(4)	9.0	4.7	(50.7)	27.0	13.0	20.3	27.5

Income (loss) from continuing operations	8.1	(24.5)	61.8	23.8	(47.4)	(203.7)	(119.9)
Loss from discontinued operations	—	—	—	(9.5)	(10.5)	(3.7)	(1.1)

Net income (loss)	8.1	(24.5)	61.8	14.3	(57.9)	(207.4)	(121.0)
Net income (loss) attributable to noncontrolling interests(5)	1.0	(2.3)	7.1	3.2	—	—	—

Net income (loss) attributable to Graham Packaging Company Inc. stockholders	$7.1	$(22.2)	$54.7	$11.1	$(57.9)	$(207.4)	$(121.0)

	Three months ended March 31,		Year ended December 31,
	2011	2010	2010(1)	2009	2008	2007	2006
	(Unaudited)
	(In millions, except share and per share data)
Earnings Per Share(5):
Income (loss) from continuing operations per share:
Basic	$0.11	$(0.42)	$0.91	$0.45	$(1.10)	$(4.74)	$(2.79)
Diluted	$0.11	$(0.42)	$0.89	$0.44	$(1.10)	$(4.74)	$(2.79)
Loss from discontinued operations per share:
Basic	$—	$—	$—	$(0.19)	$(0.25)	$(0.09)	$(0.03)
Diluted	$—	$—	$—	$(0.19)	$(0.25)	$(0.09)	$(0.03)
Net income (loss) attributable to Graham Packaging Company Inc. stockholders per share:
Basic	$0.11	$(0.42)	$0.91	$0.26	$(1.35)	$(4.83)	$(2.82)
Diluted	$0.11	$(0.42)	$0.89	$0.25	$(1.35)	$(4.83)	$(2.82)
Weighted average shares outstanding:
Basic	65,283,076	52,951,056	60,334,473	42,981,204	42,975,419	42,975,419	42,975,419
Diluted	66,334,193	52,951,056	61,410,535	42,985,179	42,975,419	42,975,419	42,975,419

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010(1)	2009	2008	2007	2006
	(Unaudited)						(Unaudited)
	(In millions)
Balance Sheet Data (at end of period)(6):
Cash and cash equivalents	$172.0	$95.4	$153.0	$147.8	$43.9	$18.3	$13.3
Working capital(7)	175.7	126.2	149.0	120.1	190.3	186.2	158.4
Total assets	2,943.5	2,126.4	2,806.8	2,126.3	2,149.8	2,377.3	2,586.0
Total debt(8)	2,829.2	2,242.8	2,832.8	2,436.9	2,499.2	2,534.3	2,546.9
Equity (deficit)	(501.5)	(629.0)	(530.7)	(763.1)	(818.4)	(645.8)	(454.9)
	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010(1)	2009	2008	2007	2006
	(Unaudited)
	(In millions)
Other Data:
Cash flow provided by (used in)(6):
Operating activities	$55.1	$16.6	$230.1	$325.5	$211.2	$174.2	$263.0
Investing activities	(38.2)	(37.6)	(735.6)	(150.5)	(144.4)	(149.1)	(172.4)
Financing activities	0.6	(30.3)	511.1	(73.9)	(33.6)	(23.2)	(104.6)
Depreciation and amortization(9):	53.0	38.6	171.1	159.4	177.8	203.7	206.1

(1)	On July 1, 2010, Graham Packaging purchased China Roots Packaging PTE Ltd. On September 23, 2010, Graham Packaging purchased Liquid Container Inc., Liquid Container L.P., CPG-L Holdings, Inc. and WCK-L Holdings, Inc. Results of operations for these entities are included since the dates of the acquisitions.
(2)	Net sales and cost of goods sold increase or decrease based on fluctuations in resin prices. Consistent with industry practice and as permitted under agreements with Graham Packaging’s customers, resin price changes are passed through to customers by means of corresponding changes in product pricing. Net sales and cost of goods sold are also impacted by changes in exchange rates and other factors.
(3)	Graham Packaging evaluated the recoverability of its long-lived tangible and intangible assets in selected locations, due to indicators of impairment, and recorded impairment charges of $9.6 million, $41.8 million, $94.7 million, $156.6 million and $14.2 million for the years ended December 31, 2010, 2009, 2008, 2007 and 2006, respectively. Goodwill is reviewed for impairment on at least an annual basis. The resulting impairment charges recognized were $1.4 million, $1.1 million and $11.7 million for the years ended December 31, 2008, 2007 and 2006, respectively.

(4)	Included in the amount for the year ended December 31, 2010, is the reversal of valuation allowances previously established on the net deferred tax assets of certain domestic subsidiaries in the amount of $86.6 million and certain foreign subsidiaries in the amount of $3.8 million.
(5)	Earnings per share is calculated based on amounts attributable to Graham Packaging Company Inc. stockholders and excludes amounts attributable to noncontrolling interests. Net income attributable to noncontrolling interests consists of $7.1 million of income related to continuing operations for the year ended December 31, 2010. Net income attributable to noncontrolling interests consists of $4.6 million of income related to continuing operations and $1.4 million of loss related to discontinued operations for the year ended December 31, 2009.
(6)	Includes both continuing and discontinued operations.
(7)	Working capital is defined as current assets, less cash and cash equivalents, minus current liabilities, less current maturities of long-term debt.
(8)	Total debt includes capital lease obligations and current portion of long-term debt.
(9)	Depreciation and amortization includes continuing and discontinued operations, and excludes asset impairment charges and amortization of debt issuance fees.

Selected Unaudited Pro Forma Condensed Consolidated Financial Information

The following selected unaudited pro forma condensed consolidated financial information is based upon the historical audited consolidated financial information of each of Silgan and Graham Packaging, as adjusted to include the pro forma impact of the recent acquisitions of IPEC and Vogel & Noot (each as defined below) by Silgan, and the recent acquisition of Liquid Container (as defined below) by Graham Packaging, incorporated by reference in this joint proxy statement/prospectus, and has been prepared to reflect the merger in which Graham Packaging will merge with and into Silgan, the refinancing of certain indebtedness of Silgan and the assumption or refinancing of indebtedness of Graham Packaging. In the merger, Silgan will acquire each of the outstanding shares of common stock of Graham Packaging for (a) 0.402 shares of Silgan common stock and (b) $4.75 in cash. Based on the closing price of Silgan common stock of $42.93 at May 24, 2011, this equates to a purchase price of approximately $1.6 billion (not including the assumption of certain of Graham Packaging indebtedness and required payments under the income tax receivable agreements of Graham Packaging and any potential change of control payments to certain officers of Graham Packaging), comprised of the issuance of shares of Silgan common stock and the assumption of options with an aggregate fair value of $1.3 billion and cash of $0.3 billion. In connection with the merger, Silgan currently expects to use the newly committed $4.0 billion senior secured credit facility, the issuance of $400 million of senior subordinated notes and existing cash balances to fund the cash portion of the merger consideration and refinance certain of Silgan’s and Graham Packaging’s existing debt.

The unaudited pro forma condensed consolidated balance sheet is presented as if the merger and related financing noted above had occurred on March 31, 2011. The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2010 and for the three months ended March 31, 2011 were prepared assuming the merger and related financing occurred on January 1, 2010. The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results of operations.

The historical consolidated statements of income of Silgan have been adjusted for the acquisitions of IPEC Global, Inc. (which we refer to as “IPEC”) completed in November 2010 and a portion of Vogel & Noot Holding AG consisting of the metal container business (which portion we refer to as “Vogel & Noot”) completed in March 2011 as if these acquisitions occurred on January 1, 2010. The historical consolidated statement of income of Graham Packaging for the year ended December 31, 2010 has been adjusted for the acquisition of Liquid Container L.P., Liquid Container Inc., CPG-L Holdings, Inc. and WCK-L Holdings, Inc. (which we refer to, collectively, as “Liquid Container”) in September 2010 and for the related financing and the refinancing of term loans, as if the acquisition and related financing transactions occurred on January 1, 2010.

The following selected unaudited pro forma condensed consolidated financial information should be read in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Information beginning on page 159 and the historical consolidated financial statements and accompanying notes of Silgan and Graham Packaging, which are incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 187.

The following selected unaudited pro forma condensed consolidated financial information has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Silgan and Graham Packaging been a combined company during the periods specified. The historical consolidated financial statements of Graham Packaging have been adjusted to reflect certain reclassifications to conform to Silgan’s financial statement presentation. The pro forma adjustments are based upon estimates and current preliminary information and may differ materially from actual amounts. For purposes of the selected unaudited pro forma condensed consolidated financial information, the merger consideration has been preliminarily allocated to the tangible and intangible assets being acquired and liabilities being assumed based upon various estimates of fair value. The merger consideration will be allocated among the fair values of the assets acquired and liabilities assumed based upon their estimated fair values as of the date of the merger. Any excess of the merger consideration over the fair value of Graham Packaging identifiable net assets will be recorded as goodwill. The final allocation is dependent upon the completion of the aforementioned valuations and other analyses that cannot be completed prior to the merger. In addition, the unaudited pro forma condensed consolidated financial information is based on certain financing assumptions, including type of financing, interest rates, amounts and timing of the issuance of debt. The actual financing obtained may differ materially from the information presented in the accompanying unaudited pro forma condensed consolidated financial information and those differences could have a material impact on the unaudited pro forma condensed consolidated financial information and the combined company’s future results of operations and financial performance. Additionally, the selected unaudited pro forma condensed consolidated financial information does not reflect the cost of any integration activities or benefits from synergies that may be derived from any integration activities. Silgan management has estimated annual synergies of $50.0 million by the third year following the completion of the merger related to selling, general and administrative, procurement and operational opportunities, including the closure of the Silgan Plastics headquarters already announced in conjunction with the merger.

As of March 31, 2011

(In millions)

	Silgan	Reclassified Graham Packaging	Pro Forma Adjustments	Total Pro Forma Silgan-Graham Packaging
Balance sheet data:
Cash and cash equivalents	$135.8	$172.0	$(100.0)	$207.8
Goodwill	391.8	650.8	1,357.4	2,400.0
Total assets	2,855.1	2,943.5	2,642.3	8,440.9
Total debt	1,443.0	2,829.2	750.3	5,022.5
Equity (deficit)	587.8	(501.5)	1,714.9	1,801.2

Year Ended December 31, 2010

(In millions, except share and per share data)

	Pro Forma Silgan	Reclassified Pro Forma Graham Packaging	Pro Forma Adjustments	Total Pro Forma Silgan -Graham Packaging
Statements of income data:
Net sales	$3,413.3	$2,802.7	$—	$6,216.0
Income from operations	324.5	268.8	(24.6)	568.7
Net income(1)	168.7	68.7	61.5	298.9
Basic net income per share	$2.22	$1.14		$2.87
Diluted net income per share	$2.20	$1.12		$2.82
Weighted average shares outstanding:
Basic	75,904,873	60,334,473	(32,061,793)	104,177,553
Diluted	76,508,352	61,410,535	(31,906,179)	106,012,708

Three Months Ended March 31, 2011

(In millions, except share and per share data)

	Pro Forma Silgan	Reclassified Pro Forma Graham Packaging	Pro Forma Adjustments	Total Pro Forma Silgan- Graham Packaging
Statements of income data:
Net sales	$748.6	$756.5	$—	$1,505.1
Income from operations	58.1	74.4	(5.1)	127.4
Net income(1)	28.0	7.1	10.6	45.7
Basic net income per share	$0.40	$0.11		$0.47
Diluted net income per share	$0.40	$0.11		$0.46
Weighted average shares outstanding:
Basic	69,982,518	65,283,076	(37,010,396)	98,255,198
Diluted	70,499,648	66,334,193	(37,072,061)	99,761,780

(1)	Represents net income attributable to stockholders.

UNAUDITED COMPARATIVE PER SHARE INFORMATION

The following table sets forth income from continuing operations, cash dividends declared and book value per common share separately for Silgan and Graham Packaging on a historical basis, on an unaudited pro forma combined basis per Silgan common share and on an unaudited pro forma combined basis per Graham Packaging equivalent common share. It has been assumed for purposes of the unaudited pro forma consolidated financial information provided below for the year ended December 31, 2010 and for the three months ended March 31, 2011 that the merger was completed on January 1, 2010 for income from continuing operations per common share purposes, and March 31, 2011 for book value per common share purposes. The following selected unaudited pro forma financial information should be read in conjunction with the historical audited consolidated financial statements and notes thereto of Silgan, which are incorporated by reference in this joint proxy statement/prospectus, and Graham Packaging, which are incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 187.

The unaudited pro forma combined income from continuing operations per Silgan common share is based upon the historical weighted average number of Silgan common shares outstanding, adjusted to include the estimated number of additional shares of Silgan common stock to be issued in the merger. The unaudited pro forma combined book value per Silgan common share is based upon the number of shares of Silgan common stock outstanding as of March 31, 2011, adjusted to include the estimated number of additional shares of Silgan common stock to be issued in the merger. See “Unaudited Pro Forma Condensed Consolidated Financial Information” beginning on page 159. The unaudited pro forma combined data per Graham Packaging equivalent common share is based upon the unaudited pro forma combined per Silgan common share amounts, multiplied by the exchange ratio. The exchange ratio does not include the $4.75 cash portion of the merger consideration. This data shows how each share of Graham Packaging common stock would have participated in the income from continuing operations and book value of Silgan if the companies had been consolidated for accounting and financial reporting purposes for all periods presented.

The following information should be read in conjunction with the audited consolidated financial statements of Silgan and Graham Packaging, which are incorporated by reference in this joint proxy statement/prospectus, and the financial information contained in the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” beginning on page 159. The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period.

	Silgan Historical Per Share Data	Graham Packaging Historical Per Share Data	Silgan- Graham Packaging Pro Forma	Graham Packaging Equivalent Pro Forma
As of or for the year ended December 31, 2010:
Income from continuing operations per common share:
Basic	$1.91	$0.91	$2.87	$1.15
Diluted	$1.89	$0.89	$2.82	$1.13
Cash dividends declared per common share	$0.42	—	$0.42	$0.17
Book value of stockholders’ equity (deficit) per common share(1)	$7.92	$(8.60)	N/A	N/A
As of or for the three months ended March 31, 2011:
Income from continuing operations per common share:
Basic	$0.37	$0.11	$0.47	$0.19
Diluted	$0.37	$0.11	$0.46	$0.19
Cash dividends declared per common share	$0.11	—	$0.11	$0.04
Book value of stockholders’ equity (deficit) per common share	$8.39	$(7.84)	$18.31	$7.36

(1)	Pro forma book value per share as of December 31, 2010 is not meaningful as purchase accounting adjustments were calculated as of March 31, 2011.

COMPARATIVE MARKET VALUE INFORMATION

The following table presents:

•

the closing prices per share of Silgan common stock and Graham Packaging common stock, in each case based on the last reported sales prices as reported by the NASDAQ and the NYSE, respectively, on April 12, 2011, the last trading day prior to the announcement of the merger, and [—], 2011, the last trading day for which this information could be calculated prior to the date of this joint proxy statement/prospectus; and

•

the implied value of the merger consideration for each share of Graham Packaging common stock, which was calculated by adding the cash portion of the merger consideration of $4.75 to the product obtained by multiplying the closing price of a share of Silgan common stock on those dates by 0.402, the exchange ratio.

	Silgan Common Stock		Graham Packaging Common Stock		Implied Value of Graham Packaging Common Stock
April 12, 2011		$36.83		$16.71		$19.56
[—], 2011	$	[—]	$	[—]	$	[—]

RISK FACTORS

In deciding whether to vote for the adoption of the merger agreement, we urge you to consider carefully all of the information included or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 187. You should also read and consider the risks associated with each of the businesses of Silgan and Graham Packaging because these risks will also affect Silgan after the effective date of the merger. The risks associated with the business of Silgan can be found in the Silgan Annual Report on Form 10-K for the year ended December 31, 2010 and the Silgan Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, as such risks may be updated or supplemented in Silgan’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. The risks associated with the business of Graham Packaging can be found in the Graham Packaging Annual Report on Form 10-K for the year ended December 31, 2010, as such risks may be updated or supplemented in Graham Packaging’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus.

The price of Silgan common stock might decline prior to the completion of the merger, which would decrease the value of the merger consideration to be received by Graham Packaging stockholders in the merger.

Upon completion of the merger, Graham Packaging stockholders will be entitled to receive for each share of Graham Packaging common stock that they own $4.75 in cash and 0.402 shares of Silgan common stock. Because the merger agreement does not provide Graham Packaging with a price-based termination right or other similar protection for Graham Packaging or its stockholders, such as a “collar” with respect to Silgan’s stock price, the number of shares of Silgan common stock that Graham Packaging stockholders will be entitled to receive will not be adjusted in the event of any increase or decrease in the share price of either Silgan common stock or Graham Packaging common stock.

The market price of Silgan common stock at the time the merger is completed may vary significantly from the price on the date of the merger agreement or from the price on the date of the Silgan special meeting and Graham Packaging special meeting. On April 12, 2011, the last full trading day prior to the announcement of the merger, Silgan common stock closed at $36.83 per share as reported on the NASDAQ. From April 13, 2011 (the next trading day following April 12, 2011), through [—], 2011 (the last trading day prior to the printing of this joint proxy statement/prospectus for which it was practicable to include this information), the trading price of Silgan common stock ranged from a low of $[—] per share to a high of $[—] per share. On [—], 2011 (the last trading day prior to the printing of this joint proxy statement/prospectus), Silgan common stock closed at $[—] per share as reported on the NASDAQ.

Silgan and Graham Packaging are working to complete the transaction as promptly as practicable and expect that the transaction will be completed in the third quarter of 2011. Because the date on which the transaction is completed will be later than the date of the Silgan special meeting and Graham Packaging special meeting, Silgan and Graham Packaging stockholders will not know the exact value of the Silgan common stock that will be issued in the merger at the time they vote on the proposal to adopt the merger agreement. As a result, if the market price of Silgan common stock upon the completion of the merger is lower than the market price on the date of the Graham Packaging special meeting, the market value of the merger consideration received by Graham Packaging stockholders in the merger will be lower than the market value of the merger consideration at the time of the vote by the Graham Packaging stockholders. Moreover, during this interim period, events, conditions or circumstances could arise that could have a material impact or effect on Silgan, Graham Packaging, or the industries in which they operate.

Silgan and Graham Packaging must obtain governmental and regulatory approvals to consummate the merger, which, if delayed, not granted or granted with restrictive conditions, may jeopardize or delay the consummation of the merger, result in additional expenditure of time and resources and reduce the anticipated benefits of the acquisition.

The merger is conditioned on the receipt of certain governmental authorizations, consents, orders and approvals, including clearance under the HSR Act (the waiting period under which has expired) and certain foreign antitrust approvals. If Silgan and Graham Packaging do not receive such approvals, then Silgan and Graham Packaging will not be obligated to consummate the merger.

The governmental authorities from which Silgan and Graham Packaging must seek these regulatory approvals have broad discretion in their review of the transaction. As a condition to their approval of the merger, the governmental authorities may impose requirements, limitations or costs on the combined company, require divestitures of the combined company or place restrictions on the conduct of the business of the combined company. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the consummation of the merger and could reduce its anticipated benefits. Silgan cannot make any assurances that it will obtain all of the required regulatory approvals or that it will obtain them on any particular terms. See “The Merger—Regulatory Approvals Required for the Merger” beginning on page 92.

Delays in consummating the merger or significant conditions or limitations imposed in connection with governmental clearances and approvals may adversely affect Silgan’s results of operations and business prospects for the following reasons, among others: (i) such delays, conditions or limitations could cause Silgan to incur increased transaction costs, which could adversely affect its results of operations; (ii) the proposed merger will require diversion of the attention of its management and other key employees from ongoing business activities, including the pursuit of other opportunities that could be beneficial to Silgan; (iii) uncertainty about the merger, the diversion of management’s attention away from ongoing operations and actions of Silgan’s competitors could adversely affect Silgan’s business relationships with its customers, as well as the existing customer relationships of Graham Packaging; (iv) Silgan’s ability to retain, motivate and recruit management personnel and other employees may be difficult in light of uncertainty about their future with Silgan or the combined company; and (v) any such significant conditions or limitations could limit Silgan’s realization of any benefits from the merger. In addition, if the merger is not consummated, the price of Silgan’s and Graham Packaging’s common stock might decline.

Any delay in completing the merger may reduce or eliminate the benefits expected to be achieved thereunder.

In addition to the required regulatory clearances, the merger is subject to a number of other conditions beyond Silgan’s and Graham Packaging’s control that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether or not these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause the combined company not to realize some or all of the synergies that Silgan expects to achieve if the merger is successfully completed within its expected timeframe, or could cause the combined company not to realize some or all of such synergies at any time. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 120.

Silgan and Graham Packaging will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Silgan and Graham Packaging. These uncertainties may impair the ability of Silgan Plastics and Graham Packaging to retain and motivate key personnel until and after the merger is completed and could cause customers and others that deal with Silgan Plastics and Graham Packaging to defer entering into contracts with Silgan Plastics and Graham Packaging, respectively, or making other decisions concerning Silgan Plastics and

Graham Packaging, respectively, or seek to change existing business relationships with Silgan Plastics and Graham Packaging, respectively. Certain of Graham Packaging’s agreements with its customers have provisions that may require consent in connection with the merger. If customers defer entering into contracts, or seek to change existing business relationships, with Silgan Plastics and Graham Packaging, or if consents, to the extent required, are not obtained from certain Graham Packaging customers, Silgan’s financial condition, results of operations and business prospects could be adversely affected. If key employees depart because of uncertainty about their future roles and the complexities of the merger, the combined company’s business following the merger could be harmed. In addition, the merger agreement restricts Graham Packaging from making certain acquisitions and taking other specified actions without the consent of Silgan until the merger occurs. These restrictions may prevent Graham Packaging from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Covenants and Agreements” beginning on page 110.

Silgan and Graham Packaging must obtain approval of their respective stockholders to consummate the merger, which, if delayed or not obtained, may jeopardize or delay the consummation of the merger.

The merger is conditioned on the Silgan and Graham Packaging stockholders adopting the merger agreement at the Silgan special meeting and Graham Packaging special meeting, respectively. If the Silgan stockholders or the Graham Packaging stockholders do not adopt the merger agreement, then Silgan and Graham Packaging cannot consummate the merger.

Failure to consummate the merger may adversely affect Silgan’s and Graham Packaging’s results of operations and business prospects for the following reasons, among others: (i) the proposed merger will cause Silgan and Graham Packaging to incur certain transaction costs, which could adversely affect their respective results of operations; (ii) the proposed merger will require diversion of the attention of their respective management and other key employees from ongoing business activities, including the pursuit of other opportunities that could be beneficial to Silgan or Graham Packaging, as the case may be; (iii) uncertainty about the merger, the diversion of management’s attention away from ongoing operations and actions of Silgan’s or Graham Packaging’s competitors could adversely affect Silgan’s or Graham Packaging’s business relationships with their respective customers, as well as the existing customer relationships of Silgan or Graham Packaging; and (iv) Silgan’s and Graham Packaging’s ability to retain, motivate and recruit management personnel and other employees may be difficult in light of uncertainty about their future with Silgan or Graham Packaging, as the case may be, or the combined company. In addition, if the merger is not consummated, the price of Silgan’s and Graham Packaging’s common stock might decline.

Silgan may not be able to successfully integrate Graham Packaging’s operations with its own or realize the anticipated benefits of the merger, which could materially and adversely affect Silgan’s financial condition, results of operations and business prospects.

Silgan may not be able to successfully integrate Graham Packaging’s operations with its own, and Silgan may not realize all or any of the expected benefits of the merger as and when planned. The integration of Graham Packaging’s operations with Silgan’s will be complex, costly and time-consuming. Silgan expects that the integration of Graham Packaging’s operations will require significant attention from senior management and will impose substantial demands on Silgan’s operations and personnel, potentially diverting attention from other important pending projects. The difficulties and risks associated with the integration of Graham Packaging include:

•	the possibility that Silgan will fail to implement its business plans for the combined company;

•	possible inconsistencies in the standards, controls, procedures, policies and compensation structures of Silgan and Graham Packaging;

•	limitations prior to the consummation of the merger on the ability of management of each of Silgan and Graham Packaging to work together to develop an integration plan;

•	the increased scope and complexity of Silgan’s operations;

•	the potential loss of key employees and the costs associated with Silgan’s efforts to retain key employees;

•	provisions in Silgan’s and Graham Packaging’s contracts with third parties that may limit Silgan’s flexibility to take certain actions;

•	risks and limitations on Silgan’s ability to consolidate corporate and administrative infrastructures of the two companies;

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the possibility that Silgan may have failed to discover liabilities of Graham Packaging during Silgan’s due diligence investigation as part of the merger for which Silgan, as a successor owner, may be responsible;

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the challenges of combining the businesses, operations and workforces of Graham Packaging and Silgan, realizing the anticipated cost savings and operating synergies and transititioning operating systems, including as a result of the announced consolidation of headquarter office activities for the combined company’s plastics business in York, Pennsylvania and moving customer requirements and training employees as a result of potential plant consolidations;

•	obligations that Silgan will have to counterparties of Graham Packaging that arise as a result of the change in control of Graham Packaging; and

•	the possibility of unanticipated delays, costs or inefficiencies associated with the integration of Graham Packaging’s operations with Silgan’s.

As a result of these difficulties and risks, Silgan may not accomplish the integration of Graham Packaging’s business smoothly, successfully or within Silgan’s budgetary expectations and anticipated timetable. Accordingly, Silgan may fail to realize some or all of the anticipated benefits of the merger.

Silgan may be unable to realize anticipated cost synergies or may incur additional and/or unexpected costs in order to realize them.

Silgan expects to realize approximately $50 million of operating synergies by the third year following the completion of the merger. However, to realize the anticipated benefits from the merger, Silgan must successfully integrate Graham Packaging’s operations with its own in a manner that permits those synergies to be realized, without adversely affecting revenues. Silgan may be unable to realize all of these cost synergies within the timeframe expected, or at all, and Silgan may incur additional and/or unexpected costs in order to realize them.

Silgan and Graham Packaging will incur significant transaction and merger-related integration costs in connection with the merger.

Silgan and Graham Packaging expect to incur a number of costs associated with completing the merger and integrating the operations of the two companies. The substantial majority of these costs will be non-recurring expenses and will primarily consist of transaction costs related to the merger, including with respect to the financing arrangements being entered into in connection with the merger, facilities and systems consolidation costs and employment-related costs. Matters relating to the merger may require substantial commitments of time and resources by Silgan and Graham Packaging management, which could otherwise have been devoted to other opportunities that may have been beneficial to Silgan and Graham Packaging as independent companies, as the case may be. Additional unanticipated costs may be incurred in the integration of the businesses of Silgan and Graham Packaging. Although Silgan and Graham Packaging expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

A lawsuit has been filed against Graham Packaging, members of the Graham Packaging board of directors and Silgan challenging the merger, and an adverse judgment in such lawsuit may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

Graham Packaging, members of the Graham Packaging board of directors and Silgan are named as defendants in a purported class action lawsuit brought by a purported Graham Packaging stockholder challenging the proposed merger, seeking, among other things, to enjoin the defendants from consummating the merger on the agreed-upon terms.

One of the conditions to the closing of the merger is that no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court or agency of competent jurisdiction that prohibits the consummation of the merger shall have been issued and remain in effect. As such, if the plaintiff in the purported class action lawsuit or any other party successfully obtains an injunction prohibiting the consummation of the merger on the agreed-upon terms, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected timeframe. See “The Merger—Litigation Related to the Merger” beginning on page 92 for more information about the purported class action lawsuit related to the merger that has been filed.

If the merger does not qualify as a reorganization under Section 368(a) of the Code, the stockholders of Graham Packaging may be required to pay substantial U.S. federal income taxes.

As a condition to the completion of the merger, each of Bryan Cave LLP, tax counsel to Silgan, and Simpson Thacher & Bartlett LLP, tax counsel to Graham Packaging, will have delivered an opinion, dated as of the closing date of the merger, that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on certain assumptions and representations as to factual matters from Silgan and Graham Packaging, as well as certain covenants and undertakings by Silgan and Graham Packaging. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated in any material respect, the validity of the conclusions reached by counsel in their opinions would be jeopardized. Additionally, an opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court will not sustain such a challenge. If the IRS or a court determines that the merger should not be treated as a “reorganization,” a holder of Graham Packaging common stock would recognize taxable gain or loss upon the exchange of Graham Packaging common stock for Silgan common stock (and cash) pursuant to the merger. See “Material United States Federal Income Tax Consequences” beginning on page 99.

The merger agreement limits Graham Packaging’s ability to pursue alternatives to the merger.

The merger agreement contains a “no shop” provision that, subject to limited exceptions, limits Graham Packaging’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of Graham Packaging. Additionally, under the merger agreement, in the event of a potential change by the Graham Packaging board of directors of its recommendation to approve the merger, Graham Packaging must provide Silgan with three business days to propose an adjustment to the terms and conditions of the merger agreement, during which period Graham Packaging must negotiate with Silgan. Graham Packaging may terminate the merger agreement and enter into an agreement with respect to a superior proposal only if specified conditions have been satisfied, including compliance with the “no shop” provisions of the merger agreement. In addition, Silgan and Graham Packaging have agreed that if the merger agreement is terminated in certain circumstances described under “The Merger Agreement—Termination of the Merger Agreement,” Graham Packaging will pay Silgan a termination fee of $39.5 million. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Graham Packaging from considering or proposing an acquisition even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Graham Packaging than it might otherwise have proposed to pay.

Silgan’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this joint proxy statement/prospectus.

The unaudited pro forma financial information included in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Silgan’s actual financial position or results of operations would have been had the merger been completed on the dates indicated or of any future financial position or results of operations. This information is based on, and assumes, the currently expected financing of a new $4.0 billion senior secured credit facility pursuant to the commitment letter, the issuance of $400 million of senior subordinated notes and the use of existing cash balances to fund the cash portion of the merger consideration and to refinance certain of Silgan’s and Graham Packaging’s existing debt. However, Silgan may from time to time amend, replace, supplement or otherwise modify, or waive any of its rights under the commitment letter, including to substitute other debt (but not equity financing) for all or any portion of the financing of the merger from the same and/or alternative financing sources. This information also reflects adjustments, which are based upon preliminary estimates, to allocate the merger consideration to Graham Packaging’s identifiable net assets. The merger consideration allocation reflected in this joint proxy statement/prospectus is preliminary, and final allocation of the merger consideration will be based upon the actual merger consideration and the fair value of the assets and liabilities of Graham Packaging as of the date of the completion of the merger. In addition, subsequent to the closing date of the merger, there may be further refinements of the merger consideration allocation as additional information becomes available. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected herein. See “Unaudited Pro Forma Condensed Consolidated Financial Information” beginning on page 159 for more information.

The market price for shares of Silgan common stock may be affected by factors different from those affecting the market price for shares of Graham Packaging common stock.

Upon completion of the merger, holders of Graham Packaging common stock will become holders of Silgan common stock. Silgan’s business differs from that of Graham Packaging, and accordingly the results of operations of the combined company will be affected by factors different from those currently affecting the results of operations of Graham Packaging. For a discussion of the businesses of Silgan and Graham Packaging and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under the section entitled “Where You Can Find More Information” beginning on page 187. See the section entitled “Financial Summary—Comparative Market Price Data and Dividends” beginning on page 22 for additional information on the market value of shares of Silgan common stock and Graham Packaging common stock.

Graham Packaging’s executive officers and directors may have financial interests in the merger that are different from, or in addition to, the interests of Graham Packaging stockholders.

When considering the recommendation by the Graham Packaging board of directors to vote “FOR” adoption of the merger agreement, Graham Packaging stockholders should be aware that certain directors and executive officers of Graham Packaging have interests in the merger that are different from, and may conflict with, those of other Graham Packaging stockholders.

These interests may include:

•	Some executive officers of Graham Packaging may receive accelerated payments of long-term incentive awards if the merger is completed.

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Selected senior executives of Graham Packaging may receive awards under retention agreements, one-half of which will be payable upon the closing date of the merger with the remainder payable on the first anniversary of the closing date of the merger. If the executive is terminated without “cause” or resigns for “good reason” (as defined in the retention agreements), then these payments will be accelerated.

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In connection with the execution of the merger agreement, the board of directors of Graham Packaging approved cash payments that are designed to compensate executives for equity awards that Graham Packaging anticipated granting in 2011 had Graham Packaging not entered into the merger agreement. These amounts will be payable on the closing date of the merger.

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Under the merger agreement, certain executive officers of Graham Packaging are entitled to a pro-rated annual bonus under Graham Packaging’s existing bonus plans in respect of the 2011 calendar year calculated based on service and actual year-to-date performance of Graham Packaging through the closing date of the merger. Such pro-rated bonus will only be paid to an executive officer if he or she remains employed through December 31, 2011, provided that if the executive officer is terminated without “cause” or resigns for “good reason” (as those terms are defined in the merger agreement), such payments will be accelerated to the date of termination of employment.

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Some of the officers and directors of Graham Packaging currently hold unvested options on shares (or share equivalents) of Graham Packaging common stock. If the merger is completed, certain of the stock options will vest and become immediately exercisable.

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Graham Packaging’s chief executive officer and chief financial officer hold stock options that vest solely in the event that the Blackstone Entities achieve specified performance targets. These stock options are referred to as the “MOIC-vesting options.” Graham Packaging’s board of directors agreed to vest 25% of the MOIC-vesting options upon the merger if the optionholder is employed with Graham Packaging at the time of the merger.

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If Graham Packaging’s chief executive officer or chief financial officer are subject to a tax under Section 4999 of the Code as a result of a change of control as defined in Section 280G of the Code, such executive will receive a gross-up payment so that he will receive a payment equal to the payment that he would have been entitled to receive under his employment agreement without the imposition of the tax.

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Certain executive officers are eligible for the Class A Executive Severance Plan, which we refer to as the “Class A Plan.” The Class A Plan offers severance payments and benefits in specified circumstances in lieu of severance protections under the executive’s employment agreement if the value of the payments and benefits available under the Class A Plan are greater than those under the employment agreement.

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Certain directors are affiliated with the Blackstone Entities, which have entered into certain agreements in connection with the merger and will receive certain payments under the existing income tax receivable agreement with Graham Packaging, as described in the section entitled “The Merger— Interests of Graham Packaging’s Directors and Executive Officers in the Merger” beginning on page 87.

•	The officers and directors of Graham Packaging have certain rights to continued indemnification and insurance coverage by Silgan after the merger for acts or omissions occurring before the merger.

The special committee and the Graham Packaging board of directors were aware of these potential interests and considered them in recommending or approving, as applicable, the merger agreement and the merger. See the section entitled “The Merger—Interests of Graham Packaging’s Directors and Executive Officers in the Merger” beginning on page 87 for a further description of these interests.

The condition of the financial markets, including volatility and weakness in the credit markets, could limit the availability and terms of debt financing sources to finance the merger.

In connection with the merger, Silgan obtained the commitment letter from the commitment parties. The funds contemplated thereby, in addition to existing cash balances, will be sufficient to finance the cash consideration to Graham Packaging stockholders and to repay and refinance certain existing Silgan and Graham Packaging debt. Silgan cannot make assurances that all of the conditions of the commitment letter will be satisfied and that Silgan will be able to repay and refinance certain existing Silgan and Graham Packaging debt or to enter into a new credit agreement and obtain other financing on terms acceptable to Silgan.

In addition, Silgan may not be able to complete the planned financing of the merger on the terms and the timetable that Silgan and Graham Packaging anticipate.

Silgan expects to incur substantial additional indebtedness to finance the merger and may not be able to meet its substantial debt service requirements.

Currently, a substantial portion of Silgan’s cash flows from operations is dedicated to the payment of principal and interest obligations on its outstanding indebtedness, including Silgan’s existing senior secured credit facility, which we refer to as “Silgan’s credit agreement,” and, following the merger, Silgan’s new senior secured credit facility, which we refer to as “Silgan’s new credit agreement.” Subject to certain restrictions, Silgan also has the ability to incur substantial additional borrowings under Silgan’s credit agreement and expects to be able to do the same under Silgan’s new credit agreement. In addition, Silgan intends to incur substantial additional indebtedness in connection with the merger, including indebtedness in connection with the refinancing of Silgan’s credit agreement, Graham Packaging’s existing credit agreement and certain of Graham Packaging’s bonds. If Silgan is unable to generate sufficient funds to meet its obligations under its indebtedness, or the borrowings under Silgan’s new credit agreement or agreements for other financings otherwise become due and payable, Silgan may be required to refinance, restructure or otherwise amend some or all of such obligations, sell assets or raise additional cash through the sale of its equity. Silgan cannot make any assurances that it would be able to obtain such refinancing on terms as favorable as its current financing and commitments or that such restructuring activities, sales of assets or issuances of equity could be accomplished or, if accomplished, would raise sufficient funds to meet these obligations. In addition, Silgan’s credit agreement and, upon the consummation of the merger, Silgan’s new credit agreement and agreements for other financings will require Silgan to:

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dedicate a substantial portion of its cash flow to payments on its interest obligations, thereby reducing the availability of cash flow to fund working capital, capital expenditures and other general corporate activities;

•	maintain an interest coverage ratio not less than a specified level, thereby reducing Silgan’s financial flexibility; and

•	maintain a leverage ratio not greater than a specified level, thereby reducing Silgan’s financial flexibility.

In addition, the instruments and agreements governing Silgan’s indebtedness contain numerous covenants, including financial and operating covenants, some of which are quite restrictive. Silgan’s credit agreement limits and, upon consummation of the merger, Silgan’s new credit agreement or agreements for other financings will limit, Silgan’s ability to incur additional indebtedness, create liens, consolidate, merge or sell assets, make certain capital expenditures, make certain advances, investments and loans, enter into certain transactions with affiliates, engage in any business other than the packaging business and certain related businesses, pay dividends and repurchase stock.

These foregoing provisions:

•	could have a material adverse effect on Silgan’s ability to withstand competitive pressures or adverse economic conditions (including adverse regulatory changes);

•	could adversely affect Silgan’s ability to make material acquisitions, obtain future financing or take advantage of business opportunities that may arise; and

•	could increase Silgan’s vulnerability to a downturn in general economic conditions or in Silgan’s business.

The rights of Graham Packaging stockholders will change when they become stockholders of Silgan upon completion of the merger.

Upon completion of the merger, Graham Packaging stockholders will become Silgan stockholders. There are differences between the rights of a stockholder of Graham Packaging and the rights of a stockholder of Silgan. For a detailed discussion of these differences, see “Comparison of Rights of Stockholders” beginning on page 151.

Graham Packaging stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over the management and policies of Silgan than they do over Graham Packaging.

Graham Packaging stockholders currently have the right to vote in the election of the board of directors of Graham Packaging and on other matters affecting Graham Packaging. When the merger occurs, each Graham Packaging stockholder that receives shares of Silgan common stock will become a stockholder of Silgan with a percentage ownership of the combined company that is much smaller than the stockholder’s percentage ownership of Graham Packaging. It is expected that upon completion of the merger, former Graham Packaging stockholders will own approximately 29% of Silgan’s outstanding common stock (based upon the fully diluted number of shares of Silgan and Graham Packaging common stock issued and outstanding as of April 12, 2011). Because of this, Graham Packaging stockholders will have less influence over the management and policies of Silgan than they now have over the management and policies of Graham Packaging. In addition, under the existing stockholders agreement, the Co-Founders have the right to nominate to stand for election all of the members of the Silgan board of directors so long as the Co-Founders and their affiliates, family members, trusts and estates hold an aggregate of at least one-half of the number of shares of Silgan common stock held by them on February 14, 1997 (as adjusted, if necessary, to take into account any stock dividend, stock split, combination of share, subdivision or recapitalization of the stock of Silgan). Under the new stockholders agreement, upon the consummation of the merger, the Co-Founders have agreed, subject to certain conditions, to nominate an individual designated by Blackstone Capital for election as a director of the Silgan board of directors and to vote their shares of Silgan common stock in favor of the Blackstone Capital designee. See “Ancillary Agreements—Stockholders Agreement and Letter Agreement” beginning on page 130.

The merger may not be accretive and may cause dilution to Silgan’s earnings per share, which may negatively affect the market price of Silgan common stock.

While Silgan believes the merger has the potential to be accretive to future earnings, there can be no assurance with respect to the timing and scope of the accretive effect or whether it will be accretive at all. The combined company could encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the merger, a downturn in its business or the challenge of operating a larger combined business. All of these factors could cause dilution to the combined company’s earnings per share or decrease the expected accretive effect of the merger and cause a decrease in the price of Silgan common stock after the merger.

Provisions of the merger agreement for the payment of a termination fee could negatively affect the stock prices of Silgan common stock and Graham Packaging common stock if the merger agreement is terminated in certain circumstances.

In the event that the merger agreement is terminated by Silgan or Graham Packaging in circumstances that obligate either party to pay the termination fee or certain costs relating to the merger to the other party, the trading price of Silgan common stock and/or Graham Packaging common stock may decline. In addition, if the merger is not completed, Silgan and/or Graham Packaging may experience negative reactions from the financial markets and from their respective customers and employees. Silgan and/or Graham Packaging also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against Silgan or Graham Packaging to perform their respective obligations under the merger agreement. If the merger is not completed, Silgan and Graham Packaging cannot assure their stockholders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of Silgan and/or Graham Packaging.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historic or current facts. Forward-looking statements use terms such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “will,” “should,” “seeks,” “pro forma” or similar expressions and may include, but are not limited to, statements about the benefits of the proposed merger between Silgan and Graham Packaging, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical fact. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks described under “Risk Factors,” that may cause Silgan’s actual results of operations, financial condition, levels of activity, performance or achievements to be materially different from any future results of operations, financial condition, levels of activity, performance or achievements expressed or implied by such forward-looking statements. You should not place undue reliance on these forward-looking statements.

These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about Silgan’s and Graham Packaging’s industry, the beliefs and certain assumptions made by Silgan’s management and Graham Packaging’s management, many of which, by their nature, are inherently uncertain and beyond Silgan’s and Graham Packaging’s control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, without limitation, the expected closing date of the merger; the possibility that the expected synergies and value creation from the merger will not be realized, or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which Silgan and Graham Packaging do business; the possibility that the merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions; the risk that a regulatory approval may be obtained subject to conditions; the outcome of pending or potential litigation; the risk that financing for the transaction may not be available on favorable terms; and Silgan’s and Graham Packaging’s ability to accurately predict future market conditions. Additionally, the unaudited pro forma condensed consolidated financial information included in, or incorporated into, this joint proxy statement/prospectus reflect assumptions and estimates by the management of Silgan and Graham Packaging as of the date specified in the unaudited pro forma condensed consolidated financial information or the date of any document incorporated by reference in this joint proxy statement/prospectus. In addition, the unaudited prospective financial information by Graham Packaging management included in this joint proxy statement/prospectus reflects assumptions and estimates by the management of Graham Packaging as of the date specified in the unaudited prospective financial information or the date of any document incorporated by reference in this joint proxy statement/prospectus. While Silgan and Graham Packaging, as applicable, believe these assumptions and estimates to be reasonable in light of the facts and circumstances known as of the date hereof, the unaudited prospective financial information is necessarily speculative in nature. Many of these assumptions and estimates are driven by factors beyond the control of Silgan or Graham Packaging, and it can be expected that one or more of them will not materialize as expected or will vary significantly from actual results. No independent accountants have provided any assurance with respect to the unaudited prospective financial information. Moreover, neither Silgan nor Graham Packaging undertakes any obligation to update the unaudited prospective financial information and neither intends to do so. For the foregoing reasons, as well as the bases and assumptions on which the unaudited prospective financial information was compiled, the inclusion of Graham Packaging’s unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that such information will be predictive of future results or events nor construed as financial guidance, and it should not be relied on as such or for any other purpose whatsoever.

Additional factors that may affect future results are contained in Silgan’s and Graham Packaging’s Annual Reports on Form 10-K and each company’s other filings with the SEC, which are available at the SEC’s website at www.sec.gov. Many of these factors are beyond the control of Silgan or Graham Packaging.

Silgan and Graham Packaging undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof except as required by law.

THE MERGER

The following is a description of the material aspects of the merger, which may not contain all of the information that is important to you and is qualified in its entirety by reference to the merger agreement attached to this joint proxy statement/prospectus as Annex A. We encourage you to read carefully this entire joint proxy statement/prospectus, including the merger agreement, for a more complete understanding of the merger.

Overview

The Graham Packaging board of directors, acting upon the unanimous recommendation of the special committee, and the Silgan board of directors have each unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. Pursuant to the merger agreement, Graham Packaging will be merged with and into Silgan, with Silgan surviving the merger.

At the effective time of the merger, each share of Graham Packaging common stock outstanding immediately prior to the effective time (other than excluded shares) will be converted into the right to receive (a) 0.402 shares of Silgan common stock and (b) $4.75 in cash, without interest. Silgan will not issue any fractional shares as a result of the merger. Instead, Graham Packaging stockholders will receive cash in lieu of fractional shares, if any, of Silgan common stock. Each share of Silgan common stock outstanding immediately prior to the effective time will remain outstanding and will not be affected by the merger. Upon completion of the merger, former Graham Packaging stockholders will own approximately 29% of Silgan’s outstanding common stock (based upon the fully diluted number of shares of Silgan and Graham Packaging common stock issued and outstanding as of April 12, 2011).

Background of the Merger

Since the recapitalization transaction in 1998 in which the Blackstone Entities, members of Graham Packaging management and other investors became the indirect holders of 85% of the partnership interests of Graham Holdings, the Blackstone Entities, Graham Packaging management and, since the 2010 initial public offering of Graham Packaging, the Graham Packaging board of directors, have regularly reviewed and evaluated Graham Packaging’s business and operations with the goal of enhancing stockholder value.

Over the past two years, this ongoing review and evaluation has resulted in accretive transactions including debt refinancings and the acquisition of Liquid Container. There has also been an ongoing periodic review and consideration of various strategic opportunities available to Graham Packaging, including the possible sale of Graham Packaging to, or combination with, a third party. From time to time, Graham Packaging has engaged in discussions and negotiations with third parties concerning a sale or combination transaction. In July 2008, entities affiliated with Graham Packaging entered into an equity purchase agreement with Hicks Acquisition Company I, Inc. (a special purpose acquisition company which we refer to as the “Hicks SPAC”), which would have resulted in the Hicks SPAC owning 100% of Graham Operating Company. Given the challenge in procuring approval of this transaction by the Hicks SPAC stockholders, this equity purchase agreement was mutually terminated on July 31, 2009. On two separate occasions in 2009, Graham Packaging engaged in negotiations with another company in the packaging industry (which we refer to as “Company X”) with regard to a possible business combination transaction. These previous discussions and negotiations ended without the parties agreeing to a mutually acceptable transaction.

In December 2010, a representative from a privately owned company in the packaging industry (which we refer to as “Company Y”) contacted Blackstone Capital concerning the possibility of a business combination transaction with Graham Packaging.

In early January 2011, members of management of Graham Packaging met with representatives of Company Y and provided an overview of Graham Packaging’s business and representatives of Company Y provided an overview of Company Y’s business.

In late January and early February 2011, Company Y provided a term sheet and valuation overview describing a transaction in which Company Y (which is a closely held company) would form a new holding company that would acquire Graham Packaging and would become a publicly traded company in connection with the acquisition. In the transaction, Graham Packaging stockholders would receive shares in the new holding company, such that, on a pro forma basis, the Graham Packaging stockholders would own 38%-40% of the new holding company, with the exact percentage being dependent upon the amount that Graham Packaging would determine to be payable under Graham Packaging’s existing income tax receivable agreements with Blackstone Capital and affiliates of the Graham family pursuant to the terms of those agreements. For a more detailed description of these agreements, see “—Interests of Graham Packaging’s Directors and Executive Officers in the Merger—Agreements with the Blackstone Entities—Income Tax Receivables Agreement” and “Ancillary Agreements—Graham Family Agreement.”

On January 21, 2011, the Silgan board of directors held a telephonic meeting to discuss a proposed approach to Blackstone Capital for, and the merits and consideration of, a possible transaction with Graham Packaging. Previously in December 2010, Silgan had identified Graham Packaging as an attractive potential acquisition opportunity in light of Graham Packaging’s strength in the plastic container segment of the packaging industry and discussed a proposed approach with BofA Merrill Lynch. The Silgan board of directors agreed on the approach and, thereafter, a representative of BofA Merrill Lynch, at the direction of the Silgan board of directors, contacted Blackstone Capital to express an interest in pursuing a business combination transaction with Graham Packaging. Silgan was informed by Blackstone Capital that Graham Packaging was already in discussions with another party, but that such discussions had not yet led to a definitive agreement, and Silgan was encouraged to pursue its interest in a business combination transaction. Silgan and Bryan Cave LLP (which we refer to as “Bryan Cave”), counsel to Silgan, promptly began conducting a due diligence investigation of Graham Packaging, and BofA Merrill Lynch, as financial advisor to Silgan, began its financial analysis of the transaction and Graham Packaging, in each case based on publicly available information. On February 3, 2011, Silgan, Graham Packaging and Blackstone Management Partners L.L.C., as manager of the Blackstone Entities, executed a mutual confidentiality agreement. On February 3, 2011, members of Graham Packaging management and representatives of the Blackstone Entities met with members of Silgan management and representatives of BofA Merrill Lynch. At such meeting, members of each of Silgan’s and Graham Packaging’s management provided an overview of their respective companies.

On February 7, 2011, the Graham Packaging board of directors held a regularly scheduled board meeting. At the meeting, Chinh Chu, Chairman of Graham Packaging and a Senior Managing Director of The Blackstone Group L.P. (which we refer to as “Blackstone”), provided an update to the board of directors concerning the interest that Company Y and Silgan had expressed in pursuing a business combination transaction. The Graham Packaging board of directors authorized management and the Blackstone Entities to continue to engage in preliminary discussions with the two parties in order to assess the level of interest the two parties had in pursuing a transaction.

On February 11, 2011, Anthony Allott, President and Chief Executive Officer of Silgan, sent a letter to Mr. Chu. In the letter, Mr. Allott proposed a business combination transaction with Graham Packaging pursuant to which stockholders of Graham Packaging would receive 0.402 shares of Silgan common stock plus $3.00 in cash per share of Graham Packaging common stock; this proposal assumed that Silgan would make early termination payments under Graham Packaging’s existing income tax receivable agreements. In the letter, Mr. Allott emphasized the potential benefits of a proposed business combination for Graham Packaging stockholders, including possible synergies and the benefits from the enhanced utilization of Silgan’s under-leveraged balance sheet.

On February 15, 2011, the Graham Packaging board of directors held a telephonic meeting to discuss the proposals received from Silgan and Company Y. The Graham Packaging board of directors discussed, among other things, the strong industry logic, complementary business platforms, relative ease of integration and the higher potential synergies that would likely be associated with the transaction with Silgan, the relative complexity of the transaction structure proposed by Company Y and the difficulty in valuing Company Y’s proposal due to the fact that Company Y was privately held. The Graham Packaging board of directors determined that a more detailed financial analysis of the proposals should be conducted in order for the board to determine whether it was in the best interest of the stockholders of Graham Packaging to pursue either transaction, and authorized the Blackstone Entities and management to engage in such an analysis. Mr. Chu also recommended to the Graham Packaging board of directors that before continuing to engage in discussions with either Company Y or Silgan, the board should reconvene to receive advice from counsel concerning the board’s fiduciary duties. Following the board meeting, Mr. Chu informed representatives of Company Y and Silgan that he would be unable to discuss their proposals until the Graham Packaging board of directors had provided him with further guidance.

On February 17, 2011, the Silgan board of directors held a telephonic meeting during which Mr. Allott updated the Silgan board of directors on the status of discussions with Graham Packaging. In addition, during February and the first half of March 2011, Silgan and Bryan Cave continued their due diligence investigation of Graham Packaging.

On February 19, 2011, the Graham Packaging board of directors held another telephonic meeting to discuss the proposals received from Silgan and Company Y. Representatives of Simpson Thacher & Bartlett LLP (which we refer to as “Simpson Thacher”), counsel to Graham Packaging, also attended the meeting. A representative of Simpson Thacher discussed with the board the directors’ fiduciary duties in reviewing the proposals received from Silgan and Company Y. In connection with this discussion, it was noted that the Blackstone Entities could be perceived as having an interest in the transaction that was different than that of other stockholders, due to the fact that Blackstone Capital was a party to an income tax receivable agreement with Graham Packaging. In addition, it was noted that Graham Packaging is also party to a similar income tax receivable agreement with entities affiliated with Donald C. Graham, who founded a predecessor of Graham Holdings in the mid-1970s. These income tax receivable agreements provide that upon certain mergers, asset sales, other forms of business combinations or other changes of control, the income tax receivable agreements would terminate and Graham Packaging would be required to make a payment equal to the present value of future payments under the income tax receivable agreements, the calculation of which would be based on certain assumptions, including those relating to Graham Packaging’s future taxable income. For a more detailed description of these agreements, see “—Interests of Graham Packaging’s Directors and Executive Officers in the Merger—Agreements with the Blackstone Entities—Income Tax Receivables Agreement” and “Ancillary Agreements—Graham Family Agreement.” The Graham Packaging board of directors discussed that the rationale for entering into the income tax receivable agreements in connection with the initial public offering was to compensate Graham Packaging’s pre-IPO equity owners for the tax attributes that are expected to reduce or eliminate Graham Packaging’s future tax liabilities, as these attributes were attributable to the pre-IPO owners, and the fact that the terms of the agreements and anticipated payments thereunder were disclosed in the prospectus used in the initial public offering and that such disclosure is updated on a quarterly basis in Graham Packaging’s filings with the SEC.

The representative of Simpson Thacher then discussed with the Graham Packaging board of directors the potential benefits of establishing a special committee comprised of independent, disinterested directors in connection with the pursuit and evaluation of a potential business combination transaction and the determination of any payments that would be owed under the income tax receivable agreements in connection with such a transaction. After a discussion among the directors, the Graham Packaging board of directors determined that it was advisable and in the best interests of the Graham Packaging stockholders to establish a special committee comprised of Charles E. Kiernan, Gary G. Michael and John R. Murphy, Graham Packaging’s three independent directors. The Graham Packaging board of directors subsequently delegated to the special committee the exclusive authority to determine and implement Graham Packaging’s position with respect to all matters relating to the income tax receivable agreements or any actual or potential conflict of interest between Graham Packaging, its public stockholders, the Blackstone Entities or the Graham family relating to any potential transaction, and granted the special committee the power and authority to review, evaluate and monitor, and as the special committee deemed appropriate, participate in the negotiation of the terms of, any potential transaction. The special committee was also authorized to engage its own financial, legal and other advisors. In establishing the special committee, the Graham Packaging board of directors determined that (i) it would not pursue a potential business combination transaction without authorization by the special committee and (ii) it would not authorize or approve any transaction, or recommend any transaction to the Graham Packaging stockholders, unless the transaction had been recommended by the special committee.

On February 25, 2011, the special committee held a telephonic meeting to discuss legal issues and the process to be undertaken in connection with the pursuit and evaluation of a potential business combination transaction and the determination of any payments that would be owed by Graham Packaging under the income tax receivable agreements in connection with such transaction. Representatives of Abrams & Bayliss LLP (which we refer to as “Abrams & Bayliss”), counsel retained by the special committee, also attended the meeting. A representative of Abrams & Bayliss reviewed with the special committee the members’ powers and the members’ and their advisors’ roles and primary duties. The roles of the Blackstone Entities and Graham Packaging management in connection with any potential transaction were also discussed. The special committee then discussed the retention of a financial advisor. Following the discussion, the special committee determined to reach out to J.P. Morgan to determine its qualifications and eligibility to potentially act as the special committee’s financial advisor.

On March 2, 2011, the special committee held two telephonic meetings. The first meeting of the special committee, held in the morning, was to provide J.P. Morgan with the opportunity to make a presentation to the special committee in connection with its consideration of potentially engaging J.P. Morgan as a financial advisor. Representatives of J.P. Morgan and Abrams & Bayliss attended the meeting. Representatives of J.P. Morgan discussed J.P. Morgan’s experience in the packaging industry and, based solely on publicly available information, J.P. Morgan’s preliminary views on Graham Packaging’s financial condition and the strategic alternatives potentially available to Graham Packaging. The second meeting of the special committee, held in the evening, focused on the potential retention of J.P. Morgan as the financial advisor to the special committee. Representatives of Abrams & Bayliss also attended the meeting. The special committee focused on J.P. Morgan’s qualifications, experience, reputation and knowledge of the business and affairs of Graham Packaging and its industry, and determined to retain J.P. Morgan subject to satisfactory completion of a conflicts check and the negotiation of an acceptable engagement agreement. Both criteria subsequently were satisfied and, on March 6, 2011, the special committee executed an engagement letter with J.P. Morgan, whereby J.P. Morgan was retained by the special committee to provide financial advice and assistance in connection with a potential transaction, including, as appropriate, assisting in the consideration and analysis of the financial aspects of the income tax receivable agreements, assisting in the negotiation of the financial aspects of a transaction, and providing an opinion as to the fairness, from a financial point of view, of the consideration to be received by Graham Packaging or its stockholders (other than the Graham family and the Blackstone Entities) in connection with a transaction or, in the case of a stock-for-stock merger, the fairness of the exchange ratio. The J.P. Morgan engagement letter provided that any fairness opinion rendered by J.P. Morgan would not address the fairness, from a financial point of view, to the Graham Packaging stockholders (other than the Graham family and the Blackstone Entities) of any consideration to be paid to the Blackstone Entities or the Graham family in connection with the pre-existing income tax receivable agreements.

On March 7, 2011, a telephonic meeting of the special committee was held to discuss the proposals received from Silgan and Company Y and to determine Graham Packaging’s response to the proposals. Representatives of Blackstone Capital, J.P. Morgan, Simpson Thacher and Abrams & Bayliss also attended the meeting. At the meeting, the special committee considered the strategic rationale of engaging in a transaction with either Silgan or Company Y and the potential synergies associated with either transaction. Representatives of J.P. Morgan also discussed the benefits and risks of soliciting other parties to determine their interest in engaging in a business combination transaction with Graham Packaging. A discussion ensued concerning the feasibility of engaging in a business combination transaction with another party. Representatives of J.P. Morgan and Blackstone Capital expressed the belief that, with the exception of another strategic participant in the packaging industry (which we refer to as “Company Z”), soliciting interest from additional third parties would create significant risks relative to the likelihood that any additional third party would be interested in and capable of consummating a business combination transaction that would deliver superior value to transactions under consideration with Silgan and Company Y. This belief was based upon, among other things, their knowledge of and experience with the other strategic participants in the packaging industry and the discussions that Graham Packaging had previously engaged in, including discussions with Company X in 2009, relating to a potential sale or business combination transaction, none of which had led to a mutually acceptable transaction, and indications by Silgan that its interest in pursuing a transaction would terminate if the discussions concerning a possible business combination transaction were to become public, the risk of which was deemed to increase upon an outreach to additional prospective buyers. Silgan’s concern regarding any publicity of a possible business combination transaction related to, among other things, the impact such publicity could have on Silgan Plastics, including its employees and customers. Following a discussion of the desire to balance the benefit of soliciting interest in a business combination transaction from other parties against the risk of jeopardizing the continued pursuit of a transaction with Silgan or Company Y, the special committee determined that it was in the best interest of Graham Packaging and its stockholders to continue to pursue a transaction with both Silgan and Company Y and to contact Company Z to determine its interest in pursuing a business combination transaction. The special committee also discussed the desire to obtain higher offers from both Silgan and Company Y and authorized J.P. Morgan and the Blackstone Entities to devise a process with the goal of soliciting improved proposals from Silgan and Company Y.

Following this meeting, representatives of Blackstone Capital contacted representatives of Silgan and Company Y to inform them that the special committee had concluded that discussions should continue and that each party should submit a revised proposal on March 14, 2011 in order to improve its offer, including with respect to its offer price. Representatives of J.P. Morgan also contacted representatives of Company Z to determine Company Z’s interest in pursuing a business combination transaction with Graham Packaging.

During the week of March 7, 2011, Silgan and Company Y were provided with additional diligence information in order to facilitate the submission of a revised proposal on March 14, 2011.

On March 14, 2011, both Silgan and Company Y submitted revised proposals. The Silgan proposal again provided that each share of Graham Packaging stock would be entitled to receive 0.402 shares of Silgan common stock, but also provided that each share would be entitled to receive $4.00 in cash, an increase of $1.00 per share of cash consideration relative to Silgan’s proposal from February 11, 2011. Silgan’s revised proposal reiterated the potential benefits of a proposed business combination for Graham Packaging stockholders, including possible synergies and the benefits from the enhanced utilization of Silgan’s under-leveraged balance sheet.

The Company Y proposal contemplated the same structure and relative ownership within the range outlined in Company Y’s earlier proposal, but also indicated that, at the request of the Graham Packaging board of directors, Company Y would offer cash consideration for a portion of the shares of Graham Packaging common stock. The Company Y proposal also contemplated a mechanism whereby the Graham Packaging stockholders’ ownership in the combined company would be diluted following the closing of a transaction with Company Y, based on the trading price of the stock of the new holding company that Company Y would form in connection with the transaction.

On March 15, 2011, the special committee held a telephonic meeting to receive an update from its advisors regarding recent activities and developments, including the receipt of the revised proposals from Silgan and Company Y. Representatives of J.P. Morgan and Abrams & Bayliss attended the meeting. J.P. Morgan representatives gave an overview of the revised proposals and discussed financial considerations relating to the revised proposals and confirmed that estimates of the potential termination payments pursuant to the income tax receivable agreements were included in the revised proposals and that J.P. Morgan’s financial analyses of the revised proposals incorporated these estimates. The special committee discussed with its advisors the revised proposals, including the potential termination payments included in the proposals, the comparative complexity of the two revised proposals, the growth prospects of a combined company under each of the revised proposals, Company Y’s current debt levels, and the uncertainty regarding the value of the combined company’s equity value under Company Y’s proposal because Company Y’s stock was not publicly traded.

Also on March 15, 2011, the Graham Packaging board of directors held a telephonic meeting to consider the revised proposals. Representatives of J.P. Morgan, Simpson Thacher and Abrams & Bayliss also participated in the meeting. Representatives of J.P. Morgan gave an overview of the revised proposals and discussed financial considerations relating to the revised proposals. The Graham Packaging board of directors then discussed the benefits and risks associated with each of the proposals, which included a discussion of the potential growth rates associated with each of the business combination transactions relative to Graham Packaging’s standalone growth, the potential trading multiple and liquidity of the stock for the combined businesses and the pro forma leverage of the combined businesses, including the possibility for enhanced utilization of Silgan’s under-leveraged balance sheet in connection with a potential transaction with Silgan. Following this discussion, the Graham Packaging board of directors authorized the Blackstone Entities and management to provide additional diligence information with respect to both Silgan and Company Y as well as to request additional diligence information from both parties and to continue to engage in discussions with both parties concerning a business combination transaction.

On March 16, 2011, Mr. Chu and representatives of J.P. Morgan informed representatives of BofA Merrill Lynch that Silgan’s revised proposal was insufficient, but that Graham Packaging was prepared to provide additional diligence information to Silgan.

Also on March 16, 2011, representatives of Company Z informed representatives of J.P. Morgan that Company Z was not interested in pursuing a business combination transaction with Graham Packaging.

During the final two weeks of March 2011, representatives of Silgan were provided with additional diligence information with respect to Graham Packaging, including information that allowed Ernst & Young LLP, Silgan’s independent registered public accounting firm, to begin conducting its due diligence investigation of Graham Packaging. Silgan also provided representatives of Graham Packaging with diligence information concerning Silgan during this time.

Also during the final two weeks of March 2011 and through April 2, 2011, Silgan negotiated the terms of a commitment letter with Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated to provide Silgan with financing for the transaction.

On March 24, 2011, members of Silgan management and representatives of BofA Merrill Lynch met with members of Graham Packaging management and representatives of J.P. Morgan and the Blackstone Entities. During this meeting, Graham Packaging management made a presentation to Silgan regarding Graham Packaging’s business. On March 25, 2011, such parties met again and Silgan management made a presentation to Graham Packaging regarding Silgan’s business.

On March 29, 2011, representatives of Company Y also contacted Mr. Chu to affirm the most recent proposal received from Company Y and requested that Graham Packaging agree to enter into exclusive negotiations with Company Y, which request was declined.

Also on March 29, 2011, Simpson Thacher delivered a draft merger agreement to Silgan and Company Y. The draft merger agreement provided, among other things, (i) for a 45-day go-shop period during which Graham Packaging would be permitted to solicit alternative transactions, (ii) for the payment of a lower termination fee if Graham Packaging terminated the merger agreement to enter into an alternative transaction with a party that submitted an offer during the 45-day go-shop period, (iii) for an obligation to take any actions required to obtain any requisite antitrust approvals and (iv) that the Blackstone Entities would enter into an agreement concurrent with the execution of the merger agreement pursuant to which the Blackstone entities would, among other things, agree to vote their shares of Graham Packaging common stock in favor of the merger. During the final week of March 2011, representatives of J.P. Morgan also sent a bid process letter to Silgan and Company Y requesting that such parties submit their best and final offers with respect to a business combination transaction on April 2, 2011.

A telephonic meeting of the Graham Packaging board of directors was also held on March 29, 2011. Representatives of J.P. Morgan, Simpson Thacher and Abrams & Bayliss also participated in the meeting. At the meeting, the Graham Packaging board of directors discussed the process and timeline that J.P. Morgan had communicated to both Silgan and Company Y. Management of Graham Packaging updated the Graham Packaging board of directors on diligence discussions that had taken place and offered its perspective on the synergy potential associated with transactions with Silgan and Company Y. Representatives of J.P. Morgan also offered their preliminary view of certain financial considerations with respect to a potential transaction with either Silgan or Company Y. Mr. Chu informed the Graham Packaging board of directors that representatives of Silgan had repeatedly expressed to him the need for continued confidentiality and their unwillingness to proceed with a transaction if the fact that Graham Packaging was engaged in negotiations concerning a business combination became publicly known.

On March 30, 2011, the special committee held a telephonic meeting to discuss the potential termination payments under the income tax receivable agreements to be made to the Blackstone Entities and the Graham family in connection with any potential business combination transaction. Representatives of J.P. Morgan and Abrams & Bayliss also attended the meeting. The special committee reviewed with its advisors the income tax receivable agreements, the mechanics of the termination provisions, the estimated potential termination payment determined by Graham Packaging management, the limited sensitivity of the potential termination payments to adjustments in certain assumptions, the availability of Graham Packaging’s tax attributes to a potential acquiror, precedent transactions involving similar income tax receivable agreements and the fact that any termination payments would be made pursuant to pre-existing contracts between Graham Packaging on the one hand and Blackstone Capital and the Graham family on the other. Because the termination payments were based on clear, pre-existing contract rights, which had been disclosed in Graham Packaging’s public filings, and neither the Blackstone Entities nor the Graham family had any duty or obligation to reduce the termination payments, the special committee determined not to attempt to renegotiate or reduce the termination payments. At the conclusion of the meeting, the special committee authorized the Blackstone Entities and their advisors to include in a draft merger agreement a set amount for the aggregate termination payment to be made under the income tax receivable agreements with Blackstone Capital and the Graham family or, in the alternative, a set amount payable under the income tax receivable agreement with Blackstone Capital with the amount to be paid to the Graham family to be determined at a later time in accordance with the termination provisions of its income tax receivable agreement.

On April 1, 2011, the Silgan board of directors held a telephonic meeting to consider the submission of a revised proposal to Graham Packaging. Representatives of BofA Merrill Lynch also participated in this meeting. Members of Silgan management reviewed with the Silgan board of directors the proposed acquisition of Graham Packaging, including the proposed terms of the merger agreement and other agreements related thereto, the status and process and the strategic rationale for the transaction and the proposed financing for the transaction, as well as a review of Graham Packaging’s end markets and products, management team, technology platform and operating performance. The Silgan board of directors unanimously approved the submission of a revised proposal to Graham Packaging providing that each share of Graham Packaging common stock would be entitled to receive 0.402 shares of Silgan common stock and $4.75 in cash, an increase of $0.75 per share of cash consideration relative to Silgan’s proposal from March 14, 2011. On April 2, 2011, Silgan submitted such revised proposal. In its proposal, Silgan emphasized the fact that because the stock portion of the merger consideration was a fixed exchange ratio, the Graham Packaging stockholders would have the opportunity to benefit from any increase in the trading price of Silgan common stock between the announcement of the merger agreement and the completion of the merger, as well as the potential benefits of possible synergies, industry logic and the benefits from the enhanced utilization of Silgan’s under-leveraged balance sheet. Silgan also submitted a detailed markup of the draft merger agreement that had previously been provided, along with the commitment letter from Bank of America, N.A. and Merrill, Lynch, Pierce, Fenner & Smith Incorporated providing Silgan with financing for the transaction. In the markup of the merger agreement, Silgan, among other things, (i) deleted the go-shop provision, (ii) provided for a termination fee of $60 million if the merger agreement were terminated under certain circumstances (which amount at that time corresponded to approximately 4.2% of the equity value of Graham Packaging (calculated based on the then value of the merger consideration)), (iii) provided limitations on the actions that Silgan would be required to take in connection with obtaining requisite antitrust approvals, (iv) provided for a “match right” which would subject Graham Packaging to a contractual obligation to engage in discussions with Silgan prior to terminating the merger agreement to accept an alternative proposal, (v) proposed that, as a condition to the proposed transaction, Graham Holdings and Graham Operating Company would be merged with Graham Packaging and (vi) provided that the Graham family would enter into an agreement prior to the execution of a merger agreement pursuant to which the Graham family would, among other things, agree to the amount of the termination payment that would be required to be made under its income tax receivable agreement and agree to vote its shares of Graham Packaging common stock in favor of the transaction. With respect to its deletion of the go-shop provision and its proposals for the termination fee amount and “match right,” Silgan expressed concern to Graham Packaging relating to the potential impact on Silgan Plastics, including its employees and customers, if the transaction was not consummated and, accordingly, its desire to increase the likelihood of consummating the merger by providing for less conditionality. Company Y did not submit a revised proposal.

On April 3, 2011, the Graham Packaging board of directors held a telephonic meeting to consider the revised proposal from Silgan. Representatives of J.P. Morgan, Simpson Thacher and Abrams & Bayliss also participated in the meeting. Representatives of J.P. Morgan gave an overview of the revised proposal and discussed financial considerations relating to the revised proposal. Representatives of Simpson Thacher then gave an overview of the markup of the merger agreement provided by Silgan and discussed with the Graham Packaging board of directors, among other things, Silgan’s proposed transaction structure and Silgan’s desire to require Graham Packaging to seek the consent of the Graham family prior to the execution of the merger agreement. The Graham Packaging board of directors discussed the risks associated with the transaction structure. The board also discussed the risks and merits of soliciting other parties to determine their interest in a business combination transaction, particularly in light of Silgan’s resistance to the inclusion of a go-shop provision in the merger agreement. Representatives of J.P. Morgan indicated their belief that soliciting interest from additional third parties would create significant risks relative to the likelihood that any additional third party would be interested in and capable of consummating a business combination transaction that would deliver superior value to the transaction under consideration with Silgan. Representatives of J.P. Morgan also noted that Graham Packaging would be required to pay a termination fee if it terminated a definitive merger agreement in order to accept an alternative proposal received after the execution of the agreement, but indicated that they did not believe that the payment of a termination fee of the magnitude proposed by Silgan would preclude another party that had an interest in acquiring Graham Packaging from pursuing a transaction. Mr. Chu and members of Graham Packaging management indicated that they agreed with J.P. Morgan’s view based on their familiarity with possible strategic and financial buyers.

Thereafter, the Graham Packaging board of directors determined that it was in the best interest of Graham Packaging and its stockholders to continue to seek to negotiate a definitive merger agreement with Silgan and not to solicit proposals from additional third parties. The board also determined that Graham Packaging should attempt to negotiate a lower termination fee, if necessary, in exchange for removing the go-shop provision from the merger agreement, and should attempt to remove any limitations on the actions that Silgan would be required to take in connection with obtaining requisite antitrust approvals.

Later in the day on April 3, 2011, representatives of Simpson Thacher contacted representatives of Bryan Cave to discuss Silgan’s markup of the merger agreement and to express the request by the Graham Packaging board of directors that the merger agreement provide for less conditionality and greater flexibility for Graham Packaging to respond to alternative transaction proposals that Graham Packaging might receive following the execution and announcement of a definitive merger agreement.

On April 4, 2011, representatives of BofA Merrill Lynch, at the direction of Silgan management, discussed with Blackstone Capital Silgan’s markup of the merger agreement with respect to conditionality and provisions relating to Graham Packaging’s ability to respond to alternative transaction proposals. Among other things, the representatives of BofA Merrill Lynch and Blackstone Capital discussed Silgan’s elimination of the go-shop provision in the merger agreement and its inclusion of a “match right” and a termination fee of $60 million. The Blackstone Capital representatives also informed BofA Merrill Lynch that the Graham Packaging board of directors was still considering the proposal from a valuation perspective. On this and subsequent occasions, representatives of Blackstone Capital attempted to seek to obtain a higher offer price from Silgan but Silgan was not willing to increase its offer price.

From April 5, 2011 until the execution of definitive documents on April 12, 2011, the parties and their respective legal and financial advisors exchanged numerous drafts, and engaged in negotiations concerning the terms, of the merger agreement and other transaction documents, including voting agreements to be provided by the Blackstone Entities and the Co-Founders of Silgan and documents providing the Blackstone Entities with certain governance and registration rights following consummation of the transaction. The parties also continued to conduct mutual diligence during this period.

On April 5, 2011, a representative of Blackstone Capital contacted Donald C. Graham to inform him of the potential transaction and of Silgan’s request that the Graham family, among other things, agree to the amount of the termination payment that would be payable upon the closing under Graham Packaging’s income tax receivable agreement with the Graham family and agree to vote any shares of Graham Packaging common stock owned by the Graham family in favor of the transaction. From April 5, 2011 until April 9, 2011, representatives of Blackstone Capital and Simpson Thacher negotiated the terms of an agreement with the Graham family and such agreement was executed as of April 9, 2011. For a more detailed description of this agreement, see “Ancillary Agreements—Graham Family Agreement.” The amount of the payment agreed to be made in respect of the income tax receivable agreement with the Graham family was in the range discussed previously with, and approved by, the special committee prior to the execution of such agreement.

On April 6, 2011, members of Silgan management visited Graham Packaging’s headquarters in York, Pennsylvania, and met with members of Graham Packaging management.

On April 7, 2011, a regularly scheduled telephonic meeting of the Graham Packaging board of directors was held. Representatives of Simpson Thacher also participated in the meeting. At the meeting, the Graham Packaging board of directors was updated on the negotiations that had taken place with respect to the merger agreement and other transaction documents since the board meeting on April 3, 2011.

On April 10, 2011, the special committee held a telephonic meeting to discuss the termination payments pursuant to the income tax receivable agreements, the agreement with the Graham family with respect to its portion of the termination payments, and the proposed treatment of the termination payments in the merger agreement. Representatives of J.P. Morgan and Abrams & Bayliss also attended the meeting. The special committee discussed with its advisors adjustments to the termination payment calculations and assumptions, which had been made during the preceding week, resulting from further review of the model used by management and its external advisors to determine the termination payments. Such adjustments would result in an aggregate lower termination payment than previously contemplated by the special committee. The special committee also discussed the April 9, 2011 agreement with the Graham family concerning, among other things, its portion of the termination payments. The special committee confirmed that the adjustments to the termination payments would not result in a downward adjustment to the cash or equity consideration to be received by the Graham Packaging stockholders in a transaction with Silgan. The special committee then approved the amount of the revised termination payments, which were in the range approved previously by the special committee, and the terms of the agreement with the Graham family.

Following the special committee telephonic meeting on April 10, 2011, a telephonic meeting of the Graham Packaging board of directors was held. Representatives of J.P. Morgan, Simpson Thacher and Abrams & Bayliss also participated in the meeting. A representative of Abrams & Bayliss updated the Graham Packaging board of directors on the deliberations of the special committee and informed the Graham Packaging board of directors that the special committee had reviewed and approved the amount of the termination payments that would be made under both of the income tax receivable agreements upon the closing of a transaction and the terms of the agreement with the Graham family. The computation of the termination payments was prepared by Graham Packaging and reviewed by tax, accounting and financial advisors to Graham Packaging, the Blackstone Entities, the Graham family and the special committee. A representative of Simpson Thacher then provided the Graham Packaging directors with a presentation on their fiduciary duties in the context of considering the transaction with Silgan. The Graham Packaging board of directors was also updated on the status of the negotiations with Silgan, including the fact that Silgan had agreed to remove the limitations it had previously proposed with respect to actions required in connection with obtaining antitrust approvals but that Silgan was continuing to insist on a termination fee of $60 million. Mr. Chu also informed the Graham Packaging board of directors that, although he was continuing to seek to obtain a higher offer price from Silgan, he believed that Silgan was unlikely to raise its offer price. Representatives of J.P. Morgan provided an overview of the financial considerations of the transaction.

On April 11, 2011, a telephonic meeting of the Graham Packaging board of directors was held. Representatives of J.P. Morgan, Simpson Thacher and Abrams & Bayliss also participated in the meeting. A representative of J.P. Morgan again discussed with the Graham Packaging board of directors financial considerations relating to the transaction with Silgan. The Graham Packaging board of directors was also updated on the status of negotiations with Silgan, including the fact that Silgan had agreed to reduce the termination fee that would be payable under certain circumstances to $39.5 million, which amount at the time corresponded to approximately 2.8% of the equity value of Graham Packaging (based on the then value of the merger consideration), but that Silgan had not agreed to a go-shop provision and had insisted on including a “match right” to provide greater certainty of closing.

On April 11, 2011, a telephonic meeting of the Silgan board of directors was held. Representatives of BofA Merrill Lynch also participated in the meeting. Members of Silgan management reviewed with the Silgan board of directors the terms of the proposed merger agreement and other transaction documents, and updated the Silgan board of directors on the status of negotiations with Graham Packaging, including the fact that Graham Packaging had agreed to provide Silgan with a “match right.” Also at this meeting, representatives of BofA Merrill Lynch reviewed with the Silgan board of directors its financial analysis and delivered to Silgan’s board of directors an oral opinion to the effect that, as of that date and based on and subject to various assumptions and limitations, the merger consideration to be paid by Silgan in the merger, was fair, from a financial point of view, to Silgan. After discussion by members of the Silgan board of directors, the Silgan board of directors unanimously determined that the merger is advisable and fair to and in the best interests of Silgan and its stockholders, approved the merger agreement and the transactions contemplated thereby, including the merger, subject to confirmation of final terms, and resolved to recommend that the Silgan stockholders vote in favor of the adoption of the merger agreement. In addition, on April 11, 2011, the audit committee of the Silgan board of directors unanimously approved the related party transactions associated with the merger, including the new stockholders agreement and the letter agreement, as well as the registration rights agreement, and the independent directors of the Silgan board of directors unanimously approved the new stockholders agreement.

On April 12, 2011, a telephonic meeting of the Silgan board of directors was held. Representatives of BofA Merrill Lynch also participated in the meeting. Members of Silgan management reviewed with the Silgan board of directors the terms of the proposed merger agreement and other transaction documents. Representatives of BofA Merrill Lynch confirmed with the Silgan board of directors its opinion, subsequently delivered in writing dated that date, to the effect that, as of such date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be paid by Silgan in the merger, was fair, from a financial point of view, to Silgan. The Silgan board of directors then ratified its determination that the merger agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Silgan and its stockholders, its approval of the merger agreement and the merger and its resolution to recommend that the Silgan stockholders vote in favor of the adoption of the merger agreement.

On April 12, 2011, a telephonic meeting of the Graham Packaging board of directors was held. The meeting was also attended by representatives of J.P. Morgan, Simpson Thacher and Abrams & Bayliss. The representatives reviewed with the Graham Packaging board of directors the terms of the proposed merger agreement and other transaction documents. With the approval of the special committee and at its direction, representatives of J.P. Morgan delivered to the full Graham Packaging board of directors the oral opinion (which was subsequently confirmed in writing) that the proposed merger consideration was fair, from a financial point of view, to the holders of common stock of Graham Packaging (other than the Graham family and the Blackstone Entities). The special committee then informed the Graham Packaging board of directors that the special committee had unanimously determined that the transaction was advisable and in the best interest of Graham Packaging and its stockholders and recommended that the Graham Packaging board of directors approve the merger agreement and the transactions contemplated thereby. Thereafter, the Graham Packaging board of directors unanimously determined that the merger agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Graham Packaging and its stockholders, approved the merger agreement and the merger and resolved to recommend that the Graham Packaging stockholders vote in favor of the adoption of the merger agreement.

Thereafter, representatives of Simpson Thacher and Bryan Cave finalized the merger agreement and other transaction documents and the documents were executed by the parties as of April 12, 2011.

On April 13, 2011, prior to the opening of trading on the NYSE and Nasdaq, each of Graham Packaging and Silgan issued a press release announcing the transaction.

Silgan’s Reasons for the Merger and Recommendation of Silgan’s Board of Directors

At the meeting of the Silgan board of directors on April 11, 2011, after careful consideration, including detailed discussions with Silgan’s management and its advisors, the Silgan board of directors unanimously determined that the merger is advisable and fair to and in the best interests of Silgan and its stockholders, approved the merger agreement and the transactions contemplated thereby, including the merger, subject to confirmation of final terms, and resolved to recommend that the Silgan stockholders vote FOR the adoption of the merger agreement, which includes approval of the issuance of shares of Silgan common stock pursuant to the merger agreement and approval of Silgan’s amended and restated certificate of incorporation, and FOR any motion to adjourn the Silgan special meeting to a later date or dates if necessary or appropriate to solicit additional proxies, which determination, approval and recommendation were subsequently ratified at a meeting of the Silgan board of directors on April 12, 2011.

In evaluating the merger, the Silgan board of directors consulted with members of Silgan’s management and Silgan’s advisors regarding, among other things, the past and current business operations, financial condition and future prospects of Graham Packaging, the strategic, governance and operational aspects of combining Silgan and Graham Packaging and financial and legal aspects of the transaction and, in reaching a conclusion to approve the merger and transactions contemplated by the merger agreement and to recommend that Silgan stockholders adopt the merger agreement in connection with the merger and approve the issuance of shares of Silgan common stock pursuant to the merger agreement and Silgan’s amended and restated certificate of incorporation, the Silgan board of directors reviewed a significant amount of information and considered a number of factors including:

•

its knowledge of Silgan’s business, operations, financial condition, earnings, cash flow and prospects both before and after the merger, and of Graham Packaging’s business, operations, financial condition, earnings, cash flow and prospects both before and after the merger, taking into account the results of Silgan’s due diligence of Graham Packaging;

•

its knowledge of the current environment in the packaging industry, including economic conditions, the potential for continued consolidation, current financial market conditions, resin cost volatility and resin supplier consolidation and the likely effects of these factors on Silgan’s and Graham Packaging’s potential growth, development, productivity and strategic direction;

•	Silgan management’s expectation that the combined company will achieve operating synergies of approximately $50 million within a period of three years following consummation of the merger;

•	the strategic nature of the acquisition, which will create a combined company:

•

that would be a premier worldwide food and specialty beverage packaging company, with leading positions and technology in plastic containers, metal containers and vacuum closures for food and specialty beverage products;

•	that would also have leading positions in plastic containers for personal care, household chemical and motor oil products;

•	that is well-equipped to excel in meeting the ongoing challenges of economic, regulatory, legislative and other developments in the food and specialty beverage packaging industry;

•	with the continued financial strength to make strategic investments and acquisitions in this industry;

•	with the prospects for an expanded customer base and product offerings to allow for new business relationships and transactions not available to either company on a stand-alone basis;

•	with an increased manufacturing footprint which will allow Silgan to continue to drive consolidation and rationalization of plants and optimize freight costs;

•	with broadened product lines for food and specialty beverage products and a more balanced product offering among plastic containers, metal containers and metal and plastic closures; and

•

the ability to cross-market product offerings for food and specialty beverage products and provide customers with access to leading technology for plastic containers, metal containers and vacuum closures;

•

Silgan management’s view, based upon due diligence and discussions with Graham Packaging’s management, that Silgan and Graham Packaging share complementary core values with respect to culture, focus and financial returns, generation of cash flow, growth through customer partnerships and business strategy;

•

Silgan management’s view, based upon due diligence and discussions with Graham Packaging’s management, that Silgan and Graham Packaging share a complementary tactical approach with respect to customer relationships and strategic locations of facilities, both in-plant and near-site to customers, and share the same business practice with respect to the pass through of changes in raw material prices to customers;

•

that the merger will join two experienced packaging industry management teams with complementary values, established track records, technical and operational expertise and acquisition and integration experience and expertise;

•

that, because the exchange ratio is fixed (and will not be adjusted for fluctuations in the market price of Silgan common stock or Graham Packaging common stock), the per share value of the merger consideration could be more or less than its implied value upon execution of the merger agreement, allowing both companies’ stockholders to benefit from synergy opportunities and optimal leverage levels of the combined business;

•	the premiums paid by the acquiring entities in comparable mixed cash-and-stock and other selected transactions in the recent past;

•

information concerning the financial conditions, results of operations, prospects and businesses of Silgan and Graham Packaging, including the respective companies’ cash flows from operations and recent performance of Silgan common stock and Graham Packaging common stock;

•

given the strong cash flows from the businesses of Silgan and Graham Packaging, the benefits from using Silgan’s under-leveraged balance sheet in connection with the merger to create value by optimally leveraging the combined business and thereafter executing a deleveraging strategy to drive further value;

•	modestly enhanced growth prospects for Silgan, given that the plastic container segment is a slightly higher growth market than the metal container segment;

•	immediate increase in the public float of Silgan common stock;

•	the structure of the merger and the terms and conditions of the merger agreement, including the following:

•	the parties’ expectation that significant delays in obtaining regulatory approvals for the transaction are unlikely;

•

that Graham Packaging agreed to pay a termination fee of $39.5 million to Silgan if the merger is not consummated for certain reasons as more fully described below in “The Merger Agreement—Termination Fees and Expenses” beginning on page 123;

•	the probability that the conditions to completion of the merger would be satisfied;

•

that, subject to certain exceptions more fully described below in “The Merger Agreement—Covenants and Agreements—Takeover Proposals” beginning on page 113, Graham Packaging is prohibited from taking certain actions that would be deemed to be a solicitation under the merger agreement, including soliciting, initiating or knowingly encouraging or facilitating any inquiries or making any proposals for certain types of business combinations or acquisitions of Graham Packaging (or entering into any agreements for such business combinations or acquisitions of Graham Packaging);

•

that, upon the terms set forth in the merger agreement, prior to the special committee or the Graham Packaging board of directors terminating the merger agreement or making a Graham Packaging adverse recommendation change in response to a takeover proposal, Graham Packaging must provide Silgan with three business days’ notice of its intention to do so and during such three business day period Graham Packaging must negotiate with Silgan in good faith (to the extent Silgan so desires to negotiate) to make adjustments to the terms and conditions of the merger agreement so that the special committee or the Graham Packaging board of directors, acting upon the recommendation of the special committee, determines in good faith that such takeover proposal ceases to constitute a superior proposal;

•

that, in the event the merger agreement is terminated by either party under certain circumstances more fully described below in “The Merger Agreement—Termination Fees and Expenses” beginning on page 123, then the other party must reimburse the terminating party for certain out-of-pocket fees and expenses incurred in connection with the transactions contemplated by the merger agreement, up to an aggregate maximum amount of $12 million; and

•

the oral opinion of BofA Merrill Lynch delivered on April 11, 2011, subsequently confirmed on, and delivered in writing dated, April 12, 2011, to the Silgan board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Silgan of the merger consideration to be paid by Silgan in the merger, as more fully described below in the section entitled “—Opinion of Silgan’s Financial Advisor” beginning on page 60.

The Silgan board of directors also considered the potential adverse impact of other factors weighing negatively against the proposed transaction, including, without limitation, the following:

•

the risks and contingencies relating to the announcement and pendency of the merger and the risks and costs to Silgan if the merger does not close timely or does not close at all, including the impact on Silgan’s relationships with employees and with third parties, including customers of Silgan Plastics;

•

the risk that the substantial additional indebtedness to be incurred in the merger, and the risk of higher interest rates for such indebtedness, could adversely effect Silgan’s operational flexibility and increase its vulnerability to a downturn in general economic conditions or Silgan’s business;

•	the potential dilution to Silgan stockholders;

•

the risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the merger and integrate the Graham Packaging operations;

•

the challenges of combining the businesses, operations and workforces of Graham Packaging and Silgan, realizing the anticipated cost savings and operating synergies and transitioning operating systems, including as a result of the announced consolidation of headquarter office activities for the combined company’s plastics business in York, Pennsylvania and moving customer requirements and training employees as a result of potential plant consolidations;

•	the challenges of a competitive plastic container segment of the consumer goods packaging industry and the risks from resin cost volatility and resin supplier consolidation;

•	the risk of being more reliant on continued technological innovation and other trade secrets to develop and maintain a competitive position in the plastic container segment;

•	the challenge of the larger combined business maintaining an entrepreneurial focus, a consistent mission statement and shared principles;

•	the fact that the merger agreement did not contain a financing condition;

•	the terms and conditions of the merger agreement, including:

•

that Silgan must pay to Graham Packaging a termination fee of $39.5 million if the merger agreement is terminated under circumstances specified in the merger agreement, as more fully described below in “The Merger Agreement—Termination Fees and Expenses” beginning on page 123;

•	that Silgan is subject to certain restrictions on the conduct of its business prior to the completion of the merger;

•

that under certain circumstances more fully described below in “The Merger Agreement—Covenants and Agreements—Reasonable Best Efforts” beginning on page 116, if such action is necessary to prevent the commencement of any proceeding by any governmental entity that would delay, enjoin or otherwise prohibit consummation of the merger, Silgan has agreed that it will take such action (including with respect to selling, holding separate or otherwise disposing of any business or assets, or agreeing to any conditions or restrictions) as may be necessary to prevent the commencement of such proceeding;

•

that, under certain circumstances and subject to certain conditions more fully described below in “The Merger Agreement—Covenants and Agreements—Takeover Proposals” beginning on page 113, Graham Packaging may furnish information to, and participate in negotiations with, third parties (not affiliated with Silgan) in connection with unsolicited bona fide proposals for a business combination or acquisition of Graham Packaging that constitute or could reasonably be expected to lead to a superior proposal and the Graham Packaging board of directors can terminate the merger agreement in order to accept a superior proposal or, under certain circumstances, change its recommendation prior to the Graham Packaging stockholders’ adoption of the merger agreement; and

•

that, in the event the Silgan stockholders do not adopt the merger agreement upon a vote taken thereon at the Silgan stockholders’ meeting, Silgan must pay to Graham Packaging an amount equal to $12 million; and

•	the risks described in the section entitled “Risk Factors” beginning on page 32.

The Silgan board of directors concluded that the anticipated benefits of the merger would outweigh the preceding adverse considerations.

The reasons set forth above are not intended to be exhaustive, but include material facts considered by the Silgan board of directors in approving the merger agreement. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Silgan board of directors did not find it useful to and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and to make its recommendations to Silgan stockholders. In addition, individual members of the Silgan board of directors may have given differing weights to different factors. The Silgan board of directors carefully considered all of the factors described above as a whole.

This explanation of Silgan’s reasons for the merger and other information presented in this section is forward looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 41.

Graham Packaging’s Reasons for the Merger and Recommendation of Graham Packaging’s Board of Directors

As described above in “Background of the Merger,” the Graham Packaging board of directors consulted with Graham Packaging’s management and legal advisors as well the special committee’s financial and legal advisors. At a meeting held on April 12, 2011, the Graham Packaging board of directors, acting upon the unanimous recommendation of the special committee, unanimously determined that the merger and the transactions contemplated by the merger agreement are advisable and in the best interests of Graham Packaging and Graham Packaging’s stockholders and resolved to recommend to the stockholders of Graham Packaging that they vote for adoption of the merger agreement. In reaching its conclusion to approve the merger and the transactions contemplated by the merger agreement and to recommend that the stockholders of Graham Packaging adopt the merger agreement, the Graham Packaging board of directors considered the following factors as generally supporting its decision to enter into the merger agreement:

•

its knowledge of Graham Packaging’s business, operations, financial condition, earnings, cash flow and prospects both before and after the merger, and of Silgan’s business, operations, financial condition, earnings, cash flow and prospects both before and after the merger, taking into account the results of Graham Packaging’s due diligence of Silgan;

•

its knowledge of the current environment in the packaging industry, including economic conditions, the potential for continued consolidation, current financial market conditions and resin cost volatility and the likely effects of these factors on Graham Packaging’s potential growth, development, productivity and strategic direction;

•

the value of the merger consideration to be received by Graham Packaging’s stockholders in the merger, including that the implied merger consideration was $19.79 per share (based on the closing price of Silgan common stock on April 11, 2011), which represented a significant premium over the market prices at which Graham Packaging common stock had previously traded, including a premium of approximately:

•	17.9% over the closing price of Graham Packaging common stock of $16.79 on April 11, 2011;

•	17.6% over the average closing price of Graham Packaging common stock of $16.83 for the 30 trading days ending April 11, 2011; and

•	25.7% over the average closing price of Graham Packaging common stock of $15.67 for the 90 trading days ending April 11, 2011;

•	the premiums paid by the acquiring entities in comparable mixed cash-and-stock and other selected transactions;

•

information concerning the financial conditions, results of operations, prospects and businesses of Silgan and Graham Packaging, including the respective companies’ cash flows from operations and recent performance of Silgan common stock and Graham Packaging common stock;

•

the advantages that a combined company will have over Graham Packaging as a standalone company, including as a result of the belief that the combined company will be a leading worldwide food and beverage supplier and will be better positioned to provide a portfolio of packaging solutions for its customers and more effectively service those customers through its broader and more diversified product offerings and the fact that the complementary nature of the customer bases, products and skills of Graham Packaging and Silgan could result in significant cost synergies;

•

the fact that the combination of cash and stock in the merger consideration affords Graham Packaging stockholders both the opportunity to receive immediate value through the cash component, as well as the opportunity to participate in the benefits to the combined company that could result from the merger;

•

the fact that because the stock portion of the merger consideration is a fixed exchange ratio, Graham Packaging’s stockholders will have the opportunity to benefit from any increase in the trading price of Silgan common stock between the announcement of the merger agreement and the completion of the merger;

•

the fact that there is greater trading volume of shares of Silgan common stock relative to the trading volume of shares of Graham Packaging common stock and that Graham Packaging stockholders as a group would own approximately 29% of the outstanding shares of Silgan common stock immediately following the merger and would no longer be part of a public company in which the Blackstone Entities or any other stockholder owned a controlling voting stake;

•

the fact that the special committee and the Graham Packaging board of directors received an opinion, dated April 12, 2011, from J.P. Morgan as to the fairness of the merger consideration to be paid to the holders of Graham Packaging common stock (other than the Graham family and the Blackstone Entities), from a financial point of view, to such holders, as more fully described below under the heading “—Opinion of Graham Packaging’s Financial Advisor”);

•

the special committee’s and the Graham Packaging board of directors’ belief, after consultation with the special committee’s financial advisor, that the likelihood that another party would have the interest and the capability of engaging in a sale or business combination transaction with Graham Packaging on terms as favorable to Graham Packaging’s stockholders as those contained in the merger agreement was low;

•

the likelihood that the transaction would be completed, in light of Silgan’s financial resources and the financing commitments it received from Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated;

•

the belief that regulatory approvals necessary to complete the transaction could be obtained and the obligation of Silgan in the merger agreement to use its reasonable best efforts to obtain such approvals and to take such actions (including with respect to selling, holding separate or otherwise disposing of any business or assets) as are necessary to obtain such approvals;

•

the expected qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code, which generally allows Graham Packaging’s stockholders to defer the recognition of any gain from the receipt of the stock portion of the merger consideration as described in the section entitled “Material United States Federal Income Tax Consequences”;

•	the potential benefits from using Silgan’s under-leveraged balance sheet in connection with the merger to create value by more optimally leveraging the combined business;

•	the terms and conditions of the merger agreement described in the section entitled “The Merger Agreement” below, including:

•	the limited closing conditions to Silgan’s obligations under the merger agreement, including the fact that the merger is not conditioned on receipt of financing;

•	the provisions of the merger agreement that allow Graham Packaging to engage in negotiations with, and provide information to, third parties in response to certain unsolicited proposals;

•

the provisions of the merger agreement that allow the Graham Packaging board of directors and/or the special committee to terminate the merger agreement in order to accept a superior proposal (subject to the payment of a $39.5 million termination fee representing approximately 2.8% of the equity value of Graham Packaging as of the date of the merger agreement (based on the then value of the merger consideration), which amount the Graham Packaging board of directors concluded was reasonable in the context of termination fees payable in comparable transactions, particularly given that such amount represented only approximately 1.0% of Graham Packaging’s enterprise value at such time (based on the then value of the merger consideration)); and

•

the provisions of the merger agreement that allow the Graham Packaging board of directors and/or the special committee to change its recommendation that Graham Packaging’s stockholders adopt the merger agreement in response to a superior proposal (and the fact that if such a change in recommendation is made, the voting agreement between the Blackstone Entities and Silgan would terminate and the Blackstone Entities would no longer be required to vote in favor of adoption of the merger agreement).

The Graham Packaging board of directors and the special committee also considered the potential adverse impact of other factors weighing negatively against the proposed transaction, including, without limitation, the following:

•

the possibility that the merger might not be completed as a result of the failure to obtain the approval of Silgan’s stockholders or the failure to satisfy other closing conditions, which risk was mitigated by the voting agreement entered into by Silgan’s Co-Founders and by the provisions of the merger agreement requiring Silgan to pay Graham Packaging a fee of $12 million if Silgan’s stockholders do not adopt the merger agreement;

•

the challenges and costs of integrating the businesses, operations and workforce of the two companies, and the risk that the anticipated cost savings and other expected synergies may not be achieved as and when planned;

•

the risks and costs to Graham Packaging if the merger does not close, including potential employee attrition and the potential adverse effect on Graham Packaging’s customer and other commercial relationships;

•

the fact that because the stock portion of the merger consideration is a fixed exchange ratio, Graham Packaging’s stockholders could be adversely affected by a decrease in the trading price of Silgan common stock during the pendency of the merger and that the terms of the merger agreement did not include “collar” provisions or stock-price-based termination rights that would be triggered by a decrease in the value of the merger consideration implied by the Silgan stock price;

•

the fact that the merger agreement prohibits Graham Packaging from taking a number of actions relating to the conduct of its business prior to the closing without the prior consent of Silgan, which may delay or prevent Graham Packaging from undertaking business opportunities that may arise during the pendency of the merger, whether or not the merger is completed;

•

the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts and the fact that Graham Packaging management and employees will expend extensive efforts attempting to complete the merger and will experience significant distractions from their work during the pendency of the merger;

•

the risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee of $39.5 million under specified circumstances, while required by Silgan as a condition to its willingness to enter into the merger agreement, could have the effect of discouraging other parties that might be interested in a transaction with Graham Packaging from proposing such a transaction;

•	other risks as described above under “Risk Factors” beginning on page 32.

The Graham Packaging board of directors concluded that the anticipated benefits of the merger would outweigh the preceding adverse considerations.

In addition, the Graham Packaging board of directors was aware of and considered the interests that Graham Packaging’s directors and executive officers may have with respect to the merger that differ from, or are in addition to, their interests as stockholders of Graham Packaging generally, as described in “—Interests of Graham Packaging’s Directors and Executive Officers in the Merger” beginning on page 87.

The foregoing discussion of the information and factors considered by the Graham Packaging board of directors is not exhaustive, but Graham Packaging believes it includes all the material factors considered by the Graham Packaging board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Graham Packaging board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Graham Packaging board of directors may have given different weight to different factors. The Graham Packaging board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Graham Packaging management and the special committee’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

For the reasons set forth above, the Graham Packaging board of directors, acting upon the unanimous recommendation of the special committee, unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Graham Packaging and its stockholders and unanimously approved the merger agreement and unanimously resolved to recommend that Graham Packaging’s stockholders adopt the merger agreement.

This explanation of Graham Packaging’s reasons for the merger and other information presented in this section is forward looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 41.

Opinion of Silgan’s Financial Advisor

Silgan has retained BofA Merrill Lynch to act as its financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Silgan selected BofA Merrill Lynch to act as Silgan’s financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Silgan and its business.

On April 11, 2011, at a meeting of the Silgan board of directors held to evaluate the merger, BofA Merrill Lynch reviewed with the Silgan board of directors its opinion, subsequently confirmed on, and delivered in writing dated, April 12, 2011, to the effect that, as of the date of its opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be paid by Silgan in the merger was fair, from a financial point of view, to Silgan.

The full text of BofA Merrill Lynch’s written opinion to the Silgan board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Silgan board of directors for the benefit and use of the Silgan board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Silgan or in which Silgan might engage or as to the underlying business decision of Silgan to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

(i)	reviewed certain publicly available business and financial information relating to Graham Packaging and Silgan;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Graham Packaging furnished to or discussed with BofA Merrill Lynch by the management of Graham Packaging, including certain financial forecasts relating to Graham Packaging for fiscal years ended December 31, 2011 through December 31, 2013 prepared by the management of Graham Packaging, referred to herein as “Graham Packaging forecasts;”

(iii)	reviewed an alternative version of the Graham Packaging forecasts incorporating certain adjustments thereto made by or at the direction of and approved by the management of Silgan and certain financial forecasts relating to Graham Packaging for the fiscal years ended December 31, 2014 and 2015 prepared by or at the direction of and approved by the management of Silgan, referred to herein as “adjusted/extended Graham Packaging forecasts,” and discussed with the management of Silgan its assessments as to the relative likelihood of achieving the future financial results reflected in the Graham Packaging forecasts and the adjusted/extended Graham Packaging forecasts;

(iv)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Silgan furnished to or discussed with BofA Merrill Lynch by the management of Silgan, including certain financial forecasts relating to Silgan prepared by the management of Silgan, referred to herein as “Silgan forecasts;”

(v)	reviewed certain estimates as to the amount and timing of cost savings and operational synergies anticipated by the management of Silgan to result from the merger, referred to herein as “synergies;”

(vi)	discussed the past and current business, operations, financial condition and prospects of Graham Packaging with members of senior managements of Graham Packaging and Silgan, and discussed the past and current business, operations, financial condition and prospects of Silgan with members of senior management of Silgan;

(vii)	reviewed the potential pro forma financial impact of the merger on the future financial performance of Silgan, including the potential effect on Silgan’s estimated earnings per share;

(viii)	reviewed the trading histories for Graham Packaging common stock and Silgan common stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(ix)	compared certain financial and stock market information of Graham Packaging and Silgan with similar information of other companies BofA Merrill Lynch deemed relevant;

(x)	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(xi)	reviewed the relative financial contributions of Graham Packaging and Silgan to the future financial performance of the combined company on a pro forma basis;

(xii)	reviewed a draft, dated April 12, 2011, of the merger agreement; and

(xiii)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of Silgan and Graham Packaging that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Graham Packaging forecasts, BofA Merrill Lynch was advised by Graham Packaging, and assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Graham Packaging as to the future financial performance of Graham Packaging for the periods set forth therein. With respect to the adjusted/extended Graham Packaging forecasts, the Silgan forecasts and the synergies, BofA Merrill Lynch assumed, at the direction of Silgan, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Silgan as to the future financial performance of Graham Packaging and Silgan and the other matters covered thereby and, based on the assessments of the management of Silgan as to the relative likelihood of achieving the future financial results reflected in the Graham Packaging forecasts and the adjusted/extended Graham Packaging forecasts, BofA Merrill Lynch relied, at the direction of Silgan, on the adjusted/extended Graham Packaging forecasts for purposes of its opinion. BofA Merrill Lynch relied, at the direction of Silgan, on the assessments of the management of Silgan as to Silgan’s ability to achieve the synergies and was advised by Silgan, and assumed, that the synergies will be realized in the amounts and at the times projected.

BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Graham Packaging or Silgan, nor did BofA Merrill Lynch make any physical inspection of the properties or assets of Graham Packaging or Silgan. BofA Merrill Lynch did not evaluate the solvency or fair value of Graham Packaging or Silgan under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Silgan, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Graham Packaging, Silgan or the contemplated benefits of the merger. BofA Merrill Lynch also assumed, at the direction of Silgan, that the merger would qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. BofA Merrill Lynch also assumed, at the direction of Silgan, that the final executed merger agreement would not differ in any material respect from the draft merger agreement reviewed by it.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger or the governance and registration rights and obligations agreed to with certain stockholders of Graham Packaging in connection therewith. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, to Silgan of the merger consideration to be paid in the merger and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration, or with respect to certain early termination payments to be made by Silgan to Blackstone Capital and the Graham family at the closing of the merger as contemplated in the merger agreement. See “—Income Tax Receivable Agreements” beginning on page 119. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Silgan or in which Silgan might engage or as to the underlying business decision of Silgan to proceed with or effect the merger. BofA Merrill Lynch did not express any opinion as to what the value of Silgan common stock actually would be when issued or the prices at which Silgan common stock or Graham Packaging common stock would trade at any time, including following announcement or consummation of the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter. Except as described above, Silgan imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Silgan board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

For purposes of the analyses summarized below, the “merger consideration” refers to the $19.82 implied per share value of the merger consideration based on the $4.75 per share cash, without interest, portion of the merger consideration and the implied per share value of the Silgan common stock portion of the merger consideration of $15.07 on April 8, 2011, based on the closing price of the Silgan common stock of $37.51.

Silgan Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information, including estimates of future financial results published by Wall Street equity research analysts, for Silgan and Graham Packaging and the following seven publicly traded companies in the packaging industry:

• AptarGroup, Inc. • Ball Corporation • Bemis Company, Inc. • Crown Holdings Inc.	• Owens-Illinois, Inc. • Sealed Air Corporation • Sonoco Products Company

BofA Merrill Lynch reviewed, among other things, per share equity values, based on closing stock prices on April 8, 2011, of the selected publicly traded companies as a multiple of calendar years 2011 and 2012 estimated earnings per share (which we refer to as “EPS”). BofA Merrill Lynch also reviewed estimated compound annual EPS growth rates for a five calendar year period. BofA Merrill Lynch also reviewed enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on April 8, 2011, plus debt, plus preferred equity, plus minority interest, less cash and marketable securities, as a multiple of calendar years 2011 and 2012 estimated earnings before interest, taxes, depreciations and amortization (which we refer to as “EBITDA”), and estimated earnings before interest and taxes (which we refer to as “EBIT”).

BofA Merrill Lynch applied a range of enterprise value as multiples of calendar year 2011 estimated EBITDA ranging from 6.5x to 7.5x, derived from the selected publicly traded companies, to Graham Packaging’s calendar year 2011 adjusted estimated EBITDA. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Silgan and Graham Packaging were based on the Silgan management forecasts and the adjusted/extended Graham Packaging forecasts. This analysis indicated the following approximate implied per share equity value reference range (which is rounded to the nearest $0.25) for Graham Packaging, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for Graham Packaging Enterprise Value/2011E Adj. EBITDA	Merger Consideration
$16.25 – $24.50	$19.82 (based on market data as of April 8, 2011)

No company used in this analysis is identical or directly comparable to Silgan or Graham Packaging. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Silgan and Graham Packaging were compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following eleven selected transactions involving companies in packaging industry:

Acquiror	Target
• Graham Packaging	• Blow Molded Plastic Container business of Owens-Illinois, Inc.
• Apollo Management, L.P.	• Berry Plastics Corporation
• Pactiv Corporation	• Prairie Packaging, Inc.
• Rexam PLC	• O-I Plastic Products FTS Inc. of Owens-Illinois Group
• Rank Group Limited	• Packaging and consumer businesses of Alcoa Inc.
• Bemis Company, Inc.	• Alcan Packaging Food Americas division of Rio Tinto PLC
• Berry Plastics Corporation	• Pliant Corporation
• Madison Dearborn Partners	• BWAY Holding Company
• Graham Packaging	• Liquid Container
• Reynolds Group Holdings Limited	• Pactiv Corporation
• Ardagh Glass Group	• Impress Cooperatieve U.A.

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of each target company’s most recent fiscal year EBITDA prior to being acquired. BofA Merrill Lynch then applied an EBITDA multiple range of 6.5x to 8.0x, derived from the selected transactions to Graham Packaging’s calendar year 2010 adjusted EBITDA. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data of Graham Packaging were based on the adjusted/extended Graham Packaging forecasts. This analysis indicated the following approximate implied per share equity value reference range (which is rounded to the nearest $0.25) for Graham Packaging, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for Graham Packaging Enterprise Value/2010 Adj. EBITDA	Merger Consideration
$13.00 – $24.50	$19.82 (based on market data as of April 8, 2011)

No company, business or transaction used in this analysis is identical or directly comparable to Graham Packaging or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Graham Packaging and the merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of Graham Packaging to calculate the estimated present value of the standalone unlevered, after-tax free cash flow that Graham Packaging was forecasted to generate during fiscal years 2011 through 2015 based on the adjusted/extended Graham Packaging forecasts. Estimated terminal values for Graham Packaging were calculated by applying a range of EBITDA terminal value multiples of 6.5x to 7.5x to Graham Packaging’s calendar year 2015 estimated EBITDA, which equated to an implied perpetuity growth rate of unlevered free cash flow of 1.8% to 2.7%. The cash flows and terminal values were then discounted to present value as of December 31, 2010, using discount rates ranging from 8.5% to 10.5%, which were based on an analysis of Graham Packaging’s weighted average cost of capital and adjusted by Graham Packaging’s net debt balance as of December 31, 2010. This analysis indicated the following approximate implied per share equity value reference range (which is rounded to the nearest $0.25) for Graham Packaging as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for Graham	Merger Consideration
$18.00 – $28.50	$19.82 (based on market data as of April 8, 2011)

Discounted Analyst Price Targets Analysis. BofA Merrill Lynch calculated the present value (using Graham Packaging’s estimated cost of equity of 11.00%) of Wall Street research analysts’ 12-month share price targets for Graham Packaging common stock in recently published, publicly available research analysts’ reports. Analysts’ undiscounted 12-month share price targets for Graham Packaging common stock ranged from a low of $19.00 per share to a high of $22.00 per share with a median of $21.00 per share. This analysis indicated the following approximate implied per share equity value reference range (which is rounded to the nearest $0.25) for Graham Packaging, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for Graham	Merger Consideration
$17.00 – $19.75	$19.82 (based on market data as of April 8, 2011)

Pro Forma Consequences Analysis. BofA Merrill Lynch reviewed the potential pro forma financial effect of the merger on Silgan’s estimated leveraged free cash flow (or after tax and after interest cash flow from operations less capital expenditures), which we refer to as “LFCF,” per share and EPS for calendar years 2011 through 2014, and actual and estimated net debt (or debt less cash and cash equivalents) as a multiple of EBITDA, actual for calendar year 2010 and estimated for calendar years 2011 through 2014. Estimated financial data of Silgan were based on the Silgan forecasts and estimated financial data of Graham Packaging were based on the adjusted/extended Graham Packaging forecasts. Based on the merger consideration and the expected synergies, this analysis indicated that the merger could be accretive to Silgan’s estimated LFCF per share and EPS for calendar years 2011 through 2014, and that estimated LFCF following the merger could lower the net debt/EBITDA multiple to that of Silgan pre-merger within four years. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Equity Weighted Contribution Analysis. BofA Merrill Lynch reviewed the relative financial contributions of Graham Packaging and Silgan to the future financial performance of the combined company on a pro forma basis without taking into account any potential synergies that may result from the merger. BofA Merrill Lynch reviewed the standalone actual and estimated adjusted EBITDAs, net incomes and leveraged free cash flows of both Silgan and Graham Packaging for calendar years 2010, 2011 and 2012 based on the adjusted/extended Graham forecasts and the Silgan forecasts and actual results for each, as applicable. Using the relative contributions of Graham Packaging and Silgan, BofA Merrill Lynch calculated the leverage adjusted exchange ratios implied by those relative contributions for each of the aforementioned financial metrics and years. This analysis indicated the following implied exchange ratio reference range, which was then compared with an illustrative exchange ratio of 0.528 implied in the merger assuming 100% of the merger consideration was payable in stock and closing prices for Graham Packaging common stock and Silgan common stock as of April 8, 2011:

Implied Exchange Ratio Reference Range

Illustrative Exchange Ratio

(Calculated as the value of the merger

consideration to be received for each share of

Graham Packaging common stock divided by the

then prevailing price of Silgan common stock)

0.517x – 0.870x	0.528x

Other Factors.

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•	historical trading prices of Silgan common stock and Graham Packaging common stock since Graham Packaging’s initial public offering in February 2010;

•

the differential between the then prevailing estimated next twelve month EBITDA trading multiple of Silgan and the average of such trading multiple for select peers, Ball Corporation and Crown Holdings Inc., as compared to the differential between Silgan and such peers over the preceding five year period; and

•

the implied premium that the consideration to be received by the holders of the Graham Packaging common stock represented over the historical trading prices of Graham Packaging common stock on April 8, 2011, the last trading day of the week preceding the week the merger was announced, noting that the consideration of $19.82 per share of Graham Packaging common stock (based on market data as of April 8, 2011) represented an implied premium of:

•	18% over the 30-day average closing price of the shares Graham Packaging common stock;

•	27% over the 90-day average closing price of the shares Graham Packaging common stock;

•	10% over the 52-week high price; and

•	89% over the 52-week low price.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the Silgan board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Silgan and Graham Packaging. The estimates of the future performance of Silgan and Graham Packaging in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, to Silgan of the merger consideration to be paid by Silgan in the merger and were provided to the Silgan board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of Silgan or Graham Packaging.

The merger consideration was determined through arm’s-length negotiations between Silgan and Graham Packaging and was approved by the Silgan board of directors. The decision to enter into the merger agreement was solely that of the Silgan board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Silgan board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Silgan board of directors or management with respect to the merger or the merger consideration.

Silgan has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate net fee currently estimated to be approximately $15 million, $1.5 million of which was payable in connection with its opinion and $13.5 million of which is contingent upon the completion of the merger. BofA Merrill Lynch and its affiliates are also participating in the financing for the merger, including acting as lead arranger, bookrunner and a lender, which financing includes a refinancing of Silgan’s existing senior secured credit agreement, for which services BofA Merrill Lynch and its affiliates will receive significant compensation. Silgan also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Silgan, Graham Packaging, and certain of their respective affiliates, including Blackstone, an affiliate of Graham Packaging, and certain of Blackstone’s affiliates and portfolio companies.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Silgan and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as joint lead arranger and joint bookrunner for, and a lender under, Silgan’s senior secured credit agreement, (ii) having acted as joint bookunner, initial purchaser and placement agent for a debt offering by Silgan, (iii) having provided or providing certain commodity, derivatives and foreign exchange trading services to Silgan, and (iv) having provided or providing certain treasury and trade management services and products to Silgan.

BofA Merrill Lynch and its affiliates in the past have provided and currently are providing investment banking, commercial banking and other financial services to Graham Packaging and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a co-manager for Graham Packaging’s initial public offering, (ii) having acted or acting as a lender under certain term loans, letters of credit and leasing facilities for Graham Packaging, and (iii) having provided certain treasury and trade management services and products to Graham Packaging.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Blackstone and certain of its affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to Blackstone and certain of its affiliates and portfolio companies in connection with certain mergers and acquisition transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, bookrunner and/or lender for Blackstone and certain of its affiliates and portfolio companies in connection with the financing for various acquisition transactions, (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by Blackstone and certain of its affiliates and portfolio companies and (iv) having provided or providing certain treasury and trade services and products to Blackstone and certain of its affiliates and portfolio companies. Certain of BofA Merrill Lynch’s affiliates maintain significant commercial (including vendor and/or customer) relationships with Blackstone.

Opinion of Graham Packaging’s Financial Advisor

Pursuant to an engagement letter dated March 6, 2011, the special committee retained J.P. Morgan to act as its financial advisor in connection with a potential strategic transaction. On April 12, 2011, J.P. Morgan rendered its oral opinion, subsequently confirmed in writing, to the special committee and, with the approval of the special committee and at its direction, to the full Graham Packaging board of directors to the effect that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in such written opinion, the merger consideration to be paid to the holders of Graham Packaging common stock (other than the Graham family and the Blackstone Entities) was fair, from a financial point of view, to such holders. With the approval of the special committee and at its direction, the J.P. Morgan written opinion was provided to and relied upon by the full board of directors of Graham Packaging. The J.P. Morgan written opinion, dated April 12, 2011, is sometimes referred to herein as the J.P. Morgan opinion.

The full text of the written opinion of J.P. Morgan, dated April 12, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered and any limitations on the review undertaken by J.P. Morgan in rendering its opinion, is attached as Annex C. The summary of J.P. Morgan’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. Graham Packing stockholders should read this opinion carefully and in its entirety. J.P. Morgan’s opinion is directed to the special committee, addresses only the fairness, from a financial point of view, of the merger consideration to be received by the holders of common stock of Graham Packaging (other than the Graham family and the Blackstone Entities) in the proposed merger, and does not address any other aspect of the merger. The issuance of the J.P. Morgan opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan provided its advisory services and opinion for the information and assistance of the special committee in connection with the special committee’s consideration of the proposed merger. The opinion of J.P. Morgan does not constitute a recommendation as to how any stockholder should vote with respect to the proposed merger. In addition, the J.P. Morgan opinion does not in any manner address the prices at which Graham Packaging’s or Silgan’s common stock will trade following the date of the opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated April 12, 2011 of the merger agreement and a draft dated April 11, 2011 of the voting agreement between Silgan and certain of Graham Packaging’s stockholders;

•	reviewed certain publicly available business and financial information concerning Graham Packaging and Silgan and the industries in which they operate;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of Graham Packaging and Silgan with publicly available information concerning certain other companies J.P. Morgan deemed relevant, and reviewed the current and historical market prices of the Graham Packaging common stock and Silgan common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of Graham Packaging and Silgan relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger, referred to in this section as the “Synergies”; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of Graham Packaging and Silgan with respect to certain aspects of the merger, the past and current business operations of Graham Packaging and Silgan, the financial condition and future prospects and operations of Graham Packaging and Silgan, the effects of the merger on the financial condition and future prospects of Graham Packaging and Silgan, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Graham Packaging and Silgan or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did it assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Graham Packaging and Silgan under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best then-available estimates and judgments by management as to the expected future results of operations and financial condition of Graham Packaging and Silgan to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based, and J.P. Morgan assumed, with the special committee’s approval, that the Synergies would be achieved at the times and in the amounts projected in all respects material to J.P. Morgan’s analysis. J.P. Morgan also assumed that the merger would qualify as a tax-free reorganization for United States federal income tax purposes and would be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft thereof furnished by Graham Packaging and reviewed by J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Graham Packaging and Silgan in the merger agreement and the related agreements were and would be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by Graham Packaging’s and Silgan’s advisors with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents, authorizations and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Graham Packaging and Silgan or on the contemplated benefits of the merger.

The J.P. Morgan opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the J.P. Morgan opinion. Subsequent developments may affect the J.P. Morgan opinion, and J.P. Morgan does not have any obligation to update, revise or reaffirm the J.P. Morgan opinion. The J.P. Morgan opinion is limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Graham Packaging common stock (other than the Graham family and the Blackstone Entities) in the proposed merger, and J.P. Morgan has expressed no opinion as to the fairness of the merger to any person or entity, or as to the fairness of any payments made in connection therewith, to the Graham family, the Blackstone Entities, holders of any other class of securities, creditors or other constituencies of Graham Packaging or as to the amounts to be paid to any such person relative to the merger consideration to be paid to the holders of Graham Packaging common stock or as to the underlying decision by Graham Packaging to engage in the merger. Furthermore, J.P. Morgan has expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the merger consideration to be received by the holders of Graham Packaging common stock (other than the Graham family and the Blackstone Entities) in the merger or with respect to the fairness of any such compensation. J.P. Morgan has also expressed no opinion as to the price at which shares of Graham Packaging’s and Silgan’s common stock will trade at any future time.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses undertaken by J.P. Morgan in connection with rendering the J.P. Morgan opinion delivered to the special committee on April 12, 2011 and contained in the presentation delivered to the special committee on April 12, 2011 in connection with the rendering of such opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses. For purposes of the analyses summarized below, the “merger consideration” refers to the $19.79 implied per share value of the merger consideration based on the $4.75 per-share cash, without interest, portion of the merger consideration and the implied per-share value of the Silgan common stock portion of the merger consideration of $15.04 on April 11, 2011.

Financial Projections

In performing its analysis of Graham Packaging, J.P. Morgan relied upon the “blended case” of projections described under “Summary of Graham Packaging Projections” beginning on page 83 (which is referred to herein as the Graham Packaging Projections) plus an extrapolation of such projections for the period from January 1, 2014 through December 31, 2020 and the terminal period that was utilized in the discounted cash flow analysis described below, which extrapolation was prepared by J.P. Morgan and reviewed and approved by the management of Graham Packaging.

The following table sets forth the material unaudited prospective financial information that J.P. Morgan extrapolated for the period from January 1, 2014 through December 31, 2020 and the terminal period that was utilized in the discounted cash flow analysis described below. All dollar amounts are in millions.

	2014E	2015E	2016E	2017E	2018E	2019E	2020E	Terminal
Revenue	$3,193	$3,273	$3,354	$3,438	$3,507	$3,577	$3,649	$3,722
EBITDA	669	686	703	720	735	749	764	780
Capital Expenditures	202	207	212	218	222	226	231	234

In performing its analysis as it applies to Silgan, J.P. Morgan relied upon projections provided by the management of Silgan prepared in connection with the proposed merger for the period from January 1, 2011 through December 31, 2011 which were reviewed and approved by the management of Graham Packaging, plus an extrapolation of such projections for the period from January 1, 2012 through December 31, 2017, which extrapolation was prepared by J.P. Morgan and reviewed and approved by the management of Graham Packaging.

The projections furnished to J.P. Morgan for Graham Packaging and Silgan were prepared by the management of Graham Packaging and Silgan, respectively, in connection with the proposed merger. Neither Graham Packaging nor Silgan publicly discloses internal management forecasts of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could differ materially from those set forth in such projections.

Graham Packaging Financial Analyses

Reference Ranges

J.P. Morgan compared Graham Packaging’s closing common stock price of $16.79 and implied per share merger consideration of $19.79, based on market data as of April 11, 2011, to:

•	the all time high ($17.99) and low ($10.20) closing prices of Graham Packaging common stock, reached on January 28, 2011 and February 11, 2010, respectively; and

•	equity research analyst price targets for the price of Graham Packaging common stock, which ranged from $19.00 to $22.00.

J.P. Morgan noted that the foregoing analyses are not valuation methodologies and that such analyses were presented merely for reference purposes.

Trading Multiples Analysis

For selected publicly traded companies engaged in businesses which J.P. Morgan deemed relevant to the businesses of Graham Packaging and Silgan and using publicly available data, J.P. Morgan calculated the ratios of the company’s firm value divided by each of (i) its estimated EBITDA for calendar year 2011, (ii) its estimated EBITDA for calendar year 2012, (iii) its estimated EBITDA less capital expenditures (“Capex”) for calendar year 2011 and (iv) its estimated EBITDA less Capex for calendar year 2012. For the purpose of this analysis, firm value of a particular company was calculated as the market value of such company’s outstanding common stock (as of April 11, 2011) plus the amount of such company’s indebtedness and minority interests, in-the-money options and warrants, net of option proceeds, and preferred stock, minus such company’s cash, cash equivalents and marketable securities.

The selected companies were as follows:

Rigid Packaging Peers: Amcor Ltd.; AptarGroup; Ball Corp.; Crown Holdings Inc.; Greif Inc.; Owens-Illinois Inc.; Rexam PLC; and Silgan.

Flexible Packaging Peers: Avery Dennison; Bemis Co. Inc.; CCL Industries Inc.; Huhtamaki Oyj; Sealed Air Corp.; and Winpak Ltd.

These companies were selected, among other reasons, because they share similar business characteristics to Graham Packaging and Silgan based on operational and financial metrics as well as business sector participation.

Financial data for the selected companies were based on the selected companies’ filings with the SEC, publicly available equity research, IBES estimates and Factset data as of April 11, 2011.

This analysis indicated the following median and mean firm value multiples:

	Firm Value / 2011E EBITDA	Firm Value / 2012E EBITDA	Firm Value / 2011E EBITDA less Capex	Firm Value / 2012E EBITDA less Capex
Rigid Peers Median	7.5x	6.7x	11.3x	9.3x
Flexible Peers Median	6.7x	6.2x	10.4x	9.3x
Overall Median	7.14x	6.7x	10.5x	9.3x
Overall Mean	7.18x	6.7x	10.6x	9.4x

Based on the results of this analysis and on other factors J.P. Morgan considered appropriate, J.P. Morgan applied (i) a firm value/2011E EBITDA ratio range of 6.75x to 7.50x, (ii) a firm value/2012E EBITDA ratio range of 6.25x to 7.25x, (iii) a firm value/2011E EBITDA less Capex ratio range of 9.0x to 11.0x, and (iv) a firm value/2012E EBITDA less Capex ratio range of 8.5x to 10.0x to the Graham Packaging Projections and derived the following implied per share equity value ranges for Graham Packaging common stock, as compared to the implied per share merger consideration:

Valuation Basis	Implied per Share Equity Value Range	Merger Consideration
Firm Value / 2011E EBITDA	$18.50 – $24.75	$19.79 (based on market data as of April 11, 2011)
Firm Value / 2012E EBITDA	$17.00 – $25.75
Firm Value / 2011E EBITDA less Capex	$14.00 – $25.50
Firm Value / 2012E EBITDA less Capex	$14.00 – $23.25

No company used in this analysis is identical or directly comparable to Graham Packaging. Accordingly, an evaluation of the results of this analysis necessarily involves complex considerations and judgments concerning differences in financial, operating, and business sector characteristics, and other factors that could affect the public trading or other values of the companies to which Graham Packaging is compared.

Precedent Transactions Analysis

Using publicly available information, J.P. Morgan examined the following selected transactions involving companies or businesses which J.P. Morgan determined to be similar to Graham Packaging’s and Silgan’s business.

Selected Rigid Packaging Transactions

Acquiror	Target	Announcement
Plastipak	Constar International	February 2011
Blackstone / N+1	Mivisa	December 2010
Ardagh Glass	Impress Cooperative	September 2010
Graham Packaging	Liquid Container	August 2010
Irving Place Capital	Mold Rite Plastics	June 2010
Amcor Limited	Ball Plastic Packaging Americas	June 2010
Ontario Teachers’ Pension	Exal	April 2010
MDP	BWAY	March 2010
Ball Corp	AB/InBev	July 2009
Selig Sealing Products	Illinois Tool Works (Unipac)	August 2008
Hicks Acquisition Co	Graham Packaging Holdings, Co.	June 2008
SAICA	SCA (UK Packaging Operations)	June 2008
DLJ Merchant Banking Partners	Guala Closures Group	June 2008
Canmake	Lam Soon Packaging segment	February 2008
Berry Plastics	Captive Plastics	December 2007
Berry Plastics	MAC Closures Inc.	December 2007
Spartech Group	Creative Forming Inc.	September 2007
Graphic Packaging	Altivity	July 2007
Rexam PLC	Rostar	July 2007
La Seda de Barcelona	Amcor Ltd., European PET Plastic Plants	July 2007
Rexam PLC	Owens-Illinois (plastic closures unit)	June 2007
Sonocco	Matrix Packaging	May 2007
Dubai International Capital	Mauser AG	April 2007
Pactiv	Prairie Packaging	April 2007
Ardagh Glass Group	Rexam	March 2007
Metalmark Capital	SCA’s North American Packaging Operations	January 2007
Brait SA	Consol Ltd.	December 2006
Apollo and Graham Partners	Berry Plastics	June 2006
TPG	SSCC’s Consumer Packaging	May 2006
MeadWestvaco	Saint Gobain’s Calmar Business	April 2006
Ball	Alcan Bottles	February 2006
Rexam	Airspray	February 2006
Silgan Holdings	Amcor’s White Cap (closures business)	February 2006
Ball Corp	U.S. Can Corp’s US and Argentina Ops	February 2006
Rexam PLC	Precise Technology	November 2005
Aptargroup	MBF Developpement SAS	October 2005
Rexam	Delta Plastics	September 2005
Mauser-Werke GmbH	Russell-Stanley Holdings Inc	August 2005
PAI Partners	Crown Holdings’ (plastic closure business)	August 2005
Berry Plastics Corporation	Kerr Group	May 2005
Pactiv Corporation	Newspring Industrial Corporation	March 2005
AptarGroup Inc.	EP Spray System SA	February 2005
Stirling Square Capital	Arca Systems International	February 2005
Bemis Company Inc.	Dixie Toga S.A.	January 2005
CVC Capital Partners	Mivisa Envases, SAU	December 2004
RPC Group Plc	Nampak (European packaging operations)	November 2004
Blackstone/Graham Packaging	OI’s blow-molding business	July 2004

Selected Flexible Packaging Transactions

Acquiror	Target	Announcement
Rank Group	Pactiv	August 2010
Pactiv	PWP Industries	February 2010
Amcor	Alcan Holdings Switzerland AG	August 2009
Bemis	Alcan Packaging	July 2009
AEP Industries	Atlantis Plastic Films	August 2008
Diamond Castle	York Label	June 2008
Rank Group	Alcoa (packaging and consumer unit)	December 2007
Graphic Packaging	Altivity	July 2007
Blackstone	Klockner Pentaplast	May 2007
Littlejohn & Co.	Intertape Polymer	May 2007
TPG	SSCC’s Consumer Packaging	May 2006
Kohlberg & Company	Packaging Dynamics	February 2006
Apollo	Tyco’s Plastics, Adhesives and Ludlow Products	December 2005
Sun Capital Partners	Exopack	September 2005
AEA Investors	Pactiv’s Protecting Packaging Division	June 2005
Appleton Papers	New England Extrusion	January 2005
Bemis Company Inc.	Dixie Toga S.A.	January 2005
Packaging Dynamics	Papercon	August 2004
Bemis (w/ Mexican JV)	Assets of Masterpak S.A. de C.V.	May 2004
Warburg Pincus International	Clondalkin Group Holdings	February 2004
Hilex Poly Co.	Sonoco Products’ high-density film business	September 2003
Billerud	Henry Cooke	September 2003
Amcor	Rexam	August 2003
Amcor	Amcor Flexibles Europe	August 2003

For each of the selected transactions, to the extent information was publicly available, J.P. Morgan calculated the target’s firm value implied by the transaction divided by each of its revenues and by its EBITDA for the last twelve month period prior to announcement of the transaction. The analysis indicated the following multiples of transaction value to LTM EBITDA:

Transaction Value / LTM EBITDA
Rigid Packaging Mean (all)	7.7x
Rigid Packaging Median (all)	7.4x
Rigid Packaging Mean (since 2009)	6.3x
Rigid Packaging Median (since 2009)	6.5x
Flexible Packaging Mean (all)	7.7x
Flexible Packaging Median (all)	7.3x
Flexible Packaging Mean (since 2009)	7.3x
Flexible Packaging Median (since 2009)	7.2x

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan applied a range of multiples of 6.5x to 7.5x to Graham Packaging’s EBITDA for calendar year 2010 and derived an implied per share equity value range for Graham Packaging common stock of $15.00 to $23.25.

No company, business or transaction used in this analysis is identical or directly comparable to Graham Packaging or the merger. Accordingly, an evaluation of the results of this analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Graham Packaging and the merger were compared.

Discounted Cash Flow Analysis

J.P. Morgan conducted an analysis using discounted cash flow values for Graham Packaging for the purpose of determining an implied fully diluted equity value per share for Graham Packaging common stock on a stand-alone basis (i.e., without synergies). A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by assets and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future unlevered free cash flows from the asset, which J.P. Morgan refers to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal Value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

J.P. Morgan calculated the stand-alone, unlevered free cash flows based on the Graham Packaging Projections and based on certain assumptions made by J.P. Morgan and reviewed and approved by Graham Packaging management concerning tax rates, tax benefits and payments under the income tax receivable agreements for the period from January 1, 2011 through December 31, 2013 and the stand-alone, unlevered free cash flows reflected in the extrapolations reviewed and approved by Graham Packaging’s management for the period from January 1, 2014 through December 31, 2020 and the terminal period, calculated assuming that the projected unlevered free cash flows for both periods occur at the middle of each annual period, and then discounted such cash flows to present value as of December 31, 2010 using a range of discount rates from 8.0% to 9.0%. This range of discount rates was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Graham Packaging which included, among other considerations, an analysis of the cost of equity and cost of debt of Graham Packaging using publicly available information and J.P. Morgan’s judgment. J.P. Morgan also calculated a range of Terminal Values for Graham Packaging, as of December 31, 2010, by using a perpetual growth revenue rate ranging from 1.75% to 2.25%. The implied cash flows resulting from such terminal period revenues were then discounted to present value as of December 31, 2010 using a range of discount rates from 8.0% to 9.0%.

The following table sets forth the stand-alone, unlevered free cash flows that were derived by J.P. Morgan and reviewed and approved by Graham Packaging management. All dollar amounts are in millions.

	2011E	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	Terminal
Unlevered free cash flow	$250	$272	$286	$293	$285	$285	$289	$296	$302	$308	$310

The implied per share equity value range of Graham Packaging common stock that J.P. Morgan derived from such analyses (rounded to the nearest $0.25), as compared to the implied per share of the merger consideration is set forth below:

Implied Per Share Equity Value Range	Merger Consideration
$14.75 to $26.00	$19.79(1)

(1)	Based on market data as of April 11, 2011

Silgan Financial Analyses

Reference Ranges

J.P. Morgan compared Silgan’s April 11, 2011 closing common stock price of $37.42, to:

•	the 52-week high ($38.61) and low ($27.53) closing prices of Silgan common stock, reached on April 4, 2011 and May 25, 2010, respectively; and

•	equity research analyst price targets for the price of Silgan common stock, which ranged from $37.00 to $45.00.

J.P. Morgan noted that the foregoing analyses are not valuation methodologies and that such analyses were presented merely for reference purposes.

Trading Multiples Analysis

Using the same selected publicly traded companies, multiples and reference ranges discussed above in “Graham Packaging Financial Analyses—Trading Multiples Analysis” and the Silgan Management Projections, J.P. Morgan derived the following implied per share equity value ranges for Silgan common stock, and compared them to the closing price of Silgan common stock on April 11, 2011 as set forth below:

Valuation Basis	Implied per Share Equity Value Range	April 11, 2011 Closing Price
Firm Value / 2011E EBITDA	$33.50 – $38.75	$37.42
Firm Value / 2012E EBITDA	$32.50 – $40.00
Firm Value / 2011E EBITDA less Capex	$32.00 – $42.25
Firm Value / 2012E EBITDA less Capex	$35.00 – $44.00

No company used in this analysis is identical or directly comparable to Silgan. Accordingly, an evaluation of the results of this analysis necessarily involves complex considerations and judgments concerning differences in financial, operating, and business sector characteristics, and other factors that could affect the public trading or other values of the companies to which Silgan is compared.

Discounted Cash Flow Analysis

J.P. Morgan conducted an analysis using discounted cash flow values for Silgan for the purpose of determining an implied fully diluted equity value per share for Silgan common stock on a stand-alone basis (i.e., without synergies). For a more general description of the discounted cash flow analysis, see “Graham Packaging Financial Analyses—Discounted Cash Flow Analysis” above.

As described above, J.P. Morgan calculated the stand-alone, unlevered free cash flows reflected in the Silgan Management Projections for the period from January 1, 2011 through December 31, 2011 and the stand-alone, unlevered free cash flows reflected in the extrapolations reviewed and approved by Graham Packaging’s management for the period from January 1, 2012 through December 31, 2020 and the terminal period, calculated assuming that the projected unlevered free cash flows for both periods occur at the middle of each annual period, then discounted such cash flows to present value as of December 31, 2010 using a range of discount rates from 8.0% to 9.0%, and adjusted for the dividends expected to be paid between December 31, 2010 and the closing of the merger. This range of discount rates was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Silgan which included, among other considerations, an analysis of the cost of equity and cost of debt of Silgan using publicly available information and J.P. Morgan’s judgment. J.P. Morgan also calculated a range of Terminal Values for Silgan, as of December 31, 2010, by using a perpetual growth revenue rate ranging from 1.75% to 2.25%. The implied cash flows resulting from such terminal period revenues were then discounted to present value as of December 31, 2010 using a range of discount rates from 8.0% to 9.0%.

The implied per share equity value range of Silgan common stock that J.P. Morgan derived from such analyses (rounded to the nearest $0.25), as compared to the Silgan’s April 11, 2011 closing price is set forth below:

Implied Per Share Equity Value Range	April 11, 2011 Closing Price
$34.25 to $44.50	$37.42

Relative Value and Merger Financial Analyses

Adjusted Implied Exchange Ratio Analysis

J.P. Morgan reviewed the per share daily closing market price of Graham Packaging common stock and Silgan common stock since Graham Packaging’s initial public offering on February 11, 2010, calculated the adjusted implied historical exchange ratios during such period by dividing the daily closing price per share of Graham Packaging common stock, adjusted by subtracting the $4.75 per share cash portion of the merger consideration, by the daily closing price per share of Silgan common stock and identified the median of those adjusted implied historical exchange ratios for the one-month, three-month, six-month, nine-month and one-year periods ending April 11, 2011 and the high and low of those adjusted implied exchange ratios.

The median adjusted implied exchange ratios calculated by J.P. Morgan are set forth in the table below:

Adjusted Implied Exchange Ratio Analysis Historical Period	Adjusted Implied Exchange Ratio
Current	0.322x
1-month median	0.323x
3-month median	0.322x
6-month median	0.253x
9-month median	0.234x
1-year median	0.251x
High	0.361x
Low	0.194x

J.P. Morgan compared these median adjusted implied exchange ratios, as well as the average adjusted implied exchange ratio over the entire time period of 0.254x and the average adjusted implied exchange ratio since January 1, 2011 of 0.316x, to the merger exchange ratio of 0.402x.

J.P. Morgan noted that the foregoing analysis is not a valuation methodology and that such analysis was presented merely for reference purposes.

Multiple Trading Analysis Over Time

Using Factset data as of April 11, 2011, J.P. Morgan compared selected financial performance of Graham Packaging and Silgan to that of the selected publicly traded companies described above.

J.P. Morgan compared the historical ratio of firm value divided by LTM (last twelve months) EBITDA (“FV/LTM EBITDA”) for Graham Packaging to the FV/LTM EBITDA ratios of Silgan and the selected publicly traded companies on a six-month, one-year and three-year basis. The results of this comparison are summarized in the table below:

	Three-year	One-year	Six-month
Graham Packaging	N/A	7.7x	8.2x
Silgan	7.1x	7.1x	7.6x
Rigid Peers	7.9x	7.9x	8.2x
Flexible Peers	8.8x	8.3x	8.2x

J.P. Morgan compared the historical ratio of firm value divided by next twelve months EBITDA (“FV/NTM EBITDA”) for Graham Packaging to the FV/NTM EBITDA ratios of Silgan and the selected publicly traded companies on a six-month, one-year and three-year basis. The results of this comparison are summarized in the table below:

	Three-year	One-year	Six-month
Graham Packaging	N/A	N/A	6.2x
Silgan	6.7x	6.6x	7.0x
Rigid Peers	6.9x	6.7x	7.0x
Flexible Peers	6.7x	6.3x	6.5x

No company used in this analysis is identical or directly comparable to Graham Packaging or Silgan. Accordingly, an evaluation of the results of this analysis necessarily involves complex considerations and judgments concerning differences in financial, operating, and business sector characteristics, and other factors that could affect the public trading or other values of the companies to which Graham Packaging and Silgan are compared.

J.P. Morgan noted that the foregoing analysis is not a valuation methodology and that such analysis was presented merely for reference purposes.

Sensitivity Analysis

J.P. Morgan prepared an analysis illustrating the sensitivity of certain financial aspects of the transaction to a range of Silgan common stock prices from $34.00 to $42.00 per share, as compared to the April 11, 2011 closing price of $37.42 per share. Applying these ranges, J.P. Morgan noted that:

•	the implied value of the merger consideration would range from $18.42 per share to $21.63 per share, compared to the $19.79 per share implied by the April 11, 2011 closing price;

•

the implied value of the merger consideration expressed as a percentage of the April 11, 2011 closing price of Graham Packaging common stock would range from 109.7% (which reflects a 9.7% premium to Graham Packaging’s April 11, 2011 closing price) to 128.9% (which reflects a 28.9% premium to Graham Packaging’s April 11, 2011 closing price), compared to the 117.9% (which reflects a 17.9% premium to Graham Packaging’s April 11, 2011 closing price) implied by the April 11, 2011 closing price of Silgan common stock;

•

the implied value of the merger consideration expressed as a percentage of the 52-week low closing price of Graham Packaging common stock would range from 180.6% (which reflects an 80.6% premium to the 52-week low closing price) to 212.1% (which reflects a 112.1% premium to the 52-week low closing price), compared to the 194.0% (which reflects a 94% premium to the 52-week low closing price) implied by the April 11, 2011 closing price of Silgan common stock;

•

the implied value of the merger consideration expressed as a percentage of the 52-week high closing price of Graham Packaging common stock would range from 102.4% (which reflects a 2.4% premium to the 52-week high closing price) to 120.3% (which reflects a 20.3% premium to the 52-week high closing price), compared to the 110.0% (which reflects a 10% premium to the 52-week high closing price) implied by the April 11, 2011 closing price of Silgan common stock;

•	the implied firm value for Graham Packaging would range from $4,006 million to $4,235 million, compared to the $4,104 million implied by the April 11, 2011 closing price;

•	the multiple of firm value to 2011 estimated EBITDA would range from 6.7x to 7.1x, compared to the 6.9x implied by the April 11, 2011 closing price;

•	the multiple of firm value to 2012 estimated EBITDA would range from 6.4x to 6.8x, compared to the 6.6x implied by the April 11, 2011 closing price;

•	the multiple of firm value to 2011 estimated EBITDA less Capex would range from 9.8x to 10.3x, compared to the 10.0x implied by the April 11, 2011 closing price;

•	the multiple of firm value to 2012 estimated EBITDA less Capex would range from 9.2x to 9.8x, compared to the 9.4x implied by the April 11, 2011 closing price;

•	the multiple of share price to estimated 2011 earnings per share would range from 10.7x to 12.6x, compared to the 11.5x implied by the April 11, 2011 closing price;

•	the multiple of share price to estimated 2012 earnings per share would range from 8.7x to 10.2x, compared to the 9.4x implied by the April 11, 2011 closing price;

•	the implied accretion in estimated 2011 pro forma earnings per share would range from 10.8% to 15.5%, compared to 12.8% implied by the April 11, 2011 closing price; and

•	the implied accretion in estimated 2012 pro forma earnings per share would range from 17.6% to 21.7%, compared to 19.4% implied by the April 11, 2011 closing price.

The above analysis was based on the Graham Packaging Projections and the Silgan Management Projections, and was intended to highlight the sensitivities of the various analyses to changes in the Silgan common stock price and not to indicate or predict future stock trading levels or financial performance.

Value Proposition Analysis

Based on discounted cash flow intrinsic value: J.P. Morgan performed a value proposition analysis that compared the implied per share intrinsic equity value of Graham Packaging common stock derived from a discounted cash flow analysis on a stand-alone basis using the Graham Packaging Projections to the implied intrinsic equity value of the merger consideration derived from the discounted cash flow analyses described above using the Graham Packaging Projections and the Silgan Management Projections and then adjusting pro forma for the merger as described below. J.P. Morgan calculated an implied intrinsic equity value of the post-merger combined company of $4,339 million by summing (a) $2,760 million, representing the implied intrinsic equity value of Silgan under the discounted cash flow analysis described above on a stand-alone basis plus (b) $1,414, representing the implied intrinsic equity value of Graham Packaging under the discounted cash flow analysis described above on a stand-alone basis plus (c) $194 million, representing the present value of the payments pursuant to Graham Packaging’s income tax receivable agreements, reflected in the Graham Packaging Projections that would no longer need to be paid following the merger, discounted to present value using an 8.5% discount rate, plus (d) $555 million, representing the present value of certain estimated annual Synergies estimated by management of Graham Packaging, phased in over three years, discounted to present value using an 8.5% discount rate, minus (e) $584 million, representing the cash portion of the merger consideration to be paid to Graham Packaging stockholders ($339 million) and the termination payments pursuant to contractual change in control provisions of Graham Packaging’s income tax receivable agreements ($245 million).

Based upon the implied merger consideration of $19.79 per share, comprised of $4.75 per share in cash and the remainder in Silgan common stock at a 0.402 exchange ratio and using April 11, 2011 market data, J.P. Morgan assumed pro forma ownership of the combined company by the Graham Packaging stockholders of 28.7%, resulting in $1,247 million of such implied intrinsic equity value, or $17.49 per share, being attributed to the Graham Packaging stockholders. J.P. Morgan noted that such amount, when added to the $4.75 per share in cash to be received by the Graham Packaging stockholders, resulted in an implied total value of $22.24 per Graham Packaging share, which represented a 12.1% premium to the per share implied intrinsic equity value of Graham Packaging on a stand-alone basis described above. J.P. Morgan further noted that $3,093 of the implied intrinsic equity value of the post-merger combined company, or $43.51 per share, would be attributed to the pre-merger Silgan stockholders, and that such amount represented an 12.0% premium to the per share implied intrinsic equity value of Silgan on a stand-alone basis described above.

Based on current market values: J.P. Morgan performed a value proposition analysis that compared the April 11, 2011 closing market price of Graham Packaging common stock to the implied equity value of the merger consideration pro forma for the merger. J.P. Morgan calculated an implied pro forma equity value of the post-merger combined company of $4,021 million by summing (a) $2,660 million, representing the market equity value of Silgan based on the April 11, 2011 closing price of $37.42 per share plus (b) $1,196, representing the market equity value of Graham Packaging based on the April 11, 2011 closing price of $16.79 per share plus (c) $194 million, representing the present value of the payments pursuant to Graham Packaging’s income tax receivable agreements, reflected in the Graham Packaging Projections that would no longer need to be paid following the merger, discounted to present value using an 8.5% discount rate, plus (d) $555 million, representing the present value of certain estimated annual Synergies, phased in over three years, discounted to present value using an 8.5% discount rate, minus (e) $584 million, representing the cash portion of the merger consideration to be paid to Graham Packaging stockholders ($339 million) and the termination payments pursuant to contractual change in control provisions of Graham Packaging’s income tax receivable agreements ($245 million).

Based upon the merger consideration of $19.79 per share, comprised of $4.75 per share in cash and the remainder in Silgan common stock at a 0.402 exchange ratio and using April 11, 2011 market data, J.P. Morgan assumed pro forma ownership of the combined company by the Graham Packaging stockholders of 28.7%, resulting in $1,155 million of such implied pro forma market equity value, or $16.21 per share, being attributed to the Graham Packaging stockholders. J.P. Morgan noted that such amount, when added to the $4.75 per share in cash to be received by the Graham Packaging stockholders, resulted in an implied total value of $20.96 per Graham Packaging share, which represented a 24.8% premium to the April 11, 2011 closing price of the Graham Packaging common stock. J.P. Morgan further noted that $2,866 of the implied pro forma market equity value, or $40.32 per share, would be attributed to the pre-merger Silgan stockholders, and that such amount was 7.7% more than the closing price of Silgan common stock on April 11, 2011.

Illustrative Share Price Analysis

J.P. Morgan prepared a sensitivity analysis demonstrating the potential sensitivity of the price of common stock of Silgan and of the implied pro forma price of Graham Packaging common stock (based on 28.7% pro forma ownership of the combined company and $4.75 per share cash portion of the merger consideration) to changes in the amount of Synergies achieved in the merger, with a range of $0 to $100 million, and to changes in the trading multiples of firm value to estimated EBITDA, with a range of 6.54x to 8.0x for 2011 and 6.23x to 7.75x for 2012.

This analysis was based on the Graham Packaging Projections and the Silgan Management Projections and was intended to highlight the potential sensitivity of the common stock prices to changes in the assumptions regarding Synergies and trading multiples, and was not intended to indicate or predict future stock trading levels or financial performance.

Precedent Transaction Considerations

J.P. Morgan analyzed data from Factset showing, among other things, the median and average premium paid in selected public company merger transactions from $1 billion to $10 billion since 2003 with the target company owning 0% to 20%, 20% to 40% or greater than 40% of the pro forma combined company. The median and average premium paid for each level of post-combination equity ownership by the target is set forth in the table below.

Target Ownership Level	Number of Deals	Median Premium Paid	Average Premium Paid
0% to 20%	64	19.2%	23.0%
20% to 40%	42	21.2%	22.6%
Over 40%	43	11.0%	16.8%

No company, business or transaction used in this analysis is identical or directly comparable to Graham Packaging, Silgan or the merger. Accordingly, an evaluation of the results of this analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Graham Packaging, Silgan and the merger were compared.

The foregoing summary of the material financial analyses does not purport to be a complete description of the analyses or data presented or considered by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Graham Packaging. In arriving at its opinion, J.P. Morgan reviewed various financial and operational metrics for both Graham Packaging and Silgan, including forecasts with respect to Graham Packaging and Silgan, which were made available to J.P. Morgan by or on behalf of Graham Packaging and Silgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. The consideration and other terms of the merger were determined through arm’s-length negotiations between Graham Packaging and Silgan.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected on the basis of such experience and its familiarity with Graham Packaging, Silgan and other companies in the industries in which they operate to advise the special committee in connection with a potential transaction such as the merger and to potentially deliver a fairness opinion to the special committee addressing the fairness from a financial point of view of the consideration in such a transaction to the holders of common stock of Graham Packaging (other than the Graham family and the Blackstone Entities) as of the date of such opinion.

In connection with the delivery of the opinion, J.P. Morgan became entitled to a fee of $4 million payable by Graham Packaging (which we refer to as the “opinion fee”). At the consummation of the merger, Graham Packaging will pay an additional fee to J.P. Morgan for services rendered in connection with the merger, which fee will be equal to 0.4% of the total consideration payable to the Graham Packaging stockholders upon the consummation of the merger, net of a credit for the opinion fee. For purposes of calculating the fee, the total consideration will be calculated as the sum of (i) the total amount of cash and fair market value of the shares of Silgan common stock paid or payable to the Graham Packaging stockholders in connection with the merger (other than payments in respect of the income tax receivable agreements), including options to purchase Silgan common stock paid or payable by Silgan to acquire options to purchase Graham Packaging common stock and (ii) the principal amount of all indebtedness for borrowed money of Graham Packaging (including any capitalized leases) outstanding immediately prior to the consummation of the merger or retired by Silgan in connection with the merger, less the amount of cash held by Graham Packaging, in each case immediately prior to the consummation of the merger. The fair market value of the shares of Silgan common stock will be determined using the average last sale price for shares of Silgan common stock on the 10 trading days ending the last business day preceding the date the merger is consummated. On the date of this joint proxy statement/prospectus, this additional fee, net of a credit for the opinion fee, is estimated to be approximately $12.4 million. This estimate assumes a fair market value of $37.42 per share of Silgan common stock at closing. Additionally, Graham Packaging has agreed to reimburse J.P. Morgan for certain expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

During the two years preceding the date of the J.P. Morgan opinion, neither J.P. Morgan nor any of its affiliates has had any other significant financial advisory or other significant commercial or investment banking relationships with Graham Packaging or Silgan. J.P. Morgan and its affiliates have performed in the past, and continue to perform, certain commercial or investment banking services for Blackstone, all for customary compensation or other financial benefits including, during the last two years, acting as (i) sole bookrunner for Blackstone’s portfolio company, SunGard Data Systems Inc., in a $479 million loan syndication in February 2011, (ii) joint bookrunner for Blackstone’s portfolio company, Weather Channel Inc., in a $1.725 billion loan syndication in February 2011, (iii) joint lead underwriter for Blackstone’s portfolio company, TDC A/S, in a $3.467 billion debt offering in February 2011, (iv) lead left bookrunner for Blackstone’s portfolio company, The Nielsen Company, in a $1.643 billion initial public offering and $250 million convertible equity offering in January 2011, (v) advisor and lender for Blackstone in its acquisition of Extended Stay Inc. for $3.925 billion in 2010, (vi) advisor for Blackstone’s portfolio company, Equity Office Properties LP, in a $8.0 billion debt restructuring in 2011, (vii) joint bookrunner for Blackstone’s portfolio company, TDC A/S, in a $4.0 billion initial public offering in December 2010, (viii) joint advisor for Blackstone’s portfolio company, TDC A/S, in its sale of Sunrise Communications to CVC Capital Partners for $3.0 billion in December 2010, (ix) lead left bookrunner for Blackstone’s portfolio company, Alliant Insurance Services Inc., in a $160 million loan syndication in December 2010, (x) sole bookrunner for Blackstone’s portfolio company, TRW Automotive Holdings Corp., in a $485 million equity offering in November 2010, (xi) lead left bookrunner for Blackstone’s portfolio company, SunGard Data Systems Inc., in a $700 million and a $900 million debt offering in November 2010, (xii) sole bookrunner for Blackstone’s portfolio company, The Nielsen Company, in a $330 million debt offering in October 2010, (xiii) joint bookrunner for Blackstone’s portfolio company, Michaels Stores Inc., in a $800 million debt offering in October 2010, (xiv) joint bookrunner on a $400 million senior unsecured notes offering for Blackstone Holdings Finance Co. LLC in September of 2010, (xv) joint bookrunner for Blackstone’s portfolio company, The Nielsen Company, on a $750 million debt offering in September 2010, (xvi) financial advisor for Blackstone on the sale of a leasehold interest in office tower located in Philadelphia in August of 2010, (xvii) lead left arranger for Blackstone’s portfolio company, The Nielsen Company, in a $1.5 billion loan amendment in August 2010, (xviii) lead arranger for Blackstone’s portfolio company, Hilton Worldwide Inc., in connection with the restructuring of $20 billion of debt financing in April 2010, (xix) joint bookrunner for Blackstone’s portfolio company, Universal Orlando, in a $898 million loan syndication in April 2010, (xx) sole bookrunner on the $292 million secondary sale of shares by Blackstone in its portfolio company TRW Automotive Holdings Corp. in March 2010, (xxi) co-lead bookrunner for Blackstone’s portfolio company, Freescale Semiconductor Inc., in a $5.039 billion loan syndication in February 2010, (xxii) joint bookrunner for Blackstone’s portfolio company, Freescale Semiconductor Inc., in a $750 million debt offering in February 2010, (xxiii) advisor for Blackstone’s portfolio company, TDC A/S, in a loan syndication in February 2010, (xxiv) joint bookrunner for Blackstone’s portfolio company, Cobalt International Equity Inc., in a $851 million initial public offering in December 2009, (xxv) lead-left bookrunner for Blackstone’s portfolio company, TRW Automotive Holdings Corp., in an amendment to its credit facilities for $1.754 billion in December 2009, (xxvi) lead arranger and lead left bookrunner for Blackstone’s portfolio company, Universal Orlando, in a $1.28 billion loan syndication in November 2009, (xxvii) lead left bookrunner and stabilization agent for Blackstone’s portfolio company, TRW Automotive Holdings Corp., in a $259 million convertible equity offering and $250 million debt offering in November 2009, (xxviii) joint advisor for Blackstone on the $3.8 billion sale of its portfolio company, Orangina Schweppes Holding SAS, in November 2009, (xxix) lead left bookrunner for Blackstone’s portfolio company, Universal Orlando, in a $625 million debt offering in October 2009, (xxx) joint bookrunner for Blackstone’s portfolio company, Cine-UK Ltd., in an equity offering in September 2009, (xxxi) lead left bookrunner and stabilization agent for Blackstone’s portfolio company, TRW Automotive Holdings Corp., in a

$282 million equity offering in August 2009, (xxxii) joint bookrunner for Blackstone’s portfolio company, The Nielsen Company, in an amendment to its credit facilities in June 2009, (xxxiii) lead-left bookrunner for Blackstone’s portfolio company, TRW Automotive Holdings Corp., in an amendment to its credit facilities for $2.5 billion in June 2009, (xxxiv) sole bookrunner and sole lead arranger for Blackstone’s portfolio company, Alliant Insurance Services Inc., in a $60 million loan syndication in June 2009, (xxxv) joint bookrunner for Blackstone’s portfolio company, SunGard Data Systems Inc., in a $4.0 billion amendment to its credit facilities in June 2009, (xxxvi) lead left bookrunner for Blackstone’s portfolio company, The Nielsen Company, in a $500 million debt offering in April 2009, (xxxvii) sole financial advisor for Blackstone’s portfolio company, TDC A/S, in a $500 million sale transaction in March 2009 and (xxxviii) lead left bookrunner for Blackstone’s portfolio company, The Nielsen Company, in a $330 million debt offering in January 2009. In addition, J.P. Morgan’s commercial banking affiliate is a lender under various outstanding credit facilities of Blackstone, for which it receives customary compensation or other financial benefits. In the ordinary course of its businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Graham Packaging and Silgan for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Summary of Graham Packaging Projections

Graham Packaging does not as a matter of course publicly disclose long-term forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the negotiations with prospective merger partners and the review of the merger by its board of directors, Graham Packaging management prepared unaudited prospective financial information on a stand-alone, pre-merger basis. Graham Packaging is electing to provide the unaudited prospective financial information in this joint proxy statement/prospectus to provide the stockholders of Silgan and Graham Packaging access to certain non-public unaudited prospective financial information that was made available to Silgan and Silgan’s and Graham Packaging’s financial advisors in connection with the merger. The unaudited prospective financial information was not prepared with a view toward public disclosure and the inclusion of this information should not be regarded as an indication that any of Silgan, Graham Packaging or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. None of Silgan, Graham Packaging or their respective affiliates assumes any responsibility for the accuracy of this information. The unaudited prospective financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. There can be no assurance that the assumptions made in preparing such information will prove accurate or that the projected results reflected therein will be realized. Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information.

Neither Graham Packaging’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for the unaudited prospective financial information and disclaim any association with, the prospective financial information.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made by the management of Graham Packaging with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Graham Packaging’s business, all of which are difficult to predict and many of which are beyond Graham Packaging’s control. As a result, although presented with numerical specificity, the unaudited prospective financial information reflects numerous assumptions and estimates as to future events and there can be no assurance that these assumptions will accurately reflect future conditions, that the unaudited prospective financial information will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year.

Graham Packaging, in the normal course of business, prepares each year a “base” case of projections. Graham Packaging also prepares in the normal course of its business each year a “budget,” or “stretch” case of projections. This “budget” case for 2011 was extended into 2012 and 2013 and shared with Silgan and Silgan’s and Graham Packaging’s financial advisors in connection with the negotiation of the terms of the merger.

The following table presents a summary of the material unaudited prospective financial information of Graham Packaging contained in the “budget case” for the fiscal years ending December 31, 2011, 2012 and 2013, respectively:

	2011E	2012E	2013E
	(in $ millions)
Revenue	2,921.8	3,009.5	3,099.7
EBITDA(1)	595.0	642.9	670.2
Capital Expenditures	175.0	178.5	181.1
Free Cash Flow(2)	176.0	210.3	228.8

(1)	EBITDA is earnings before interest, taxes, depreciation and amortization adjusted to exclude non-recurring items, non-cash items and other adjustments required in calculating covenant compliance under Graham Operating Company’s credit agreement and indentures, and less project startup costs and other administrative expenses.
(2)	Free cash flow is cash flow from operations, less cash paid for property, plant and equipment, and further adjusted for certain non-recurring items.

This “budget case” of projections is based on less conservative assumptions as compared to the assumptions utilized in the “base case,” including:

•	EBITDA growth target of 5% (in 2012) and 4.25% (in 2013) rather than 3% as used in the base case.

•	Greater synergy realization in 2012 and 2013 from the acquisition of Liquid Container.

•	More robust cost reduction achievement in the legacy business of Graham Packaging in 2012 and 2013.

•	Slightly higher margin impact from new sales wins in 2012 and 2013.

•

More optimistic (i.e. lower) capital spending numbers that reflect efficiencies in Graham Packaging’s process, i.e., better use of used equipment, continued reduction in spend from sourcing initiatives (Asian sourcing), and some synergistic effect from the ability to bid a higher spend amount resulting from the acquisition of Liquid Container.

In connection with the review of the merger, management of Graham Packaging discussed both the budget case and base case projections with J.P. Morgan., the financial advisor to the special committee, and Graham Packaging made certain adjustments that resulted in a “blended” set of projections that were utilized by J.P. Morgan in conducting its financial analysis. See “Opinion of Graham Packaging’s Financial Advisor” beginning on page 68.

The following table presents a summary of the material unaudited prospective financial information of Graham Packaging contained in the “blended case” for the fiscal years ending December 31, 2011, 2012 and 2013, respectively.

	2011E	2012E	2013E
	(in $ millions)
Revenue	2,922	3,009	3,100
EBITDA(1)	595	625	650
Capital Expenditures	185	191	196

(1)	EBITDA is earnings before interest, taxes, depreciation and amortization adjusted to exclude non-recurring items, non-cash items and other adjustments required in calculating covenant compliance under Graham Operating Company’s credit agreement and indentures, and less project startup costs and other administrative expenses.

The blended set of projections was not an average of the base case and the budget case but was instead based on assumptions by management of Graham Packaging some of which differed in certain respects from those underlying either or both of the budget case and the base case. The assumptions utilized in the “blended case” included:

•

EBITDA growth in 2012 and 2013 of 4%, versus 5% and 4.25% in the budget case and 3% in the base case (4% being the midpoint of Graham Packaging’s 3-5% EBITDA growth rate target, and 4% being the approximate rate of Graham Packaging’s cumulative annual growth rate in EBITDA over the past five years).

•

$185 million of capital expenditures in 2011, which was the same as the amount of capital expenditures in 2011 in the base case versus $175 million in the budget case, reflecting more conservative estimates of the prospects of achieving certain efficiencies in such expenditures.

•

Synergy realization from the Liquid Container transaction of $25 million in 2012, which is consistent with public guidance and the estimate utilized in the base case but less optimistic than the $35 million estimate utilized in the budget case.

Unlike with the budget case, management of Graham Packaging did not develop final projections for free cash flow for the blended case, although management of Graham Packaging did provide J.P. Morgan with substantially all of the components necessary to derive free cash flow. However, in conducting its financial analysis, J.P. Morgan developed a set of unlevered free cash flow projections, inputs to which were reviewed by management of Graham Packaging. See “Opinion of Graham Packaging’s Financial Advisor” beginning on page 68.

EBITDA for 2011 reflected in both the budget case and the blended case exceeds by $12 million Graham Packaging’s publicly disclosed guidance for 2011. The inclusion of the unaudited prospective financial information contained herein is not intended to alter the 2011 guidance that Graham Packaging previously disclosed in Graham Packaging’s filings with the SEC.

The unaudited prospective financial information are forward-looking statements and are based on estimates and assumptions that are inherently subject to factors such as industry performance, competition, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of Graham Packaging, including the factors described under “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 41, and other risk factors as disclosed in Graham Packaging’s filings with the SEC that could cause actual results to differ materially from those shown below. Silgan stockholders and Graham Packaging stockholders are urged to review Graham Packaging’s most recent SEC filings for a description of risk factors with respect to Graham Packaging’s business. See “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 41 and “Where You Can Find More Information” beginning on page 187. The unaudited prospective financial information was not prepared with a view toward complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, the unaudited prospective financial information does not take into account any circumstance or event occurring after the date it was prepared or which may occur in the future, and, in particular, does not take into account any revised prospects of Graham Packaging’s business, changes in general business, regulatory or economic conditions, competition or any other transaction or event that has occurred since the date on which such information was prepared or which may occur in the future. In addition, the unaudited prospective financial information does not take into account any of the transactions contemplated by the merger agreement, including the merger, which might also cause actual results to differ materially.

Graham Packaging stockholders and Silgan stockholders are urged to review Graham Packaging’s most recent SEC filings for a description of Graham Packaging’s reported results of operations, financial condition and capital resources during the fiscal year ended December 31, 2010. See “Where You Can Find More Information” beginning on page 187. Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information. No one has made or makes any representation to any stockholder of Graham Packaging or any stockholder of Silgan regarding the information included in the unaudited prospective financial information or the ultimate performance of Graham Packaging compared to the information included in the unaudited prospective financial information.

For the foregoing reasons, as well as the bases and assumptions on which the unaudited prospective financial information was compiled, the inclusion of Graham Packaging’s unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that such information will be predictive of future results or events nor construed as financial guidance, and it should not be relied on as such or for any other purpose whatsoever.

NEITHER SILGAN NOR GRAHAM PACKAGING HAVE UPDATED NOR DO SILGAN OR GRAHAM PACKAGING INTEND TO UPDATE OR OTHERWISE REVISE THE PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW, INCLUDING, WITHOUT LIMITATION, TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, INCLUDING, WITHOUT LIMITATION, CHANGES IN GENERAL ECONOMIC, REGULATORY OR INDUSTRY CONDITIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Stock Ownership of Directors and Executive Officers of Silgan and Graham Packaging

Silgan

At the close of business on the record date for the Silgan special meeting, the directors and executive officers of Silgan beneficially owned and were entitled to vote approximately [—] shares of Silgan common stock, collectively representing [—]% of the shares of Silgan common stock outstanding on that date. Further information about ownership of Silgan common stock by directors and executive officers of Silgan may be found in Silgan’s definitive proxy statement for its 2011 annual meeting, which is incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 187.

Graham Packaging

At the close of business on the record date for the Graham Packaging special meeting, the directors and executive officers of Graham Packaging beneficially owned and were entitled to vote approximately [—] shares of Graham Packaging common stock, collectively representing approximately [—]% of the shares of Graham Packaging common stock outstanding on that date. Further information about ownership of Graham Packaging common stock by directors and executive officers of Graham Packaging may be found under “The Graham Packaging Special Meeting—Stock Ownership and Voting by Graham Packaging’s Directors and Executive Officers” beginning on page 144.

Merger Consideration

Silgan Stockholders

Each share of Silgan common stock outstanding immediately prior to the effective time of the merger will remain outstanding and will not be affected by the merger.

Graham Packaging Stockholders

At the effective time of the merger, each share of Graham Packaging common stock outstanding immediately prior to the effective time (other than excluded shares) will be converted into the right to receive the merger consideration.

No fractional shares of Silgan common stock will be issued in the merger. Instead, holders of Graham Packaging common stock who would otherwise be entitled to receive a fraction of a share of Silgan common stock will receive, upon surrender for exchange of Graham Packaging common stock, an amount in cash (rounded to the nearest cent), without interest, equal to the product of such fraction multiplied by the per share closing price of Silgan common stock on the NASDAQ on the last trading day immediately prior to the closing date of the merger, less any applicable withholding taxes.

The exchange ratio is a fixed ratio. Therefore, the number of shares of Silgan common stock to be received by holders of Graham Packaging common stock as a result of the merger will not change between now and the time the merger is completed to reflect changes in the trading price of Silgan common stock.

Ownership of Silgan after the Merger

Upon completion of the merger, former Graham Packaging stockholders will own approximately 29% of Silgan’s outstanding common stock (based upon the fully diluted number of shares of Silgan common stock and Graham Packaging common stock issued and outstanding as of April 12, 2011).

Interests of Graham Packaging Directors and Executive Officers in the Merger

In considering the recommendation of the Graham Packaging board of directors with respect to the merger agreement, stockholders of Graham Packaging should be aware that members of the Graham Packaging board of directors and members of Graham Packaging’s management team have interests in the merger that may differ from, or be in addition to, those of Graham Packaging stockholders. The Graham Packaging board of directors was aware of these agreements and arrangements during its deliberations on the merits of the merger and in making its decision to recommend to the Graham Packaging stockholders that they vote to adopt the merger agreement.

Silgan Management Positions

One of Silgan’s objectives for the merger is to retain talented executives from Graham Packaging to serve in management positions with Silgan following the merger. Although, as of the date of this joint proxy statement/prospectus, no executive officers of Graham Packaging have entered into any agreements with Silgan to serve in management positions with Silgan following the merger, certain Graham Packaging executive officers may choose to do so prior to the consummation of the merger.

Potential Payments and Benefits Triggered Upon a Change of Control or the Consummation of the Merger

The merger will constitute a change in control under certain of the employee benefit plans, agreements and arrangements of Graham Packaging, potentially entitling certain executive officers to payments and benefits in connection with the merger or in connection with the termination of employment of certain executive officers in connection with the merger. The material terms of these payments and benefits for Graham Packaging’s named executive officers are summarized under “The Graham Packaging Special Meeting—Item 2 —Advisory Vote on Compensation of Named Executive Officers in Connection with the Proposed Merger.” Payments benefits for other executive officers who are not Named Executive Officers are similar to those described in “The Graham Packaging Special Meeting—Item 2—Advisory Vote on Compensation of Named Executive Officers in Connection with the Proposed Merger.”

Ownership of Graham Packaging

As of [—], 2011, the latest practicable date for which this information was available prior to the filing of this joint proxy statement/prospectus, the executive officers and directors of Graham Packaging owned an aggregate of [—] shares of Graham Packaging common stock. If the merger is completed, these shares will be converted into the right to receive the merger consideration.

In addition, as of May 23, 2011, the latest practicable date for which this information was available prior to the filing of this joint proxy statement/prospectus, the executive officers and directors of Graham Packaging have options to acquire 2,332,963 shares (or share equivalents) of either Graham Packaging common stock or Graham Holdings’ partnership units, of which 966,841 of these options are vested and the remainder are unvested. If the merger is completed, certain of the unvested stock options will vest and become immediately exercisable. Assuming that these options are not exercised prior to the consummation of the merger, these options will be converted into options to purchase Silgan common stock in connection with the merger as described further under “Effect of the Merger on Graham Packaging’s Equity Awards.”

The following table sets forth, for each of the Graham Packaging directors and executive officers, the total number of options to acquire shares (or share equivalents) of Graham Packaging common stock or Graham Holdings’ partnership units as of May 23, 2011 and the approximate intrinsic value (equity value less exercise price) of those unvested options based on an implied merger consideration of $23.16 (which is $4.75 per share, plus $18.41, the value of 0.402 shares of Silgan common stock based on the average closing market price of Silgan common stock over the first five business days following the first public announcement of the merger on April 13, 2011):

Name	Unvested Options		Weighted Average Exercise Price	Approximate Intrinsic Value of Unvested Options
Chinh E. Chu	—		—	—
Vikrant Sawhney	—		—	—
Angelo G. Acconcia	—		—	—
Charles E. Kiernan	14,180		$13.40	$138,385
Gary G. Michael	14,180		$13.40	$138,385
John R. Chiminski	15,100		$12.75	$157,179
John R. Murphy	13,050		$16.72	$84,031
Mark S. Burgess	377,483	(1)	$8.99	$5,347,735
David W. Bullock	201,644	(2)	$8.11	$3,034,307
Peter T. Lennox	104,093		$10.63	$1,303,595
David W. Cargile	56,059		$9.82	$747,420
Michael L. Korniczky	29,117		$9.79	$389,349
Martin F. Sauer	46,605		$9.86	$619,588
William E. Hennessey	29,778		$9.37	$410,524

(1)	Includes 25% of the 468,521 outstanding MOIC-vesting options held by Mr. Burgess.
(2)	Includes 25% of the 151,258 outstanding MOIC-vesting options held by Mr. Bullock.

More information on the unvested options held by the named executive officers of Graham Packaging is provided under “The Graham Packaging Special Meeting—Item 3—Advisory Vote on Compensation of Named Executive Officers in Connection with the Proposed Merger.”

Indemnification and Insurance

The merger agreement provides that, upon completion of the merger, Silgan will, to the fullest extent permitted by law, indemnify and hold harmless, and provide advancement of expenses to, all past and present officers and directors of Graham Packaging and its subsidiaries to the fullest extent permitted by applicable law.

The merger agreement also provides that Graham Packaging will, and if Graham Packaging is unable to, Silgan will as of the completion of the merger, cause the persons covered by Graham Packaging’s existing directors’ and officers’ liability insurance policies to be covered for a period of six years after completion of the merger by non-cancellable “tail” liability insurance policies to the extent such persons are covered by such policies as of the completion of the merger, or policies with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Graham Packaging’s existing directors’ and officers’ liability insurance policies with respect to matters existing or occurring at or prior to the completion of the merger (including in connection with the merger or the transactions contemplated thereby); provided that the one-time premium for such coverage shall not be more than 250% of the annual premium currently paid by Graham Packaging for such insurance. If Graham Packaging and Silgan for any reason fail to obtain such “tail” insurance policies as of the completion of the merger, Silgan will maintain liability insurance policies for a period of six years to the extent such persons are covered by such policies as of the completion of the merger, or policies with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Graham Packaging’s existing directors’ and officers’ liability insurance policies; provided that the annual premium for such coverage shall not be more than 250% of the annual premium currently paid by Graham Packaging for such insurance.

Special Committee Compensation

For their services on the special committee, Messrs. Kiernan, Michael and Murphy each received additional compensation in the amount of $95,000 and reimbursement for all reasonable expenses incurred in connection with serving on the special committee.

Agreements with the Blackstone Entities

The Blackstone Entities collectively own 40,295,506 shares of common stock in Graham Packaging as of the date of this joint proxy statement/prospectus. Three of Graham Packaging’s board members, Chinh E. Chu, Angelo G. Acconcia and Vikrant Sawhney, are employees of Blackstone and members of Blackstone Management Associates III L.L.C., which is the general partner of the Blackstone Entities and which maintains investment and voting control over the shares held or controlled by each of the Blackstone Entities. In addition, another one of Graham Packaging’s board members, John R. Chiminski, serves as the President and Chief Executive Officer and as a member of the board of directors of Catalent Pharma Solutions, a portfolio company of Blackstone. The Blackstone Entities or one or more of their affiliates are parties to the following agreements.

Blackstone Voting Agreement. In connection with the execution of the merger agreement, the Blackstone Entities, owners of approximately 61% of the outstanding shares of common stock of Graham Packaging, entered into a voting agreement with Silgan, pursuant to which, among other things, the Blackstone Entities agreed to (1) vote their shares of Graham Packaging common stock in favor of the adoption of the merger agreement and (2) customary transfer restrictions that prohibit the Blackstone Entities from transferring any of their shares of Graham Packaging common stock before Graham Packaging stockholder approval of the merger agreement is obtained. The voting agreement will terminate on the earliest to occur of (a) the effective time of the merger, (b) the termination of the merger agreement, (c) a change by the Graham Packaging board of directors or the special committee of its recommendation that stockholders of Graham Packaging adopt the merger agreement, (d) the making of any waiver, amendment or modification of the merger agreement that (i) reduces the value or changes the form of consideration payable to holders of Graham Packaging common stock in the merger or (ii) is otherwise adverse to the Blackstone Entities in any material respect and (e) January 20, 2012.

Blackstone Stockholders Agreement. In connection with the execution of the Merger Agreement, Blackstone Capital, the Co-Founders and Silgan entered into the new stockholders agreement, which will be effective only upon the consummation of the merger. Pursuant to the new stockholders agreement, upon the consummation of the merger, the Co-Founders have agreed to nominate an individual designated by Blackstone Capital for election as a member of the Silgan board of directors pursuant to the Co-Founders’ nomination rights under their existing stockholders agreement with Silgan, provided that the designee is reasonably satisfactory to the Co-Founders, and to vote their shares of Silgan common stock in favor of the designee when the designee’s class of directors is up for election. Blackstone Capital’s right to designate a director for such nomination will remain in effect until the date Blackstone Capital holds less than one-third of the number of shares of Silgan common stock held by Blackstone Capital in the aggregate as of the effective time of the merger.

Blackstone Letter Agreement. Silgan and Blackstone Capital also entered into a Letter Agreement, dated as of April 12, 2011, which will be effective only upon the consummation of the merger. Pursuant to the letter agreement, (i) Silgan has agreed that in the event Silgan’s Co-Founders no longer have a right to nominate all of the members of the Silgan board of directors, Blackstone Capital shall have the right to designate one nominee for election to the Silgan board of directors until the date Blackstone Capital holds less than one-third of the number of shares of Silgan common stock held by it in the aggregate as of the effective time of the merger, and (ii) until such time as Blackstone Capital beneficially owns less than 5% of Silgan’s outstanding voting securities, Blackstone Capital has agreed that (a) without the prior written consent of the Silgan board of directors, neither it nor its affiliates will purchase any equity securities of Silgan, submit a proposal for or enter into a transaction with Silgan involving the acquisition of ownership of any Silgan securities or take certain other actions, (b) it will vote its shares of Silgan common stock in favor of any slate of nominees standing for election to the Silgan board of directors that is recommended by the Silgan board of directors and submitted to the vote of the stockholders of Silgan, and (c) with respect to certain transactions submitted to the vote of the stockholders of Silgan, (A) if the transaction is recommended by the Silgan board of directors, it will either, at its sole discretion, vote its shares in favor of such transaction or proportionate with the manner in which all other holders of shares of Silgan common stock vote with respect to such matter and (B) if the transaction is not recommended by the Silgan board of directors, it will vote its shares of Silgan common stock against such transaction.

Registration Rights Agreement. In connection with the execution of the merger agreement, Silgan entered into a Registration Rights Agreement, dated as of April 12, 2011, with the Blackstone Entities relating to the shares of Silgan common stock to be issued as part of the merger consideration under the merger agreement, which agreement shall be effective only upon the consummation of the merger. Pursuant to the registration rights agreement, the Blackstone Entities have the right, (i) in the twelve-month period starting three months after the closing of the merger, to make two demands that Silgan register the shares of common stock held by the Blackstone Entities; (ii) in the subsequent twelve-month period, to make one such demand and (iii) subject to certain conditions relating to the trading price of Silgan common stock and the amount of Silgan common stock held by the Blackstone Entities, to make one such demand in the subsequent three-year period. The Blackstone Entities also have the right to request a shelf registration statement be filed by Silgan. Each such demand must be for the registration of at least 25% of the Silgan common stock held by the Blackstone Entities at the time of such demand.

The registration rights agreement also provides the Blackstone Entities with certain piggyback registration rights in the period starting six months after the closing of the merger and ending on the date that is five years and three months after the closing of the merger. If Silgan proposes to register any of its equity securities for public sale, the Blackstone Entities are entitled to have the Silgan common stock held by the Blackstone Entities included in the registration statement. The Blackstone Entities have unlimited rights to such registrations, subject to customary limitations such as underwriter cut-backs.

Silgan will pay all expenses incurred by Silgan in effecting any registration pursuant to the registration rights agreement, except for certain underwriting discounts, commissions, brokerage fees and transfer taxes and the fees and expenses of advisors engaged by the Blackstone Entities.

Income Tax Receivable Agreement. In connection with its initial public offering, Graham Packaging entered into an income tax receivable agreement with Blackstone Capital for the benefit of Graham Packaging’s pre-IPO stockholders, including the Blackstone Entities, which agreement has been previously disclosed and filed by Graham Packaging with the SEC prior to the date of the merger agreement, that provides for the payment by Graham Packaging to all of its pre-IPO stockholders (i.e., the Blackstone Entities, management and other investors) of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that Graham Packaging actually realizes (or is deemed to realize in the case of an early termination by Graham Packaging or a change of control, as discussed below) as a result of (i) the utilization of Graham Packaging’s net operating losses attributable to periods prior to its initial public offering and (ii) any increase to the tax basis of the assets of Graham Holdings relating to Graham Packaging’s acquisition of Graham Holdings in 1998, and certain other tax benefits related to Graham Packaging’s entering into the income tax receivable agreement, including certain tax benefits attributable to payments under the income tax receivable agreement itself. The objective of this income tax receivable agreement is to compensate Graham Packaging’s pre-IPO equity owners for the tax attributes that are expected to reduce or eliminate Graham Packaging’s future tax liabilities, as these attributes were attributable to the pre-IPO equity owners.

This income tax receivable agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, the income tax receivable agreement will terminate and Graham Packaging will be required to make a payment equal to the present value of anticipated future payments under the income tax receivable agreement, based on certain assumptions, including those relating to Graham Packaging’s future taxable income.

At the closing of the merger, which will represent a change of control under the income tax receivable agreement, the income tax receivable agreement will terminate. The surviving corporation will be required to make a cash payment of $188.5 million with respect to the income tax receivable agreement to Graham Packaging’s pre-IPO stockholders, including the Blackstone Entities, which is equal to the present value of future payments under that agreement, based on the assumptions prescribed by the agreement. Of this amount, approximately $177 million is payable to the Blackstone Entities, approximately $0.3 million is payable to certain of Graham Packaging’s executive officers and approximately $11.2 million is payable to other pre-IPO stockholders.

This income tax receivable agreement, as well as the income tax receivable agreement between Graham Packaging and the Graham family described in “Ancillary Agreements—Graham Family Agreement,” were entered into in connection with Graham Packaging’s February 2010 initial public offering, and reference is made to Graham Packaging’s prior public filings for further information concerning such agreements.

Listing of Silgan Common Stock Issued for Share Consideration; De-listing and Deregistration of Graham Packaging Common Stock

It is a condition to the merger that the shares of Silgan common stock to be issued in connection with the merger be authorized for issuance on the NASDAQ subject to official notice of issuance. Shares of Silgan common stock are currently traded on the NASDAQ under the symbol “SLGN.” If the merger is completed, Graham Packaging common stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act and Graham Packaging will no longer file periodic reports with the SEC.

Board of Directors and Management of Silgan Following the Merger

At the effective time of the merger, the directors and officers of Silgan will continue as the directors and officers of the surviving corporation. Additionally, in accordance with Silgan’s amended and restated certificate of incorporation to be approved by the Silgan stockholders in connection with the merger, the size of the Silgan board of directors will be increased from seven directors to nine directors. Consequently, immediately following the effective time of the merger, the Silgan board of directors will be comprised of the seven current directors and two additional directors to be appointed to fill the vacancies created by the increase in the size of the board of directors. As more fully described in “Ancillary Agreements—Stockholders Agreement and Letter Agreement” beginning on page 130, one additional director, to be appointed as a Class I director, will be a designee of Blackstone Capital, which designee must be reasonably satisfactory to the Co-Founders, pursuant to the new stockholders agreement. Silgan anticipates that the second additional director, to be appointed as a

Class II director, will be an independent director. Each of the two additional directors will be nominated by the Co-Founders, pursuant to the Co-Founders’ nomination rights under the existing stockholders agreement, and appointed by the majority of the board of directors, to fill the vacancies created by the increase in the size of the Silgan board of directors in accordance with Silgan’s amended and restated certificate of incorporation. Pursuant to the terms of the letter agreement, which is more fully described in “Ancillary Agreements—Stockholders Agreement and Letter Agreement” beginning on page 130, Silgan has agreed to take all necessary action to cause the Blackstone Capital designee to be appointed as a Class I director to fill the applicable vacancy effective as of the first day immediately following the date on which the effective time of the merger occurs.

Regulatory Approvals Required for the Merger

Silgan and Graham Packaging have each agreed to:

•

use their reasonable best efforts to consummate the merger and the other transactions contemplated by the merger agreement as promptly as practicable and to obtain or make as promptly as practicable all requisite authorizations, consents, orders, approvals or filings that are or may become necessary, proper or advisable;

•	take all actions as may be requested by any governmental entity to obtain such authorizations, consents, orders and approvals;

•	cooperate with the reasonable requests of each other in seeking to obtain as promptly as practicable all such authorizations, consents, orders and approvals; and

•	promptly make all filings and notifications with all governmental entities that may be or may become necessary, proper or advisable under applicable antitrust laws.

Silgan has agreed, if such action is necessary to prevent the commencement of any proceeding or the issuance of any order, decree, decision, determination or judgment by any governmental entity that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger or the other transactions contemplated by the merger agreement, that it will, prior to such commencement or issuance and on behalf of itself and such of its subsidiaries as may be relevant in this regard, proffer their willingness to take, and agree to take, such actions (including with respect to selling, holding separate or otherwise disposing of any business or assets, or agreeing to any conditions or restrictions), and Silgan will agree promptly to effect such actions in each case as may be necessary to prevent such commencement or issuance. In the event of any such commencement or issuance, Silgan will defend through litigation on the merits any claim asserted by any party, including any governmental entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger or the other transactions contemplated by the merger agreement.

The completion of the merger is subject to compliance with the HSR Act and receipt of certain foreign antitrust approvals. The notifications required under the HSR Act were filed with the FTC and the Antitrust Division on April 26, 2011. The waiting period under the HSR Act expired at 11:59 p.m., Eastern Daylight Time, on May 26, 2011. In addition, all necessary filings have been submitted with respect to the aforementioned foreign antitrust approvals.

See “The Merger Agreement—Covenants and Agreements” beginning on page 110 and “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 120.

Litigation Related to the Merger

Silgan and Graham Packaging are aware of one lawsuit relating to the merger. On April 25, 2011, James Gipson, a purported stockholder of Graham Packaging, filed a purported class action lawsuit in the Court of Common Pleas of York County, Pennsylvania against Graham Packaging, Graham Packaging’s directors and Silgan challenging the proposed merger between Silgan and Graham Packaging. The purported class action alleges that the directors of Graham Packaging have breached their fiduciary duties of good faith, loyalty and due care to the Graham Packaging stockholders by failing to (i) fully inform themselves of the market value of Graham Packaging before entering into the merger agreement, (ii) act in the best interests of the public stockholders of Graham Packaging common stock, (iii) maximize stockholder value, (iv) obtain the best financial and other terms when Graham Packaging’s independent existence will be materially altered by the proposed merger and (v) act in accordance with their fundamental duties of good faith, due care and loyalty. The purported class action alleges that Graham Packaging and Silgan aided and abetted Graham Packaging’s directors’ alleged breaches of their fiduciary duties. The plaintiff seeks injunctive relief preventing the defendants from consummating the merger, unless and until Graham Packaging adopts and implements a procedure or process to (i) obtain the highest possible value for stockholders and (ii) provide all material disclosure to stockholders with which they are able to make informed decisions about whether to vote in favor of the proposed merger, or in the event the defendants consummate the merger, rescinding, to the extent already implemented, the merger agreement or any of the terms thereof. The complaint further seeks the costs and disbursements of the purported class action, including reasonable attorneys’ and experts’ fees. Graham Packaging, Silgan and the other defendants believe that the lawsuit is without merit and intend to defend the action vigorously.

Dividend Policy of Silgan Following the Merger

Silgan currently intends to continue to pay quarterly dividends to its stockholders following the merger; however, the payment of dividends by Silgan after the merger is subject to the determination of its board of directors. As has been the practice in the past, decisions by the Silgan board of directors regarding whether to pay dividends and the amount of any dividends will be based on compliance with the DGCL, compliance with agreements governing Silgan’s indebtedness, earnings, cash requirements, results of operations, cash flows and financial condition and other factors that the Silgan board of directors may consider important.

Financing Relating to the Merger

Silgan has received a financing commitment from each of Bank of America, N.A., Deutsche Bank AG New York Branch, Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc. and Citicorp North America, Inc., and Wells Fargo Bank, N.A. (which we refer to collectively as the “commitment parties”), subject to customary conditions, to underwrite a portion of senior credit facilities of up to $4 billion (which we refer to as the “senior credit facilities”) comprised of (a) a term loan A facility of $900 million, (b) a term loan B facility of up to $2.3 billion (which, at the option of Silgan and the commitment parties, may be replaced by one or more senior note facilities that will reduce the principal amount of the term loan B facility on a dollar for dollar basis), and (c) a revolving credit facility of $800 million. In addition to the senior credit facilities, Silgan has received a financing commitment from Bank of America, N.A., subject to customary conditions, to underwrite (a) up to $500 million in senior unsecured loans (which we refer to as the “senior bridge loans”) in connection with the potential exercise by holders of certain senior notes of Graham Packaging of put rights arising as a result of a change of control of Graham Packaging and (b) up to $400 million in senior subordinated unsecured loans (which we refer to as the “senior subordinated bridge loans,” and together with the senior bridge loans, the “bridge facilities”) in the event that Silgan does not issue additional senior notes or senior subordinated notes, as applicable. Silgan currently expects to use the senior credit facilities, the issuance of $400 million of senior subordinated notes and existing cash balances to:

•	fund the cash portion of the merger consideration and other cash payments payable in connection with the merger;

•

repay approximately $1,030.3 million outstanding under Graham Packaging’s existing senior secured term loan C facility and approximately $908.4 million outstanding under Graham Packaging’s existing senior secured term loan D facility and reissue approximately $14.9 million in letters of credit issued under Graham Packaging’s existing revolving credit facility, in each case, as of May 24, 2011;

•

redeem the $375 million aggregate principal amount outstanding of Graham Packaging’s 9.875% senior subordinated notes due 2014 (which we refer to as the “existing subordinated notes”), at a redemption price of 103.292% of such existing subordinated notes’ principal amount through October 15, 2011, and thereafter at a redemption price of 101.646% of such existing subordinated notes’ principal amount, in each case, plus any interest which has accrued and remains unpaid;

•

repay and replace Silgan’s credit agreement, under which there is approximately $400 million principal outstanding in U.S. term loans, approximately Cdn $81 million principal outstanding in Canadian term loans, approximately €125 million principal outstanding in Euro term loans, approximately €214.0 million and $183.5 million principal outstanding in revolving loans, and approximately $31.4 million in letters of credit issued, each as of May 24, 2011;

•	pay transaction fees and expenses; and

•	provide working capital on a going forward basis.

In addition, in the event any holder of Graham Packaging’s 8.25% Senior Unsecured Notes due 2017 and 8.25% Senior Unsecured Notes due 2018 (which we refer to as the “existing senior notes”) tenders their existing senior notes pursuant to the Change of Control Offer (as defined in the indenture governing the existing senior notes), Silgan would currently expect to issue senior unsecured notes, utilize uncommitted incremental loans in accordance with the senior credit facilities or utilize senior bridge loans to redeem up to $500 million of Graham Packaging’s existing senior notes. Such existing senior notes have a change of control put option at 101% of such existing senior notes’ principal amount, plus any interest which has accrued and remains unpaid.

The aggregate senior credit facilities commitment of the commitment parties is up to $4 billion. The term of the term loan A facility is 6 years (provided that the term A facility will mature on July 7, 2016 if existing senior notes of Silgan due 2016 or existing senior notes of Graham Packaging due 2017 have not been refinanced in full before such date). The term of the term loan B facility is 7 years. The term of the revolving loan facility is 5 years. The senior credit facilities commitments of all commitment parties expire on January 20, 2012.

The aggregate bridge loan facility commitment of Bank of America, N.A. is up to $900 million, which will be available if and to the extent Silgan has not secured alternate financing through the private issuance of up to $500 million of senior notes and/or $400 million of senior subordinated notes prior to the closing of the merger. The bridge facility, if drawn, will mature initially on the first anniversary of such drawing, at which time any senior bridge loans outstanding will be converted into senior rollover loans with a maturity of 8 years and any senior subordinated bridge loans outstanding will be converted into senior subordinated rollover loans with a maturity of 10 years. The commitment for the bridge loan facilities expires on January 20, 2012.

The financing commitments are subject to:

•	negotiation, execution and delivery of definitive documentation with respect to each facility;

•	consummation of the merger in accordance with the merger agreement;

•	the absence of a “material adverse effect” (as defined in the merger agreement);

•	delivery of certain historical and pro forma financial information;

•	delivery of opinions of counsel of Silgan and the guarantors;

•	delivery of satisfactory evidence that the senior administrative agent for the senior credit facilities will have a valid and perfected first priority lien and security interest;

•	delivery of confidential information memorandum for the credit facilities;

•	a 10-business-day period for marketing of senior subordinated notes after delivery by Silgan of an offering memorandum for such notes;

•	other customary financing conditions; and

•	closing no later than January 20, 2012.

Silgan is obligated under the merger agreement to use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate and obtain financing on the terms and conditions described in the commitment letter. Upon the terms and subject to the conditions set forth in the merger agreement, Silgan may from time to time amend, replace, supplement or otherwise modify, or waive any of its rights under the commitment letter, including to add additional lenders, agents or other parties to the commitment letter and/or substitute other debt (but not equity financing) for all or any portion of the financing of the merger from the same and/or alternative financing sources. Silgan may, in accordance with the commitment letter, exercise this right under the merger agreement and seek alternative financing, including issuing senior notes which will reduce the term loan B facility under Silgan’s new credit agreement. Silgan’s ability to obtain financing is not a condition precedent to the merger.

Graham Packaging Stockholders’ Rights of Appraisal

If the merger is consummated, dissenting holders of Graham Packaging common stock who follow the procedures specified in Section 262 within the appropriate time periods will be entitled to have their shares of Graham Packaging common stock appraised by the Court of Chancery and to receive the “fair value” of such shares in cash as determined by the Court of Chancery, together with a fair rate of interest, if any, to be paid on the amount determined to be the fair value, in lieu of the merger consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement, unless the Court of Chancery in its discretion determines otherwise for good cause shown. The fair value of Graham Packaging common stock as determined by the Court of Chancery may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the terms of the merger agreement.

This section provides a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding and perfecting appraisal rights. Failure to follow the procedures set forth in Section 262 precisely will result in the loss of appraisal rights. This summary is not a complete statement regarding the appraisal rights of Graham Packaging stockholders or the procedures that they must follow in order to seek and perfect appraisal rights under Delaware law and is qualified in its entirety by reference to the text of Section 262, a copy of which is attached to this joint proxy statement/prospectus as Annex D. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that Graham Packaging stockholders exercise appraisal rights under Section 262.

IF YOU WISH TO EXERCISE APPRAISAL RIGHTS OR WISH TO PRESERVE YOUR RIGHT TO DO SO, YOU SHOULD REVIEW ANNEX D CAREFULLY AND SHOULD CONSULT YOUR LEGAL ADVISOR, AS FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH IN ANNEX D WILL RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.

Under Section 262, where a merger is to be submitted for adoption at a meeting of stockholders, such as the Graham Packaging special meeting, not less than 20 days prior to the meeting a constituent corporation, such as Graham Packaging, must notify each of its stockholders for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This joint proxy statement/prospectus constitutes such notice to holders of Graham Packaging common stock concerning the availability of appraisal rights under Section 262. Appraisal rights are not available to holders of Silgan common stock.

Graham Packaging stockholders wishing to assert appraisal rights must hold the shares of Graham Packaging common stock on the date of making the written demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time. Graham Packaging stockholders who desire to exercise appraisal rights must also satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be delivered to Graham Packaging before the vote on the merger occurs. This written demand for appraisal of shares must be in addition to and separate from a vote against the proposal to adopt the merger agreement, or an abstention or failure to vote for the proposal to adopt the merger agreement. Graham Packaging stockholders electing to exercise their appraisal rights must not vote FOR the adoption of the merger agreement. A vote against the adoption of the merger agreement will not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a Graham Packaging stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement.

To be effective, a demand for appraisal by a Graham Packaging stockholder must be made by, or in the name of, the stockholder of record, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Graham Packaging common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Graham Packaging common stock. If you hold your shares of Graham Packaging common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Graham Packaging common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Graham Packaging common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Graham Packaging common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Graham Packaging common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Graham Packaging common stock as to which appraisal is sought. Where no number of shares of Graham Packaging common stock is expressly mentioned, the demand will be presumed to cover all shares of Graham Packaging common stock held in the name of the record owner.

All demands for appraisal should be addressed to Graham Packaging Company Inc., 2401 Pleasant Valley Road, York, Pennsylvania 17402, Attention: General Counsel. The demand must reasonably inform Graham Packaging of the identity of the Graham Packaging stockholder as well as the stockholder’s intention to demand an appraisal of the “fair value” of the shares held by the stockholder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights.

Within 10 days after the effective time, Graham Packaging must provide notice of the effective time to all of its stockholders who have complied with Section 262 and have not voted FOR the adoption of the merger agreement. At any time within 60 days after the effective time, any Graham Packaging stockholder who has not commenced an appraisal proceeding or joined an appraisal proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the merger consideration specified in the merger agreement. After this period, a Graham Packaging stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the consent of the surviving corporation. Unless the demand is properly withdrawn by the Graham Packaging stockholder within 60 days after the effective time, no appraisal proceeding in the Court of Chancery will be dismissed as to any Graham Packaging stockholder without the approval of the Court of Chancery, with such approval conditioned upon such terms as the Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the Graham Packaging stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time (but not thereafter), either the surviving corporation or any Graham Packaging stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the fair value of the shares of Graham Packaging common stock owned by stockholders entitled to appraisal rights. The surviving corporation has no obligation to file such a petition if demand for appraisal is made, and holders should not assume that it will file a petition. If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time, stockholders’ rights to appraisal (if available) will cease. Accordingly, it is the obligation of the holders of Graham Packaging common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Graham Packaging common stock within the time prescribed in Section 262.

Within 120 days after the effective time, any Graham Packaging stockholder who has complied with Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after a written request therefore has been received by the surviving corporation. A person who is the beneficial owner of shares of Graham Packaging common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation the statement described in this paragraph.

Upon the filing of any petition by a Graham Packaging stockholder in accordance with Section 262, service of a copy must be made upon the surviving corporation. The surviving corporation must, within 20 days after service, file in the office of the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Graham Packaging common stock and with whom Graham Packaging has not reached agreements as to the value of their shares. The Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. After the Court of Chancery determines the holders of Graham Packaging common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery shall determine the “fair value” of shares of Graham Packaging common stock as of the effective time, after taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment.

Graham Packaging stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more or less than, or equal to, the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of Graham Packaging common stock. Stockholders should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although Graham Packaging believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery. Moreover, Graham Packaging does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Graham Packaging common stock is less than the merger consideration. In determining “fair value,” the Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed against the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a dissenting stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of a contrary determination, each party bears his, her or its own expenses.

Any Graham Packaging stockholder who has demanded appraisal will not, after the effective time, be entitled to vote for any purpose the shares of Graham Packaging common stock subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time.

Failure by any Graham Packaging stockholder to comply fully with the procedures of Section 262 of the DGCL (as reproduced in Annex D to this joint proxy statement/prospectus) may result in termination of such stockholder’s appraisal rights and the stockholder will be entitled to receive the merger consideration (without interest) for his, her or its shares of Graham Packaging common stock pursuant to the merger agreement.

THE PROCESS OF DISSENTING REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE INDIVIDUALS OR ENTITIES WISHING TO DISSENT AND TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL CONTROL.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting, in conformity with GAAP. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Graham Packaging as of the effective time will be recorded at their respective fair values and added to those of Silgan. Any excess of purchase price over the fair value of the assets will be recorded as goodwill. Financial statements of Silgan issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Graham Packaging.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Graham Packaging common stock. The following summary is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax, or federal laws applicable to alternative minimum taxes, are not addressed in this joint proxy statement/prospectus.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those holders of Graham Packaging common stock that hold their Graham Packaging common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of Graham Packaging common stock in light of their individual circumstances or to holders of Graham Packaging common stock that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold Graham Packaging common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not citizens or residents of the United States;

•	holders who acquired their shares of Graham Packaging common stock through the exercise of an employee stock option or otherwise as compensation; and

•	holders exercising dissenters’ rights or appraisal rights.

If a partnership or other entity taxed as a partnership holds Graham Packaging common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger and subsequent transactions in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

Based on representations contained in representation letters provided by Silgan and Graham Packaging and on customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, and subject to the qualifications and limitations set forth above, it is the opinion of Bryan Cave, counsel to Silgan, and Simpson Thacher, counsel to Graham Packaging, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Based upon the foregoing, the material U.S. federal income tax consequences of the merger will be as follows:

•	no gain or loss will be recognized by Silgan or Graham Packaging as a result of the merger;

•

gain (but not loss) will be recognized by U.S. holders of Graham Packaging common stock who receive shares of Silgan common stock and cash in exchange for shares of Graham Packaging common stock pursuant to the merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Silgan common stock and cash received by a U.S. holder of Graham Packaging common stock exceeds such U.S. holder’s basis in its Graham Packaging common stock and (ii) the amount of cash received by such U.S. holder of Graham Packaging common stock (except with respect to any cash received instead of fractional share interests in Silgan common stock, which is discussed below under “—Cash Received Instead of a Fractional Share of Silgan Common Stock”);

•

the aggregate basis of the Silgan common stock received by a U.S. holder of Graham Packaging common stock in the merger (including fractional shares of Silgan common stock deemed received and redeemed as described below) will be the same as the aggregate basis of the Graham Packaging common stock for which it is exchanged, decreased by the amount of cash received in the merger (other than cash received instead of fractional share interests in Silgan common stock), and increased by the amount of gain recognized on the exchange, other than with respect to cash received instead of fractional share interests in Silgan common stock (regardless of whether such gain is classified as capital gain or as ordinary dividend income, as discussed below under “—Additional Considerations—Recharacterization of Gain as a Dividend”); and

•

the holding period of Silgan common stock received in exchange for shares of Graham Packaging common stock (including fractional shares of Silgan common stock deemed received and redeemed as described below) will include the holding period of the Graham Packaging common stock for which it is exchanged.

If a U.S. holder of Graham Packaging common stock acquired different blocks of Graham Packaging common stock at different times or at different prices, any gain will be determined separately with respect to each block of Graham Packaging common stock, and the cash and shares of Silgan common stock received will be allocated pro rata to each such block of stock.

Completion of the merger is conditioned on, among other things, the receipt by Graham Packaging and Silgan of legal opinions from Simpson Thacher and Bryan Cave, respectively, each dated the closing date of the merger, that for U.S. federal income tax purposes the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on certain assumptions and on representation letters provided by Graham Packaging and Silgan to be delivered at the time of closing. If any such assumptions or representations are inaccurate as of the effective time, the tax consequences to U.S. holders of Graham Packaging common stock of the merger could differ materially from those described above. Although the merger agreement allows each of Silgan and Graham Packaging to waive this condition to closing, neither

Silgan nor Graham Packaging anticipates doing so. Neither of the tax opinions will be binding on the Internal Revenue Service. Neither Silgan nor Graham Packaging intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger and there is no guarantee that the Internal Revenue Service will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Taxation of Capital Gain

Except as described under “—Additional Considerations—Recharacterization of Gain as a Dividend” below, gain that U.S. holders of Graham Packaging common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held (or are treated as having held) their Graham Packaging common stock for more than one year as of the date of the merger. For U.S. holders of Graham Packaging common stock that are non-corporate holders, long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 15%.

Additional Considerations—Recharacterization of Gain as a Dividend

All or part of the gain that a particular U.S. holder of Graham Packaging common stock recognizes could be treated as dividend income rather than capital gain if (i) such U.S. holder is a significant stockholder of Silgan or (ii) such U.S. holder’s percentage ownership, taking into account constructive ownership rules, in Silgan after the merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of Silgan common stock rather than a combination of cash and shares of Silgan common stock in the merger. This could happen, for example, because of ownership of additional shares of Silgan common stock by such holder, ownership of shares of Silgan common stock by a person related to such holder or a share repurchase by Silgan from other holders of Silgan common stock. For an individual who receives dividend income that constitutes “qualified dividend income,” such dividend income may be subject to tax at a maximum U.S. federal income tax rate of 15% if such individual meets certain holding period requirements. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of Graham Packaging common stock, including the application of certain constructive ownership rules, holders of Graham Packaging common stock should consult their own tax advisor regarding the potential tax consequences of the merger to them.

Cash Received Instead of a Fractional Share of Silgan Common Stock

A U.S. holder of Graham Packaging common stock who receives cash instead of a fractional share of Silgan common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Silgan. As a result, such U.S. holder of Graham Packaging common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

You are urged to consult with your own tax advisors about the particular tax consequences of the merger to you, including the effects of U.S. federal, state or local, or foreign and other tax laws.

Backup Withholding and Information Reporting

Payments of cash to a U.S. holder of Graham Packaging common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding (at a rate of 28%) unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules.

Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

A U.S. holder of Graham Packaging common stock who receives Silgan common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of Graham Packaging common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Silgan common stock in the merger will be required to file a statement with such U.S. federal income tax return setting forth such holder’s basis in the Graham Packaging common stock surrendered and the fair market value of the Silgan common stock and cash received in the merger. A “significant holder” is a holder of Graham Packaging common stock, who, immediately before the merger, owned at least 5% of the outstanding stock of Graham Packaging.

THE MERGER AGREEMENT

The following is a summary of certain material provisions of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. Silgan and Graham Packaging urge you to read carefully this entire joint proxy statement/prospectus, including the annexes and the other documents which have been referred to you. You should also review the section titled “Where You Can Find More Information” beginning on page 187.

This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. The merger agreement has been included for your convenience to provide you with information regarding its terms, and we recommend that you read it in its entirety. Except for its status as the contractual document that establishes and governs the legal relations between Silgan and Graham Packaging with respect to the merger, Silgan and Graham Packaging do not intend for the merger agreement to be a source of factual, business or operational information about either Silgan or Graham Packaging. The merger agreement contains representations and warranties that Silgan and Graham Packaging have made to each other for the principal purpose of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstances or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the merger agreement.

First, except for the parties themselves, under the terms of the merger agreement, only certain other specifically identified persons are third party beneficiaries of the merger agreement who may enforce it and rely on its terms.

Second, the representations and warranties are qualified in their entirety by certain information of each of Silgan and Graham Packaging filed with the SEC prior to the date of the merger agreement, as well as by confidential disclosure letters that each of Silgan and Graham Packaging prepared and delivered to the other immediately prior to signing the merger agreement.

Third, certain of the representations and warranties made by Silgan, on the one hand, and Graham Packaging, on the other hand, were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, and may have been used for the purpose of allocating risk between the parties to the merger agreement rather than as establishing matters as facts.

Fourth, none of the representations or warranties will survive the closing of the merger and they will therefore have no legal effect under the merger agreement after the closing. The parties will not be able to assert the inaccuracy of the representations and warranties as a basis for refusing to close unless all such inaccuracies represent or would reasonably be expected to represent, individually or in the aggregate, a material adverse effect on the party that made the representations and warranties, except for certain limited representations and warranties that must be true and correct in all respects, or in all material respects. Otherwise, for purposes of the merger agreement, the representations and warranties will be deemed to have been sufficiently accurate to require a closing.

For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and subsequently developed or new information qualifying a representation or warranty may have been included in a filing with the SEC made since the date of the merger agreement (including in this joint proxy statement/prospectus).

The Merger; Closing

Upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with Delaware law, at the effective time of the merger, Graham Packaging will merge with and into Silgan and the separate corporate existence of Graham Packaging will cease and Silgan will continue as the surviving corporation after the merger.

Unless Silgan and Graham Packaging agree otherwise, the closing of the merger will occur on the third business day after the satisfaction or waiver of all of the conditions to the merger (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), provided that in the event (i) the expiration or termination of the HSR Act waiting period and receipt of certain foreign antitrust approvals is the final condition that is satisfied or waived, then the closing will occur on the tenth business day following such satisfaction or waiver and (ii) on the date on which all conditions have been satisfied or waived, the 10-business-day period that Silgan is provided under the financing commitments for the marketing of senior subordinated notes has not expired, then the closing will occur on the earlier to occur of (x) the tenth business day following the satisfaction or waiver of all of the conditions to the merger and (y) the third business day following the final day of the marketing period for the notes, and provided further that if the closing has not occurred prior to the outside date and all conditions are satisfied or waived on the third business day prior to such outside date, then the closing will occur on the outside date.

Assuming timely satisfaction of the necessary closing conditions, Silgan and Graham Packaging expect to complete the merger in the third quarter of 2011. However, we cannot assure you that such timing will occur or that the merger will be completed as expected.

Upon the closing of the merger, Silgan and Graham Packaging will file a certificate of merger with the Secretary of State of the State of Delaware. The effective time of the merger will be the time the certificate of merger is filed or at a later time upon which Silgan and Graham Packaging will agree to and specify in the certificate of merger.

Certificate of Incorporation and By-laws of the Surviving Corporation

At the effective time of the merger, the amended and restated certificate of incorporation of Silgan as set forth in Exhibit A of the merger agreement will, by virtue of the merger, become the certificate of incorporation of the surviving corporation.

At the effective time of the merger, the current amended and restated by-laws of Silgan will, by virtue of the merger, become the by-laws of the surviving corporation.

Directors and Officers of the Surviving Corporation

At the effective time of the merger, the directors and officers of Silgan will continue as the directors and officers of the surviving corporation. Additionally, in accordance with Silgan’s amended and restated certificate of incorporation to be approved by the Silgan stockholders in connection with the merger, the size of the Silgan board of directors will be increased from seven directors to nine directors. Consequently, immediately following the effective time of the merger, the Silgan board of directors will be comprised of the seven current directors and two additional directors to be appointed to fill the vacancies created by the increase in the size of the board of directors. As more fully described in “Ancillary Agreements—Stockholders Agreement and Letter Agreement” beginning on page 130, one additional director, to be appointed as a Class I director, will be a designee of Blackstone Capital, which designee must be reasonably satisfactory to the Co-Founders, pursuant to the new stockholders agreement. Silgan anticipates that the second additional director, to be appointed as a Class II director, will be an independent director. Each of the two additional directors will be nominated by the Co-Founders, pursuant to the Co-Founders’ nomination rights under the existing stockholders agreement, and appointed by the majority of the board of directors, to fill the vacancies created by the increase in the size of the

Silgan board of directors in accordance with Silgan’s amended and restated certificate of incorporation. Pursuant to the terms of the letter agreement, which is more fully described in “Ancillary Agreements—Stockholders Agreement and Letter Agreement” beginning on page 130, Silgan has agreed to take all necessary action to cause the Blackstone Capital designee to be appointed as a Class I director to fill the applicable vacancy effective as of the first day immediately following the date on which the effective time of the merger occurs.

Merger Consideration

Silgan Stockholders

Each share of Silgan common stock outstanding immediately prior to the effective time of the merger will remain outstanding and will not be altered by the merger.

Graham Packaging Stockholders

At the effective time of the merger, each share of Graham Packaging common stock outstanding immediately prior to the effective time (other than excluded shares) will be converted into the right to receive (a) 0.402 shares of Silgan common stock and (b) $4.75 in cash, without interest.

The exchange ratio is a fixed ratio. Therefore, the number of shares of Silgan common stock to be received by holders of Graham Packaging common stock as a result of the merger will not change between now and the time the merger is completed to reflect changes in the trading price of Silgan common stock.

Fractional Shares

No fractional shares of Silgan common stock will be issued in the merger. Instead, holders of Graham Packaging common stock who would otherwise be entitled to receive a fraction of a share of Silgan common stock will receive, upon surrender for exchange of Graham Packaging common stock, an amount in cash (rounded to the nearest cent), without interest, equal to the product of such fraction multiplied by the per share closing price of Silgan common stock on the NASDAQ on the last trading day immediately prior to the closing date of the merger, less any applicable withholding taxes.

Exchange Procedures

Prior to the effective time of the merger, Silgan will enter into an agreement with a bank or trust company (which we refer to as the “exchange agent”) selected by Silgan and reasonably acceptable to Graham Packaging, to handle the exchange of shares of Graham Packaging common stock and payment of cash in connection with the merger, including the payment of cash for fractional shares and unpaid dividends. At or prior to the effective time, Silgan will deposit with the exchange agent, for the benefit of the holders of Graham Packaging common stock, book-entry shares representing the total number of shares of Silgan common stock issuable in the merger and cash sufficient to pay the cash portion of the merger consideration and cash in lieu of fractional shares and in respect of any dividends or distributions on Silgan common stock with a record date after the effective time.

At the effective time of the merger, each certificate representing shares (or uncertificated shares in book entry form) of Graham Packaging common stock that has not been surrendered, other than any excluded shares, will represent only the right to receive, upon such surrender and without any interest, the number of whole shares of Silgan common stock issuable in exchange of such shares of Graham Packaging common stock, dividends and other distributions on shares of Silgan common stock with a record date after the effective time, and cash in lieu of fractional shares. Following the effective time, no further registrations of transfers on the stock transfer books of Graham Packaging of the shares of Graham Packaging common stock will be made. If, after the effective time, Graham Packaging stock certificates or shares of Graham Packaging common stock represented by book-entry are presented to Silgan or the exchange agent, for any reason, they will be canceled and exchanged as described below.

Exchange of Shares

As soon as reasonably practicable after the effective time of the merger, Silgan will cause the exchange agent to mail to each holder of record of a Graham Packaging stock certificate or book-entry share whose shares of Graham Packaging common stock were converted into the right to receive the merger consideration, a letter of transmittal and instructions explaining how to surrender Graham Packaging stock certificates or book-entry shares in exchange for the merger consideration.

After the effective time of the merger, and upon surrender of a Graham Packaging stock certificate or book-entry share to the exchange agent, together with a letter of transmittal, duly executed, and such other documents as may reasonably be required by the exchange agent, the holder of the Graham Packaging stock certificate or book-entry share will be entitled to receive the merger consideration, and the Graham Packaging stock certificates or book entries evidencing book-entry shares so surrendered will be canceled. No interest will be paid or will accrue on any merger consideration payable under the merger agreement. If payment is to be made to a person other than the person in whose name the certificate or book-entry share surrendered is registered, the certificate or book-entry share so surrendered must be properly endorsed or otherwise in proper form for transfer and the person requesting such payment must pay any transfer or other taxes required by the reason of the payment to a person other than the registered holder of the certificate or book-entry share so surrendered, unless the person requesting such payment can establish to the reasonable satisfaction of Silgan that such tax has been paid or is not applicable.

GRAHAM PACKAGING STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD(S). Graham Packaging stock certificates should be returned with a validly executed transmittal letter and accompanying instructions that will be provided to Graham Packaging stockholders following the effective time of the merger.

Silgan stockholders do not need to send in their stock certificates at any time.

Lost Stock Certificates

If any stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the stock certificate to be lost, stolen or destroyed and, if required by Silgan, the posting by such person of a bond in a reasonable amount as Silgan (or the exchange agent in accordance with its standard procedures) may direct as indemnity against any claim that may be made against it with respect to the stock certificate, the exchange agent will issue, in exchange for such lost, stolen or destroyed stock certificate, the merger consideration in respect of such shares. These procedures will be described in the letter of transmittal that Graham Packaging stockholders will receive, which such stockholders should read carefully in its entirety.

Graham Holdings Merger and Subsequent Transactions

Immediately prior to the effective time of the merger of Graham Packaging with and into Silgan, Graham Holdings will merge with and into Graham Packaging, with Graham Packaging surviving the merger, pursuant to a separate merger agreement entered into concurrently with the merger agreement governing the merger of Graham Packaging with and into Silgan. At the effective time of the Graham Holdings merger, each issued and outstanding partnership interest of Graham Holdings (other than partnership interests owned by Graham Packaging or BCP/Graham Holdings L.L.C., Graham Holdings’ general partner, which will be cancelled) will be converted into the right to receive one share of Graham Packaging common stock, which share of Graham Packaging common stock will then be converted into the right to receive the merger consideration in connection with the merger of Graham Packaging with and into Silgan.

In addition, immediately following the effective time of the merger of Graham Packaging with and into Silgan, Silgan will, in immediately successive steps:

•	cause Silgan Corporation to distribute to Silgan the equity interests of Silgan Plastics, which distribution includes all subsidiaries of Silgan Plastics;

•	contribute to Graham Operating Company the equity interests of Silgan Plastics;

•

effect a merger of Graham Operating Company with and into Silgan, with Silgan surviving the merger, pursuant to which each issued and outstanding partnership interest of Graham Operating Company will be cancelled;

•	form New Operating Company; and

•

contribute to New Operating Company all of the assets (but retain all indebtedness) held by Graham Operating Company prior to its merger with and into Silgan (including the equity interests of Silgan Plastics).

Effect of the Merger on Graham Packaging’s Equity Awards

At the effective time of the merger, each outstanding Graham Packaging stock option to acquire shares of Graham Packaging common stock will, whether or not then exercisable or vested, be converted into an option to purchase Silgan common stock in accordance with the terms of the merger agreement. In addition, immediately prior to the effective time, in connection with Graham Holdings’ merger with and into Graham Packaging, each outstanding option to purchase Graham Holdings’ partnership units under Graham Holdings’ equity-based compensation plans, whether or not then exercisable, will be assumed by Graham Packaging and converted into an option to purchase a number of shares of Graham common stock equal to the number of Graham Holdings’ partnership units subject to the option. At the effective time, these converted Graham Holdings’ options will also be converted into an option to purchase Silgan common stock in connection with the merger of Graham Packaging with and into Silgan.

The terms and conditions of each Graham Packaging stock option (including former Graham Holdings’ options converted into Graham Packaging options) converted at the effective time of the merger into an option to purchase Silgan common stock will remain the same as the terms and conditions that were in effect immediately prior to the effective time with respect to such Graham Packaging stock option, except that:

•

each such Graham Packaging stock option will be exercisable for, and represent the right to acquire, that whole number of shares of Silgan common stock (rounded down to the nearest whole share) equal to (i) the number of shares of Graham Packaging common stock subject to such Graham Packaging stock option multiplied by (ii) the Option Exchange Ratio (as defined below); and

•

the exercise price per share of Silgan common stock under each such Graham Packaging stock option will be an amount (rounded up to the nearest full cent) equal to (i) the exercise price per share of Graham Packaging common stock subject to the related Graham Packaging stock option, as in effect immediately prior to the effective time, divided by (ii) the Option Exchange Ratio.

The “Option Exchange Ratio” is the sum of (a) 0.402 and (b) the quotient of $4.75 divided by the per share closing price of Silgan common stock on the NASDAQ on the last trading day immediately prior to the date on which the merger becomes effective. Some Graham Packaging stock options (including former Graham Holdings’ options converted into Graham Packaging options) will vest as a result of the merger and remain vested following conversion to options to purchase Silgan common stock.

In connection with the execution of the merger agreement, the board of directors of Graham Packaging approved the amendment of MOIC vesting options granted in 2006 and 2009 to Graham Packaging’s chief executive officer and in 2009 to Graham Packaging’s chief financial officer to provide upon consummation of the merger that such options will vest with respect to 25% of the shares covered by such options, but only if such individuals continue to provide services to Graham Packaging through consummation of the merger. In addition, the vesting criteria for the remaining 75% of shares covered by such options will be amended so that vesting is based solely upon the MOIC achieved by Blackstone Capital, Blackstone Offshore Capital Partners III L.P. and their affiliates in a complete sale of their interest in Silgan relative to the Blackstone Entities’ original invested capital in Graham Packaging, regardless of whether the optionholder provides services to Silgan at the time of such sale.

Representations and Warranties

The merger agreement contains customary representations and warranties made by each party to the other, which are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the matters contained in the confidential disclosure letters that each of Silgan and Graham Packaging prepared and delivered to the other prior to signing the merger agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and the requisite power and authority to carry on their respective businesses;

•	ownership of subsidiaries;

•	capital structure;

•	indebtedness;

•	corporate power and authority to enter into the merger agreement, the valid and binding nature of the merger agreement and enforceability of the merger agreement;

•	board of directors approval of and recommendation to stockholders to adopt the merger agreement;

•

absence of conflicts with organizational documents, breaches of contracts and agreements, liens upon assets and violations of applicable law resulting from the execution and delivery of the merger agreement and consummation of the merger and the other transactions contemplated by the merger agreement;

•

absence of required governmental or other third party consents in connection with execution, delivery and performance of the merger agreement and consummation of the merger and the other transactions contemplated by the merger agreement, other than governmental filings specified in the merger agreement;

•

timely filing of required documents with the SEC, compliance of such documents with the requirements of the Securities Act and the Exchange Act, and the absence of untrue statements of material facts or omissions of material facts in those documents;

•

compliance of financial statements as to form with applicable accounting requirements and SEC rules and regulations and preparation in accordance with GAAP, and the absence of certain undisclosed liabilities;

•	the accuracy of information supplied by such party in connection with this joint proxy statement/prospectus and the registration statement of which it is a part;

•	absence of specified changes or events and conduct of business in the ordinary course since January 1, 2011;

•	absence of certain litigation and investigations;

•	certain material contracts;

•	compliance with applicable laws and holding of all necessary permits;

•	labor matters and compliance with labor and employment law;

•	environmental matters and compliance with environmental laws;

•	employee benefits matters, executive compensation matters, and ERISA compliance;

•	tax matters;

•	real property;

•	intellectual property;

•	absence of affiliate transactions since January 1, 2009;

•	the affirmative vote required by stockholders of each party to adopt the merger agreement;

•	inapplicability of certain takeover laws;

•	no brokers’ or finders’ fees; and

•	receipt of an opinion from each party’s financial advisor.

Silgan made certain additional representations and warranties to Graham Packaging in the merger agreement, including with respect to its ownership of Graham Packaging common stock and its financing commitments.

Graham Packaging also made certain additional representations and warranties to Silgan in the merger agreement, including with respect to the Graham Holdings merger immediately prior to the effective time of the merger of Graham Packaging with and into Silgan.

Certain of the representations and warranties in the merger agreement are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” on Silgan or Graham Packaging means:

•

an effect, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, is or would be reasonably expected to be materially adverse to (i) the condition (financial or otherwise), assets, liabilities, business or results of operations of such party and its subsidiaries, taken as a whole or (ii) the ability of such party to consummate the merger, other than, in the case of clause (i), effects, events, developments, changes, states of facts, conditions, circumstances or occurrences arising out of, relating to or resulting from:

•

changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not affect such party or its subsidiaries in a materially disproportionate manner relative to other participants in the industries in which such party and its subsidiaries operate;

•

changes in the industries in which such party and its subsidiaries operate, to the extent such changes do not adversely affect such party and its subsidiaries in a materially disproportionate manner relative to other participants in such industry;

•	any change in applicable law or GAAP or the interpretation thereof;

•	the negotiation, execution or announcement of the merger agreement or the consummation of the merger;

•	compliance with the terms of, or the taking of any action required by, the merger agreement;

•

any failure by such party to meet any published analyst estimates or expectations of such party’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by such party to meet internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “material adverse effect” may be taken into account); and

•	acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events.

The representations and warranties contained in the merger agreement will expire at the effective time of the merger, and not survive the consummation of the merger (without limiting any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the merger), but they form the basis of specified conditions to the parties’ obligations to complete the merger.

Covenants and Agreements

Conduct of Business by Graham Packaging

Graham Packaging has agreed that from the date of the merger agreement until the earlier to occur of the effective time of the merger and the termination of the merger agreement, except as contemplated by the merger agreement, required by applicable law or consented to in writing by Silgan (such consent not to be unreasonably withheld or delayed), Graham Packaging will, and will cause each of its subsidiaries to:

•	carry on its business in the ordinary course consistent with past practice and in compliance with all material applicable laws and all material authorizations from governmental entities; and

•

use commercially reasonable efforts to preserve intact its current business organization and goodwill, preserve its assets and properties in good repair and condition, maintain capital expenditure levels consistent with past practices, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors, and others having significant business dealings with it.

In addition, except as contemplated by the merger agreement or required by applicable law or with Silgan’s prior written consent (not to be unreasonably withheld or delayed), Graham Packaging has agreed, among other things, not to, and not to permit its subsidiaries to:

•

(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, partnership interests or any other equity or voting interests, or otherwise make any payments to its stockholders in their capacity as such, other than dividends or distributions by a direct or indirect wholly owned subsidiary of Graham Holdings, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required (or permitted in connection with any net share settlement or tax withholding) by the terms of Graham Packaging’s or Graham Holding’s stock plans or any award agreement thereunder, (2) required by the terms of any plans, arrangements or contracts existing on the date of the merger agreement between Graham Packaging or any of its subsidiaries and any director, employee or equity holder of Graham Packaging or any of its subsidiaries or (3) acquisitions of limited partnership units in Graham Holdings upon the exchange thereof for shares of Graham Packaging common stock in accordance with the Graham Holdings exchange agreement and/or the management option unit exchange agreements entered into from time to time among Graham Packaging, Graham Holdings and certain Graham Packaging personnel (which we refer to as the “option unit exchange agreements”);

•

issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock, any other of its voting securities, any equity interests in any of its subsidiaries, including partnership interests, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, except for (1) issuances or sales of any of the foregoing to Graham Holdings or any wholly owned subsidiary of Graham Holdings, (2) issuance of shares of Graham Packaging common stock upon the exercise of Graham Packaging stock options outstanding on the date of the merger agreement (or issued in connection with the conversion of Graham Holdings stock options), (3) issuances of limited partnership units in Graham Holdings upon the exercise of Graham Holdings stock options outstanding on the date of the merger agreement, and (4) issuance of shares of Graham Packaging common stock upon the exchange of a partnership unit in Graham Holdings in accordance with the option unit exchange agreements and a corresponding issuance of a partnership unit in Graham Holdings to Graham Packaging in connection with any such exchange;

•	propose or adopt any amendments to its certificate of incorporation or by-laws;

•

make any acquisition of any assets, rights or properties, except for (1) acquisitions which have a purchase price (including any assumption of indebtedness) not in excess of $40 million in the aggregate, (2) capital expenditures (subject to certain limitations set forth below) and (3) purchases of assets in the ordinary course of business, including from suppliers or vendors;

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(1) other than in the ordinary course of business consistent with past practice, amend, renew, terminate or waive any material provision of any material contract, provided that no such renewal may be made if such renewal would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Graham Packaging, or (2) enter into any new contract containing (A) any material restriction on the ability of Graham Packaging and its subsidiaries to conduct its business as it is presently being conducted or (B) any material restriction on Graham Packaging and its subsidiaries engaging in any type or activity or business;

•

sell, lease, transfer, license, subject to a lien, mortgage or pledge, allow to lapse or expire, or otherwise dispose of any rights, properties or assets of Graham Packaging or any of its subsidiaries that are material to Graham Packaging and its subsidiaries, taken as a whole, except (A) as required to be effected pursuant to contracts existing as of the date of the merger agreement or entered into after the date of the merger agreement in compliance with the merger agreement, or (B) in the ordinary course of business consistent with past practice;

•

incur or otherwise acquire, or modify in any respect materially adverse to Graham Packaging and its subsidiaries, taken as a whole, the terms of, any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another person (other than Graham Holdings and any wholly owned subsidiary of Graham Holdings), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of Graham Packaging or any of its subsidiaries, other than in the ordinary course of business, except for refinancing of existing indebtedness;

•

make any loans or advances to any person (other than loans or advances by Graham Holdings or any wholly owned subsidiary of Graham Holdings to Graham Packaging, Graham Holdings or any wholly owned subsidiary of Graham Holdings), other than (i) loans or advances made in the ordinary course of business, and (ii) as required by any contract or other legal obligation of Graham Packaging or any of its subsidiaries in existence as of the date of the merger agreement;

•

make any new capital expenditure, other than capital expenditures in an aggregate amount not in excess of (A) 100% of the pro rata portion (between the date of the merger agreement and the closing date) plus (B) 20%, in each case of Graham Packaging’s 2011 annual budget for capital expenditures provided to Silgan prior to the date of the merger agreement;

•

waive, release, assign, settle or compromise any action other than settlements or compromises of actions where the amount paid by Graham Packaging or any of its subsidiaries (less the amount reserved for such matters by Graham Packaging and less the amount of any insurance recoveries) in settlement or compromise does not exceed $5 million in the aggregate;

•

except as required by GAAP or as advised by Graham Packaging’s regular independent public accountant, make any change in financial accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of Graham Packaging in any material respect;

•

other than in the ordinary course of business consistent with past practice or as required by applicable law or any contract in existence as of the date of the merger agreement, (i) increase the amount of compensation or benefit paid to, or enter into or amend any employment, change-in-control or severance agreement with, any executive officer or director of Graham Packaging or other Graham Packaging personnel (except, with respect to Graham Packaging personnel, as would not reasonably be expected to materially increase costs for Graham Packaging personnel in the aggregate), (ii) grant any bonuses to any Graham Packaging personnel, (iii) enter into or adopt any new benefit plan or amend or modify any existing benefit plan, or (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit plan;

•	authorize or adopt, or publicly propose, (A) a plan of complete or partial liquidation or dissolution of Graham Packaging or (B) to merge or consolidate Graham Packaging with or into any other person;

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outside of the ordinary course of Graham Packaging’s administration of its tax matters, adopt or change in any material respect any method of tax accounting in respect of recognition of income for U.S. federal income tax purposes, make or change any material tax election or file any amended material tax return;

•

make any payments to any affiliate, other than (i) payments under existing contracts and renewals thereof in the ordinary course on arms’-length terms, (ii) payments under contracts entered into with portfolio companies of Blackstone after the date of the merger agreement in the ordinary course of business on arms’-length terms, provided that Blackstone did not participate in any negotiations or discussions concerning the terms of such contracts, and (iii) compensation or benefits paid to Graham Packaging personnel (subject to certain restrictions set forth above); or

•	except in the case of commitments to make new capital expenditures (subject to certain limitations set forth above), authorize any of, or commit or agree to take any of, the foregoing actions.

Conduct of Business by Silgan

Silgan has agreed that from the date of the merger agreement until the earlier to occur of the effective time of the merger and the termination of the merger agreement, except as contemplated by the merger agreement, required by applicable law or consented to in writing by Graham Packaging (such consent not to be unreasonably withheld or delayed), Silgan will, and will cause each of its subsidiaries to:

•	carry on its business in the ordinary course consistent with past practice and in compliance with all material applicable laws and all material authorizations from governmental entities; and

•

use commercially reasonable efforts to preserve intact its current business organization and goodwill, preserve its assets and properties in good repair and condition, maintain capital expenditure levels consistent with past practices, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors, and others having significant business dealings with it.

In addition, except as contemplated by the merger agreement or required by applicable law or with Graham Packaging’s prior written consent (not to be unreasonably withheld or delayed), Silgan has agreed, among other things, not to, and not to permit its subsidiaries to:

•

(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned subsidiary of Silgan and regular quarterly cash dividends, including dividend equivalents under restricted stock units, with respect to Silgan common stock with usual declaration, record and payment dates, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) with regard to Silgan, purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required (or permitted in connection with any net share settlement or tax withholding) by the terms of Silgan stock plans or any award agreement thereunder or (2) required by the terms of any plans, arrangements or contracts existing on the date of the merger agreement between Silgan or any of its subsidiaries and any director, employee or equity holder of Silgan or any of its subsidiaries;

•

issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock, any other of its voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, except (1) for issuances of any of the foregoing to Silgan or any wholly owned subsidiary of Silgan, (2) for issuances of shares of Silgan common stock upon the exercise of Silgan stock options or the settlement of restricted stock units outstanding on the date of the merger agreement, (3) for issuances of shares of Silgan common stock upon the exercise of Silgan stock options or the settlement of restricted stock units granted after the date of the merger agreement in the ordinary course of business consistent with past practice, (4) for pledges of its capital stock under Silgan’s existing senior secured credit facility and (5) as contemplated below;

•	amend its certificate of incorporation or by-laws;

•

authorize or adopt, or publicly propose, (A) a plan of complete or partial liquidation or dissolution of Silgan or (B) to merge or consolidate Silgan with or into any other person other than a merger in which Silgan is the surviving corporation and which does not require the approval of Silgan’s stockholders;

•	enter into any new material line of business (whether by acquisition or otherwise), other than any line of business within the packaging business; or

•	authorize any of, or commit or agree to take any of, the foregoing actions.

Takeover Proposals

The merger agreement provides that Graham Packaging will not, and will cause its subsidiaries, its and their respective directors and officers, its financial advisor and the Blackstone Entities not to, and will direct and use its reasonable best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage or knowingly facilitate any takeover proposal (as defined on page 115); or

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, or enter into any agreement, understanding or arrangement with respect to, any takeover proposal.

Graham Packaging has also agreed that it will not take any action to exempt any person from the restrictions contained in any takeover law or otherwise cause such restrictions not to apply, in each case, unless such actions are taken simultaneously with a termination of the merger agreement in accordance with its terms.

Graham Packaging has agreed, and agreed to cause its subsidiaries and its and their respective directors and officers, and agreed to direct and use its reasonable best efforts to cause its and its subsidiaries’ other representatives, to immediately cease all activities with any party with respect to any takeover proposal existing at the time the merger agreement was entered into, and Graham Packaging has agreed to promptly, and in any event within 7 days of the date of the merger agreement, request, and to use commercially reasonable efforts to cause, the prompt return or destruction of all confidential information previously furnished to such parties or their representatives. Graham Packaging has also agreed to enforce the terms of, and not to amend, any standstill agreement existing at the time the merger agreement was entered into.

However, if at any time prior to the Graham Packaging stockholders adopting the merger agreement, (i) Graham Packaging receives an unsolicited bona fide takeover proposal from any third party and (ii) Graham Packaging’s special committee or the Graham Packaging board of directors, acting upon the recommendation of Graham Packaging’s special committee, determines in good faith that (A) (after consultation with its financial advisor (including at least one financial advisor who is not, and whose affiliates are not, proposing to provide debt or equity financing in connection with such takeover proposal) and outside legal counsel) such takeover proposal constitutes or could reasonably be expected to lead to a superior proposal (as defined on page 115) and (B) (after consultation with its outside legal counsel) the failure to provide non-public information concerning Graham Packaging or enter into discussions or negotiations with such third party would be inconsistent with Graham Packaging’s directors’ fiduciary duties under applicable law, Graham Packaging may:

•

furnish to such party information with respect to Graham Packaging and its subsidiaries pursuant to a customary confidentiality agreement on terms substantially similar to those contained in the existing confidentiality agreement between Silgan and Graham Packaging (subject to certain exceptions), provided that all such information has previously been provided to Silgan or is provided to Silgan within 24 hours after the time it is provided to such other party; and

•	participate in discussions or negotiations regarding such takeover proposal.

Graham Packaging has agreed to notify Silgan promptly (and in any event within 24 hours) in the event that it receives any takeover proposal, which notice must specify the terms and conditions of the takeover proposal (including the identity of the party making such takeover proposal and a copy of the proposed transaction agreements, if any). In addition, Graham Packaging has agreed to keep Silgan reasonably informed of any material developments with respect to any takeover proposal, and has agreed not to, and to cause its subsidiaries not to, enter into any contract with any party that would prohibit Graham Packaging from providing such information to Silgan.

Graham Packaging has agreed that neither its board of directors nor the special committee will cause a Graham Packaging adverse recommendation change. However, at any time prior to the adoption of the merger agreement by the Graham Packaging stockholders, the special committee or the Graham Packaging board of directors may make a Graham Packaging adverse recommendation change in response to a bona fide takeover proposal if the special committee or the Graham Packaging board of directors, acting upon the recommendation of the special committee, concludes in good faith, after consultation with its financial advisor (including at least one financial advisor who is not, and whose affiliates are not, proposing to provide debt or equity financing in connection with such takeover proposal) and outside legal counsel, that (1) such takeover proposal would, if consummated, constitute a superior proposal and (2) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law. Notwithstanding the foregoing, neither the Graham Packaging board of directors nor the special committee may make a Graham Packaging adverse recommendation change or terminate the merger agreement unless:

•

Graham Packaging notifies Silgan in writing, at least three business days before taking such action, of its intention to do so (which notice must specify in reasonable detail the terms and conditions of the takeover proposal giving rise to the intention to take such action (including the identity of the party making such takeover proposal and a copy of the relevant proposed transaction agreements, if any)), and

•

during such three business day period Graham Packaging and its financial advisors and outside counsel negotiate with Silgan in good faith (to the extent Silgan so desires to negotiate) to make adjustments to the terms and conditions of the merger agreement so that the special committee or the Graham Packaging board of directors, acting upon the recommendation of the special committee, determines in good faith (after consultation with its financial advisor (including at least one financial advisor who is not, and whose affiliates are not, proposing to provide debt or equity financing in connection with such takeover proposal) and outside counsel) that such takeover proposal ceases to constitute a superior proposal.

In the event any material revisions are made to such takeover proposal, Graham Packaging must satisfy the three business day notice requirement with a new written notice to Silgan and the requirement to negotiate with Silgan, in each case as described above with respect to such new written notice, and the notice period will be deemed to have recommenced on the date of such new notice. Notwithstanding the foregoing, the obligation of Graham Packaging to deliver a new written notice to Silgan and to provide a new three business day notice period will apply only once with respect to a particular takeover proposal (after giving effect to any amendment, modification or change to such takeover proposal, made within such three business day period, that would require Graham Packaging to deliver a new written notice to Silgan, as described above, with respect to such new written notice), regardless of any subsequent amendment, modification or change to such takeover proposal.

A “takeover proposal” means any inquiry, proposal, indication of interest or offer concerning (i) a merger, consolidation or other business combination, tender offer, exchange offer, recapitalization, reorganization or any transaction involving the purchase or acquisition of 20% or more of the shares of Graham Packaging common stock, including as a result of a primary issuance of Graham Packaging common stock, or (ii) a direct or indirect purchase or acquisition of 20% or more of the assets of Graham Packaging and its subsidiaries, taken as a whole (other than any such proposal or offer made by Silgan or any of its affiliates).

A “superior proposal” means any bona fide written takeover proposal which the special committee or the Graham Packaging board of directors, acting upon the recommendation of the special committee, concludes in good faith (after consultation with its financial advisor and outside legal counsel), taking into account (A) any proposal by Silgan to amend or modify the terms of the merger agreement, (B) the terms, conditions, timing, likelihood of consummation and all financial, legal, regulatory and other aspects, including financing certainty, of the takeover proposal and (C) the person making the takeover proposal, (i) would, if consummated, be more favorable to Graham Packaging’s stockholders from a financial point of view than the transactions contemplated by the merger agreement and (ii) is reasonably capable of being completed on the terms proposed (provided that for the purpose of this definition, references to “20%” in the definition of takeover proposal are deemed to be references to “50%”).

A “Graham Packaging adverse recommendation change” means withdrawing or modifying or qualifying (or publicly proposing to withdraw or modify or qualify) in any manner adverse to Silgan the recommendation by the Graham Packaging board of directors to Graham Packaging stockholders to approve and adopt the merger agreement.

The merger agreement provides that the no solicitation provisions described above do not prohibit Graham Packaging from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a)(2) or (3) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act or from making any legally required disclosure to stockholders with regard to a takeover proposal, provided that any disclosure of a position contemplated by Rule 14e-2(a) of the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, a rejection of any applicable takeover proposal or a reaffirmation of Graham Packaging’s recommendation to its stockholders to approve and adopt the merger agreement will be deemed to be a Graham Packaging adverse recommendation change.

Graham Packaging has agreed that it will not enter into any agreement (other than an acceptable confidentiality agreement as described above) with respect to a superior proposal unless the merger agreement has been or is concurrently terminated by its terms and, if required, Graham Packaging has paid, or concurrently pays, to Silgan a $39.5 million termination fee. In addition, if the Graham Packaging board of directors or the special committee changes its recommendation, Silgan would have the right to terminate the merger agreement and be paid a $39.5 million termination fee by Graham Packaging. See “—Termination of the Merger Agreement” beginning on page 122 and “—Termination Fees and Expenses” beginning on page 123.

Stockholder Meetings and Board Recommendations

Each of Silgan and Graham Packaging has agreed to take all lawful action to call, give notice of, convene and hold a stockholders’ meeting for the purpose of obtaining from its stockholders approval to adopt the merger agreement. Subject, in the case of Graham Packaging, to the provisions of the merger agreement discussed under “—Covenants and Agreements—Takeover Proposals” beginning on page 113, each of Graham Packaging’s and

Silgan’s board of directors will recommend that stockholders vote to approve the adoption of the merger agreement, and each party’s board of directors are required to include such recommendation in this joint proxy statement/prospectus and to take all lawful action to solicit the required stockholder approval. Approval of the adoption of the merger agreement by Silgan stockholders will also constitute approval of the issuance of Silgan common stock to Graham Packaging stockholders in the merger and approval of Silgan’s amended and restated certificate of incorporation.

Access to Information; Confidentiality

Except under certain circumstances, from the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement:

•

Graham Packaging will afford to Silgan and its representatives reasonable access during normal business hours and upon reasonable prior notice to all of its and its subsidiaries properties, books, contracts, commitments, personnel and records as Silgan may reasonably request in connection with Silgan’s financing, and

•	each of Silgan and Graham Packaging will provide the other with its audit work papers and minutes and resolutions of its board of directors.

However, neither party is required to provide the other with any information that such party determines in good faith would not be appropriate to share with the other party due to the competitively sensitive nature of such information.

Any information received from the other party, directly or indirectly, will be held in confidence in accordance with the terms of the confidentiality agreement between Silgan and Graham Packaging.

Reasonable Best Efforts

Silgan and Graham Packaging have each agreed to:

•

use its reasonable best efforts to consummate the merger and the other transactions contemplated by the merger agreement as promptly as practicable and to obtain or make as promptly as practicable all requisite authorizations, consents, orders, approvals or filings that are or may become necessary, proper or advisable;

•	take all actions as may be requested by any governmental entity to obtain such authorizations, consents, orders and approvals;

•	cooperate with the reasonable requests of the other party in seeking to obtain as promptly as practicable all such authorizations, consents, orders and approvals; and

•	promptly make all filings and notifications with all governmental entities that may be or may become necessary, proper or advisable under applicable antitrust laws.

Silgan has agreed, if such action is necessary to prevent the commencement of any proceeding or the issuance of any order, decree, decision, determination or judgment by any governmental entity that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger or the other transactions contemplated by the merger agreement, that it will, prior to such commencement or issuance and on behalf of itself and such of its subsidiaries as may be relevant in this regard, proffer their willingness to take, and agree to take, such actions (including with respect to selling, holding separate or otherwise disposing of any business or assets, or agreeing to any conditions or restrictions), and Silgan will agree promptly to effect such actions, in each case as may be necessary to prevent such commencement or issuance. In the event of any such commencement or issuance, Silgan will defend through litigation on the merits any claim asserted by any party, including any governmental entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger or the other transactions contemplated by the merger agreement.

Silgan will use its reasonable best efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment, that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger or the other transactions contemplated by the merger agreement.

In connection with the efforts to obtain all requisite approvals, clearances and authorizations for the transactions contemplated by the merger agreement under the HSR Act or any other antitrust law, Silgan will take the lead in directing strategy, subject to reasonable consultation with Graham Packaging, in connection with all matters relating to obtaining clearances and approvals from governmental entities and the expiration of waiting periods. Graham Packaging will not, and will cause its subsidiaries not to, agree to participate in any meeting with any governmental entity unless it consults with Silgan in advance and, to the extent permitted by the relevant governmental entity, gives Silgan the opportunity to attend and participate at such meeting.

For additional information on the regulatory consents and approvals required to be obtained, see “The Merger—Regulatory Approvals Required for the Merger” beginning on page 92.

Indemnification and Insurance

The merger agreement contains provisions relating to the indemnification of and insurance for Graham Packaging’s and its subsidiaries’ current and former directors and officers. Silgan will indemnify and hold harmless each current and former officer and director of Graham Packaging against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action or investigation arising out of or pertaining to the fact that such indemnified party is or was a director, officer, employee or fiduciary of Graham Packaging or any of its subsidiaries.

All rights in existence under Graham Packaging’s organizational documents on the date of the merger agreement regarding elimination of liability of directors and indemnification of and advancement of expenses to directors and officers will survive the merger for a period of six years from the effective time of the merger.

Silgan has also agreed to obtain a six-year tail policy to the current D&O insurance policy on terms no less favorable than those provided by Graham Packaging’s existing insurance coverage, provided that Silgan is not required to pay an aggregate premium in excess of 250% of the current annual premium paid by Graham Packaging.

Employee Benefits Matters

Silgan will, for the period commencing on the effective time of the merger and ending on the date that is 9 months following the closing date of the merger, provide each employee of Graham Packaging and its subsidiaries (other than employees whose terms and conditions of employment are governed by a collective bargaining agreement, the terms and conditions of which will be binding following the effective time and will be respected by Silgan) who remains in the active employment of Silgan and its subsidiaries with (i) an annual rate of salary or wages and annual incentive opportunities that are no less favorable, in the aggregate, than that provided as of the date of the merger agreement and (ii) employee benefits, including severance, that are no less favorable, in the aggregate, than the employee benefits provided as of the date of the merger agreement.

The merger agreement provides that no provision therein will be construed as requiring, and Graham Packaging will take no action that would have the effect of requiring, Silgan and its subsidiaries to continue any specific employee benefit plans or to continue the employment of any specific person following the merger.

In connection with the merger, the Graham Packaging board of directors has approved new retention agreements for selected senior executives. One-half of the retention award is payable upon closing of the merger and one-half is payable on the first anniversary of the closing. If the executive is terminated without “cause” or resigns for “good reason,” then these payments will be accelerated, but if the executive resigns without “good reason” before the scheduled payment date, then the unpaid portion will be forfeited. In connection with the merger, the Graham Packaging board of directors has also approved cash payments to certain Graham Packaging executives to compensate such executives for equity awards Graham Packaging anticipated granting in 2011 had Graham Packaging not entered into the merger agreement. These payments are contingent upon the closing of the merger and the recipient remaining employed by Graham Packaging through such closing.

Silgan will recognize the service of each continuing employee with Graham Packaging or its subsidiaries (or any predecessor companies) as if such service had been performed with Silgan with respect to any plans or programs in which continuing employees are eligible to participate after the effective time of the merger for purposes of (i) eligibility for vacation, (ii) eligibility and participation under defined contribution retirement plans, health or welfare plans (other than post-employment health or welfare plans), (iii) eligibility for and vesting of matching contributions under any 401(k) plan, and (iv) benefits accrual purposes under any severance plan (except to the extent such treatment would result in duplicative benefits).

With respect to any welfare plan maintained by Silgan and its subsidiaries in which continuing employees are eligible to participate after the effective time of the merger, Silgan will waive all limitations as to preexisting conditions and limitations, exclusions, actively-at-work requirements and waiting periods to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by Graham Packaging prior to the effective time. Credit will be given for any co-payments and deductibles paid prior to the effective time in the same plan year in which the effective time occurs in satisfying any analogous deductible or out-of-pocket requirements, as if there had been a single continuous employer.

From and after the effective time of the merger, Silgan and its subsidiaries will honor all obligations under Graham Packaging benefit plans and compensation, retention and severance arrangements and agreements in accordance with their terms as in effect immediately before the effective time.

Silgan will cause Graham Packaging to pay to each participant who is, as of the closing date, in Graham Packaging annual bonus plans (including Graham Packaging’s annual incentive plan), a pro-rated annual bonus in respect of the 2011 calendar year calculated based on service and actual year-to-date performance of Graham Packaging through the closing date, provided that payment of such bonuses will remain contingent on the participant’s continued employment through December 31, 2011 (except that any such participant whose employment is terminated by Graham Packaging without cause or by the participant for good reason after the closing date and on or prior to December 31, 2011 will be entitled to receive such pro-rated bonus upon such termination of employment or a later date to the extent necessary to satisfy Code Section 409A. After the closing date, Silgan will establish in good faith performance metrics for the remainder of the 2011 calendar year for Graham Packaging under, and in compliance with, the bonus plans. All bonuses under the bonus plans in respect of calendar year 2011 will be paid by Graham Packaging no later than March 15, 2012.

Silgan’s obligations with respect to such employee benefit matters are for the sole benefit of Graham Packaging, and do not create any third-party beneficiary rights in any individual, including Graham Packaging employees.

Financing Matters

Silgan has agreed to use its reasonable best efforts to obtain the financing on the terms and conditions described in the commitment letter, including:

•	maintaining in effect the commitment letter;

•	negotiating and entering into definitive documentation on the terms and conditions described in the commitment letter;

•	satisfying on a timely basis all conditions to obtaining the financing as set forth in the commitment letter;

•	consummating the financing contemplated by the commitment letter on or prior to the closing of the merger, including using reasonable best efforts to cause the lenders to fund the financing; and

•

enforcing its rights under the commitment letter, including by seeking specific performance of the parties thereunder if necessary, unless Silgan reasonably concludes that seeking specific performance is impracticable or not reasonably likely to succeed under such circumstances.

Silgan may amend, replace, supplement or otherwise modify, or waive any of its rights under, the commitment letter, including to substitute other debt (but not equity financing) for all or any portion of the financing of the merger from the same and/or alternative financing sources, including by electing to utilize Silgan’s existing credit agreement as a form of alternative financing (subject to obtaining the consent of the required lenders (as defined in Silgan’s credit agreement). In the event that any portion of the financing becomes unavailable on the terms and conditions set forth in the commitment letter, Silgan has agreed to use its reasonable best efforts to obtain any such portion from alternative sources on terms that do not expand upon the conditions precedent in the commitment letter, prevent, impede or delay the consummation of the merger, or provide for terms or conditions that are materially less favorable to Silgan.

Silgan has agreed to satisfy on a timely basis all conditions applicable to Silgan and its subsidiaries in the commitment letter and definitive agreements that are within its control and comply with its obligations thereunder and not to take or fail to take any action that would be reasonably expected to prevent or impede or delay the availability of the financing. In addition, Silgan will not agree to any amendment, supplement or other modification of, or waiver of any rights under, the commitment letter if the effect of such amendment, supplement, modification or waiver is to impose new or additional conditions or modify any of the conditions in a manner that would prevent, impede or delay the consummation of the merger, or provide for terms or conditions that are materially less favorable to Silgan.

Both Silgan and Graham Packaging have agreed to use their respective reasonable best efforts to market the financing.

Graham Packaging will use its reasonable best efforts to provide reasonable cooperation with the arrangement of the financing as reasonably requested by Silgan, including:

•

furnishing Silgan and the financing sources with financial and other pertinent information regarding Graham Packaging and its subsidiaries as may be reasonably requested by Silgan to consummate the financing;

•	participating in meetings, drafting sessions, presentations, road show and due diligence sessions with the financing sources, investors and rating agencies;

•	assisting Silgan and the financing sources in preparation of documents and materials for any portion of the financing and materials for rating agency presentations;

•	reasonably cooperating with the marketing efforts of Silgan and the financing sources for any portion of the financing; and

•	obtaining necessary authorization letters, obtaining accountant comfort letters and taking necessary corporate actions in connection with the financing.

Silgan has agreed to reimburse Graham Packaging for the reasonable out-of-pocket costs incurred in connection with the assistance described above.

Income Tax Receivable Agreements

At the closing of the merger, Silgan will pay early termination payments in the amount of (i) $188.5 million to Graham Packaging’s pre-IPO stockholders, including the Blackstone Entities, and (ii) $56.5 million to the Graham family, pursuant to contractual change in control provisions in Graham Packaging’s existing income tax receivable agreements with Blackstone Capital and GPC Holdings, L.P., respectively. These income tax receivable agreements were entered into in connection with Graham Packaging’s initial public offering in February 2010, and have been previously disclosed and filed by Graham Packaging with the SEC prior to the date of the merger agreement. See “Where You Can Find More Information” beginning on page 187. Upon the making of these payments, these income tax receivable agreements will terminate.

Additional Agreements

The merger agreement contains additional agreements between Silgan and Graham Packaging relating to, among other things:

•

providing the other party with the opportunity to participate in the defense or settlement of any litigation brought by a third party against such party or its directors relating to the transactions contemplated by the merger agreement, and no settlement will be agreed to without the other party’s prior written consent;

•	preparation of this joint proxy statement/prospectus and of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part;

•	requiring the parties to consult with each other regarding public announcements;

•	using reasonable best efforts to cause the shares of Silgan common stock to be issued in the merger to be approved for listing on the NASDAQ, subject to official notice of issuance;

•	using reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code;

•

using reasonable best efforts to ensure that no state takeover law is or becomes applicable to the merger agreement, the voting agreements, the merger or the other transactions contemplated by the merger agreement and the voting agreements;

•	ensuring exemption of certain transactions by Graham Packaging directors and officers in connection with the merger under Rule 16b-3 of the Exchange Act;

•	cooperation by each party on a regular and continued basis;

•	actions with respect to existing Graham Packaging arrangements, including Graham Packaging using its reasonable best efforts to terminate its existing registration rights agreement; and

•	Graham Packaging causing the consummation of the Graham Holdings merger.

Conditions to Completion of the Merger

Conditions to Each Party’s Obligations

The obligation of each of Silgan and Graham Packaging to complete the merger is subject to the satisfaction or waiver on or prior to the closing date of the merger of the following conditions:

•	the adoption of the merger agreement by the Silgan stockholders and by the Graham Packaging stockholders;

•	the approval for listing on the NASDAQ, subject to official notice of issuance, of the shares of Silgan common stock to be issued in the merger;

•

the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction that would prohibit the consummation of the merger;

•

the expiration or termination of the waiting periods applicable to the consummation of the merger under the HSR Act (which waiting period expired on May 26, 2011) and receipt of certain foreign antitrust approvals; and

•

the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and absence of any stop order by the SEC or proceedings of the SEC seeking a stop order.

Conditions to Obligations of Silgan

The obligation of Silgan to consummate the merger is further subject to satisfaction or waiver on or prior to the closing date of the merger of the following conditions:

•

the representations and warranties of Graham Packaging set forth in the merger agreement regarding capital structure must be true and correct in all material respects as of the closing date of the merger as though made on the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•

the representation and warranty of Graham Packaging set forth in the merger agreement regarding the absence of a material adverse effect on Graham Packaging since January 1, 2011 must be true and correct in all respects as of the closing date of the merger as though made on the closing date;

•

all other representations and warranties of Graham Packaging set forth in the merger agreement must be true and correct (without giving effect to any qualifications or limitations as to materiality or material adverse effect) as of the closing date of the merger as though made on the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for such failures to be true and correct that do not represent and are not reasonably expected to represent, individually or in the aggregate, a material adverse effect on Graham Packaging;

•

Graham Packaging must have performed, or complied with, in all material respects all obligations required to be performed by or complied with by it under the merger agreement at or prior to the closing date;

•	Graham Packaging must have delivered to Silgan certificates signed on its behalf by an executive officer certifying as to the matters set forth above in the preceding bullets;

•

Silgan must have received from Bryan Cave, its counsel, an opinion dated the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

•	the Graham Holdings merger must have been consummated immediately prior to the effective time of the merger.

Conditions to Obligations of Graham Packaging

The obligation of Graham Packaging to consummate the merger is further subject to satisfaction or waiver on or prior to the closing date of the merger of the following conditions:

•

the representations and warranties of Silgan set forth in the merger agreement regarding capital structure must be true and correct in all material respects as of the closing date of the merger as though made on the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•

the representation and warranty of Silgan set forth in the merger agreement regarding the absence of a material adverse effect on Silgan since January 1, 2011 must be true and correct in all respects as of the closing date of the merger as though made on the closing date;

•

all other representations and warranties of Silgan set forth in the merger agreement must be true and correct (without giving effect to any qualifications or limitations as to materiality or material adverse effect) as of the closing date of the merger as though made on the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for such failures to be true and correct that do not represent and are not reasonably expected to represent, individually or in the aggregate, a material adverse effect on Silgan;

•	Silgan must have performed, or complied with, in all material respects all obligations required to be performed by or complied with by it under the merger agreement at or prior to the closing date;

•	Silgan must have delivered to Graham Packaging certificates signed on its behalf by an executive officer certifying as to the matters set forth above in the preceding bullets; and

•

Graham Packaging must have received from Simpson Thacher, its counsel, an opinion dated the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time of the merger, whether before or after the Silgan stockholders and/or the Graham Packaging stockholders have adopted the merger agreement (except in limited circumstances described below):

•	by mutual written consent of Silgan and Graham Packaging;

•	by either Silgan or Graham Packaging if:

•

the merger has not been consummated on or before the outside date, unless the failure to fulfill any material obligation under the merger agreement by the party seeking to terminate has been a proximate cause of the failure of the merger to be consummated on or before the outside date;

•

a governmental entity of competent jurisdiction that must grant an approval of the merger has denied approval of the merger and such denial has become final and nonappealable; or any governmental entity of competent jurisdiction has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and such order, decree, ruling or action has become final and nonappealable, provided that the party seeking to terminate has used its reasonable best efforts to have such order, decree, ruling or action lifted if and to the extent required by the merger agreement;

•	the adoption of the merger agreement by the Silgan stockholders was not obtained at the Silgan stockholder meeting (or at any adjournment or postponement thereof); or

•	the adoption of the merger agreement by the Graham Packaging stockholders was not obtained at the Graham Packaging stockholder meeting (or any adjournment or postponement thereof);

•	by Silgan if:

•

provided that Silgan is not in material breach of its obligations under the merger agreement, Graham Packaging breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform (i) would give rise to the failure of the conditions to the closing relating to the accuracy of the representations and warranties of Graham Packaging (subject to certain materiality qualifiers) or compliance by Graham Packaging in all material respects with its obligations under the merger agreement and (ii) is incapable of being cured by Graham Packaging by the outside date;

•

(i) prior to the time at which the Graham Packaging stockholders have adopted the merger agreement, a Graham Packaging adverse recommendation change has occurred or (ii) Graham Packaging or the special committee has approved or recommended, or entered into or allowed Graham Packaging or any of its subsidiaries to enter into, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract with respect to, a takeover proposal (provided that for purposes of the definition of “takeover proposal,” references to “20%” are replaced by references to “50%”);

•	by Graham Packaging if:

•

provided that Graham Packaging is not in material breach of its obligations under the merger agreement, Silgan breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform (i) would give rise to the failure of the conditions to the closing relating to the accuracy of the representations and warranties of Silgan (subject to certain materiality qualifiers) or compliance by Silgan in all material respects with its obligations under the merger agreement and (ii) is incapable of being cured by Silgan by the outside date;

•

in accordance with the restrictions relating to takeover proposals described above, prior to the time at which the Graham Packaging stockholders have adopted the merger agreement, in order to accept a bona fide takeover proposal that the special committee or the Graham Packaging board of directors, acting upon the recommendation of the special committee, has concluded in good faith (after consultation with its financial advisor (including at least one financial advisor who is not, and whose affiliates are not, proposing to provide debt or equity financing in connection with such takeover proposal) and outside legal counsel), would, if consummated, constitute a superior proposal; or

•

the Silgan board of directors fails to include its recommendation that its stockholders adopt the merger agreement in this joint proxy statement/prospectus, or the Silgan board of directors or any committee thereof has withdrawn, modified or qualified (or publicly proposed to withdraw, modify or qualify) in any manner adverse to Graham Packaging, such recommendation.

Any termination of the merger agreement must be, in the case of Silgan, upon action by its board of directors, and, in the case of Graham Packaging, upon action by its board of directors or the special committee, provided that if the merger agreement is terminated by Graham Packaging in order to accept a bona fide takeover proposal that would, if consummated, constitute a superior proposal (subject to the restrictions on Graham Packaging’s ability to terminate described above), the Graham Packaging board of directors must act upon the recommendation of the special committee.

Effect of Termination

If the merger agreement is terminated as described in “—Termination of the Merger Agreement” above, the merger agreement will be void and have no effect, and there will be no liability or obligation of either party under the merger agreement except that:

•

designated provisions of the merger agreement, including (i) the confidential treatment of information, (ii) provisions regarding reimbursements of expenses and indemnification in connection with financing for the merger and the other transactions contemplated by the merger agreement (including the Graham Holdings merger), (iii) the ability of Silgan or Graham Packaging to specifically enforce the merger agreement or pursue damages against the other party and (iv) the allocation of fees and expenses, including, if applicable, the termination fees described below, will survive termination; and

•

no termination will relieve any party from any liability or damages resulting from fraud or the willful and material breach by a party of any of its covenants or agreements set forth in the merger agreement.

Termination Fees and Expenses

Graham Packaging has agreed to pay to Silgan a termination fee of $39.5 million in the following circumstances:

•

upon termination by Graham Packaging, in accordance with the restrictions relating to takeover proposals described above and prior to the time at which the Graham Packaging stockholders have adopted the merger agreement, in order to accept a bona fide takeover proposal that the special committee or the Graham Packaging board of directors, acting upon the recommendation of the special committee, has concluded in good faith (after consultation with its financial advisor (including at least one financial advisor who is not, and whose affiliates are not, proposing to provide debt or equity financing in connection with such takeover proposal) and outside legal counsel), would, if consummated, constitute a superior proposal;

•

upon termination by Silgan if (i) prior to the time at which the Graham Packaging stockholders have adopted the merger agreement, a Graham Packaging adverse recommendation change has occurred or (ii) Graham Packaging or the special committee has approved or recommended, or entered into or allowed Graham Packaging or any of its subsidiaries to enter into, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract with respect to, a takeover proposal (provided that for purposes of the definition of “takeover proposal,” references to “20%” are replaced by references to “50%”); or

•

upon termination by either party if the adoption of the merger agreement by the Graham Packaging stockholders was not obtained at the Graham Packaging stockholders’ meeting, and (A) at any time after the date of the merger agreement and prior to the taking of the vote to adopt the merger agreement (i) a bona fide takeover proposal has been publicly announced or publicly made known to the Graham Packaging stockholders and has not been withdrawn prior to the taking of the vote to adopt the merger agreement or (ii) any 5% holder(s) of Graham Packaging common stock at any time after the date of the merger agreement files with the SEC a proxy solicitation statement in opposition to the transactions contemplated by the merger agreement or publicly announces its opposition to the transactions contemplated by the merger agreement and (B) within twelve months of such termination, Graham Packaging enters into, publicly approves or submits to its stockholders for approval, an agreement with respect to a takeover proposal, or a takeover proposal is consummated (which in each case need not be the same takeover proposal as the takeover proposal described in clause (A)), provided that for purposes of the definition of “takeover proposal,” references to “20%” are replaced by references to “50%.”

Silgan has agreed to pay to Graham Packaging a termination fee of $39.5 million upon termination by Graham Packaging if the Silgan board of directors fails to include its recommendation that its stockholders adopt the merger agreement in this joint proxy statement/prospectus, or the Silgan board of directors or any committee thereof has withdrawn, modified or qualified (or publicly proposed to withdraw, modify or qualify) in any manner adverse to Graham Packaging, such recommendation (or if the merger agreement is terminated by Silgan or Graham Packaging for another reason at a time when Graham Packaging would have been permitted to terminate the merger agreement for the aforementioned reason).

Expenses

In general, and except as described below, each of Silgan and Graham Packaging will bear its own expenses in connection with the merger agreement and the transactions contemplated thereby, whether or not the merger is consummated.

In the event that the Silgan stockholders do not adopt the merger agreement upon a vote taken thereon at the Silgan stockholders’ meeting, Silgan has agreed to pay to Graham Packaging an amount equal to $12 million. If such $12 million payment is made by Silgan, then the termination fee, if any, later paid by Silgan would be reduced by such $12 million payment previously paid.

In the event that the merger agreement is terminated by either party as a result of the other party breaching or failing to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, then such other party must reimburse the terminating party for its actual, reasonable and documented out-of-pocket fees and expenses incurred prior to the termination of the merger agreement in connection with the merger and the other transactions contemplated by the merger agreement, including Silgan’s financing, and the terminating party’s due diligence investigation, up to an aggregate maximum amount of $12 million.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties at any time prior to the effective time of the merger, before or after receipt of any stockholder approval, by an instrument in writing signed on behalf of each of the parties. However, after the adoption of the merger agreement at the Silgan special meeting or the adoption of the merger agreement at the Graham Packaging special meeting, there will be no amendment to the merger agreement that would require further approval of the stockholders of Silgan or Graham Packaging, as the case may be, without such further approval.

The failure of either party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

An amendment or waiver of the merger agreement, in order to be effective, will require, in the case of Silgan, action by its board of directors and, in the case of Graham Packaging, action by its board of directors and action by the special committee (except that action of the Graham Packaging board of directors will not be required with respect to an amendment or waiver involving a subject matter for which the Graham Packaging board of directors has delegated exclusive decision making authority to the special committee).

Specific Performance

Silgan and Graham Packaging have agreed that the parties will be entitled to an injunction to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in the Court of Chancery of the State of Delaware or any court of the United States located in the State of New York, this being in addition to any other remedy to which the parties are entitled at law or in equity. The parties have agreed to bring any action against the financing sources relating to the merger agreement or the transactions contemplated thereby, including but not limited to any dispute arising out of or relating in any way to the commitment letter or the performance thereof, in the Supreme Court of the State of New York, County of New York or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York.

No Recourse

The merger agreement may only be enforced against the entities that are expressly identified as parties thereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or affiliates of any party thereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (which we refer to as the “non-recourse parties”) will have any liability for any obligations or liabilities of the parties to the merger agreement.

Third-Party Beneficiaries

The merger agreement is not intended to and does not confer upon any person other than the parties thereto any legal or equitable rights or remedies, except that:

•

following the effective time of the merger, each holder of Graham Packaging common stock is entitled to enforce the provisions of the merger agreement to the extent necessary to receive the merger consideration to which such holder is entitled;

•

following the effective time of the merger, the provisions in the merger agreement relating to indemnification and exculpation from liability for the directors and officers of Graham Packaging will be enforceable by each indemnified party and his or her heirs or representatives;

•	the jurisdiction provision will be enforceable by each financing source; and

•	the no recourse provision will be enforceable by the non-recourse parties.

VOTING AGREEMENTS

The following is a summary of certain material provisions of the voting agreements entered into in connection with the execution of the merger agreement. This summary is qualified in its entirety by reference to each of the voting agreements, which are incorporated into this joint proxy statement/prospectus by reference. Silgan and Graham Packaging urge you to read carefully this entire joint proxy statement/prospectus, including the annexes and the other documents which have been referred to you. You should also review the section titled “Where You Can Find More Information” beginning on page 187.

Voting Agreement with respect to shares of Graham Packaging Common Stock

In connection with the execution of the merger agreement, Silgan entered into a voting agreement with the Blackstone Entities to facilitate the merger of Graham Packaging with and into Silgan. The Blackstone Entities beneficially owned 40,295,507 shares of Graham Packaging common stock, which represented, in the aggregate, approximately 61% of the outstanding shares of Graham Packaging common stock as of April 12, 2011.

Voting of Shares

Under the voting agreement, and as further described below, the Blackstone Entities have agreed that, during the term of the voting agreement, at the Graham Packaging stockholders’ meeting and at any other meeting of the Graham Packaging stockholders, each Blackstone Entity will (a) appear at each such meeting or otherwise cause its shares of Graham Packaging common stock to be counted as present thereat for purposes of calculating a quorum; and (b) vote (or cause to be voted) all such shares of Graham Packaging common stock:

•	in favor of the adoption of the merger agreement and any other actions related thereto or in furtherance thereof;

•

against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Graham Packaging contained in the merger agreement, or of any Blackstone Entity contained in the voting agreement;

•	against any takeover proposal (as described above in “The Merger Agreement—Covenants and Agreements—Takeover Proposals” beginning on page 113); and

•

against any other action, agreement or transaction involving Graham Packaging that would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purpose of or adversely affect the merger or the other transactions contemplated by the merger agreement or the voting agreement or the performance by Graham Packaging of its obligations under the merger agreement or by any Blackstone Entity of its obligations under the voting agreement.

Transfer and Other Restrictions

Each Blackstone Entity has agreed not to:

•

during the period from the date of the voting agreement through and including the date on which the Graham Packaging stockholder approval is obtained, offer to transfer, transfer or consent to transfer any of its shares of Graham Packaging common stock or any voting interest therein (except to any other Blackstone Entity or to any affiliate that agrees to be bound by the terms of the voting agreement);

•

enter into any agreement, arrangement or understanding with any party, or take any other action, that violates or conflicts with the Blackstone Entity’s covenants and obligations under the voting agreement; or

•

take any action that would restrict the Blackstone Entity’s legal power, authority and right to comply with and perform its covenants and obligations under the voting agreement or make any of its representations or warranties contained in the voting agreement untrue or incorrect.

Non-Solicitation

Each Blackstone Entity has agreed that neither it nor any of its subsidiaries nor any of its and their respective managers or officers will, and each Blackstone Entity will direct and use its reasonable best efforts to cause its affiliates and its and its subsidiaries’ other representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage, or knowingly facilitate any takeover proposal or the making or consummation thereof; or

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, or enter into any agreement, understanding or arrangement with respect to, any takeover proposal (provided that the Blackstone Entities may, and may authorize and permit any of its affiliates or representatives to, take any actions to the extent Graham Packaging is permitted to take such actions in accordance with the terms of the merger agreement (see “The Merger Agreement—Covenants and Agreements—Takeover Proposals” beginning on page 113)).

Each Blackstone Entity has agreed to immediately cease and cause to be terminated all existing activities, discussions or negotiations with any party with respect to any takeover proposal.

Termination

The voting agreement will terminate on the earliest of:

•	the effective time of the merger;

•	the termination of the merger agreement in accordance with its terms;

•	the date on which the Graham Packaging board of directors (upon the recommendation of the special committee) or the special committee makes a Graham Packaging adverse recommendation change;

•

the making of any change, by amendment, waiver, or other modification, by any party, to any provision of the merger agreement that reduces or changes the form of consideration payable pursuant to the merger agreement, that reduces the amount payable in respect of the existing income tax receivable agreements, or that otherwise adversely affects the Blackstone Entities in any material respect, in each case without the prior written consent of the Blackstone Entities; and

•	the outside date of January 20, 2012.

Waiver of Appraisal Rights

To the fullest extent permitted by applicable law, each Blackstone Entity has irrevocably and unconditionally waived any rights of appraisal or rights to dissent from the merger that it may have under applicable law.

The Blackstone Entities entered into the voting agreement solely in their capacity as stockholders of Graham Packaging.

Voting Agreements with respect to shares of Silgan Common Stock

In connection with the execution of the merger agreement, Graham Packaging entered into a voting agreement with each of (i) R. Phillip Silver, co-founder and Non-Executive Co-Chairman of Silgan, and certain of his affiliated entities, and (ii) D. Greg Horrigan, co-founder and Non-Executive Co-Chairman of Silgan, and certain of his affiliated entities (we refer to the Co-Founders and their affiliated entities described in clauses (i) and (ii), collectively, as the “Co-Founder Parties”), to facilitate the merger of Graham Packaging with and into Silgan. Mr. Silver and certain of his affiliated entities beneficially owned 11,379,371 shares of Silgan common stock, which represented, in the aggregate, approximately 16% of the outstanding shares of Silgan common stock, as of April 12, 2011. Mr. Horrigan and certain of his affiliated entities beneficially owned 8,804,454 shares of Silgan common stock, which represented, in the aggregate, approximately 13% of the outstanding shares of Silgan common stock, as of April 12, 2011.

Voting of Shares

Under the voting agreements, and as further described below, the Co-Founder Parties have agreed that, during the term of the voting agreement to which such Co-Founder Parties are a party, at the Silgan stockholders’ meeting and at any other meeting of the Silgan stockholders, each Co-Founder Party will (a) appear at each such meeting or otherwise cause its shares of Silgan common stock to be counted as present thereat for purposes of calculating a quorum; and (b) vote (or cause to be voted) all such shares of Silgan common stock:

•	in favor of the adoption of the merger agreement and any other actions related thereto or in furtherance thereof;

•

against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Silgan contained in the merger agreement, or of such Co-Founder Party contained in the voting agreement; and

•

against any other action, agreement or transaction involving Silgan that would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purpose of or adversely affect the merger or the other transactions contemplated by the merger agreement or the voting agreement or the performance by Silgan of its obligations under the merger agreement or by such Co-Founder Party of its obligations under the voting agreement.

Transfer and Other Restrictions

Each Co-Founder Party has agreed not to:

•

during the period from the date of the voting agreement through and including the date on which the Silgan stockholder approval is obtained, offer to transfer, transfer or consent to transfer any of its shares of Silgan common stock or any voting interest therein (except to any affiliate of such Co-Founder Party that agrees to be bound by the terms of the voting agreement);

•

enter into any agreement, arrangement or understanding with any party, or take any other action, that violates or conflicts with such Co-Founder Party’s covenants and obligations under the voting agreement; or

•

take any action that would restrict such Co-Founder Party’s legal power, authority and right to comply with and perform its covenants and obligations under the voting agreement or make any of its representations or warranties contained in the voting agreement untrue or incorrect.

Termination

The voting agreements will terminate on the earliest of:

•	the effective time of the merger;

•	the termination of the merger agreement in accordance with its terms;

•	the date on which the Graham Packaging board of directors (upon the recommendation of the special committee) or the special committee makes a Graham Packaging adverse recommendation change;

•

the making of any change, by amendment, waiver, or other modification, by any party, to any provision of the merger agreement that adversely affects the Co-Founder Parties in any material respect, in each case without the prior written consent of the Co-Founder Parties; and

•	the outside date of January 20, 2012.

The Co-Founder Parties entered into the voting agreements solely in their capacity as stockholders of Silgan.

Graham Family Agreement

In connection with the execution of the merger agreement, Donald C. Graham and certain entities controlled by Donald C. Graham and his family, including Graham Capital Company, GPC Investments, LLC, Graham Alternative Investment Partners I, LP and Graham Engineering Corporation, which are collectively referred to herein as the “Graham family,” entered into an agreement with Graham Packaging pursuant to which the Graham family agreed to vote any shares of Graham Packaging common stock that they own in favor of adoption of the merger agreement. The Graham family held approximately 0.76% of Graham Packaging’s outstanding common stock as of April 12, 2011 and beneficially owned a total of approximately 6.79% of Graham Packaging’s outstanding common stock (based on the fully diluted number of shares of Graham Packaging common stock issued and outstanding, including partnership interests in Graham Holdings exchangeable for shares of Graham Packaging common stock) as of April 12, 2011. See “Ancillary Agreements—Graham Family Agreement” beginning on page 131.

ANCILLARY AGREEMENTS

The following is a summary of certain material provisions of the stockholders agreement, the letter agreement, the registration rights agreement and the Graham family agreement, each entered into in connection with the execution of the merger agreement. This summary is qualified in its entirety by reference to each of the stockholders agreement, the letter agreement, the registration rights agreement and the Graham family agreement, which are incorporated into this joint proxy statement/prospectus by reference. Silgan and Graham Packaging urge you to read carefully this entire joint proxy statement/prospectus, including the annexes and the other documents which have been referred to you. You should also review the section titled “Where You Can Find More Information” beginning on page 187.

Stockholders Agreement and Letter Agreement

At the effective time of the merger, the directors and officers of Silgan will continue as the directors and officers of the surviving corporation. Additionally, in accordance with Silgan’s amended and restated certificate of incorporation to be approved by the Silgan stockholders in connection with the merger, the size of the Silgan board of directors will be increased from seven directors to nine directors. Consequently, immediately following the effective time of the merger, the Silgan board of directors will be comprised of the seven current directors and two additional directors to be appointed to fill the vacancies created by the increase in the size of the board of directors. As more fully described below, one additional director, to be appointed as a Class I director, will be a designee of Blackstone Capital, which designee must be reasonably satisfactory to the Co-Founders, pursuant to the new stockholders agreement. Silgan anticipates that the second additional director, to be appointed as a Class II director, will be an independent director. Each of the two additional directors will be nominated by the Co-Founders, pursuant to the Co-Founders’ nomination rights under the existing stockholders agreement, and appointed by the majority of the board of directors, to fill the vacancies created by the increase in the size of the Silgan board of directors in accordance with Silgan’s amended and restated certificate of incorporation. Pursuant to the terms of the letter agreement described below, Silgan has agreed to take all necessary action to cause the Blackstone Capital designee to be appointed as a Class I director to fill the applicable vacancy effective as of the first day immediately following the date on which the effective time of the merger occurs.

Under the existing stockholders agreement, the Co-Founders have the right to nominate to stand for election all of the members of the Silgan board of directors so long as the Co-Founders and their affiliates, family members, trusts and estates hold an aggregate of at least one-half of the number of shares of Silgan common stock held by them on February 14, 1997 (as adjusted, if necessary, to take into account any stock dividend, stock split, combination of share, subdivision or recapitalization of the stock of Silgan). In connection with the execution of the merger agreement, Blackstone Capital, the Co-Founders and Silgan entered into a stockholders agreement (which we refer to as the “new stockholders agreement”), which agreement shall be effective only upon the consummation of the merger. Pursuant to the new stockholders agreement, upon the consummation of the merger, the Co-Founders have agreed to nominate an individual designated by Blackstone Capital for election as a Class I director of the Silgan board of directors pursuant to the Co-Founders’ nomination rights under the existing stockholders agreement, provided that the Blackstone Capital designee is reasonably satisfactory to the Co-Founders, and to vote their shares of Silgan common stock in favor of the Blackstone Capital designee when the Class I directors are up for election. Blackstone Capital will retain its right to designate a director for nomination to the Silgan board of directors by the Co-Founders until the date Blackstone Capital holds less than one-third of the number of shares of Silgan common stock held by it in the aggregate as of the effective time of the merger (as adjusted, if necessary, to take into account any stock dividend, stock split, combination of share, subdivision or recapitalization of the stock of Silgan).

Silgan and Blackstone Capital also entered into a letter agreement (which we refer to as the “letter agreement”) in connection with the execution of the merger agreement, which agreement shall be effective only upon the consummation of the merger. Pursuant to the letter agreement, (i) Silgan has agreed that in the event the Co-Founders no longer have a right to nominate all of the members of the Silgan board of directors under the existing stockholders agreement, Blackstone Capital will have the right to designate one nominee for election to the Silgan board of directors, who shall be reasonably satisfactory to Silgan and meet the requirements of Silgan’s nominating and governance policies until the date Blackstone Capital holds less than one-third of the number of shares of Silgan common stock held by it in the aggregate as of the effective time of the merger (as adjusted, if necessary, to take into account any stock dividend, stock split, combination of share, subdivision or recapitalization of the stock of Silgan), (ii) until such time as Blackstone Capital beneficially owns less than 5% of Silgan’s outstanding voting securities, Blackstone Capital has agreed that (a) without the prior written consent of the Silgan board of directors, neither it nor its affiliates will purchase any equity securities of Silgan, submit a proposal for or enter into a transaction with Silgan involving the acquisition of ownership of any Silgan securities or take certain other actions and (b) it will vote its shares of Silgan common stock for certain matters in the manner prescribed therein, and (iii) Silgan has agreed that in the event that Mr. Chu is not the designee nominated by Blackstone Capital and appointed by a majority of the board of directors, then on the first anniversary of the appointment of such Blackstone Capital designee to the board of directors, if such designee is not reasonably satisfactory to a majority of the board of directors, then Blackstone Capital shall cause such designee to resign and may nominate a replacement designee to fill the vacancy caused by such resignation.

Registration Rights Agreement

In connection with the execution of the merger agreement, Silgan entered into a registration rights agreement with the Blackstone Entities relating to the shares of Silgan common stock to be issued in the merger, which agreement will be effective only upon the consummation of the Merger. Pursuant to the registration rights agreement, the Blackstone Entities have the right, (i) in the twelve-month period starting three months after the closing of the merger, to make two demands that Silgan register the shares of common stock held by the Blackstone Entities; (ii) in the subsequent twelve-month period, to make one such demand and (iii) subject to certain conditions relating to the trading price of Silgan common stock and the amount of Silgan common stock held by the Blackstone Entities, to make one such demand in the subsequent three-year period. The Blackstone Entities also have the right to request a shelf registration statement be filed by Silgan. Each such demand must be for the registration of at least 25% of the Silgan common stock held by the Blackstone Entities at the time of such demand.

The registration rights agreement also provides the Blackstone Entities with certain piggyback registration rights in the period starting six months after the closing of the merger and ending on the date that is five years and three months after the closing of the merger. If Silgan proposes to register any of its equity securities for public sale, the Blackstone Entities are entitled to have the Silgan common stock held by the Blackstone Entities included in the registration statement. The Blackstone Entities have unlimited rights to such registrations, subject to customary limitations such as underwriter cut-backs.

Silgan will pay all expenses incurred by Silgan in effecting any registration pursuant to the registration rights agreement, except for certain underwriting discounts, commissions, brokerage fees and transfer taxes and the fees and expenses of advisors engaged by the Blackstone Entities.

Graham Family Agreement

In connection with the execution of the merger agreement, the Graham family entered into an agreement with Graham Packaging pursuant to which the Graham family agreed to vote any shares of Graham Packaging common stock that they own in favor of adoption of the merger agreement. The Graham family held approximately 0.76% of Graham Packaging’s outstanding common stock as of April 12, 2011 and beneficially owned a total of approximately 6.79% of Graham Packaging’s outstanding common stock (based on the fully diluted number of shares of Graham Packaging common stock issued and outstanding, including partnership interests in Graham Holdings exchangeable for shares of Graham Packaging common stock) as of April 12, 2011.

In connection with its IPO, Graham Packaging had entered into an income tax receivable agreement, dated as of February 10, 2010, with GPC Holdings, L.P., an entity controlled by the Graham family, which provides for the payment by Graham Packaging to the Graham family of 85% of the amount of cash savings, if any, in U.S.

federal, state and local income tax that Graham Packaging actually realizes (or is deemed to realize in the case of an early termination payment or a change of control) as a result of increases to the tax basis of the assets of Graham Holdings that are attributable to exchanges by the Graham family of their limited partnership units in Graham Holdings, and certain other tax benefits related to Graham Packaging’s entering into the income tax receivable agreement, including tax benefits attributable to payments under the income tax receivable agreement itself. At the closing of the merger, Silgan will pay an early termination payment in the amount of $56.5 million to the Graham family in respect of the income tax receivable agreement, and pursuant to the Graham family agreement, upon the making of this payment, the income tax receivable agreement will terminate. Additionally, pursuant to the Graham family agreement, the Graham family agreed that (i) the Agreement and Plan of Recapitalization, Redemption and Purchase, dated December 18, 1997, (ii) the Sixth Amended and Restated Agreement of Limited Partnership of Graham Holdings, dated as of February 4, 2010, including the Graham family’s right to receive an annual fee in the amount of $1.0 million thereunder, and (iii) Graham Packaging’s Registration Rights Agreement, dated as of February 10, 2010, will be terminated at the closing of the merger. In consideration for the Graham family agreeing to the matters set forth in the agreement, including agreeing to forego the Graham family’s right to receive an annual fee in the amount of $1.0 million under the Sixth Amended and Restated Agreement of Limited Partnership of Graham Holdings, the agreement entitles the Graham family to a payment of $7.0 million upon the closing of the merger. The Graham family does not have control over the management or board of directors of Graham Packaging and did not participate in or influence the negotiations of the merger agreement.

THE SILGAN SPECIAL MEETING

Overview

This joint proxy statement/prospectus is being provided to Silgan stockholders as part of a solicitation of proxies by the Silgan board of directors for use at the special meeting of Silgan stockholders and at any adjournments or postponements thereof. This joint proxy statement/prospectus is first being furnished to stockholders of Silgan on or about [—], 2011. In addition, this joint proxy statement/prospectus constitutes a prospectus for Silgan in connection with the issuance by Silgan of its common stock in connection with the merger. This joint proxy statement/prospectus provides Silgan stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting of Silgan stockholders.

Date, Time and Place of the Silgan Special Meeting

The special meeting of Silgan stockholders will be held at [—], on [—], 2011, at [—] a.m., local time.

Purposes of the Silgan Special Meeting

At the Silgan special meeting, Silgan stockholders will be asked:

•

to adopt the merger agreement, which adoption includes the approval of the issuance of Silgan common stock to holders of Graham Packaging common stock as part of the merger consideration and approval of the amended and restated certificate of incorporation of Silgan which would increase the size of the board of directors of Silgan by two directors from a total of seven directors to a total of nine directors;

•

to approve adjournments of the Silgan special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Silgan special meeting to adopt the merger agreement; and

•	to transact such other business as may properly come before the meeting.

Completion of the merger is conditioned on the adoption of the merger agreement by the Silgan stockholders.

Record Date; Outstanding Shares; Shares Entitled to Vote

The record date for the special meeting of Silgan stockholders is [—], 2011. This means that you must be a stockholder of record of Silgan common stock at the close of business on [—], 2011, in order to vote at the Silgan special meeting. You are entitled to one vote for each share of Silgan common stock you own. At the close of business on [—], 2011, there were [—] shares of Silgan common stock outstanding and entitled to vote, held by approximately [—] holders of record.

A complete list of Silgan stockholders entitled to vote at the Silgan special meeting will be available for inspection at the principal place of business of Silgan during regular business hours for a period of no less than ten days before the special meeting and at the place of the Silgan special meeting during the meeting.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid special meeting of Silgan. The required quorum for the transaction of business at the Silgan special meeting is a majority of the issued and outstanding shares of Silgan common stock entitled to vote at the Silgan special meeting, whether in person or by proxy. Shares of Silgan common stock represented at the special meeting but not voted, including abstentions and broker non-votes, will be counted for purposes of determining whether a quorum is present at the Silgan special meeting.

Under rules of the NYSE (which affect how brokers licensed by the NYSE that hold stock of a NASDAQ-listed company on behalf of a client can vote in “non-routine” matters of that NASDAQ-listed company), matters subject to stockholder vote are classified as “routine” or “non-routine.” In the case of non-routine matters, brokers may not vote shares held in “street name” for which they have not received instructions from the beneficial owner (which are referred to as “broker non-votes”), whereas they may vote those shares in their discretion in the case of any routine matter. The approval and adoption of the merger agreement is a non-routine matter, and therefore may not be voted absent specific instructions from the beneficial owner of such shares of Silgan common stock. The vote to approve adjournments of the Silgan special meeting, if necessary or appropriate, is considered a routine matter and brokers will be permitted to exercise their discretion. Abstentions will be counted as shares present and entitled to vote on all routine and non-routine proposals.

Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Silgan common stock entitled to vote. The required vote of Silgan stockholders on the merger agreement is based upon the number of outstanding shares of Silgan common stock as of the record date, and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the Silgan special meeting or the abstention from voting by Silgan stockholders, or the failure of any Silgan stockholder who holds shares in “street name” through a bank or broker to give voting instructions to such bank or broker, will have the same effect as a vote AGAINST the adoption of the merger agreement.

The vote to approve adjournments of the Silgan special meeting, if necessary or appropriate, requires the affirmative vote of not less than a majority of the votes cast by the holders of shares of Silgan common stock. The abstention from voting by Silgan stockholders will have the same effect as a vote AGAINST the proposal.

Votes cast by proxy or in person at the special meeting will be tabulated by the inspectors of election appointed for the special meeting, who also will determine whether a quorum is present.

As more fully described in “Voting Agreements—Voting Agreements with respect to shares of Silgan Common Stock,” the Co-Founders and their affiliates have entered in voting agreements with Graham Packaging pursuant to which they have agreed, subject to certain exceptions, to vote all of their beneficially owned shares of Silgan common stock, or approximately 29% of the total outstanding shares of Silgan common stock as of April 12, 2011, in favor of the proposal to adopt the merger agreement.

Voting of Proxies

Shares of Silgan common stock represented by duly executed and unrevoked proxies in the form of the enclosed proxy card received by the Secretary of Silgan will be voted at the special meeting in accordance with specifications made therein by the Silgan stockholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the form of the enclosed proxy card will be voted FOR proposals 1 and 2. If your shares of Silgan common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Silgan common stock using the instructions provided by your bank, brokerage firm or other nominee.

ITEM 1—	PROPOSAL TO ADOPT THE MERGER AGREEMENT

As discussed elsewhere in this joint proxy statement/prospectus, Silgan stockholders are considering and voting on a proposal to adopt the merger agreement, which adoption includes the approval of the issuance of Silgan common stock to holders of Graham Packaging common stock as part of the merger consideration and approval of the amended and restated certificate of incorporation of Silgan which would increase the size of the board of directors of Silgan by two directors from a total of seven directors to a total of nine directors. You should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the transactions contemplated by the merger agreement, including the merger. In particular, you are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

The Silgan board of directors unanimously recommends that Silgan stockholders vote FOR the adoption of the merger agreement.

ITEM 2—	PROPOSAL TO APPROVE ADJOURNMENT OF THE SILGAN SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SILGAN SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT

Silgan stockholders may be asked to vote on a proposal to adjourn the Silgan special meeting if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Silgan special meeting to approve the proposal to adopt the merger agreement.

The Silgan board of directors unanimously recommends that Silgan stockholders vote FOR the proposal to adjourn the Silgan special meeting under certain circumstances.

Stock Ownership and Voting by Silgan’s Directors and Executive Officers

At the close of business on [—], 2011, Silgan’s directors and executive officers had the right to vote [—] shares of the then-outstanding Silgan voting stock at the Silgan special meeting. At the close of business on [—], 2011, these shares represented approximately [—]% of the Silgan common stock outstanding and entitled to vote at the meeting. It is expected that Silgan’s directors and executive officers will vote their shares FOR the proposal to adopt the merger agreement; FOR the proposal to adjourn the special meeting to permit the further solicitation of proxies if there are not sufficient votes at the time of the Silgan special meeting to adopt the merger agreement; and FOR each of the other proposals described in this joint proxy statement/prospectus to be presented at the Silgan special meeting.

How to Vote

Silgan stockholders may vote in person at the Silgan special meeting or by proxy. Silgan recommends you submit your proxy even if you plan to attend the special meeting. If you vote by proxy, you may change your vote if you attend and vote at the special meeting.

If you own Silgan common stock in your own name, you are an “owner of record.” This means that you may use the enclosed proxy card(s) to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card(s) or submit your voting instructions by telephone or over the internet, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted (whether by mail, telephone or over the internet) and not revoked. If you sign and return your proxy card(s) but do not mark your card(s) to tell the proxies how to vote your shares on each proposal, your shares will be voted in favor of each proposal described in this joint proxy statement/prospectus to be presented at the Silgan special meeting. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent and/or with brokers, banks or other nominees. Please complete, sign and return all the proxy cards you have received to ensure that all your shares are voted.

If you hold shares of Silgan common stock in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in “street name,” please follow the voting instructions provided by that entity.

If you are an “owner of record,” you have three voting options:

•

Internet: You can vote over the internet at the web address shown on your proxy card(s), 24 hours a day, seven days a week. You will be prompted to enter your Control Number from your proxy card. This number will identify you as a stockholder of record. Follow the simple instructions that will be given to you to record your vote. If you vote over the internet, do not return your proxy card(s).

•

Telephone: You can vote by telephone by calling the toll-free number on your proxy card(s), 24 hours a day, seven days a week. You will be prompted to enter your Control Number from your proxy card. This number will identify you as a stockholder of record. Follow the simple instructions that will be given to you to record your vote. If you vote by telephone, do not return your proxy card(s).

•	Mail: You can vote by mail by simply signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this joint proxy statement/prospectus.

A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in “street name” to direct their vote by telephone or over the internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. The internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by telephone or over the internet through such a program must be received by 11:59 p.m., Eastern Daylight Time, on [—], 2011. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the Silgan special meeting; however, you must first obtain a signed and properly executed legal proxy from your bank, broker or other nominee to vote your shares held in “street name” at the Silgan special meeting. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or over the internet with respect to your shares.

Revoking Your Proxy

If you are the owner of record of your shares of Silgan common stock, you can revoke your proxy at any time before its exercise at the Silgan special meeting by:

•

sending a written notice to Silgan, at 4 Landmark Square, Stamford, Connecticut 06901, Attention: Secretary, bearing a date later than the date of the proxy, that is received prior to the Silgan special meeting and states that you revoke your proxy;

•	submitting your proxy again by telephone or over the internet, so long as you do so before the deadline of [—];

•	signing another proxy card(s) bearing a later date and mailing it so that it is received prior to the special meeting; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

If your shares of Silgan common stock are held in “street name” by your broker, you will need to follow the instructions you receive from your broker to revoke or change your proxy.

Other Voting Matters

Voting in Person

If you plan to attend the Silgan special meeting and wish to vote in person, Silgan will give you a ballot at the special meeting. However, if your shares of Silgan common stock are held in “street name,” you must first obtain from your broker, bank or other nominee a legal proxy authorizing you to vote the shares in person, which you must bring with you to the special meeting. If your shares of Silgan common stock are held in “street name” by your broker, bank or other nominee, and you plan to attend the Silgan special meeting, you must present proof of your ownership of Silgan common stock such as a bank or brokerage account statement, to be admitted to the meeting.

Electronic Access to Proxy Materials

This joint proxy statement/prospectus is available on Silgan’s website at www.silganholdings.com.

Proxy Solicitations and Expenses

Silgan is soliciting proxies for the Silgan special meeting from Silgan stockholders. Silgan will bear the entire cost of soliciting proxies from Silgan stockholders. In addition to this mailing, Silgan’s directors, officers and employees (who will not receive any additional compensation for their services) may solicit proxies personally, electronically or by telephone. Silgan and its proxy solicitors will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Silgan common stock and will, if requested, reimburse them for their reasonable out-of-pocket expenses in doing so.

Adjournment or Postponement of the Silgan Special Meeting

Although it is not currently expected, the Silgan special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Silgan special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the Silgan special meeting of the time, date and place of an adjourned or postponed meeting, an adjournment or postponement generally may be made without notice. Any adjournment or postponement of the Silgan special meeting for the purpose of soliciting additional proxies will allow Silgan stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Stock Certificates

Stockholders should not submit any stock certificates with their proxy cards. Silgan stockholders will not need to send in their share certificates or surrender their book-entry shares.

Other Business

The Silgan board of directors is not aware of any other business to be acted upon at the Silgan special meeting. If, however, other matters are properly brought before the Silgan special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the Silgan board of directors may recommend.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Silgan special meeting, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact BNY Mellon Shareowner Services, P.O. Box 3350, South Hackensack, New Jersey, banks and brokers call toll-free: (800) 777-3674, all others call toll-free: (866) 220-0495.

THE GRAHAM PACKAGING SPECIAL MEETING

Overview

This joint proxy statement/prospectus is being provided to Graham Packaging stockholders as part of a solicitation of proxies by the Graham Packaging board of directors for use at the special meeting of Graham Packaging stockholders and at any adjournments or postponements thereof. This joint proxy statement/prospectus is first being furnished to stockholders of Graham Packaging on or about [—], 2011. This joint proxy statement/prospectus provides Graham Packaging stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting of Graham Packaging stockholders.

Date, Time and Place of the Graham Packaging Special Meeting

The special meeting of Graham Packaging stockholders will be held at [—], on [—], 2011, at [—] a.m., local time.

Purposes of the Graham Packaging Special Meeting

At the Graham Packaging special meeting, Graham Packaging stockholders will be asked:

•	to adopt the merger agreement;

•

to approve adjournments of the Graham Packaging special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Graham Packaging special meeting to adopt the merger agreement;

•	to approve a nonbinding advisory vote on the “golden parachute” executive compensation, payable under existing agreements, in connection with the merger; and

•	to transact such other business as may properly come before the meeting.

Completion of the merger is conditioned on the adoption of the merger agreement by the Graham Packaging stockholders.

Record Date; Outstanding Shares; Shares Entitled to Vote

The record date for the special meeting of Graham Packaging stockholders is [—], 2011. This means that you must be a stockholder of record of Graham Packaging common stock at the close of business on [—], 2011, in order to vote at the Graham Packaging special meeting. You are entitled to one vote for each share of Graham Packaging common stock you own. At the close of business on [—], 2011, there were [—] shares of Graham Packaging common stock outstanding and entitled to vote, held by approximately [—] holders of record.

A complete list of Graham Packaging stockholders entitled to vote at the Graham Packaging special meeting will be available for inspection at the principal place of business of Graham Packaging during regular business hours for a period of no less than ten days before the special meeting and at the place of the Graham Packaging special meeting during the meeting.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid special meeting of Graham Packaging. The required quorum for the transaction of business at the Graham Packaging special meeting is a majority of the voting power of the issued and outstanding shares of Graham Packaging common stock entitled to vote at the Graham Packaging special meeting, whether in person or by proxy. Shares of Graham Packaging common stock represented at the special meeting but not voted, including abstentions and broker non-votes, will be counted for purposes of determining whether a quorum is present at the Graham Packaging special meeting.

Under rules of the NYSE, matters subject to stockholder vote are classified as “routine” or “non-routine.” In the case of non-routine matters, brokers may not vote shares held in “street name” for which they have not received instructions from the beneficial owner (which are referred to as “broker non-votes”), whereas they may vote those shares in their discretion in the case of any routine matter. The approval and adoption of the merger agreement and the advisory vote on the compensation that may be received by Graham Packaging executive officers in connection with the merger are non-routine matters, and therefore may not be voted absent specific instructions from the beneficial owner of such shares of Graham Packaging common stock. The vote to approve adjournments of the Graham Packaging special meeting, if necessary or appropriate, is considered a routine matter and brokers will be permitted to exercise their discretion. Abstentions will be counted as shares present and entitled to vote on all routine and non-routine proposals.

Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Graham Packaging common stock entitled to vote. The required vote of Graham Packaging stockholders on the merger agreement is based upon the number of outstanding shares of Graham Packaging common stock as of the record date, and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the Graham Packaging special meeting or the abstention from voting by Graham Packaging stockholders, or the failure of any Graham Packaging stockholder who holds shares in “street name” through a bank or broker to give voting instructions to such bank or broker, will have the same effect as a vote AGAINST the adoption of the merger agreement.

The advisory vote on the compensation that may be received by Graham Packaging executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of the issued and outstanding shares of Graham Packaging common stock present in person or represented by proxy and entitled to vote thereon. The abstention from voting by Graham Packaging stockholders will have the same effect as a vote AGAINST the proposal. The failure of any Graham Packaging stockholder who holds shares in “street name” through a bank or broker to give voting instructions to such bank or broker, will have no effect on the proposal. This proposal is advisory in nature and will not be binding on Graham Packaging or the Graham Packaging board of directors.

The vote to approve adjournments of the Graham Packaging special meeting, if necessary or appropriate, requires the affirmative vote of a majority of the voting power of the issued and outstanding shares of Graham Packaging common stock present in person or represented by proxy and entitled to vote thereon. The abstention from voting by Graham Packaging stockholders will have the same effect as a vote AGAINST the proposal.

Votes cast by proxy or in person at the special meeting will be tabulated by the inspectors of election appointed for the special meeting, who also will determine whether a quorum is present.

As more fully described in “Voting Agreements—Voting Agreement with respect to shares of Graham Packaging Common Stock,” the Blackstone Entities have entered into a voting agreement with Silgan pursuant to which they have agreed, subject to certain exceptions, to vote all of their beneficially owned shares of Graham Packaging common stock, or approximately 61% of the total outstanding shares of Graham Packaging common stock as of April 12, 2011, in favor of the proposal to adopt the merger agreement, which is a sufficient number of shares to adopt the merger agreement. Accordingly, subject to the terms and conditions of the voting agreements described in this joint proxy statement/prospectus, it is expected that the merger agreement and the transactions contemplated thereby, including the merger, will be approved without the vote of any other Graham Packaging stockholder. The Blackstone Entities also advised Graham Packaging that they intend to vote all of their beneficially owned shares of Graham Packaging common stock for proposals 2 and 3.

Voting of Proxies

Shares of Graham Packaging common stock represented by duly executed and unrevoked proxies in the form of the enclosed proxy card received by the Secretary of Graham Packaging will be voted at the special meeting in accordance with specifications made therein by the Graham Packaging stockholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the form of the enclosed proxy card will be voted FOR proposals 1, 2 and 3. If your shares of Graham Packaging common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Graham Packaging common stock using the instructions provided by your bank, brokerage firm or other nominee.

ITEM 1—	PROPOSAL TO ADOPT THE MERGER AGREEMENT

As discussed elsewhere in this joint proxy statement/prospectus, Graham Packaging stockholders are considering and voting on a proposal to adopt the merger agreement. You should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the transactions contemplated by the merger agreement, including the merger. In particular, you are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

The Graham Packaging board of directors, acting upon the unanimous recommendation of the special committee, unanimously recommends that Graham Packaging stockholders vote FOR the adoption of the merger agreement.

ITEM 2—	PROPOSAL TO APPROVE ADJOURNMENT OF THE GRAHAM PACKAGING SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE GRAHAM PACKAGING SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT

Graham Packaging stockholders may be asked to vote on a proposal to adjourn the Graham Packaging special meeting if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Graham Packaging special meeting to approve the proposal to adopt the merger agreement.

The Graham Packaging board of directors unanimously recommends that Graham Packaging stockholders vote FOR the proposal to adjourn the Graham Packaging special meeting under certain circumstances.

ITEM 3—ADVISORY	VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE PROPOSED MERGER

Graham Packaging is required pursuant to Section 14A of the Exchange Act to include in this joint proxy statement/prospectus a nonbinding advisory vote on the compensation payable to each of the chief executive officer, chief financial officer and three other most highly compensated executive officers as of December 31, 2010 (Messrs. Burgess, Bullock, Lennox, Cargile and Korniczky, which we refer to as the “named executive officers”) of Graham Packaging in connection with the proposed merger, as described below, and Graham Packaging is therefore asking stockholders of Graham Packaging to adopt the following resolution:

RESOLVED, that the compensation payable to the named executive officers of Graham Packaging as disclosed pursuant to Item 402(t) of Regulations S-K, is hereby approved.

The vote on this proposal 3 is a vote separate and apart from the vote on proposal 1 to adopt the merger agreement or proposal 2 to approve adjournments of the Graham Packaging special meeting. Accordingly, you may vote to approve proposal 1 or 2 and vote not to approve this proposal 3 on executive compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on either Graham Packaging or Silgan regardless of whether the proposed merger is completed. Accordingly, as the compensation to be paid in connection with the proposed merger is contractual with the executives, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the proposed merger is completed.

Payments and Benefits Triggered Upon a Change of Control or the Consummation of the Merger

Accelerated Payment of Long-Term Incentive (LTI) Awards. Pursuant to the terms of the applicable award agreements, some executive officers of Graham Packaging may receive accelerated payments of long-term incentive awards that were designed to encourage results-oriented actions on the part of select employees of Graham Packaging. If the merger is completed, LTI awards held by, among others, the executive officers of Graham Packaging identified below will accelerate and be paid out at the maximum payout level.

Retention Agreements. In connection with the execution of the merger agreement, the board of directors of Graham Packaging approved retention agreements for selected senior executives of Graham Packaging. One-half of the retention award is payable upon the closing date of the merger and one-half is payable on the first anniversary of the closing date of the merger. If the executive is terminated without “cause” or resigns for “good reason” (as those terms are defined in the retention agreements), then these payments will be accelerated, but if the executive resigns without “good reason” before the scheduled payment date, then the unpaid portion will be forfeited.

Cash Payments in Lieu of Equity Awards. In connection with the execution of the merger agreement, the board of directors of Graham Packaging approved cash payments that are designed to compensate executives for equity awards that Graham Packaging anticipated granting in 2011 had Graham Packaging not entered into the merger agreement. These payments are contingent upon the closing of the merger and the recipient remaining employed by Graham Packaging through the closing of the merger. These amounts will be payable on the closing date of the merger.

Pro-rated Annual Bonuses. Pursuant to the terms of the merger agreement, executive officers of Graham Packaging are entitled to a pro-rated annual bonus in respect of the 2011 calendar year calculated based on service and actual year-to-date performance of Graham Packaging through the closing date of the merger. These bonuses will remain contingent on the officer’s continued employment through December 31, 2011 and will be payable at such time (except that any such officer whose employment is terminated without “cause” or by such officer for “good reason” (as those terms are defined in the merger agreement) after the date of the merger and on or prior to December 31, 2011 will generally be entitled to receive such pro-rated bonus upon such termination of employment).

Accelerated Vesting of Equity Awards. Pursuant to the terms of the equity incentive plans of Graham Packaging and its affiliates and corresponding award agreements of its executive officers, upon the completion of the merger, all stock options that vest based solely on the passage of time and continued employment and some options that vest upon attainment of certain performance goals may become fully vested and exercisable if the optionholder remains employed by Graham Packaging until the time of the merger.

In addition, Graham Packaging’s chief executive officer and chief financial officer hold stock options that vest solely in the event that the Blackstone Entities achieve specified performance targets with respect to the multiple of invested capital obtained in connection with a “liquidity event” (as defined in those option award agreements). These stock options are referred to as the MOIC-vesting options and are designed to align the interests of the recipients with those of the Graham Packaging stockholders. Although the proposed transaction would not constitute a liquidity event under the terms of the MOIC-vesting options, Graham Packaging’s board of directors agreed to vest 25% of the MOIC-vesting options upon the merger if the optionholder remains employed by Graham Packaging until the time of the merger. The vesting criteria for the other unvested portion of the MOIC options will be based solely upon the multiple the Blackstone Entities achieve in a complete sale of their interest in Silgan relative to the Blackstone Entities’ original invested capital in Graham Packaging, without regard to whether the optionholder remains employed by Graham Packaging at the time of the sale, provided that the optionholder remains employed by Graham Packaging until the time of the merger. For additional information on the effect of the merger on Graham Packaging stock options, see “The Merger Agreement—Effect of the Merger Agreement on Graham Packaging’s Equity Awards” beginning on page 107.

Additional Payments and Benefits Triggered Upon a Termination of Employment Following a Change of Control

Severance. Messrs. Burgess, Bullock, Lennox, Cargile and Korniczky are participants in Graham Packaging’s Class A Executive Severance Plan, which we refer to as the “Class A Plan.” The Class A Plan offers severance payments and benefits in specified circumstances in lieu of severance protections under the executive’s employment agreement if the value of the payments and benefits available under the Class A Plan are greater than those under the employment agreement. In the event that the employment of an eligible executive is terminated by the employer without “cause” or by the executive for “good reason” (as those terms are defined in the Class A Plan) (a “qualifying termination of employment”) within two years after the closing of the merger, the executive will be entitled to receive:

•

a severance payment equal to twice the sum of the executive’s base salary and annual bonus (generally determined to be the average annual bonus received over the preceding three fiscal years), paid in monthly installments for a period of 24 months;

•	a pro-rated annual bonus payable at the time the bonus would have otherwise been payable had employment not terminated;

•	any accrued but unpaid vacation;

•

continued non-taxable health and dental benefits for a period of up to 12 months, provided that such benefits shall cease upon the executive becoming eligible for comparable benefits from a new employer; and

•	equity awards remain outstanding and will vest and become exercisable pursuant to the terms of the applicable equity compensation plan and grant agreement.

Payments and benefits under the Class A Plan are subject to the executive’s continued adherence to non-solicitation and non-competition covenants for 18 months following termination of employment.

In the event of a qualifying termination of employment whether or not in connection with a change in control, each executive officer of Graham Packaging will be entitled to the severance protections provided under his employment agreement should those protections be of greater value than those provided under the Class A Plan. Under each of Mr. Lennox and Mr. Cargile’s respective employment agreements, if there is a material reduction in the executive’s target annual bonus after a change of control, as compared to the preceding year, such executive will be eligible to resign and receive severance payments and benefits. Although the payments and benefits described above under the Class A Plan are not significantly different than those provided under each of the employment agreements, in the event of a qualifying termination of employment, some of the employment agreements also provide for vesting of previously awarded service-based cash retention bonuses, a longer period of welfare benefit continuation, continued participation in an automobile expense program and outplacement services, depending upon the executive.

Tax Reimbursement Payments. Pursuant to the terms of their respective employment agreements, in the event that Mr. Burgess or Mr. Bullock is subject to the “golden parachute” tax under Section 4999 of the Internal Revenue Code as a result of a change of control as defined in Section 280G of the Internal Revenue Code, then the executive will receive a gross-up payment so that he will also receive a payment equal to the payment that he would have been entitled to receive without the imposition of the excise tax and any additional taxes on the additional payment. These tax gross-ups are subject to specified limitations (including a cutback (that is, an elimination of the gross-up payment)) if the amount of the payment subject to the excise tax exceeds the applicable safe harbor by less than 10% (within the meaning of Sections 280G and 4999 of the Internal Revenue Code and the applicable regulations thereunder). The Graham Packaging board of directors believes that the reimbursement for these “golden parachute” taxes was an appropriate arrangement in light of the fact that large portions of Mssrs. Burgess and Bullock’s long-term incentive compensation structure generally only could become vested and payable upon a change of control (or other meaningful sale by the Blackstone Entities). The Graham Packaging board of directors believes that the incentive compensation structure provided proper motivation for Messrs. Burgess and Bullock to deliver significant improvements to stockholder value.

Summary Table. The table below summarizes the potential payments and value of benefits for each of the named executive officers of Graham Packaging in connection with the proposed merger, as required by Item 402(t) of Regulation S-K, assuming that the merger was consummated on May 23, 2011, the last practicable date prior to the filing of this proxy statement and that the named executive officers of Graham Packaging were terminated without cause on such date, as well as other assumptions identified in this Proxy Statement. In addition to the amounts payable for the named executive officers set forth below, Martin Sauer and William Hennessey, Graham Packaging’s other executive officers, would be entitled to payments under the same arrangements totaling $2,116,967 and $1,406,225, respectively.

Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Pension/ NQDC	Perquisites/ Benefits(3)	Tax Reimbursement(4)	Other(5)	Total
Mark Burgess	$9,749,558	$5,347,735	—	$40,288	$5,421,639	$1,100,000	$21,659,220
David Bullock	$4,063,844	$3,034,307	—	$8,088	$1,992,172	$380,000	$9,478,411
Peter Lennox	$2,551,246	$1,303,595	—	$53,376	—	—	$3,908,217
David Cargile	$1,857,059	$747,420	—	$53,376	—	—	$2,657,855
Michael Korniczky	$2,085,222	$389,349	—	$8,088	—	—	$2,482,659

(1)	Except with respect to severance, all of the other components of the cash payment (the LTI Award, Retention Award, Cash Payment in Lieu of Equity and Pro-rated Annual Bonus) are “single-trigger” arrangements because they are payable upon the consummation of the proposed merger. Severance is a “double-trigger” arrangement because it is payable only if a qualifying termination of employment occurs within two years following a change of control (under the Class A Plan) or at any time (under the employment agreements). The total cash amount identified is comprised of the following components:

Name	Severance(a)	LTI Award	Retention Award	Cash Payment in Lieu of Equity	Pro-rated Annual Bonus(b)
Mark Burgess	$4,555,165	—	$2,375,000	$2,294,188	$525,205
David Bullock	$2,017,609	—	$1,005,000	$862,276	$178,959
Peter Lennox	$1,520,000	$347,364	$100,000	$439,937	$143,945
David Cargile	$992,000	$347,364	$200,000	$247,668	$70,027
Michael Korniczky	$995,368	$347,364	$300,000	$306,326	$136,164

(a)	Assumes payments are made under the Class A Plan pursuant to which severance is payable upon a qualifying termination of employment within two years following a change of control. Amounts are payable in monthly installments for a period of 24 months. For executives with employment agreements, this severance multiple is not greater than two under any of the agreements.
(b)	Assumes achievement of target bonus potential (which is a percentage of base salary). Actual pro-rata bonus amounts will depend on the closing date of the merger agreement and adjustments above or below target based on actual performance of Graham Packaging measured at such time and is contingent upon the executive’s employment until December 31, 2011. For a qualifying termination of employment occurring after the closing date of the merger but prior to December 31, 2011, the executive would be entitled to a pro-rata annual bonus under the Class A Plan or any employment agreement in lieu of the pro-rata annual bonus payable in connection with the closing of the merger.

(2)

These arrangements are “single trigger” because the amounts are payable upon the consummation of the proposed merger. These amounts are based on the assumption that the aggregate per share merger consideration equals $23.16 ($4.75 per share, plus $18.41, the value of 0.402 shares of Silgan common stock based on the average closing market price of Silgan common stock over the first five business days following the first public announcement of the merger of $45.79) and were calculated assuming that each of the stock options is immediately exercised and shares underlying the stock option are immediately sold. Actual amounts may be higher or lower depending on the aggregate value of the merger consideration at the effective time of the merger. These amounts include the following values with respect to the time-vesting and MOIC-vesting options that would become vested in the merger:

Name	Time-Vesting Options	MOIC Options
Mark Burgess	$3,425,602	$1,922,133
David Bullock	$2,409,703	$624,604
Peter Lennox	$1,303,595	—
David Cargile	$747,420	—
Michael Korniczky	$389,349	—

(3)	These arrangements are “double-trigger” because the value of these benefits are realized upon a qualifying termination of employment, occurring either within two years following a change of control (under the Class A Plan) or at any time (under the employment agreements). As discussed, the Class A Plan offers severance payments and benefits in lieu of severance protections under the executive’s employment agreement if the value of the payments and benefits available under the Class A Plan are greater than those under the employment agreement. However, these amounts have been calculated using the maximum potential value of each of the following benefits under the Class A Plan or an employment agreement:

Name	Health and Welfare Continuation(a)	AutomobileExpense Program(b)	Outplacement Services(b)
Mark Burgess	$8,088	$7,200	$25,000
David Bullock	$8,088	—	—
Peter Lennox	$16,176	$7,200	$30,000
David Cargile	$16,176	$7,200	$30,000
Michael Korniczky	$8,088	—	—

(a)	Calculated using 24 months of coverage for Messrs. Cargile and Lennox and 12 months for Messrs. Burgess, Bullock and Korniczky.
(b)	Benefits are for a period of 12 months.

(4)	Assumes that a qualifying termination of employment occurs, coincident with the consummation of the merger, on May 18, 2011, the last practicable date prior to the filing of this joint proxy statement/prospectus on which these amounts were able to be determined.

(5)	These arrangements are “double-trigger” because amounts are payable upon a qualifying termination of employment. In connection with the initial public offering of Graham Packaging in February 2010, Graham Packaging entered into retention bonus agreements pursuant to which Mr. Burgess will receive $550,000 and Mr. Bullock will receive $190,000 on each of December 31, 2011 and December 31, 2012, or immediately upon a qualifying termination of employment, whether or not in connection with the proposed merger.

The Graham Packaging board of directors recommends that Graham Packaging stockholders vote FOR the approval, on an advisory basis, of the compensation that may be received by the named executive officers of Graham Packaging in connection with the proposed merger.

Stock Ownership and Voting by Graham Packaging’s Directors and Executive Officers

At the close of business on [—], 2011, Graham Packaging’s directors and executive officers had the right to vote [—] shares of the then-outstanding Graham Packaging voting stock at the Graham Packaging special meeting. At the close of business on [—], 2011, these shares represented approximately [—]% of the Graham Packaging common stock outstanding and entitled to vote at the meeting. It is expected that Graham Packaging’s directors and executive officers will vote their shares FOR the proposal to adopt the merger agreement; FOR the proposal to adjourn the special meeting to permit the further solicitation of proxies if there are not sufficient votes at the time of the Graham Packaging special meeting to adopt the merger agreement; and FOR the approval, on an advisory basis, of the compensation that may be received by the named executive officers of Graham Packaging in connection with the proposed merger.

How to Vote

Graham Packaging stockholders may vote in person at the Graham Packaging special meeting or by proxy. Graham Packaging recommends you submit your proxy even if you plan to attend the special meeting. If you vote by proxy, you may change your vote if you attend and vote at the special meeting.

If you own Graham Packaging common stock in your own name, you are an “owner of record.” This means that you may use the enclosed proxy card(s) to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card(s) or submit your voting instructions by telephone or over the internet, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted (whether by mail, telephone or over the internet) and not revoked. If you sign and return your proxy card(s) but do not mark your card(s) to tell the proxies how to vote your shares on each proposal, your shares will be voted in favor of each proposal described in this joint proxy statement/prospectus to be presented at the Graham Packaging special meeting. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent and/or with brokers, banks or other nominees. Please complete, sign and return all the proxy cards you have received to ensure that all your shares are voted.

If you hold shares of Graham Packaging common stock in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in “street name,” please follow the voting instructions provided by that entity.

If you are an “owner of record,” you have three voting options:

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Internet: You can vote over the internet at the web address shown on your proxy card(s), 24 hours a day, seven days a week. You will be prompted to enter your Control Number from your proxy card (if you received a printed copy of the proxy materials). This number will identify you as a stockholder of record. Follow the simple instructions that will be given to you to record your vote. If you vote over the internet, do not return your proxy card(s).

•

Telephone: You can vote by telephone by calling the toll-free number on your proxy card(s), 24 hours a day, seven days a week. You will be prompted to enter your Control Number from your proxy card (if you received a printed copy of the proxy materials). This number will identify you as a stockholder of record. Follow the simple instructions that will be given to you to record your vote. If you vote by telephone, do not return your proxy card(s).

•	Mail: You can vote by mail by simply signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this joint proxy statement/prospectus.

A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in “street name” to direct their vote by telephone or over the internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. The internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by telephone or over the internet through such a program must be received by 11:59 p.m., Eastern Daylight Time, on [—], 2011. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the Graham Packaging special meeting; however, you must first obtain a signed and properly executed legal proxy from your bank, broker or other nominee to vote your shares held in “street name” at the Graham Packaging special meeting. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or over the internet with respect to your shares.

Revoking Your Proxy

If you are the owner of record of your shares of Graham Packaging common stock, you can revoke your proxy at any time before its exercise at the Graham Packaging special meeting by:

•

sending a written notice to Graham Packaging, at 2401 Pleasant Valley Road, York, Pennsylvania 17402, Attention: General Counsel, bearing a date later than the date of the proxy, that is received prior to the Graham Packaging special meeting and states that you revoke your proxy;

•	submitting your proxy again by telephone or over the internet, so long as you do so before the deadline of [—];

•	signing another proxy card(s) bearing a later date and mailing it so that it is received prior to the special meeting; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

If your shares of Graham Packaging common stock are held in “street name” by your broker, you will need to follow the instructions you receive from your broker to revoke or change your proxy.

Other Voting Matters

Voting in Person

If you plan to attend the Graham Packaging special meeting and wish to vote in person, Graham Packaging will give you a ballot at the special meeting. However, if your shares of Graham Packaging common stock are held in “street name,” you must first obtain from your broker, bank or other nominee a legal proxy authorizing you to vote the shares in person, which you must bring with you to the special meeting. If your shares of Graham Packaging common stock are held in “street name” by your broker, bank or other nominee, and you plan to attend the Graham Packaging special meeting, you must present proof of your ownership of Graham Packaging common stock such as a bank or brokerage account statement, to be admitted to the meeting.

Electronic Access to Proxy Materials

This joint proxy statement/prospectus is available on Graham Packaging’s website at www.grahampackaging.com.

Proxy Solicitations and Expenses

Graham Packaging is soliciting proxies for the Graham Packaging special meeting from Graham Packaging stockholders. Graham Packaging will bear the entire cost of soliciting proxies from Graham Packaging stockholders. In addition to this mailing, Graham Packaging’s directors, officers and employees (who will not receive any additional compensation for their services) may solicit proxies personally, electronically or by telephone. Graham Packaging and its proxy solicitors will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Graham Packaging common stock and will, if requested, reimburse them for their reasonable out-of-pocket expenses in doing so.

Adjournment or Postponement of the Graham Packaging Special Meeting

Although it is not currently expected, the Graham Packaging special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Graham Packaging special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the Graham Packaging special meeting of the time, date and place of an adjourned or postponed meeting, an adjournment or postponement generally may be made without notice. Any adjournment or postponement of the Graham Packaging special meeting for the purpose of soliciting additional proxies will allow Graham Packaging stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Stock Certificates

Stockholders should not submit any stock certificates with their proxy cards. If the merger is completed, Graham Packaging stockholders will be mailed a transmittal form promptly following the completion of the merger with instructions on how to exchange their Graham Packaging stock certificates for the merger consideration.

Other Business

The Graham Packaging board of directors is not aware of any other business to be acted upon at the Graham Packaging special meeting. If, however, other matters are properly brought before the Graham Packaging special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the Graham Packaging board of directors may recommend.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Graham Packaging special meeting, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, (800) 937-5449.

INFORMATION ABOUT SILGAN

Silgan is a leading manufacturer of rigid packaging for consumer goods products. Silgan had consolidated net sales of approximately $3.07 billion in 2010. On a pro forma basis after giving effect to Silgan’s acquisitions of IPEC in November 2010 and Vogel & Noot in March 2011, Silgan had consolidated net sales of approximately $3.41 billion in 2010. Its products are used for a wide variety of end markets and it operates 83 manufacturing plants in North America, Europe, Asia and South America. Silgan’s products include:

•	steel and aluminum containers for human and pet food and general line products;

•	metal, composite and plastic vacuum closures for food and beverage products and plastic closures for the dairy and juice markets; and

•

custom designed plastic containers, tubes and closures for personal care, health care, pharmaceutical, household and industrial chemical, food, pet care, agricultural chemical, automotive and marine chemical products.

Silgan is a leading manufacturer of metal containers in North America and Europe. In North America, Silgan is the largest manufacturer of metal food containers, with a unit volume market share in the United States in 2010 of approximately half of the market. Silgan’s leadership in its markets is driven by its high levels of quality, service and technological support, its low cost producer position, its strong long-term customer relationships and its proximity to customers through its widespread geographic presence. Silgan has 29 metal container manufacturing facilities located in the United States, and believes that it has the most comprehensive equipment capabilities in the industry throughout North America. Through its acquisition of Vogel & Noot, Silgan also has 12 metal container manufacturing facilities throughout Central and Eastern Europe, with several new facilities scheduled to be opened in the near term in other Eastern European countries. For 2010, Silgan’s metal container business had net sales of $1.86 billion (approximately 60.7% of its consolidated net sales) and income from operations of $232.6 million (approximately 77.2% of its consolidated income from operations excluding corporate expense). For 2010, on a pro forma basis after giving effect to Silgan’s acquisition of Vogel & Noot, Silgan’s metal container business had net sales of approximately $2.17 billion.

Silgan is also a leading worldwide manufacturer of metal, composite and plastic vacuum closures for food and beverage products. Its leadership position in vacuum closures is a result of its ability to provide customers with high levels of quality, service and technological support. Silgan’s closures business provides customers with an extensive variety of proprietary metal, composite and plastic vacuum closures that ensure closure quality and safety, as well as state-of-the-art capping/sealing equipment and detection systems to complement its closure product offering. In addition, Silgan manufactures plastic closures for the North American dairy and juice markets. Silgan has 16 closures manufacturing facilities located in North America, Europe, Asia and South America, from which it serves over 70 countries throughout the world. In addition, Silgan licenses its technology to five other manufacturers for various markets it does not serve directly. For 2010, Silgan’s closures business had net sales of $618.8 million (approximately 20.1% of its consolidated net sales) and income from operations of $58.6 million (approximately 19.4% of its consolidated income from operations excluding corporate expense). For 2010, on a pro forma basis after giving effect to Silgan’s acquisition of IPEC, Silgan’s closures business had net sales of $650.7 million.

Additionally, Silgan is a leading manufacturer of plastic containers in North America for a variety of markets, including the personal care, health care, household and industrial chemical and food markets. Silgan’s success in the plastic packaging market is largely due to its demonstrated ability to provide its customers with high levels of quality, service and technological support, along with its value-added design-focused products and its extensive geographic presence with 23 manufacturing facilities in the United States and Canada. Silgan produces plastic containers from a full range of resin materials and offers a comprehensive array of molding and decorating capabilities. For 2010, Silgan’s plastic container business had net sales of $588.6 million (approximately 19.2% of its consolidated net sales) and income from operations of $10.3 million (approximately 3.4% of its consolidated income from operations excluding corporate expense).

Additional information about Silgan and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 187.

The principal executive office of Silgan is located at 4 Landmark Square, Stamford, Connecticut 06901, and its telephone number is (203) 975-7110.

INFORMATION ABOUT GRAHAM PACKAGING

Graham Packaging is a worldwide leader in the design, manufacture and sale of value-added, custom blow molded plastic containers for branded consumer products. Graham Packaging operates in product categories where customers and end users value the technology and innovation that its custom plastic containers offer as an alternative to traditional packaging materials such as glass, metal and paperboard. Graham Packaging selectively pursues opportunities where it can leverage its technology portfolio to continue to drive the trend of conversion to plastic containers from other packaging materials. Graham Packaging’s customers include leading multi-national and regional blue-chip consumer product companies that seek customized, sustainable plastic container solutions in diverse and stable end markets, such as the food and beverage and the household consumer products markets. Graham Packaging believes it is well-positioned to meet the evolving needs of its customers who often use Graham Packaging’s technology to differentiate their products with value-added design and performance characteristics such as smooth-wall panel-less bottles, unique pouring and dispensing features, multilayer bottles incorporating barrier technologies to extend shelf life, and ultra lightweight bottles with “hot-fill” capabilities that allow containers to be filled at high temperatures.

Plastic containers represent one of the faster growing segments in rigid packaging. The plastic container segment of the rigid packaging industry can be divided into two product types, commodity plastic containers, such as containers for soft drinks and water, and value-added, custom plastic containers, which include unique design features for specialized performance characteristics and product differentiation. Commodity plastic containers are manufactured using stock designs by both independent producers and in-house packaging operations of major beverage companies. Value-added, custom plastic containers are produced through specialized manufacturing processes using resin combinations and structures to create tailor-made solutions for customers seeking performance characteristics, including shelf stability and product differentiation, including unique shapes and high-function dispensers. Graham Packaging focuses on the sale of value-added, custom plastic packaging products principally to large, multinational companies in the food and beverage, household, personal care/specialty and automotive lubricants product categories.

Graham Packaging believes it has number one market share positions in North America for hot-fill juices, sports drinks/isotonics, yogurt drinks, liquid fabric care, dish detergents, hair care, skin care and certain other products. For the year ended December 31, 2010, approximately 90% of its net sales were realized in these product categories. Graham Packaging does not participate in markets where technology is not a differentiating factor, such as the carbonated soft drink or bottled water markets.

Graham Packaging is organized and managed on a geographical basis in four operating segments: North America, Europe, South America and Asia. Each operating segment includes four major product categories: Food and Beverage, Household, Personal Care/Specialty and Automotive Lubricants.

Graham Packaging’s value-added products are supported by more than 1,000 issued or pending patents. Graham Packaging strives to provide the highest quality products and services to its customers, while remaining focused on operational excellence and continuous improvement. These priorities help to reduce its customers’ costs, while also maximizing its financial performance and cash flow. Graham Packaging proforma net sales (after taking into account the acquisition of Liquid Container in September 2010), approximates $2.8 billion. The company employs over 8,300 associates through 97 manufacturing facilities located in Argentina, Belgium, Brazil, Canada, China, Finland, France, Mexico, the Netherlands, Poland, Spain, Turkey, the United Kingdom, the United States and Venezuela, through which it supplies its customers. Approximately one-third of these manufacturing facilities are located on-site at its customers’ plants. The vast majority of its sales are made pursuant to long-term customer contracts that include the pass-through of the cost of plastic resin, as well as mechanisms for the pass-through of certain other manufacturing costs.

Graham Packaging’s principal offices are located at 2401 Pleasant Valley Road, York, Pennsylvania 17402 and its telephone number is (717) 849-8500. Additional information about Graham Packaging is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 187.

COMPARISON OF RIGHTS OF STOCKHOLDERS

Both Silgan and Graham Packaging are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are governed by the DGCL. Upon consummation of the merger, all outstanding shares of Graham Packaging common stock (other than excluded shares) will be converted into the right to receive the merger consideration, which will include shares of Silgan common stock and cash. Therefore, upon completion of the merger, the rights of the former Graham Packaging stockholders will be governed by the DGCL, the certificate of incorporation of Silgan and by-laws of Silgan, as amended.

The following discussion is a summary of the current rights of Silgan stockholders and the current rights of Graham Packaging stockholders. While this summary includes the material differences between the two, this summary may not contain all of the information that is important to you. You are urged to carefully read this entire joint proxy statement/prospectus, the relevant provisions of the DGCL and the other governing documents referred in this joint proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Silgan and a stockholder of Graham Packaging. Silgan and Graham Packaging have filed with the SEC their respective governing documents referenced in this summary of stockholder rights and will send copies of these documents to you, without charge, upon your request. See “Where You Can Find More Information” beginning on page 187.

Material Differences in Stockholder Rights

Amendment of Charter Documents	Delaware. Unless a greater vote is required by a corporation’s certificate of incorporation, the DGCL requires approval by a corporation’s board of directors and holders of a majority of the outstanding stock of a corporation entitled to vote thereon and, in cases in which class voting is required, by holders of a majority of the outstanding shares of each such class, in order to amend a corporation’s certificate of incorporation.

	GRAHAM PACKAGING	SILGAN
	Amendments to the certificate of incorporation are governed in accordance with the DGCL, except that at any time when the Blackstone Entities are the beneficial owners (as such term is defined in Rule 13d-3 under the Exchange Act), in the aggregate, of less than a majority but more than 10% in voting power of all outstanding shares of stock of Graham Packaging entitled to vote generally in the election of directors, in addition to any other vote required by applicable law, the affirmative vote of the holders of at least 75% in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article V (Amendment to the Certificate of Incorporation and By-laws), Article VI (Board of Directors), Article VIII (Consent of Stockholders in Lieu of Meeting and Special Meeting of Stockholders), Article IX (Competition and Corporate Opportunities) or Article X (DGCL Section 201 and Business Combinations) or to adopt any provision inconsistent therewith.	Amendments, alterations, changes and repeals of provisions contained in the certificate of incorporation are governed in accordance with the DGCL.

Right to Call Special Meetings of the Stockholders	Delaware. The DGCL permits special meetings of stockholders to be called by the board of directors and such other persons, including stockholders, as the certificate of incorporation or by-laws may provide. The DGCL does not require that stockholders be given the right to call special meetings.

	GRAHAM PACKAGING	SILGAN
	The certificate of incorporation of Graham Packaging provides that a special meeting of the stockholders for any purpose or purposes may be called at any time by the holders of a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, provided, however, at any time when the Blackstone Entities are the beneficial owners, in the aggregate, of less than a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, special meetings of the stockholders for any purpose or purposes may be called at any time only by or at the direction of the chairman of the board of directors, the board of directors or a committee of the board of directors who has been granted express authority to call such meetings.	The by-laws of Silgan provide that special meetings of the stockholders may be called by (i) the chairman of the board of directors (or either co-chairman of the board of directors, if any), or (ii) the chairman of the board of directors (or either co-chairman of the board of directors, if any) at the request in writing of a majority of the board of directors. Stockholders are not permitted to call a special meeting of stockholders, or to require that the chairman of the board of directors (or either co-chairman of the board of directors, if any) call such a special meeting, or to require that the board of directors request the calling of such a special meeting.

Amendment and Repeal of By-laws	Delaware. The DGCL provides that stockholders of a corporation, and, when provided for in the certificate of incorporation, the board of directors of the corporation, have the power to adopt, amend and repeal the by-laws of a corporation.

	GRAHAM PACKAGING	SILGAN
	The by-laws of Graham Packaging may be amended, added to, rescinded or repealed at any meeting of the board of directors or of the stockholders, provided, however, that at any time when the Blackstone Entities are the beneficial owners, in the aggregate, of less than a majority but more than 10% in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, the affirmative vote of the holders of at least 75% in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal Sections 2.02 (Special Meetings), 2.03 (Notice of Stockholder Business and Nominations), 3.02 (Number and Term), 3.03 (Chairman), 3.04 (Resignations), or 3.05 (Removal), Article VII (Indemnification) or the proviso to Section 9.01 (Amendments) of the by-laws or to adopt provisions inconsistent therewith.	The by-laws of Silgan may be altered, amended or repealed, in whole or in part, or new by-laws may be adopted by approval of a majority of the board of directors voting at a meeting of the board of directors at which a quorum is present and acting throughout.

Size of the Board of Directors	Delaware. Under the DGCL, the number of directors of a corporation shall be fixed by, or in the manner provided in, the by-laws, unless the certificate of incorporation fixes the number of directors.

	GRAHAM PACKAGING	SILGAN
	Pursuant to Graham Packaging’s certificate of incorporation, the Graham Packaging board of directors shall consist of no less than seven and no more than fifteen members, as fixed by resolution adopted by the board of directors.	Pursuant to Silgan’s certificate of incorporation, the Silgan board of directors shall consist of seven members. If the Silgan stockholders vote to adopt the merger agreement, which would include the approval of the amended and restated certificate of incorporation, the Silgan board of directors shall consist of nine members.

Removal of Directors	Delaware. The DGCL provides that a director or directors may be removed from office, with or without cause, by the holders of a majority of the shares then entitled to vote, except that (1) in the case of a corporation that has a classified board of directors, directors may be removed from office by stockholders only for cause, unless the certificate of incorporation provides otherwise and (2) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against such removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which the director is a part.

	GRAHAM PACKAGING	SILGAN
	The certificate of incorporation of Graham Packaging provides that any director may be removed at any time, either with or without cause, by the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting as a single class, provided, however, at any time when the Blackstone Entities are the beneficial owners, in the aggregate, of less than a majority but more than 10% in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause and only by the affirmative vote of at least 75% in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting as a single class.	The certificate of incorporation of Silgan provides that any director, or the entire board of directors, may be removed at any time, but only for cause and only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.

Vacancies on the Board	Delaware. The DGCL provides that vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors to be elected by the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office although less than a quorum or by a sole remaining director, unless the certificate of incorporation or the by-laws of a corporation provide otherwise.

	GRAHAM PACKAGING	SILGAN
	Subject to the rights to fill such vacancies granted to the holders of any one or more series of preferred stock or the rights granted to the Blackstone Entities under their stockholders’ agreement with Graham Packaging, vacancies occurring in any directorship and newly created directorships resulting from any increase in the number of directors shall be filled only by a majority vote of the remaining directors then in office, although less than a quorum, or by a sole remaining director. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.	Any vacancies in the board of directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled only by the board of directors (and not by the stockholders), acting by a majority of the directors then in office, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified.

Provisions Affecting Business Combinations	Delaware. Section 203 of the DGCL provides generally that any person who acquires 15% or more of a corporation’s voting stock (thereby becoming an “interested stockholder”) may not engage in a wide range of “business combinations” with the corporation for a period of three years following the time the person became an interested stockholder, unless (1) the board of directors of the corporation has approved, prior to that acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (2) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (3) the person became an interested stockholder on or after the time the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

These restrictions on interested stockholders do not apply under certain circumstances, including, but not limited to, the following: (1) if the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the DGCL, or (2) if the corporation, by action of its stockholders taken with the favorable vote of a majority of the outstanding voting power of the corporation, adopts an amendment to its by-laws or certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL, with such amendment to be effective 12 months thereafter, or in certain limited circumstances, immediately.

	GRAHAM PACKAGING	SILGAN
	Graham Packaging expressly elects in its certificate of incorporation not to be governed by Section 203 of the DGCL. However, Graham Packaging’s certificate of incorporation contains restrictions on business combinations with interested stockholders that are substantially identical to the provisions of Section 203 of the DGCL, except that the definition of “interested stockholder” for purposes of these restrictions expressly excludes the Blackstone Entities and their affiliates, successors and permitted assigns.	Silgan is subject to Section 203 of the DGCL.

Stockholder Action without a Meeting	Delaware. The DGCL provides that any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of the outstanding stock having not less than the minimum number of votes otherwise required to authorize or take such action at a meeting of stockholders consent in writing, unless otherwise provided by a corporation’s certificate of incorporation.

	GRAHAM PACKAGING	SILGAN
	The certificate of incorporation of Graham Packaging does not prohibit stockholder action by written consent and accordingly, stockholders may take action without a meeting, provided, however, at any time when the Blackstone Entities are the beneficial owners, in the aggregate, of less than 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders, provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designations relating to such series of preferred stock.	The certificate of incorporation of Silgan prohibits stockholder action without a meeting and accordingly, stockholders may not consent in writing, without a meeting, to the taking of any action.

	GRAHAM PACKAGING	SILGAN
Stockholder Nominees for Board of Directors and Other Stockholder Proposals	The by-laws of Graham Packaging provide that nominations of persons for election to the board of directors and the proposal of other business to be considered by the stockholders may be made (a) as provided in Graham Packaging’s existing stockholders’ agreement with the Blackstone Entities, (b) pursuant to Graham Packaging’s notice of meeting, (c) by or at the direction of the chairman of the board of directors, the board of directors or any committee thereof or (d) by any stockholder entitled to vote at such meeting, provided that the stockholder complies with the conditions and procedures set forth in the by-laws. Such by-law provisions relate to, among other things, timing of nominations and the requirement to provide certain information about the proponent and nominee.	Neither the certificate of incorporation nor by-laws of Silgan includes provisions for nomination of persons for election to the board of directors. The Co-Founders of Silgan, pursuant to their stockholders agreement with Silgan, have the right to nominate all of the members to the board of directors. See “Ancillary Agreements” beginning on page 130.

Certain Similarities in Stockholder Rights

Authorized Capital Stock

Under Delaware law, every corporation may issue one or more classes of stock or one or more series of stock within any class thereof, which classes or series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the certificate of incorporation or in the board of directors resolution providing for the issue of such stock adopted pursuant to authority expressly vested in the board of directors by the provisions of the certificate of incorporation.

Graham Packaging’s certificate of incorporation authorizes 600,000,000 shares, consisting of 500,000,000 shares of common stock, $0.01 par value, and 100,000,000 preferred shares, $0.01 par value. Silgan’s certificate of incorporation authorizes 210,000,000 shares, consisting of 200,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value.

Both companies’ certificate of incorporation authorizes the board of directors to determine the rights and preferences of preferred stock and issue such preferred stock.

Public Market for the Shares	Common shares of Graham Packaging are quoted on the NYSE. Common shares of Silgan are quoted on the NASDAQ.

Notice of Stockholders Meetings	Both companies must give written notice of any meeting not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

Classified Board of Directors	The board of directors of both companies are divided into three classes. At each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

Election of Directors

The DGCL provides that stockholders of a corporation do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation of the corporation.

The board of directors of both companies shall be elected by the stockholders at their annual meeting. The stockholders do not have cumulative voting rights.

No Stockholder Rights Plan	Neither Silgan nor Graham Packaging has an existing stockholder rights plan.

Director and Officer Liability and Indemnification

The certificates of incorporation and/or by-laws of both companies, in compliance with DGCL, provide for the following rights with respect to the liability of directors and officers:

•    The directors of both companies are not liable to the company to the fullest extent permitted by Delaware law;

•    The companies will indemnify, to the fullest extent permitted by law, any person who incurs losses by reason of the fact that he/she is or was a director or officer;

•    Both companies will provide for advancement of expenses incurred by directors and officers in defending any action, suit or proceeding for which the company has a duty to indemnify the director or officer, subject to repayment of such expenses if it shall ultimately be determined that such person is not entitled to be indemnified;

•    Both companies are entitled to purchase liability insurance for its directors, officers, employees and agents, regardless of whether any such person is otherwise eligible for indemnification by the company.

Rights of Dissenting Stockholders

The DGCL provides that appraisal rights are available to dissenting stockholders in connection with certain mergers or consolidations. However, the DGCL does not provide for appraisal rights in connection with such mergers or consolidations if (1) the shares of the corporation are (a) listed on a national securities exchange or (b) held of record by more than 2,000 stockholders or (2) the corporation is the surviving corporation and no vote of its stockholders is required for the merger. However, notwithstanding the foregoing, the DGCL provides that appraisal rights will be available to the stockholders of a corporation if the stockholders are required by the terms of a merger agreement to accept for such stock anything except (1) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof, (2) shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders, (3) cash in lieu of fractional shares or fractional depository receipts as described above, or (4) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts as described above. See “The Merger—Graham Packaging Stockholders’

Rights of Appraisal” beginning on page 95. The DGCL does not provide appraisal rights to stockholders with respect to the sale of all or substantially all of a corporation’s assets or an amendment to a corporation’s certificate of incorporation, although a corporation’s certificate of incorporation may so provide.

The DGCL provides, among other procedural requirements for the exercise of the appraisal rights, that a stockholder’s written demand for appraisal of shares must be received before the taking of the vote on the matter giving rise to appraisal rights, when the matter is voted on at a meeting of stockholders.

The appraisal rights of Silgan and Graham Packaging stockholders are governed in accordance with the DGCL.

Preemptive Rights of Stockholders	The DGCL provides that no stockholder shall have any preemptive rights to purchase additional securities of a corporation unless the corporation’s certificate of incorporation expressly grants such rights. The certificates of incorporation of neither Silgan nor Graham Packaging grants any preemptive rights to their respective stockholders.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed consolidated financial information is based upon the historical audited consolidated financial information of each of Silgan and Graham Packaging, as adjusted to include the pro forma impact of the recent acquisitions of IPEC and Vogel & Noot by Silgan and Liquid Container by Graham Packaging, incorporated by reference in this joint proxy statement/prospectus, and has been prepared to reflect the merger in which Graham Packaging will merge with and into Silgan, the refinancing of certain indebtedness of Silgan and the assumption and refinancing of indebtedness of Graham Packaging.

In the merger, Silgan will acquire each of the outstanding shares of common stock of Graham Packaging for (a) 0.402 shares of Silgan common stock and (b) $4.75 in cash. Based on the closing price of Silgan common stock of $42.93 at May 24, 2011, this equates to a purchase price of approximately $1.6 billion (not including the assumption of certain of Graham Packaging indebtedness and required payments under the income tax receivable agreements of Graham Packaging and any potential change of control payments to certain officers of Graham Packaging), comprised of the issuance of shares of Silgan common stock and the assumption of options with an aggregate fair value of $1.3 billion and cash of $0.3 billion. In connection with the merger, Silgan currently expects to use the newly committed $4.0 billion senior secured credit facility, the issuance of $0.4 billion of senior subordinated notes and existing cash balances to fund the cash portion of the merger consideration and refinance certain of Silgan’s and Graham Packaging’s existing debt.

Unaudited Pro Forma Presentation

The unaudited pro forma condensed consolidated balance sheet is presented as if the merger and related financing noted above had occurred on March 31, 2011. The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2010 and for the three months ended March 31, 2011 were prepared assuming the merger and related financing occurred on January 1, 2010. The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results of operations. The historical consolidated financial statements of Graham Packaging have been adjusted to reflect certain reclassifications to conform to Silgan’s financial statement presentation.

The historical consolidated statements of income of Silgan have been adjusted for the acquisitions of IPEC completed in November 2010 and Vogel & Noot completed in March 2011 as if these acquisitions occurred on January 1, 2010. The historical consolidated statement of income of Graham Packaging for the year ended December 31, 2010 has been adjusted for the acquisition of Liquid Container in September 2010 and for the related financing and the refinancing of term loans (See “Unaudited Historical Pro Forma Condensed Consolidated Financial Information of Graham Packaging”), as if the acquisition and related financing transactions occurred on January 1, 2010.

The unaudited pro forma condensed consolidated financial information has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Silgan and Graham Packaging been a combined company during the periods specified.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed consolidated financial statements. In addition, the unaudited pro forma condensed consolidated financial information was based upon and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Silgan and Graham Packaging for the applicable periods, which are incorporated by reference in this joint proxy statement/prospectus:

•

Separate historical financial statements of Silgan as of and for the year ended December 31, 2010 and for the three months ended March 31, 2011 and the related notes included in Silgan’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the three months ended March 31, 2011;

•

Separate historical financial statements of Graham Packaging as of and for the year ended December 31, 2010 and for the three months ended March 31, 2011 and the related notes included in Graham Packaging’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the three months ended March 31, 2011; and

•

Separate historical financial statements of the Liquid Container entities (as defined on page 178) as of and for the year ended December 31, 2009, and for the six months ended June 30, 2010, and the related notes included in current reports on Form 8-K/A filed on November 3, 2010.

The unaudited pro forma condensed consolidated financial information has been prepared using the acquisition method of accounting under existing GAAP, which are subject to change and interpretation. The acquisition accounting for certain items, including property and equipment, identifiable intangible assets and leasehold interests, is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are based upon estimates and current preliminary information and may differ materially from actual amounts. For purposes of the unaudited pro forma condensed consolidated financial information, the merger consideration has been preliminarily allocated to the tangible and intangible assets being acquired and liabilities being assumed based upon various estimates of fair value. The merger consideration will be allocated among the fair values of the assets acquired and liabilities assumed based upon their estimated fair values as of the date of the merger. Any excess of the merger consideration over the fair value of Graham Packaging identifiable net assets will be recorded as goodwill. The final allocation is dependent upon the completion of the aforementioned valuations and other analyses that cannot be completed prior to the merger. In addition, the unaudited pro forma condensed consolidated financial information is based on certain financing assumptions, including type of financing, interest rates, amounts and timing of the issuance of debt. The actual financing obtained may differ materially from the information presented in the accompanying unaudited pro forma condensed consolidated financial information and those differences could have a material impact on the unaudited pro forma condensed consolidated financial information and the combined company’s future results of operations and financial performance.

The unaudited pro forma condensed consolidated statements of income do not give effect to certain one-time estimated pre-tax expenses Silgan expects to incur directly attributable to the merger such as (a) a $23.0 million charge for the manufacturing profit added to inventories under acquisition accounting that will be expensed as the related inventory is sold, (b) a charge totaling $40.0 million related to acquisition related costs, (c) a charge of $12.3 million for redemption fees to be expensed related to the repayment of Graham Packaging senior subordinated notes and (d) a $17.2 million loss on the early extinguishment of debt as a result of the financing. Additionally, the unaudited pro forma condensed consolidated financial information does not reflect the cost of any integration activities or benefits from synergies that may be derived from any integration activities. Silgan management has estimated annual synergies of $50.0 million by the third year following the completion of the merger related to selling, general and administrative, procurement and operational opportunities, including the closure of the Silgan Plastics headquarters already announced in conjunction with the merger.

SILGAN HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of March 31, 2011

(In millions)

	Silgan	Graham Packaging	Reclassifications to conform to Silgan presentation	Reclassified Graham Packaging	Pro Forma Adjustments		Total Pro Forma Silgan – Graham Packaging
Assets
Current assets:
Cash and cash equivalents	$135.8	$172.0	$—	$172.0	$(100.0)	(a)	$207.8
Trade accounts receivable, net	377.9	308.1	—	308.1	—		686.0
Inventories	654.5	264.2	—	264.2	23.0	(b)	941.7
Deferred income taxes	—	33.2	(33.2)	—	—		—
Prepaid expenses and other current assets	47.4	42.5	33.2	75.7	—		123.1

Total current assets	1,215.6	820.0	—	820.0	(77.0)		1,958.6

Property, plant and equipment, net	1,081.9	1,207.4	—	1,207.4	264.2	(b)	2,553.5
Goodwill	391.8	650.8	—	650.8	1,357.4	(c)	2,400.0
Other intangible assets, net	95.1	191.3	—	191.3	1,048.7	(b)	1,335.1
Other assets, net	70.7	74.0	—	74.0	49.0	(d)	193.7

Total assets	$2,855.1	$2,943.5	$—	$2,943.5	$2,642.3		$8,440.9

Liabilities and Stockholders’ Equity
Current liabilities:
Revolving loans and current portion of long-term debt	$520.3	$34.6	$—	$34.6	$47.8	(e)	$602.7
Trade accounts payable	272.6	218.0	—	218.0	—		490.6
Deferred revenue	—	42.6	(42.6)	—	—		—
Accrued liabilities	147.3	211.7	42.6	254.3	(36.3)	(f)	365.3

Total current liabilities	940.2	506.9	—	506.9	11.5		1,458.6

Long-term debt	922.7	2,794.6	—	2,794.6	702.5	(e)	4,419.8
Deferred income taxes	—	36.5	(36.5)	—	—		—
Other liabilities	404.4	107.0	36.5	143.5	213.4	(f)	761.3
Stockholders’ equity (deficit)	587.8	(515.2)	—	(515.2)	1,728.6	(g)	1,801.2
Noncontrolling interests	—	13.7	—	13.7	(13.7)	(h)	—

Equity (deficit)	587.8	(501.5)	—	(501.5)	1,714.9		1,801.2

Total liabilities and stockholders’ equity	$2,855.1	$2,943.5	$—	$2,943.5	$2,642.3		$8,440.9

SILGAN HOLDINGS INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(a)	The following table sets forth the estimated sources and uses of cash and consideration for the merger as if it had occurred on March 31, 2011 (in millions):

Sources:
Existing cash on hand	$100.0
New revolving loans(1)	504.3
New term loan A(1)	900.0
New term loan B(1)	2,300.0
New senior subordinated notes(2)	400.0
Silgan equity contribution(3)	1,213.8
Issuance of stock options(4)	42.7

$5,460.8

Uses:
Equity value of Graham Packaging shares(3)	$1,213.8
Cash payment to Graham Packaging stockholders(3)	334.1
Issuance of stock options(4)	42.7
Change in control payments	24.0
ITR payment(5)	245.0
Repayment of Graham Packaging bank debt	1,938.7
Repayment of Graham Packaging 9.875% senior subordinated notes(6)	387.3
Refinance of Silgan senior secured credit facility	1,099.7
Accrued interest	43.0
Estimated transaction costs(7)	132.5

$5,460.8

(1)	In connection with the merger and in accordance with the financing commitment letter, Silgan currently plans to enter into a new $4.0 billion aggregate principal amount senior secured credit facility which includes a $0.8 billion revolving loan facility maturing in 5 years, a $0.9 billion multi-currency term loan A facility maturing in 6 years and a $2.3 billion term loan B facility (which, at the option of Silgan and the commitment parties, may be replaced by one or more senior note facilities that will reduce the principal amount of the term loan B facility on a dollar for dollar basis) maturing in 7 years from the closing date of the merger. Silgan expects that the refinancing of its term loan A facility will result in a loss on early extinguishment of debt of $17.2 million, which includes $16.1 million of financing fees related to the transaction and $1.1 million for the write-off of historical Silgan deferred financing fees. This estimate is based on $92.5 million of costs to refinance the senior secured credit facility, which could change based on the final financing structure and terms, and such change could be material.
(2)	In connection with the merger, Silgan expects to issue 6 3/4% senior subordinated notes maturing in 2019.
(3)	All of the outstanding Graham Packaging common stock will be converted into 0.402 shares of Silgan common stock and $4.75 in cash in accordance with the merger agreement. The equity and cash consideration were calculated based on the Silgan stock price of $42.93 and outstanding shares of 70.3 million of Graham Packaging at May 24, 2011.
(4)	Represents the fair value of 3.2 million Graham Packaging options outstanding at May 24, 2011 to be exchanged for Silgan options under the Option Exchange Ratio (as defined in the merger agreement). This estimate assumes that all outstanding options vest and are exercised over a period of time. The actual vesting and exercise periods may be different than assumed and such differences may result in a materially different valuation.

(5)	Reflects the termination payment made pursuant to contractual change in control provisions of Graham Packaging’s income tax receivable agreements. Payment includes the satisfaction of Graham Packaging’s $16.1 million income tax receivable liability reflected in Graham Packaging’s historical financial statements.
(6)	Reflects a redemption price of 103.292% of principal amount.
(7)	Reflects estimated financing fees of $92.5 million and estimated acquisition related expenses of $40.0 million. Actual financing fees and acquisition related expenses could be materially different than these estimates.

(b)	Represents the pro forma adjustments to reflect the merger and preliminary allocation of the purchase price (in millions):

Graham Packaging purchase price	$5,288.5
Less: Liabilities assumed	(3,445.0)

Estimated equity purchase price	1,843.5
Negative book value (Total deficit) of Graham Packaging as of March 31, 2011	(501.5)
Less: Graham Packaging historical goodwill	(650.8)

Purchase price in excess of book value of net assets acquired	$2,995.8

The following sets forth the allocation of the purchase price in excess of (or less than) the book value of the net assets acquired (in millions):

Inventory(1)	$23.0
Property, plant and equipment (estimated weighted average 7 year life)(2)	264.2
Intangible assets—amortizable(3)	678.7
Intangible assets—indefinite life(3)	370.0
Write-off of Graham Packaging deferred financing fees and discount/premium	(34.4)
Net deferred tax liabilities(4)	(262.6)
Fair value adjustments on Graham Packaging debt(5)	(51.3)
Goodwill(6)	2,008.2

Total Allocation	$2,995.8

(1)	Adjustment to reflect the step-up of inventories to estimated fair value, which is determined as the selling price less cost to sell and a normal profit margin, based on Silgan management’s preliminary estimation as required under the acquisition method of accounting. This estimated step-up is expected to be charged to cost of goods sold as the acquired inventories are sold, which, based on historical trends, would be in the first three months after the closing of the merger.
(2)	The pro forma balance sheet includes preliminary fair value adjustments relating to property, plant and equipment based on Silgan management’s current knowledge of Graham Packaging and the industry. Since the appraisal process for these assets is not expected to be completed until after the merger occurs, the portion of the purchase price ultimately allocated to property, plant and equipment may be different from this estimate and such difference may be material.

(3)	Represents the adjustment to record the estimated fair value of intangible assets based on Silgan management’s preliminary estimates as follows (dollars in millions):

		Estimated Useful Life
Customer relationships	$620.0	20 years
Technology	250.0	10 years
Less: Graham Packaging historical intangible assets	(191.3)

Total preliminary fair value of amortizable intangible assets	678.7
Trade names	370.0	Indefinite

Total adjustment to intangible assets	$1,048.7

The preliminary values listed above are based primarily on Silgan management’s current knowledge of Graham Packaging, its products and customers and the industry, and have been developed considering current product technologies and related revenue, customer retention and sales patterns and existing agreements. Silgan management expects that these estimates may change as more in-depth income contribution and valuation methods are applied after the merger occurs, and such differences may be material.

(4)	Represents deferred tax liabilities established as a result of the allocation of the purchase price in excess of the book value of the net assets acquired, net of the recognition of the deferred tax assets related to the ITR payment. See Note (f).
(5)	Reflects the fair value adjustment for Graham Packaging existing senior notes which will not be repaid at the merger. Fair value is based on the quoted market price at May 24, 2011.
(6)	Remaining purchase price that has not been allocated reflects unidentifiable intangible assets acquired, or goodwill. This purchase price allocation is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed at the closing date of the merger. The purchase price allocation will remain preliminary until management determines these fair values. The final amounts allocated to assets acquired and liabilities assumed could differ materially from the preliminary amounts presented in the pro forma financial information. See Note (c) below.

(c)	Represents the net increase in goodwill, as follows (in millions):

Estimated goodwill applicable to the merger (see Note (b))	$2,008.2
Less: Graham Packaging historical goodwill	(650.8)

$1,357.4

(d)	Represents the net increase to deferred financing fees, as follows (in millions):

Write-off of Graham Packaging deferred financing fees	$(26.3)
Write-off of Silgan deferred financing fees	(1.1)
Capitalization of deferred financing fees	76.4

$49.0

(e)	Represents the net increase to the current and long-term portion of debt, as follows (in millions):

Current portion of Graham Packaging debt being repaid	$(16.3)
Current portion of Silgan debt being repaid	(440.2)
Current portion of new debt	504.3

Net increase in current portion of debt	$47.8

Long-term portion of Graham Packaging debt being repaid	$(2,289.3)
Long-term portion of Silgan debt being repaid	(659.5)
Long-term portion of new debt	3,600.0
Fair value adjustments for Graham Packaging existing senior notes	51.3

Net increase in long-term portion of debt	$702.5

(f)	Represents the net adjustments to deferred tax assets/liabilities, ITR payable and accrued interest (including consideration of preliminary purchase price allocation and attributes acquired), as follows (in millions):

Current portion pro forma deferred tax liabilities resulting from acquisition accounting(1)	$8.7
Less: current portion of ITR payable(2)	(2.0)
Less: accrued interest paid at closing	(43.0)

Total pro forma adjustments to accrued liabilities	$(36.3)

Long-term portion pro forma deferred tax liabilities resulting from acquisition accounting(1)	$498.9
Long-term portion pro forma deferred tax assets resulting from acquisition accounting related to ITR payable(3)	(245.0)
Long-term portion of deferred tax benefit related to the tax impact of pro forma adjustments at 38% statutory rate(4)	(26.4)

Total pro forma adjustments to long-term deferred tax liabilities	227.5

Less: long-term portion of ITR payable(2)	(14.1)

$213.4

(1)	Represents the estimated net deferred tax impact of preliminary purchase accounting adjustments at an assumed pro forma statutory rate of 38%. Actual deferred tax assets and liabilities will be determined at the effective time of the merger based on facts existing at the effective time of the merger, and may differ materially from the amounts presented above depending on a number of factors, including amounts allocated to acquired assets and further assessment of uncertain tax positions.
(2)	See Note (a)(5).
(3)	Deferred tax assets resulting from acquisition accounting related to the ITR represents the reversal of the valuation allowance on tax net operating losses and other tax attributes that are expected to be utilized subsequent to the merger and that are the object of the ITR payment.
(4)	See Note (g).

(g)	Represents the net adjustments to stockholders’ equity (deficit) as follows (in millions):

Elimination of historical Graham Packaging deficit	$515.2
Silgan equity contribution	1,213.8
Graham Packaging options value	42.7

Expense related adjustments:
Acquisition related expenses	(40.0)
Fees associated with the redemption of Graham senior subordinated notes	(12.3)
Loss on debt refinancing:
Write-off of Silgan deferred financing fees	(1.1)
Financing fees expensed	(16.1)
Income tax effect (1)	26.4

$1,728.6

(1)	Reflects the estimated net tax impact related to pro forma adjustments at the assumed pro forma statutory rate of 38%.

(h)	Adjustment to remove the noncontrolling interests eliminated upon consummation of the merger.

SILGAN HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Year Ended December 31, 2010

(In millions, except share and per share data)

	Pro Forma Silgan(a)	Pro Forma Graham Packaging(b)	Reclassifications to conform to Silgan’s presentation	Reclassified Pro Forma Graham Packaging	Pro Forma Adjustments		Total Pro Forma Silgan- Graham Packaging(c)
Net sales	$3,413.3	$2,802.7	$—	$2,802.7	$—		$6,216.0
Cost of goods sold	2,876.5	2,328.0	13.3	2,341.3	10.2	(d)	5,228.0

Gross profit	536.8	474.7	(13.3)	461.4	(10.2)		988.0
Selling, general and administrative expenses	190.1	189.8	2.8	192.6	14.4	(e)	397.1
Asset impairment charges	—	9.6	(9.6)	—	—		—
Net loss on disposal of property, plant and equipment	—	3.7	(3.7)	—	—		—
Rationalization charges	22.2	—	—	—	—		22.2

Income from operations	324.5	271.6	(2.8)	268.8	(24.6)		568.7
Other expense (income)	—	2.8	(2.8)	—	—		—
Interest and other debt expense before loss on early extinguishment of debt	66.4	219.1	6.2	225.3	(43.4	) (f)	248.3
Interest income	—	(0.8)	0.8	—	—		—
Write-off of accumulated other comprehensive income related to interest rate swaps	—	7.0	(7.0)	—	—		—
Increase in income tax receivable obligations	—	5.0	—	5.0	(5.0	) (g)	—
Loss on early extinguishment of debt	7.5	2.6	—	2.6	(4.5	) (h)	5.6

Interest and other expense	73.9	235.7	(2.8)	232.9	(52.9)		253.9

Income before income taxes	250.6	35.9	—	35.9	28.3		314.8
Provision (benefit) for income taxes	81.9	(41.2)	—	(41.2)	(24.8	) (i)	15.9

Net income	168.7	77.1	—	77.1	53.1		298.9

Net income attributable to noncontrolling interests	—	8.4	—	8.4	(8.4	) (j)	—

Net income attributable to stockholders	$168.7	$68.7	$—	$68.7	$61.5		$298.9

Basic net income per share	$2.22	$1.14		$1.14			$2.87
Diluted net income per share	$2.20	$1.12		$1.12			$2.82
Weighted average shares outstanding:
Basic	75,904,873	60,334,473		60,334,473	(32,061,793	) (k)	104,177,553
Diluted	76,508,352	61,410,535		61,410,535	(31,906,179	) (k)	106,012,708

SILGAN HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Three Months Ended March 31, 2011

(In millions, except share and per share data)

	Pro Forma Silgan(a)	Graham Packaging	Reclassifications to conform to Silgan’s presentation	Reclassified Pro Forma Graham Packaging	Pro Forma Adjustments		Total Pro Forma Silgan -Graham Packaging(c)
Net sales	$748.6	$756.5	$—	$756.5	$—		$1,505.1
Cost of goods sold	635.9	641.4	1.8	643.2	1.9	(d)	1,281.0

Gross profit	112.7	115.1	(1.8)	113.3	(1.9)		224.1
Selling, general and administrative expenses	52.9	39.5	(0.6)	38.9	3.2	(e)	95.0
Asset impairment charges	—	1.1	(1.1)	—	—		—
Net loss on disposal of property, plant and equipment	—	0.7	(0.7)	—	—		—
Rationalization charges	1.7	—	—	—	—		1.7

Income from operations	58.1	73.8	0.6	74.4	(5.1)		127.4
Other expense (income)	—	(0.6)	0.6	—
Interest and other debt expense	16.1	52.9	(0.2)	52.7	(11.9	) (f)	56.9
Interest income	—	(0.2)	0.2	—	—		—
Increase in income tax receivable obligations	—	4.6	—	4.6	(4.6	) (g)	—

Interest and other expense	16.1	56.7	0.6	57.3	(16.5)		56.9

Income before income taxes	42.0	17.1	—	17.1	11.4		70.5
Provision for income taxes	14.0	9.0	—	9.0	1.8	(i)	24.8

Net income	28.0	8.1	—	8.1	9.6		45.7

Net income (loss) attributable to noncontrolling interests	—	1.0		1.0	(1.0	) (j)	—

Net income attributable to stockholders	$28.0	$7.1	$—	$7.1	$10.6		$45.7

Basic net income per share	$0.40	$0.11		$0.11			$0.47
Diluted net income per share	$0.40	$0.11		$0.11			$0.46
Weighted average shares outstanding:
Basic	69,982,518	65,283,076		65,283,076	(37,010,396	) (k)	98,255,198
Diluted	70,499,648	66,334,193		66,334,193	(37,072,061	) (k)	99,761,780

SILGAN HOLDINGS INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(a)	The unaudited pro forma Silgan Holdings Inc. condensed consolidated statement of income for the year ended December 31, 2010 has been adjusted for the acquisition of IPEC in November 2010 and Vogel & Noot in March 2011 as if these acquisitions occurred on January 1, 2010. The unaudited pro forma Silgan Holdings Inc. condensed consolidated statement of income for the three months ended March 31, 2011 has been adjusted for the acquisition of Vogel & Noot in March 2011 as if this acquisition occurred on January 1, 2010.

(b)	The unaudited pro forma Graham Packaging condensed consolidated statement of income for the year ended December 31, 2010 has been adjusted for the acquisition of Liquid Container in September 2010 as if this acquisition occurred on January 1, 2010.

The unaudited pro forma Graham Packaging condensed consolidated statement of income for the year ended December 31, 2010 includes approximately $74.4 million of non-recurring costs in income before income taxes related to specific transactions including: $35.0 million to affiliates of the Graham family and Blackstone to terminate the Amended and Restated Monitoring Agreement, bonuses paid in connection with the initial public offering of $3.5 million and other costs incurred in connection with the initial public offering of $1.1 million; $11.8 million of acquisition and integration expenses related to other entities; $16.0 million for reorganization and other costs related to a settlement with OnTech Operations, Inc., plant closures, other costs defined under Graham Packaging’s credit agreement and employee severance; and $7.0 million for the write-off of amounts in accumulated other comprehensive income related to interest rate swaps. In addition, the provision (benefit) for income taxes includes the release of a significant portion of valuation allowances related to deferred tax assets of various U.S. subsidiaries in the amount of $86.6 million and foreign subsidiaries of $3.8 million.

The unaudited pro forma Graham Packaging condensed consolidated statement of income for the three months ended March 31, 2011 includes approximately $4.3 million of non-recurring costs in income before income taxes related to specific transactions including reorganization, acquisition and integration expenses.

These historical costs are not eliminated from the unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2010 because they do not directly relate to the merger.

(c)	The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2010 and the three months ended March 31, 2011 have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated results of operations in future periods or the results that actually would have been realized had Silgan and Graham Packaging been a combined company during the periods specified.

The unaudited pro forma condensed consolidated statements of income do not reflect the cost of any integration activities or benefits from synergies that may be derived from any integration activities, nor do they include the effects of any other items directly attributable to the merger that are not expected to have a continuing impact on the combined results of operations. Silgan management has estimated annual synergies of $50.0 million by the third year following the completion of the merger related to selling, general and administrative, procurement and operational opportunities.

(d)	Represents adjustments to depreciation and amortization applicable to the purchase price allocation to property, plant and equipment and identifiable intangible assets as follows (in millions):

	Year ended December 31, 2010	Three Months ended March 31, 2011
Total pro forma Graham Packaging depreciation and amortization(1)	$233.3	$58.4
Less: Graham Packaging historical depreciation and amortization	(203.7)	(51.7)
Less: portion of depreciation and amortization applicable to selling, general and administrative expenses(1)	(19.4)	(4.8)

Increase applicable to cost of goods sold	$10.2	$1.9

(1)	The allocation of incremental depreciation and amortization expense is based on Silgan’s historical classification.

Incremental depreciation and amortization due to the preliminary allocation of purchase price to fair value of property, plant and equipment and identifiable intangible assets (dollars in millions):

	Graham Packaging Acquisition	Weighted Average Estimated Useful Life	Estimated Annual Depreciation and Amortization
Property, plant and equipment(i)	$1,471.7	7 Years	$177.3
Technology	250.0	10 Years	25.0
Customer relationships	620.0	20 Years	31.0
Trade names	370.0	Indefinite	—

			$233.3

(i)	Includes land of $53.1 million and construction in progress of $96.5 million.

The preliminary values listed above are based primarily on Silgan management’s current knowledge of Graham Packaging and its products, customers and industry, and have been developed considering current product technologies and related revenue, customer retention and sales patterns and existing agreements. Silgan management expects that these estimates may change as more in-depth income contribution and valuation methods are applied after the completion of the merger, and such differences may be material.

(e)	Represents the net increase in selling, general and administrative expenses resulting from the following (in millions):

	Year ended December 31, 2010	Three Months ended March 31, 2011
Adjustments to depreciation and amortization per note (d) above	$19.4	$4.8
Elimination of management fees paid by Graham Packaging(1)	(5.0)	(0.3)
Elimination of merger transaction fees paid by Graham Packaging	—	(0.8)
Elimination of merger transaction fees paid by Silgan	—	(0.5)

Net increase in selling, general and administrative expenses	$14.4	$3.2

(1)	Represents management fees paid to Blackstone and the Graham family for consulting and advisory services. The underlying agreements have been terminated or will be terminated pursuant to the merger agreement.

(f)	Represents the pro forma adjustments to interest expense applicable to the financing related to the merger using the applicable rates as follows (in millions):

	Year ended December 31, 2010	Three Months ended March 31, 2011
Borrowings under term loan A(1)	$29.6	$7.4
Borrowings under term loan B(1)	80.5	20.1
Estimated incremental revolving loan borrowings(1)	10.1	2.9
Senior Subordinated Notes(2)	27.0	6.8
Fair value accretion on Graham Packaging existing senior notes	(5.0)	(1.3)
Amortization of new deferred financing fees(3)	13.0	3.3

Total pro forma interest expense	155.2	39.2
Less: Graham Packaging historical interest expense, including amortization of deferred financing fees and discount/premium	(173.7)	(42.4)
Less: Silgan historical interest expense related to the refinanced senior secured credit facility, including amortization of deferred financing fees	(24.9)	(8.7)

Total pro forma decrease to interest expense	$(43.4)	$(11.9)

(1)	Reflects pro forma interest expense based on $0.9 billion of borrowings under a multi-currency term loan A facility and pro forma average borrowings of revolving loans (which includes working capital borrowings and borrowings in connection with the merger) at an assumed LIBOR rate for U.S. dollar borrowings of 0.26% and 0.19%, respectively, plus an applicable margin of 2.25%, and $2.3 billion of borrowings under a term loan B facility at an assumed rate of 3.5%, which includes a LIBOR floor of 0.75% plus an applicable margin of 2.75%. A 0.125% increase or decrease in the interest rate on the term loan A, term loan B and revolving loan borrowings would increase or decrease annual interest expense by $1.1 million, $2.9 million and $0.6 million, respectively.

(2)	Reflects pro forma interest expense at 6 3/4% per annum on the issuance of $0.4 billion of 6 3/4% senior subordinated notes maturing in 2019.

(3)	Reflects the amortization of deferred financing fees under borrowings made in conjunction with the merger. The unaudited pro forma condensed consolidated statements of income do not include the estimated non-recurring loss on early extinguishment of debt of $17.2 million resulting from the issuance of debt in conjunction with the merger.

(g)	Adjustment to remove expense related to the income tax receivable agreements.

(h)	Represents the pro forma adjustment to reduce the Silgan loss on early extinguishment of debt from the refinancing of the senior secured credit facility in July 2010.

(i)	Represents an adjustment to Graham Packaging income tax provision, as follows:

	Year ended December 31, 2010	Three Months ended March 31, 2011
Graham Packaging historical income before income taxes	$35.9	$17.1
Pro forma adjustments before income taxes	28.3	11.4

Total pro forma pre-tax income	64.2	28.5
Statutory income tax rate	38%	38%
Pro forma income tax provision(1)	24.4	10.8
Reverse Graham Packaging historical tax benefit/provision	41.2	(9.0)
Add back the benefit related to the release of Graham Packaging valuation allowance(2)	(90.4)	—

Pro forma adjustment to income tax provision (benefit)	$(24.8)	$1.8

(1)	Reflects the estimated tax provision that would have been recorded had Graham Packaging been part of Silgan and subjected to federal, foreign and state income taxes for all periods presented as a result of the merger, as well as the estimated income tax effects of total pro forma adjustments described above, using an assumed pro forma blended statutory rate of 38%.
(2)	The Graham Packaging historical statements of income for the year ended December 31, 2010 included a $90.4 million non-recurring benefit for the release of a valuation allowance which has not been eliminated from the pro forma statements of income because it was not directly related to the merger.

(j)	Adjustment to remove the noncontrolling interests eliminated upon consummation of the merger.

(k)	Represents Silgan shares issued at acquisition and the dilutive effect of the options exchanged in accordance with the Option Exchange Ratio based on a share price of $42.93 at May 24, 2011 as follows:

	Year ended December 31, 2010	Three Months ended March 31, 2011
Basic Shares
Total historical Graham Packaging shares outstanding(1)	66,798,442	66,798,442
Additional shares to be issued based on existing Graham Packaging shareholders exchange rights(1)	3,531,607	3,531,607

Total estimated Graham Packaging shares outstanding	70,330,049	70,330,049
Conversion ratio per merger agreement	0.402	0.402

Estimated additional Silgan shares issued for the acquisition of Graham Packaging	28,272,680	28,272,680
Less: Graham Packaging historical weighted average shares outstanding	(60,334,473)	(65,283,076)

Pro forma adjustment to the basic weighted average shares outstanding	(32,061,793)	(37,010,396)

Diluted Shares
Estimated additional Silgan shares issued for the acquisition of Graham Packaging, as above	28,272,680	28,272,680
Pro forma incremental shares to reflect the dilutive effect of exchanged Graham Packaging options(1)	1,231,676	989,452
Less: Graham Packaging historical weighted average shares outstanding	(61,410,535)	(66,334,193)

Pro forma adjustment to the diluted weighted average shares outstanding	(31,906,179)	(37,072,061)

(1)	Historical Graham Packaging share and option data based on information at May 24, 2011.

UNAUDITED HISTORICAL PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF SILGAN HOLDINGS INC.

The Unaudited Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed consolidated financial information is based on the historical audited and unaudited consolidated financial statements of Silgan and each of Vogel & Noot and IPEC, as adjusted to illustrate the estimated pro forma effects of the transactions described below.

Vogel & Noot Acquisition

On March 1, 2011, Silgan acquired the Vogel & Noot metal container business. Silgan acquired these operations for a total purchase price of $292.4 million, net of cash acquired. A portion of the purchase price, with an acquisition date fair value of $48.7 million, is payable in June 2012. Silgan funded the purchase price for this acquisition from Euro denominated revolving loan borrowings under the senior secured credit facility.

IPEC Acquisition

In November 2010, Silgan acquired IPEC, a leading plastic closure manufacturer serving primarily the North American dairy and juice markets. The purchase price of $51.8 million, net of cash acquired, was primarily funded with cash on hand.

Unaudited Pro Forma Presentation

The unaudited pro forma Silgan Holdings Inc. condensed consolidated statements of income for the year ended December 31, 2010 have been adjusted for the acquisition of IPEC and Vogel & Noot as if these acquisitions occurred on January 1, 2010. The unaudited pro forma Silgan Holdings Inc. condensed consolidated statements of income for the three months ended March 31, 2011 have been adjusted for the acquisition of Vogel & Noot as if this acquisition occurred on January 1, 2010.

The unaudited pro forma condensed consolidated financial information has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Silgan been combined with Vogel & Noot and IPEC during the periods specified. The unaudited pro forma condensed consolidated statements of income do not reflect the effects of any anticipated cost savings that may be realized and any related one-time costs to achieve those cost savings or any costs that may be incurred to integrate Vogel & Noot and IPEC into Silgan.

The unaudited pro forma condensed consolidated statements of income have been adjusted to give effect to the incremental revolving loan borrowings used to fund the Vogel & Noot acquisition and the allocation of the Vogel & Noot and IPEC purchase price to the assets acquired and liabilities assumed. The pro forma adjustments for Vogel & Noot are based upon estimates and current preliminary information and may differ materially from actual amounts.

The historical statements of income of Vogel & Noot have been adjusted to reflect only the portion of the business acquired by Silgan and certain reclassifications to conform with Silgan’s financial statement presentation. These adjustments were not material. The historical statements of income have been translated from Euro to U.S. dollars based on the average exchange rate in effect during the periods.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements and related notes of Silgan included in the Annual Report on Form 10-K for the year ended December 31, 2010 and the historical consolidated financial statements and related notes of Silgan included in the Form 10-Q for the three months ended March 31, 2011.

SILGAN HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Year Ended December 31, 2010

(In millions, except shares and per share data)

	Silgan Historical	Vogel & Noot/IPEC Historical	Pro Forma Adjustments		Pro Forma Silgan
Net sales	$3,071.5	$341.8	$—		$3,413.3
Cost of goods sold	2,599.1	278.6	(1.2)	(a)	2,876.5

Gross profit	472.4	63.2	1.2		536.8
Selling, general and administrative expenses	166.9	23.9	(0.7)	(b)	190.1
Rationalization charges	22.2	—	—		22.2

Income from operations	283.3	39.3	1.9		324.5
Interest and other debt expense before loss on early extinguishment of debt	54.1	3.1	9.2	(c)	66.4
Loss on early extinguishment of debt	7.5	—	—		7.5

Interest and other debt expense	61.6	3.1	9.2		73.9
Income (loss) before income taxes	221.7	36.2	(7.3)		250.6
Provision (benefit) for income taxes	77.1	5.5	(0.7)	(d)	81.9

Net income	$144.6	$30.7	$(6.6)		$168.7

Basic net income per share	$1.91				$2.22
Diluted net income per share	$1.89				$2.20

Weighted average shares outstanding:
Basic	75,904,873				75,904,873
Diluted	76,508,352				76,508,352

SILGAN HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Three Months Ended March 31, 2011

(In millions, except shares and per share data)

	Silgan Historical	Vogel & Noot Historical	Pro Forma Adjustments		Pro Forma Silgan
Net sales	$703.1	$45.5	$—		$748.6
Cost of goods sold	601.1	37.5	(2.7)	(a)	635.9

Gross profit	102.0	8.0	2.7		112.7
Selling, general and administrative expenses	46.7	7.2	(1.0)	(b)	52.9
Rationalization charges	1.7	—	—		1.7

Income from operations	53.6	0.8	3.7		58.1
Interest and other debt expense	13.9	0.8	1.4	(c)	16.1

Income before income taxes	39.7	—	2.3		42.0
Provision for income taxes	13.6	—	0.4	(d)	14.0

Net income	$26.1	$—	$1.9		$28.0

Basic net income per share	$0.37				$0.40
Diluted net income per share	$0.37				$0.40

Weighted average shares outstanding:
Basic	69,982,518				69,982,518
Diluted	70,499,648				70,499,648

SILGAN HOLDINGS INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(a)	Represents incremental depreciation and amortization applicable to the purchase price allocation to tangible and identifiable intangible assets as follows (in millions):

	Year ended December 31, 2010	Three Months ended March 31, 2011
Total pro forma Vogel & Noot & IPEC depreciation and amortization(1)	$16.1	$3.2
Less: Vogel & Noot and IPEC historical depreciation and amortization	(15.0)	(3.2)
Less: portion of depreciation and amortization applicable to selling, general and administrative expenses(1)	(1.9)	(0.2)
Less: cost of goods sold effect on the step-up inventory(2)	(0.4)	(2.5)

Decrease applicable to cost of goods sold	$(1.2)	$(2.7)

(1)	The allocation of incremental depreciation and amortization expense is based on Silgan’s historical classification.
(2)	Represents the manufacturing profit added to the value of inventory as a result of the application of acquisition accounting.

Preliminary allocation of purchase price to fair value of property, plant and equipment and identifiable intangible assets (dollars in millions):

	Vogel & Noot Acquisition	Weighted Average Estimated Useful Life	Estimated Annual Depreciation and Amortization
Property, plant and equipment	$219.3	13 Years	$11.4
Customer relationships	16.5	20 Years	0.8
Trade names	3.5	10 Years	0.4

			$12.6

	IPEC Acquisition	Weighted Average Estimated Useful Life	Estimated Annual Depreciation and Amortization
Property, plant and equipment	$16.5	7 Years	$2.5
Customer relationships	19.0	20 Years	1.0

			$3.5

(b)	Represents the net decrease in selling, general and administrative expenses resulting from the following (in millions):

	Year ended December 31, 2010	Three Months ended March 31, 2011
Adjustments to depreciation and amortization (See Note (a))	$1.9	$0.2
Elimination of transaction fees paid by Silgan	(2.6)	(1.2)

Net decrease in selling, general and administrative expenses	$(0.7)	$(1.0)

(c)	Represents the pro forma adjustments to interest expense applicable to the borrowing of €192 million revolving loans under Silgan’s existing senior secured credit facility for the purchase of Vogel & Noot.

	Year ended December 31, 2010	Three Months ended March 31, 2011
Incremental revolving loan borrowing(1)	$8.5	$1.4
Amortization of fair value of acquired debt	(0.4)	(0.1)
Amortization of fair value of purchase price held back from Vogel & Noot	1.1	0.1

Total pro forma increase to interest expense	$9.2	$1.4

(1)	The interest rate on the revolving loan borrowing was EURIBOR plus an applicable margin, totaling 3.34% per annum. An increase or decrease of the interest rate on the incremental revolving loan borrowing by 0.125% would increase or decrease annual interest expense by $0.3 million.

(d)	Represents the adjustment to record Vogel & Noot and IPEC results and pro forma adjustments at the statutory tax rate of 24% and 40%, respectively.

UNAUDITED HISTORICAL PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF GRAHAM PACKAGING COMPANY INC.

The Unaudited Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed consolidated financial information is based on the historical audited and unaudited consolidated financial statements of Graham Packaging and each of the Liquid Container entities (as defined below), as adjusted to illustrate the estimated pro forma effects of the transactions described below, the Liquid Container acquisition, the related borrowing under term loan D (as defined below), the issuance of the existing senior notes, the repayment of Liquid Container entities’ existing indebtedness, the Liquid Container refinancing (as defined below) and the payment of related fees and expenses (we refer to these transactions, collectively, as the “Graham Packaging transactions”):

The Liquid Container Acquisition

On September 23, 2010, Graham Packaging acquired the Liquid Container entities from each of the limited partners (the “Liquid limited partners”) of Liquid Container L.P. (currently known as “Graham Packaging LC, L.P.”) (“Liquid L.P.”) and each of the stockholders (the “Stockholders”) of (i) Liquid Container Inc. (“Liquid”), a Delaware corporation, (ii) CPG-L Holdings, Inc. (“CPG”), a Delaware corporation, and (iii) WCK-L Holdings, Inc. (“WCK” and, together with Liquid and CPG, the “Liquid general partners”), a Delaware corporation. Liquid L.P. and the Liquid general partners are collectively referred to as the “Liquid Container entities.”

The purchase agreement related to the Liquid Container entities contains a stated purchase price of $568.0 million, plus cash on hand, minus certain indebtedness and subject to a potential working capital adjustment, resulting in a payment by Graham Packaging of $564.3 million on September 23, 2010. Included in this amount was a payment of $208.2 million to satisfy existing indebtedness of the Liquid Container entities, including accrued interest, then outstanding. Graham Packaging and the sellers are in the process of finalizing the working capital adjustment and this adjustment could be material.

The Liquid Container acquisition included:

•	The issuance of $250.0 million aggregate principal amount of the existing senior notes;

•	The repayment of $208.2 million outstanding under Liquid Container’s existing senior credit facilities and variable revenue bonds, including accrued interest;

•	$350.0 million of additional borrowings under the new term loan D; and

•	The application of acquisition accounting adjustments.

The Liquid Container Refinancing Transaction

On September 23, 2010, Graham Operating Company entered into the Sixth Amendment to the Credit Agreement (which we refer to as the “amendment”), amending its credit agreement dated as of October 7, 2004. Pursuant to the amendment, and in connection with the acquisition of the Liquid Container entities, Graham Operating Company also entered into a new senior secured term loan facility in an aggregate principal amount of $913.0 million ($917.6 million outstanding including a $4.6 million offering premium), (which we refer to as “term loan D”), and extinguished the amount outstanding under the existing senior secured term loan due October 7, 2011 (which we refer to as “term loan B”) in the amount of $563.7 million, including accrued interest (we refer to these transactions, collectively, as the “Liquid Container refinancing”). The remaining proceeds were used to finance the Liquid Container acquisition and pay related costs and expenses. The term loan D will mature on the earliest of (i) September 23, 2016, (ii) the date that is 91 days prior to the maturity of Graham Packaging’s 8.25% senior notes due January 2017 if such senior notes have not been repaid or refinanced in full by such date or (iii) the date that is 91 days prior to the maturity of the Graham Packaging’s 9.875% senior subordinated notes due October 2014 if such senior notes have not been repaid or refinanced in full by such date.

Unaudited Pro Forma Presentation

The unaudited pro forma condensed consolidated statements of income give effect to the Liquid Container acquisition and the Liquid Container refinancing as if they had occurred on January 1, 2010.

The historical condensed consolidated statements of income of Graham Packaging, for the year ended December 31, 2010, include certain non-recurring expenses which were directly attributable to the Graham Packaging transactions. These non-recurring items include: (a) a $4.7 million charge for the manufacturing profit added to inventories under acquisition accounting that was expensed as the related inventory was sold, (b) a non-recurring charge of $8.5 million, related to transaction costs expensed attributable to the Liquid Container acquisition, and (c) a $28.5 million loss on the extinguishment of the term loan B as a result of the Liquid Container refinancing. As these costs were non-recurring and directly attributable to the Graham Packaging transactions, they have been reversed as pro forma adjustments in the unaudited pro forma condensed consolidated statements of income.

The unaudited pro forma condensed consolidated statements of income do not reflect the effects of any anticipated cost savings that may be realized and any related one-time costs to achieve those cost savings or any costs that may be incurred to integrate Liquid Container’s operations into Graham Packaging’s. Further, the accompanying unaudited pro forma condensed consolidated statements of income do not include adjustments related to a historical transaction involving Graham Packaging term loans. As part of Graham Packaging’s initial public offering on February 10, 2010, Graham Packaging repaid approximately $128.9 million of term debt. Interest expense, assuming this transaction occurred on January 1, 2010, would have decreased for the year ended December 31, 2010, by approximately $2.1 million.

The unaudited pro forma condensed consolidated financial statements are for informational purposes only and do not purport to represent what Graham Packaging’s results of operations or financial condition actually would have been if the Graham Packaging transactions had occurred on the dates indicated, nor do they purport to represent or project Graham Packaging’s results of operations for any future period or Graham Packaging’s financial condition as of any future date.

The Liquid Container entities’ financial information included herein is derived from a combination of financial information of Liquid Container Inc. (reflecting the consolidation of Liquid Container) and WCK and CPG, each a general partner of Liquid Container. The pro forma combination of these entities also includes the elimination of non-controlling interests and intercompany transactions between these entities and reclassifications to conform to Graham Packaging’s presentation.

Other information

The unaudited pro forma Graham Packaging condensed consolidated statement of income for the year ended December 31, 2010 includes approximately $74.4 million of non-recurring costs in income before income taxes related to specific transactions including: $35.0 million to affiliates of the Graham family and Blackstone to terminate the Amended and Restated Monitoring Agreement, bonuses paid in connection with the initial public offering of $3.5 million and other costs incurred in connection with the initial public offering of $1.1 million; $11.8 million of acquisition and integration expenses related to other entities; $16.0 million for reorganization and other costs related to a settlement with OnTech Operations, Inc., plant closures, other costs defined under Graham Packaging’s credit agreement and employee severance; and $7.0 million for the write-off of amounts in accumulated other comprehensive income related to interest rate swaps. In addition, the provision (benefit) for income taxes includes the release of a significant portion of valuation allowances related to deferred tax assets of various U.S. subsidiaries in the amount of $86.6 million and foreign subsidiaries of $3.8 million.

The unaudited pro forma Graham Packaging condensed consolidated statement of income for the three months ended March 31, 2011 includes approximately $4.3 million of non-recurring costs in income before income taxes related to specific transactions including reorganization, acquisition and integration expenses.

These historical costs are not eliminated from the unaudited pro forma condensed consolidated statements of income because they do not directly relate to the Graham Packaging transactions.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements and related notes of Graham Packaging included in the Annual Report on Form 10-K for the year ended December 31, 2010, filed by Graham Packaging on February 24, 2011 (File No. 001-34621) and the historical consolidated financial statements and related notes of the Liquid Container entities included as Exhibits 99.1 and 99.2 to the Current Report on Form 8-K/A filed by Graham Packaging on November 3, 2010 (File No. 001-34621).

GRAHAM PACKAGING COMPANY INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Year Ended December 31, 2010

(In millions, except share and per share data)

	Historical Graham Packaging	Liquid Container Entities 1/1/2010-9/22/2010	Adjustments for the Acquisition		Subtotal	Adjustments for the Refinancing		Pro forma
Net sales	$2,512.7	$290.0	$—		$2,802.7	$—		$2,802.7
Cost of goods sold	2,076.3	241.0	10.7	(a)	2,328.0	—		2,328.0

Gross profit	436.4	49.0	(10.7)		474.7	—		474.7
Selling, general and administrative expenses	181.4	10.2	(1.8)	(b)	189.8	—		189.8
Rationalization charges	—	—	—		—	—		—
Asset impairment charges	9.6	—	—		9.6	—		9.6
Net loss of disposal of property, plant & equipment	3.7	—	—		3.7	—		3.7

Operating income	241.7	38.8	(8.9)		271.6	—		271.6
Interest expense	185.6	2.4	28.8	(c)	216.8	2.3	(g)	219.1
Interest income	(0.7)	(0.1)	—		(0.8)	—		(0.8)
Net loss on debt extinguishment	31.1	—	(10.0)	(d)	21.1	(18.5)	(h)	2.6
Write-off of accumulated other comprehensive income related to interest rate swaps	7.0	—	—		7.0	—		7.0
Increase in income tax receivable obligations	5.0	—	—		5.0	—		5.0
Other (income) expense, net	2.6	0.2	—		2.8	—		2.8

Income (loss) before income taxes	11.1	36.3	(27.7)		19.7	16.2		35.9
Income tax provision (benefit)	(50.7)	2.4	0.9	(e)	(47.4)	6.2	(i)	(41.2)

Net income (loss)	61.8	33.9	(28.6)		67.1	10.0		77.1
Less: net income (loss) attributable to noncontrolling interests	7.1	—	0.4	(f)	7.5	0.9	(j)	8.4

Net income (loss) attributable to Graham Packaging Company Inc. stockholders	$54.7	$33.9	$(29.0)		$59.6	$9.1		$68.7

Earnings per share:
Income from continuing operations attributable to stockholders
Basic	$0.91							$1.14
Diluted	$0.89							$1.12

Weighted average shares outstanding:
Basic	60,334,473							60,334,473
Diluted	61,410,535							61,410,535

GRAHAM PACKAGING COMPANY INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

The Liquid Container Acquisition

(a)	Represents the net increase to cost of goods sold resulting from the following (in millions):

Year ended December 31, 2010
Total pro forma depreciation and amortization(1)	$48.7
Less: Liquid Container entities historical depreciation and amortization	(13.2)
Less: depreciation and amortization recognized related to the Liquid Container acquisition subsequent to the acquisition date	(12.9)

22.6
Less: portion of depreciation applicable to selling, general and administrative expenses(1)	(7.2)
Less: cost of goods sold effect on the step-up inventory(2)	(4.7)

Increase applicable to cost of goods sold	$10.7

(1)	The allocation of depreciation and amortization expense is based on Graham Packaging’s historical classifications and useful lives.
(2)	Represents the manufacturing profit added to the value of inventory as a result of the application of acquisition accounting.

Preliminary allocation of purchase price to fair value of property, plant and equipment and identifiable intangible assets (in millions):

	Liquid Container acquisition	Weighted Average Estimated Remaining Useful Life	Estimated Annual Depreciation and Amortization
Property, plant and equipment(i)	$188.9	5 Years	$33.8
Technology	58.2	11 Years	5.3
Customer relationships	89.7	14 Years	6.4
Non-compete agreements	3.0	2 Years	1.5
Trade names	5.0	3 Years	1.7

			$48.7

(i)	Includes land of $7.7 million and construction in progress of $5.3 million.

(b)	Represents the net decrease in selling, general and administrative expenses resulting from the following (in millions):

Year ended December 31, 2010
Adjustments to depreciation and amortization per note (a) above	$7.2
Elimination of management fees paid by Liquid Container(1)	(0.5)
Elimination of transaction costs expensed for the Liquid Container acquisition(2)	(8.5)

Net decrease in selling, general and administrative expenses	$(1.8)

(1)	Represents management fees paid to certain of Liquid Container’s limited partners for consulting and advisory services. The underlying agreement was terminated on the acquisition date of the Liquid Container acquisition.
(2)	Represents the pro forma adjustment to remove non-recurring acquisition related expenses related to the Liquid Container acquisition.

(c)	Represents the pro forma adjustments to interest expense applicable to the Liquid Container acquisition using the applicable LIBOR rates as follows (in millions):

Year ended December 31, 2010
Borrowings under term loan D(1)	$20.6
Existing senior notes(2)	20.6
Estimated incremental revolving loan borrowings(3)	0.1
Amortization of new deferred financing fees(4)	1.7

Total pro forma interest expense	$43.0
Less: Actual interest and amortization of deferred financing fees and debt premium recognized on the acquisition related indebtedness subsequent to the acquisition date	(11.8)
Less: Liquid Container’s historical interest expense, including amortization of deferred financing fees	(2.4)

Total pro forma increase to interest expense	$28.8

(1)	Reflects pro forma interest expense based on $350.0 million of borrowings under term loan D at an assumed minimum LIBOR rate of 1.75% plus an applicable margin of 4.25% and amortization of the related $1.8 million net premium. A 0.125% increase or decrease in the interest rate on the incremental term loan D facility would increase or decrease annual interest expense by $0.4 million.
(2)	Reflects pro forma interest expense at 8.25% per annum.
(3)	Reflects pro forma interest expense on average assumed revolving loan borrowings in excess of Liquid Container’s balance outstanding at September 23, 2010, at Graham Packaging’s historical interest rates then in effect (approximately 3.2%) on its non-extending revolver and net of assumed reduction in revolver commitment fees.
(4)	Reflects the non-cash amortization of incremental deferred financing fees related to the Liquid Container acquisition transactions over the terms of the related facilities.

(d)	Reflects the pro forma adjustment to eliminate the non-recurring impact of the portion of the loss on the extinguishment of debt related to the indebtedness associated with the Liquid Container acquisition.

(e)	The following table illustrates the pro forma activity that impacts the tax provision (in millions):

Year ended December 31, 2010
Liquid Container’s historical income before income taxes	$36.3
Pro forma adjustments before income taxes	(27.7)

Total pro forma Liquid Container income before income taxes	8.6
Pro forma income tax rate	38%

Pro forma income tax provision related to the Liquid Container acquisition(1)	3.3
Less: Liquid Container’s entities historical income tax provision	(2.4)

Pro forma increase in tax provision	$0.9

(1)	Reflects the estimated tax provision that would have been recorded had Liquid Container been part of Graham Packaging and subjected to domestic federal and state income taxes for all periods presented as a result of the acquisition, as well as the estimated income tax effects of total pro forma adjustments described above, using an assumed pro forma blended domestic rate of 38.0%.

(f)	Represents the pro forma adjustments to noncontrolling interest applicable to the Liquid Container acquisition transactions (in millions):

Year ended December 31, 2010
Historical net income of Liquid Container entities	$33.9
Pro forma adjustments	(28.6)

5.3
Pro forma noncontrolling interest percentage(1)	6.689%

$0.4

(1)	The blended noncontrolling interest percentage is based on the allocation of historical Liquid Container income and pro forma adjustments related to the Liquid Container acquisition to Graham Packaging quarterly reporting periods.

The Refinancing

(g)	Represents the pro forma adjustments to interest expense applicable to the Liquid Container refinancing, as follows (in millions):

Year ended December 31, 2010
Borrowings under term loan D(1)	$33.3
Less: historical interest expense applicable to $563.1 million term loan B being refinanced, including amortization of deferred financing fees and certain amounts from accumulated comprehensive income	(21.7)
Less: Actual interest and amortization of debt premium recognized under the term loan D subsequent to the Liquid Container refinancing	(9.3)

Total pro forma increase to interest expense	$2.3

(1)	Reflects pro forma interest expense based on $563.0 million of borrowings under the term loan D at an assumed LIBOR rate of 1.75% plus an applicable margin of 4.25% and amortization of the related $2.8 million premium. A 0.125% increase or decrease in the interest rate on the incremental term loan D facility would increase or decrease Graham Packaging’s annual interest expense by $0.7 million.

(h)	Reflects the pro forma adjustment to eliminate the non-recurring impact of the portion of the loss on the extinguishment of debt related to the indebtedness associated with the Liquid Container refinancing.

(i)	Represents pro forma adjustments to the tax provision as follows (in millions):

Year ended December 31, 2010
Pro forma adjustments before income taxes	$16.2
Pro forma income tax rate	38%

Pro forma income tax provision related to the Liquid Container acquisition	$6.2

(1)	Adjustments reflect the estimated tax benefit that would have been recorded at Graham Packaging had the Liquid Container refinancing occurred using an assumed pro forma blended domestic rate of 38.0%.

(j)	Represents the pro forma adjustments to noncontrolling interest applicable to the Liquid Container refinancing (in millions):

Year ended December 31, 2010
Pro forma adjustments which impact noncontrolling interest	$10.0
Pro forma noncontrolling interest percentage(1)	9.0336%

$0.9

(1)	The overall blended noncontrolling interest percentage is based on the allocation of historical Liquid Container income and pro forma adjustments related to the Liquid Container acquisition to Graham Packaging quarterly reporting periods.

LEGAL MATTERS

The validity of the Silgan common stock to be issued in the merger will be passed upon for Silgan by Frank W. Hogan, III, Silgan’s Senior Vice President, General Counsel and Secretary. The material U.S. federal income tax consequences relating to the merger will be passed upon for Silgan by Bryan Cave LLP and for Graham Packaging by Simpson Thacher & Bartlett LLP.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Silgan incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and the related financial statement schedules of Graham Packaging and Subsidiaries, incorporated in this joint proxy statement/prospectus by reference from the Graham Packaging Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of Graham Packaging and Subsidiaries’ internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited consolidated financial statements of Liquid Container Inc. and Subsidiaries and the audited financial statements of WCK and CPG, each included in the current report on Form 8-K/A of Graham Packaging dated November 3, 2010, incorporated by reference in this joint proxy statement/prospectus have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

Silgan. Proposals to be considered for inclusion in the proxy statement and the form of proxy for Silgan’s annual meeting of stockholders in 2012 must be received by Silgan at its principal executive offices not later than December 21, 2011. In accordance with the Exchange Act and the rules and regulations promulgated under the Exchange Act, proxies solicited by Silgan’s board of directors will confer discretionary voting authority with respect to any proposal raised at Silgan’s annual meeting of stockholders in 2012 as to which the proponent has not notified Silgan by March 5, 2012. Proposals should be directed to the attention of the General Counsel, Silgan Holdings Inc., 4 Landmark Square, Stamford, Connecticut 06901.

Graham Packaging. It is not expected that Graham Packaging will hold an annual meeting of stockholders for 2011, unless the merger is not completed in 2011. In order to be considered for inclusion in the proxy statement and form of proxy for the 2011 annual meeting of stockholders, should one be held, stockholder proposals must be submitted in writing and received at Graham Packaging’s principal executive offices a reasonable time before Graham Packaging begins to print and send its proxy materials for such annual meeting, in accordance with the requirements of Rule 14a-8 under the Exchange Act. For nominations or other business to be properly brought by a stockholder before the 2011 annual meeting of stockholders, should one be held, the stockholder must give timely notice thereof in writing to the Corporate Secretary, and, in the case of business other than nominations of persons for election to the Board, such other business must constitute a proper matter for stockholder action. Notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. If the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by Graham Packaging naming all of the nominees for director or specifying the size of the increased board of directors at least 100 calendar days prior to the first anniversary of the prior year’s annual meeting of stockholders, then the stockholder’s notice shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Corporate Secretary not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by Graham Packaging. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in Graham Packaging’s by-laws.

Householding. If any Silgan stockholder who agreed to householding wishes to receive a separate copy of this joint proxy statement/prospectus, or a separate proxy statement and annual report in the future (or, if multiple Silgan stockholders sharing an address wish to receive a single set of reports in the future), they may notify their broker or Silgan’s Investor Relations department at the following address or phone number: Silgan Holdings Inc., 4 Landmark Square, Stamford, Connecticut 06901, General Counsel, telephone number (203) 406-3160. If any Graham Packaging stockholder who agreed to householding wishes to receive a separate copy of this joint proxy statement/prospectus, or, if applicable, a separate proxy statement and annual report in the future (or, if multiple Graham Packaging stockholders sharing an address wish to receive a single set of reports in the future), they may notify their broker. Stockholders can also request prompt delivery of a copy of this joint proxy statement/prospectus, or, if applicable, a separate proxy statement and annual report in the future by calling (717) 849-8634 or writing to Graham Packaging, 2401 Pleasant Valley Road, York, Pennsylvania 17402, Attention: General Counsel. Graham Packaging stockholders holding Graham Packaging shares in “street name” should contact their banks or brokers to request information about householding.

WHERE YOU CAN FIND MORE INFORMATION

Silgan and Graham Packaging file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that Silgan and Graham Packaging have filed with the SEC at the SEC’s Public Reference Room located at:

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

Silgan’s and Graham Packaging’s SEC filings are also available for free to the public on the SEC’s internet website at www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. In addition, Silgan’s filings with the SEC are also available for free to the public on Silgan’s website, www.silganholdings.com, and Graham Packaging’s SEC filings are also available for free to the public on Graham Packaging’s website, www.grahampackaging.com. Information contained on Silgan’s website and Graham Packaging’s website is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider information contained on those websites as part of this joint proxy statement/prospectus.

Silgan has filed a registration statement on Form S-4 to register with the SEC the Silgan common stock to be issued to Graham Packaging stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Silgan, in addition to being a proxy statement of Silgan and

Graham Packaging for their respective special meetings. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Silgan, Silgan common stock and Graham Packaging. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

Each of Silgan and Graham Packaging incorporates by reference into this joint proxy statement/prospectus the documents listed below, and any filings Silgan or Graham Packaging make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus until the respective dates of the Silgan special meeting and Graham Packaging special meeting shall be deemed to be incorporated by reference into this joint proxy statement/prospectus. The information incorporated by reference is an important part of this joint proxy statement/prospectus. Any statement in a document incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this or any other subsequently filed document that is incorporated by reference into this joint proxy statement/prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

Silgan SEC Filings

The following documents, which were filed by Silgan with the SEC, are incorporated by reference into this joint proxy statement/prospectus (other than documents and information deemed to have been furnished and not filed under SEC rules):

SEC File No. 001-14057	Period
Current Reports on Form 8-K	Filed on February 18, 2011; Filed on February 23, 2011; Filed on March 4, 2011; Filed on April 13, 2011 (relating to the merger agreement); Filed on April 18, 2011; Filed on May 12, 2011 (other than with respect to information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01).

Annual Report on Form 10-K	Year Ended December 31, 2010 (Filed on February 28, 2011).

Proxy Statement on Schedule 14A	Filed on April 19, 2011

Quarterly Report on Form 10-Q	Period Ended March 31, 2011 (Filed on May 10, 2011).

Description of Silgan common stock contained in Registration Statement on Form S-2	Filed on September 13, 1996, as amended on October 21, 1996, as amended on November 4, 1996, as amended on January 28, 1997, as amended on February 5, 1997, as amended on February 13, 1997, and any amendment or report filed for the purpose of updating such description.

You can obtain a copy of any document incorporated by reference into this joint proxy statement/prospectus except for the exhibits to those documents from Silgan. You may also obtain these documents from the SEC or through the SEC’s website referred to above. Documents incorporated by reference are available from Silgan without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this joint proxy statement/prospectus. You may obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Silgan at the following address and telephone number:

Silgan Holdings Inc.

4 Landmark Square

Stamford, Connecticut 06901

(203) 975-7110

If you would like to request documents, please do so by [—], 2011, to receive them before the Silgan special meeting. If you request any of these documents from Silgan, Silgan will mail them to you by first-class mail, or similar means.

Graham Packaging SEC Filings

The following documents, which were filed by Graham Packaging with the SEC, are incorporated by reference into this joint proxy statement/prospectus (other than documents and information deemed to have been furnished and not filed under SEC rules):

SEC File Number 001-34621	Period
Current Reports on Form 8-K	Filed on January 20, 2011; Filed on February 10, 2011 (for Item 5.02 only); Filed on April 13, 2011 (relating to the merger agreement); Filed on April 14, 2011; Filed on May 16, 2011 (other than with respect to information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01).

Current Reports on Form 8-K/A	Filed on November 3, 2010.

Annual Report on Form 10-K	Year Ended December 31, 2010 (Filed on February 24, 2011).

Annual Report on Form 10-K/A	Year Ended December 31, 2010 (Filed on May 2, 2011).

Quarterly Report on Form 10-Q	Period Ended March 31, 2011 (Filed on May 2, 2011).

You can obtain a copy of any document incorporated by reference into this joint proxy statement/prospectus, except for the exhibits to those documents, from Graham Packaging. You may also obtain these documents from the SEC or through the SEC’s website described above. Documents incorporated by reference are available from Graham Packaging without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this joint proxy statement/prospectus. You may obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Graham Packaging at the following address and telephone number:

Graham Packaging Company Inc.

2401 Pleasant Valley Road

York, Pennsylvania 17402

(717) 849-8500

If you would like to request documents, please do so by [—], 2011, to receive them before the Graham Packaging special meeting. If you request any of these documents from Graham Packaging, Graham Packaging will mail them to you by first-class mail, or similar means.

Silgan has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Silgan and its affiliates, and Graham Packaging has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Graham Packaging and its affiliates.

You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus in voting your shares at the Silgan special meeting or the Graham Packaging special meeting, as applicable. Neither Silgan nor Graham Packaging has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [—], 2011. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any other date, and neither the mailing of this joint proxy statement/prospectus to Silgan stockholders and Graham Packaging stockholders nor the consummation of the merger will create any implication to the contrary.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

Dated as of April 12, 2011

between

SILGAN HOLDINGS INC.

and

GRAHAM PACKAGING COMPANY INC.

A-ii

A-iii

INDEX OF DEFINED TERMS

Page
Acceptable Confidentiality Agreement	A-49
Actions	A-17
Affiliate	A-75
Agreement	A-1
Ancillary Agreements	A-75
Antitrust Law	A-54
Bankruptcy and Equity Exception	A-13
Blackstone Entities	A-75
Bonus Plans	A-61
Book-Entry Shares	A-4
Business Day	A-75
Cash Consideration	A-4
Certificate	A-4
Certificate of Merger	A-3
Closing	A-2
Closing Date	A-3
Code	A-2
Commitment Letter	A-41
Commonly Controlled Entity	A-75
Company	A-1
Company Adverse Recommendation Change	A-50
Company Benefit Plan	A-75
Company Bylaws	A-11
Company Certificate	A-11
Company Common Stock	A-4
Company Disclosure Letter	A-10
Company Personnel	A-75
Company Preferred Stock	A-11
Company Recommendation	A-13
Company SEC Documents	A-15
Company Stock Options	A-11
Company Stock Plan	A-11
Company Stockholder Approval	A-26
Company Stockholder Voting Agreement	A-1
Company Stockholders’ Meeting	A-51
Company Termination Fee	A-75
Confidentiality Agreement	A-53
Continuing Employees	A-60
Contract	A-14
D&O Insurance	A-58
Definitive Agreements	A-62

A-iv

DGCL	A-2
Dissenting Shares	A-5
Effective Time	A-3
Eligible Expenses	A-75
Environmental Law	A-76
Exchange Act	A-14
Exchange Agent	A-6
Exchange Agreement	A-12
Exchange Fund	A-6
Exchange Ratio	A-4
Existing Stockholders ITR Agreement	A-66
Family ITR Agreement	A-66
Financing	A-41
Financing Action	A-63
Financing Sources	A-76
Foreign Corrupt Practices Act	A-19
Foreign Plan	A-76
Form S-4	A-52
GAAP	A-15
Governance Agreements	A-2
Governmental Entity	A-14
Hazardous Materials	A-76
Holdings	A-76
Holdings Limited Partnership Agreement	A-76
Holdings Merger Agreement	A-76
Holdings Stock Options	A-12
Holdings Stock Plans	A-12
Holdings Transaction	A-76
HSR Act	A-14
Indemnified Parties	A-58
Infringe	A-26
Intellectual Property	A-26
ITR Agreements	A-66
Joint Proxy Statement	A-51
Knowledge	A-76
Law	A-14
Liens	A-11
Marketing Period	A-77
Material Adverse Effect	A-77
Material Contract	A-17
Merger	A-1
Merger Consideration	A-4
Multiemployer Plan	A-21
Non-Recourse Party	A-83
NYSE	A-15
Operating Partnership	A-78

A-v

Option Exchange Ratio	A-78
Option Unit Exchange Agreement	A-12
Order	A-14
Outside Date	A-69
Parent	A-1
Parent Benefit Plan	A-78
Parent Bylaws	A-29
Parent Certificate	A-29
Parent Common Stock	A-1
Parent Disclosure Letter	A-28
Parent Material Adverse Effect	A-78
Parent Material Contract	A-34
Parent Personnel	A-79
Parent Preferred Stock	A-29
Parent Recommendation	A-52
Parent Registration Rights Agreement	A-1
Parent SEC Documents	A-32
Parent Share Issuance	A-31
Parent Stock Options	A-29
Parent Stock Plans	A-29
Parent Stockholder Approval	A-42
Parent Stockholder Voting Agreements	A-1
Parent Stockholders’ Meeting	A-51
Parent Termination Fee	A-79
PBGC	A-21
Permits	A-19
person	A-79
Premium Cap	A-59
Recapitalization Agreement	A-79
Release	A-79
Representatives	A-79
Required Refinancing Indebtedness	A-42
SEC	A-15
Securities Act	A-14
Special Committee	A-1
Stock Consideration	A-4
Subsidiary	A-80
Superior Proposal	A-49
Surviving Corporation	A-2
Takeover Proposal	A-49
Tax	A-25
Tax Return	A-25
Taxing Authority	A-25
Vote Down Fee	A-71
Voting Agreements	A-1
willful and material breach	A-71

A-vi

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 12, 2011, and is between Silgan Holdings Inc., a Delaware corporation (“Parent”), and Graham Packaging Company Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company and the General Partner of Holdings have entered into, and approved, the Holdings Merger Agreement.

WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the special committee of independent, disinterested directors of the Company formed for the purpose of, among other things, evaluating and making a recommendation to the Board of Directors of the Company with respect to this Agreement and the transactions contemplated hereby (the “Special Committee”), has, by unanimous vote of all of the directors, (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the merger of the Company with and into Parent (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and (iii) subject to Section 4.02, resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of Parent has unanimously (i) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Merger and (iii) resolved to recommend adoption of this Agreement, including the amendment to the Parent Certificate contemplated by Section 1.05(a), and approval of the Parent Share Issuance by the stockholders of Parent;

WHEREAS, simultaneously with the execution of this Agreement, the Blackstone Entities and Parent are entering into an agreement (the “Company Stockholder Voting Agreement”) pursuant to which, subject to the terms thereof, the Blackstone Entities have agreed, among other things, to vote their shares of Company Common Stock in favor of the adoption of this Agreement;

WHEREAS, simultaneously with the execution of this Agreement, each of the two co-founders of Parent (and certain of their related entities) are entering into an agreement with the Company (the “Parent Stockholder Voting Agreements” and together with the Company Stockholder Voting Agreement, the “Voting Agreements”), pursuant to which, subject to the terms thereof, each of the two co-founders (and certain of their related entities) have agreed, among other things, to vote their shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) in favor of the adoption of this Agreement and the Parent Share Issuance;

WHEREAS, simultaneously with the execution of this Agreement, Parent and the Blackstone Entities are entering into a registration rights agreement, pursuant to which, upon the Effective Time and subject to the terms thereof, Parent has granted to the Blackstone Entities certain registration rights (the “Parent Registration Rights Agreement”);

WHEREAS, simultaneously with the execution of this Agreement, (i) Parent, Parent’s two co-founders and Blackstone Capital Partners III Merchant Banking Fund L.P. are entering into a stockholders agreement relating to a director nomination right and (ii) Parent and Blackstone Capital Partners III Merchant Banking Fund L.P. are entering into a letter agreement relating to certain stockholder matters, in each case to become effective upon the Effective Time (the “Governance Agreements”); and

WHEREAS, for U.S. Federal income tax purposes, it is intended that (i) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Company shall be merged with and into Parent at the Effective Time. As a result of the Merger, the separate corporate existence of the Company shall cease and Parent shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions); provided that in the event that (a) the condition set forth in Section 6.01(d) is the final condition set forth in Article VI that is satisfied or waived (other than those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), then the Closing shall be required to occur no later than the tenth Business Day following such satisfaction or waiver and (b) on the date on which all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), Parent has not completed its Marketing Period, then the Closing shall be required to occur no later than the earlier to occur of (x) the tenth Business Day following the satisfaction or waiver of such conditions set forth in Article VI and (y) the third Business Day following the last day of the Marketing Period; provided further however that if the Closing has not occurred prior to the Outside Date and all of the conditions set forth in Article VI are satisfied or waived on the third Business Day prior to the Outside Date, then the Closing shall be required to occur on the Outside Date. Notwithstanding the foregoing, the Closing may be consummated at such other time or date as Parent and the Company may agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Ave., New York, New York 10017, unless another place is agreed to by Parent and the Company.

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, at the Closing the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Parent shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Parent shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.05. Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the Amended and Restated Certificate of Incorporation, as amended, of Parent shall be amended so as to read in its entirety as set forth in Exhibit A hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law (subject to Section 5.05).

(b) The Amended and Restated By-laws, as amended, of Parent in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable Law (subject to Section 5.05).

SECTION 1.06. Directors of the Surviving Corporation. The directors of Parent immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers of the Surviving Corporation. The officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of the Company’s Common Stock, par value $0.01 per share (the “Company Common Stock”), or of any shares of capital stock of Parent:

(a) Capital Stock of Parent. Each issued and outstanding share of capital stock of Parent outstanding immediately prior to the Effective Time shall remain outstanding and shall not be affected by the Merger.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is directly owned by the Company or that is directly or indirectly owned by Parent immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; provided for the avoidance of doubt, that no shares of Company Common Stock that are owned by a Subsidiary which is directly or indirectly wholly owned by the Company shall be canceled pursuant to this Section 2.01(b).

(c) Conversion of Company Common Stock.

(i) Subject to Section 2.02(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (but excluding (1) shares to be canceled in accordance with Section 2.01(b) and (2) any Dissenting Shares) shall be converted into the right to receive (A) 0.402 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Stock Consideration”) and (B) $4.75 in cash, without interest (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). At the Effective Time, all shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.01(c) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), without interest, in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b), in the case of certificated shares, and automatically, in the case of book-entry shares.

(ii) In the event that between the date of this Agreement and the Effective Time, there is a change in the number of shares of Parent Common Stock or Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock or Company Common Stock issued and outstanding as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Exchange Ratio shall be appropriately adjusted to reflect such action.

(iii) The right of any holder of Company Common Stock to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) shall, to the extent provided in Section 2.02(j), be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.

(iv) At the Effective Time, subject to and in accordance with Section 5.04, all Company Stock Options (including those former Holdings Stock Options) issued and outstanding at the Effective Time shall be assumed by Parent.

(d) Dissenting Shares.

(i) Shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have not voted in favor of or consented to the adoption of this Agreement and who are entitled to demand and have properly demanded their rights to be paid the fair value of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be canceled and converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the DGCL, such stockholder’s Dissenting Shares in respect of which the stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been canceled, at the Effective Time, and the holder thereof shall be entitled to receive the Merger Consideration, as applicable (payable without any interest thereon), as compensation for such cancellation.

(ii) The Company shall give Parent reasonably prompt notice of any notice received by the Company of intent to demand the fair value of any shares of Company Common Stock, withdrawals of such notices and any other instruments or notices served pursuant to Section 262 of the DGCL and Parent shall direct negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by an Order, (x) make any payment or other commitment with respect to any such exercise of appraisal rights, (y) offer to settle or settle any such rights or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

SECTION 2.02. Exchange of Certificates; Book Entry Shares.

(a) Exchange Agent. Prior to the Effective Time, Parent shall enter into an exchange agent agreement in form and substance reasonably acceptable to the Company with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”) and shall deposit, with the Exchange Agent for the benefit of the holders of Certificates and Book-Entry Shares, book-entry shares (or certificates if requested) representing shares of Parent Common Stock and cash in an aggregate amount equal to the number of shares or amount of cash (as applicable) into which such shares of Company Common Stock have been converted pursuant to Section 2.01(c). In addition, Parent shall deposit with the Exchange Agent, as necessary from time to time at or after the Effective Time, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). All shares of Parent Common Stock, cash, dividends and distributions deposited with the Exchange Agent pursuant to this Section 2.02(a) shall hereinafter be referred to as the “Exchange Fund”. The Exchange Agent shall deliver the Parent Common Stock, cash, dividends and distributions contemplated to be issued and delivered pursuant to Sections 2.01 and 2.02(c) out of the Exchange Fund. Except to the extent set forth in Section 2.02(h), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.

(i) Certificates. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in customary form and contain customary provisions) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). Each holder of record of one or more Certificates shall, upon surrender to the Exchange Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as practicable (i) the amount of cash to which such holder is entitled pursuant to Section 2.01(c), (ii) shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder of record) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.01(c) (after taking into account all shares of Company Common Stock then held by such holder), (iii) any dividends or distributions payable pursuant to Section 2.02(c) and (iv) cash in lieu of any fractional shares payable pursuant to Section 2.02(e), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of a Certificate which is not registered in the transfer records of the Company, payment of the Merger Consideration, any dividends or distributions payable pursuant to Section 2.02(c) and any cash in lieu of any fractional shares payable pursuant to Section 2.02(e) may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). No interest shall be paid or will accrue on any payment to holders of Certificates pursuant to the provisions of this Article II.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) shall automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time (i) the amount of cash to which such holder is entitled pursuant to Section 2.01(c), (ii) shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder of record) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.01(c) (after taking into account all shares of Company Common Stock then held by such holder), (iii) any dividends or distributions payable pursuant to Section 2.02(c) and (iv) cash in lieu of any fractional shares payable pursuant to Section 2.02(e), and the Book-Entry Shares of such holder shall forthwith be canceled.

(c) Distributions with Respect to Unexchanged Shares.

(i) Certificates. No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.02(e), in each case until the holder of such Certificate shall have surrendered such Certificate in accordance with this Article II. Following the surrender of any Certificate, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock, issued in exchange therefor, without interest, (A) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(ii) Book-Entry Shares. Holders of Book-Entry Shares who are entitled to receive shares of Parent Common Stock under this Article II shall be paid (A) at the time of payment of such Parent Common Stock by the Exchange Agent under Section 2.02(b), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such payment by the Exchange Agent under Section 2.02(b) and a payment date subsequent to the time of such payment by the Exchange Agent under Section 2.02(b) payable with respect to such whole shares of Parent Common Stock.

(d) No Further Ownership Rights in Company Common Stock. The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) paid upon the surrender of Certificates (or automatically, in the case of Book-Entry Shares) in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or such Book-Entry Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on the shares of Company Common Stock in accordance with the terms of this Agreement prior to the Effective Time. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of and exchanged as provided in this Article II.

(e) No Fractional Shares. No certificates or scrip representing fractional shares or book-entry credit of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or upon the conversion of Book-Entry Shares, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall receive in lieu thereof cash (rounded to the nearest cent) equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock formerly represented by all Certificates surrendered by such holder and all Book-Entry Shares formerly held by such holder that are converted) would otherwise be entitled by (B) the per share closing price of

Parent Common Stock on the Nasdaq Global Select Market on the last trading day immediately prior to the Closing Date.

(f) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) in accordance with this Article II.

(g) No Liability. None of Parent, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock, cash, dividends or other distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered immediately prior to such date on which any Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(e)) would otherwise escheat to or become the property of any Governmental Entity), any such shares (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(e)) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(h) Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to and be income of Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book Entry Shares pursuant to this Article II. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), in each case pursuant to this Article II.

(j) Withholding Rights. Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, the Treasury Regulations thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Representations and Warranties of the Company. Except as disclosed in the Company SEC Documents filed or furnished with the SEC since January 1, 2010 and publicly available at least three (3) Business Days prior to the date of this Agreement (but excluding any forward-looking disclosure set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature), and except as set forth in the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any items or matters set forth in one Section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds and each other Section or subsection of this Agreement to the extent the relevance of such items or matters to such other Section or subsection of this Agreement is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent as follows:

(a) Organization, Standing and Corporate Power. The Company and each of its Subsidiaries has been duly organized, and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except, in the case of Subsidiaries that, individually or in the aggregate, do not own more than 5% of the consolidated assets of the Company and its Subsidiaries as of December 31, 2010, where the failure to be so organized, existing and in good standing, or to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing (with respect to jurisdictions that recognize that concept) individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent, prior to the date of this Agreement, true, complete and accurate copies of the Restated Certificate of Incorporation of the Company (the “Company Certificate”), and the Amended and Restated Bylaws of the Company (the “Company Bylaws”), in each case as amended to the date hereof.

(b) Subsidiaries. Section 3.01(b) of the Company Disclosure Letter lists, as of the date hereof, each Subsidiary of the Company (including its jurisdiction of incorporation or formation). Except as set forth on Section 3.01(b) of the Company Disclosure Letter, all of the outstanding capital stock of, or other equity interests in, each Subsidiary of the Company, are directly or indirectly owned by the Company. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary owned by the Company have been validly issued and are fully paid and nonassessable and free of any preemptive rights, and are owned directly or indirectly by the Company free and clear of all pledges, liens (statutory or other), charges, claims, options, rights of first offer or refusal, third-party rights, encumbrances or security interests of any kind or nature whatsoever (other than liens, charges and encumbrances for current Taxes not yet due and payable) (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Each of the Company and its Subsidiaries does not own, directly or indirectly, any capital stock or other equity interest in any person other than the Subsidiaries set forth on Section 3.01(b) of the Company Disclosure Letter.

(c) Capital Structure. The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on April 11, 2011:

(i) 65,695,729 shares of Company Common Stock were issued and outstanding (which number includes no shares of Company Common Stock held by the Company in its treasury);

(ii) 2,080,105 shares of Company Common Stock were reserved and available for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of Company Stock Options issued pursuant to the Amended and Restated Graham Packaging Company Inc. 2010 Equity Compensation Plan (the “Company Stock Plan”), of which 835,522 shares of Company Common Stock were subject to outstanding options to purchase Company Common Stock (“Company Stock Options”) or agreements to grant Company Stock Options;

(iii) no shares of Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares;

(iv) no shares of Company Common Stock were held by any Subsidiary of the Company;

(v) 4,531,607 shares of Company Common Stock were reserved and available for issuance upon the exchange of 4,531,607 outstanding limited partnership units of Holdings for shares of Company Common Stock at any time and from time to time on a one-for-one basis, pursuant to the Exchange Agreement by and among the Company, Holdings, Graham Packaging Corporation and GPC Holdings, L.P., dated as of February 10, 2010 (the “Exchange Agreement”);

(vi) 2,476,248 limited partnership units of Holdings were reserved and available for issuance upon or otherwise deliverable in connection with the exercise of Holdings Stock Options issued pursuant to the 1998 Holdings Management Option Plan, the 2004 Holdings Management Option Plan and the 2008 Holdings Management Option Plan (collectively, the “Holdings Stock Plans”), of which 2,476,248 limited partnership units of Holdings were subject to outstanding options to purchase limited partnership units (“Holdings Stock Options”) or agreements to grant Holdings Stock Options and 2,476,248 shares of Company Common Stock were reserved and available for issuance upon the exchange of 2,476,248 limited partnership units of Holdings for shares of Company Common Stock at any time and from time to time on a one-for-one basis, pursuant to the Management Option Unit Exchange Agreements (each, an “Option Unit Exchange Agreement”) entered into from time to time among the Company, Holdings and Company Personnel; and

(vii) except as set forth in this Section 3.01(c) and except for changes since April 11, 2011 resulting from the issuance of shares of Company Common Stock pursuant to the Company Stock Options set forth above in this Section 3.01(c) or as expressly permitted by Section 4.01(a), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any Subsidiary of the Company, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Subsidiary of the Company or (D) any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options) that are linked to the value of Company Common Stock and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities (except pursuant to the forfeiture of Company Stock Options or the acquisition by the Company of shares of Company Common Stock in settlement of the exercise price of a Company Stock Option or for purposes of satisfying Tax withholding obligations with respect to holders of Company Stock Options). All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any of its securities.

(d) Indebtedness. Section 3.01(d) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of (x) each agreement, indenture or contract pursuant to which any indebtedness for borrowed money of the Company or its Subsidiaries (other than intercompany indebtedness between Holdings and any of its wholly owned Subsidiaries or between such wholly owned Subsidiaries) is outstanding or may be incurred in an amount in excess of $10 million and (y) each guarantee by the Company or its Subsidiaries of indebtedness for borrowed money of another Person (other than Holdings or a wholly owned Subsidiary of Holdings) in an amount in excess of $10 million.

(e) Authority.

(i) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than the receipt of the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).

(ii) The Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, at a duly called and held meeting has, by unanimous vote of all of the directors, (i) determined that it is fair to and in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger and the other transactions contemplated hereby, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger upon the terms and subject to the conditions set forth in this Agreement, (iii) directed that the Company submit the adoption of this Agreement to a vote at a meeting of the stockholders of the Company in accordance with the terms of this Agreement, and (iv) subject to Section 4.02, resolved to recommend that the stockholders of the Company adopt this Agreement (the “Company Recommendation”) at the Company Stockholders’ Meeting, which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any way.

(f) Noncontravention. The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of the Company or any of its Subsidiaries under, or require any consent or approval by, or any notice to, any person under, (i) subject to receipt of the Company Stockholder Approval, the Company Certificate or the Company Bylaws, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, distribution agreement or other contract, agreement, obligation, commitment or instrument (each, including all amendments, modifications and supplements thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties, rights or assets is subject or (iii) subject to receipt of the Company Stockholder Approval and the governmental filings and other matters referred to in the following sentence, any (A) federal, state, local or foreign statute, law (including common law), ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company, or any of its Subsidiaries or any of its properties, rights or assets or (B) order, writ, injunction, decree, judgment, award, summons, notice of violation, directive, notice or demand letter or request for information, settlement or stipulation issued, promulgated or entered into by or with any Governmental Entity (each, an “Order”) applicable to the Company or any of its Subsidiaries or their respective properties, rights or assets, other than, in the case of clause (ii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that arise as a result of the consummation of the transactions contemplated by the Holdings Merger Agreement and, in the case of clauses (ii) and (iii), for (1) any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens and (2) any failure to obtain any such consents or approvals, in the case of clauses (1) and (2), that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any international, national, regional, state, local or other government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party or the consummation of the Merger or the other transactions contemplated by this Agreement and such Ancillary Agreements, except for (1) (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and the expiration or earlier termination of the waiting period required thereunder, and (B) filings with respect to, and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law, (2) applicable requirements of the Securities Act of 1933, as amended (including all rules and regulations promulgated thereunder, the “Securities Act”), the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), other applicable foreign securities laws, and state securities, takeover and “blue sky” laws, as may be required in connection with this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (4) any filings with and approvals of the New York Stock Exchange (the “NYSE”) and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(g) Company SEC Documents.

(i) The Company has timely filed or furnished all reports, schedules, forms, statements, prospectuses, registration statements and other documents (including exhibits and schedules thereto and other information incorporated therein) with the Securities and Exchange Commission (the “SEC”) required to be filed or furnished by the Company under the Exchange Act since February 10, 2010 and Holdings has timely filed or furnished all reports, schedules, forms, statements, prospectuses, registration statements and other documents (including exhibits and schedules thereto and other information incorporated therein) with the SEC required to be filed or furnished by Holdings under the Exchange Act since January 1, 2008 (such documents, together with any documents filed or furnished during such period by the Company or Holdings to the SEC on a voluntary basis, the “Company SEC Documents”). Each of the Company SEC Documents, as of the time of its filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Document, and none of the Company SEC Documents when filed or, if amended, as of the date of such most recent amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including the related notes and schedules thereto) of the Company and Holdings included in the Company SEC Documents (or incorporated therein by reference) complied at the time it was filed or, if amended, as of the date of such most recent amendment, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing or amendment, had been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company or Holdings, as applicable, and their consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal period-end audit adjustments). There are no outstanding comments from the SEC with respect to any of the Company SEC Documents. None of the Subsidiaries of the Company (other than Holdings) are, or have at any time since January 1, 2008 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(ii) The Company is in compliance with, and has complied since February 10, 2010 in all material respects with, the applicable listing and corporate governance rules and regulations of the NYSE.

(iii) Since January 1, 2008, to the Knowledge of the Company, no executive officer or director of the Company has received or otherwise had or obtained knowledge of, and to the Knowledge of the Company, no auditor, accountant, or representative of the Company has provided written notice to the Company or any executive officer or director of, any substantive complaint or allegation that the Company or any of its Subsidiaries has engaged in improper accounting practices. Since January 1, 2008, to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries has reported to the current Board of Directors of the Company or any committee thereof or to any current director or executive officer of the Company evidence of a material violation of United States or other securities laws or breach of fiduciary duty by the Company or any of its executive officers or directors.

(iv) Except as reflected or reserved against in the most recent balance sheet of the Company included in the Company SEC Documents filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise), other than (A) liabilities or obligations incurred since January 1, 2011 in the ordinary course of business consistent with past practice, (B) liabilities or obligations incurred pursuant to this Agreement, (C) liabilities or obligations not required to be set forth on the consolidated balance sheet of the Company under GAAP or (D) liabilities or obligations that individually or in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements or other Company SEC Documents.

(h) Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented, and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of the Company and the stockholders of Parent and at the time of the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent. The portions of the Joint Proxy Statement supplied by the Company will comply as to form in all material respects with the requirements of the Exchange Act.

(i) Absence of Certain Changes or Events. Since January 1, 2011, there has not been any effect, event, development, change, state of facts, condition or occurrence that has, individually or in the aggregate, had or would reasonably be expected to have, a Material Adverse Effect. Since January 1, 2011 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice.

(j) Litigation. There are no actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits, inquiries or investigations (“Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets, rights or properties, or, to the Knowledge of the Company, any present or former officer, director or employee of the Company or its Subsidiaries in their capacity as such, that (i) individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect or (ii) as of the date hereof, challenge or seek to prevent, enjoin, alter in any material respect or materially delay the Merger or any of the other transactions contemplated hereby. Neither the Company nor any of its Subsidiaries nor any of their respective properties, rights or assets, nor, to the Knowledge of the Company, any present or former officer, director or employee of the Company or its Subsidiaries in their capacity as such, is or are subject to any Order that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect, or is or would reasonably be expected to prevent, enjoin, alter in any material respect or materially delay the Merger or any of the other transactions contemplated hereby.

(k) Material Contracts.

(i) For purposes of this Agreement, a “Material Contract” shall mean any of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement:

(A) Contracts required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Securities Act;

(B) Contracts with the 20 largest customers and 5 largest suppliers of the Company and its Subsidiaries, taken as a whole, in each case based on the aggregate sales or purchases, as applicable, for the fiscal year ended December 31, 2010;

(C) Contracts with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, related to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole, or in which the Company owns more than a 10% voting or economic interest, or with respect to which the Company has obligations, including contingent obligations, of more than $5 million individually or in the aggregate;

(D) Each Contract set forth on Section 3.01(d) of the Company Disclosure Letter;

(E) Contracts that relate to an acquisition, divestiture, merger or similar transaction, regardless of whether such transaction has yet been consummated, that contains representations, covenants, indemnities or other obligations (including payment, indemnification, “earn-out” or other contingent obligations) that are in effect and could reasonably be expected to result in payments in excess of $10 million individually or in the aggregate;

(F) Contracts that prohibit the payment of dividends or distributions in respect of the Company Common Stock or the capital stock of the Subsidiaries of the Company, prohibits the pledging of the Company Common Stock or capital stock of the Subsidiaries of the Company or prohibits the issuance of guarantees by any Subsidiary of the Company;

(G) Contracts containing any covenant limiting or prohibiting in any material respect the right of the Company or any of its Subsidiaries (or, after the Closing Date, Parent or any of its Subsidiaries) to engage in any line of business, to distribute or offer any products or services, or to compete or engage with any Person in any line of business; and

(H) Contracts which grant any exclusive rights, right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries.

(ii) The Company has made available to Parent in the Company’s virtual data room, prior to the date hereof, true, correct and complete copies of each Material Contract (other than those described in clause (B) of the definition of Material Contract).

(iii) Except as individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect, (a) each Material Contract is valid, binding and enforceable in accordance with its respective terms against the Company or its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party thereto, and in full force and effect, subject to the Bankruptcy and Equity Exception, except to the extent that it has previously expired in accordance with its terms, (b) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any counterparty to any Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract and (c) no party to any Material Contract has given the Company or any of its Subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Material Contract and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to any Material Contract, has repudiated in writing any provision thereof.

(l) Compliance with Laws; Permits.

(i) Except for those exceptions or matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect:

(A) each of the Company and its Subsidiaries is and has been since January 1, 2008 in compliance with all Laws and Orders applicable to it, its properties, rights or assets or its business or operations;

(B) the Company and each of its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, exemptions, notices and permits of or with all Governmental Entities (collectively, “Permits”) necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted and as were conducted through the most recently completed fiscal year, and neither the Company nor any of its Subsidiaries has reason to believe that any such Permit will be revoked, will not be renewed, or will be modified on terms more burdensome than currently applicable;

(C) there has occurred no default under, or violation of, any such Permit, and the Company and each of its Subsidiaries is in compliance with the terms of the Permits; and

(D) the consummation of the Merger would not cause the revocation, modification or cancellation of any such Permit.

(ii) To the Company’s Knowledge, (a) it is in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, as amended (the “Foreign Corrupt Practices Act”) and any other United States and foreign Laws concerning corrupting payments; and (b) since January 1, 2008, the Company has not been investigated by any Governmental Entity with respect to, or given notice by a Governmental Entity of, any violation by the Company of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments.

This paragraph (l) does not relate to labor or employment matters, ERISA matters, Tax matters or Intellectual Property matters, those topics being the subject of paragraphs (m), (o), (p), and (r), as applicable.

(m) Labor Relations and Other Employment Matters. Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, (x) neither the Company nor any of its Subsidiaries has (1) breached or otherwise failed to comply with any provision of any collective bargaining agreement, works council agreement or other labor union contract applicable to any of the employees of the Company or any of its Subsidiaries or (2) received notice during the past three years from any Governmental Entity relating to or concerning any audit or investigation of the Company or any of its Subsidiaries, regarding any labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws, and to the Knowledge of the Company, no such audit or investigation is in progress or anticipated, (y) there are no, and since January 1, 2008 have not been any: (i) labor disputes, strikes, organizing activities or work stoppages against the Company or any of its Subsidiaries, (ii) attempts by any labor organization to represent for collective bargaining purposes any of the employees of the Company or any of its Subsidiaries, or (iii) “plant closings” or “mass layoffs” (as those terms are defined in the Worker Adjustment Retraining and Notification Act or any comparable state or local law) by the Company or any of its Subsidiaries, without complying with the notice requirements of such Laws and (z) the Company and each of its Subsidiaries is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).

(n) Environmental Matters. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries are, and within all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) the Company and its Subsidiaries possess all Permits currently required under applicable Environmental Laws, and within all applicable statutes of limitation have been, in compliance with the terms and conditions of such Permits, and neither the Company nor any of its Subsidiaries has received written notice that any such Permits possessed by the Company or any of its Subsidiaries will be revoked, suspended, adversely modified, or will not be renewed, and to the Knowledge of the Company, there is no reasonable basis for revoking, suspending, adversely modifying, or not renewing any such Permit; (iii) there are no Actions pending against or, to the Knowledge of the Company, threatened against or affecting, and there is no Order outstanding against or, to the Knowledge of the Company, affecting, the Company or any of its Subsidiaries under any Environmental Laws or regarding any Hazardous Materials, and neither the Company nor any of its Subsidiaries has any realized or, to the Knowledge of the Company, unrealized liability under any applicable Environmental Law that has not been resolved; (iv) neither the Company nor any of its Subsidiaries is currently investigating or remediating, nor has agreed to pay for the investigation or remediation of, any Release of Hazardous Materials at any real property currently or formerly owned or leased by any of them or at any other location; and (v) Hazardous Materials have not been Released or threatened to be Released by the Company or any of its Subsidiaries, and to the Knowledge of the Company are not otherwise present, at any real property currently or formerly owned or leased by the Company or any of its Subsidiaries or at any other location under circumstances or conditions that would reasonably be expected to result in liability of, a claim against, or to interfere with the operations of or otherwise adversely affect, the Company or any of its Subsidiaries.

(o) ERISA Compliance.

(i) Each Company Benefit Plan has been administered in all material respects in accordance with its terms except as, individually or in the aggregate, has not had, or would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries (with respect to each Company Benefit Plan) and each Company Benefit Plan, are in compliance in all respects with the applicable provisions of ERISA, the Code, and all other applicable Laws, except, in each case, for noncompliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(ii) All Company Benefit Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination letters from the IRS, to the effect that such Company Benefit Plans are so qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter relating to any such Company Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA.

(iii) With respect to any multiemployer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) to which the Company, its Subsidiaries or any entity which is or was a Commonly Controlled Entity with either the Company or any of its Subsidiaries has any liability or contributes (or has at any time contributed or had an obligation to contribute), no such Multiemployer Plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively). Neither the Company, nor any Subsidiary, nor any entity that is or has been a Commonly Controlled Entity with respect to either the Company or any Subsidiary: (A) has any unsatisfied obligations in respect of a complete or partial withdrawal from a Multiemployer Plan, (B) is subject to more than $10 million in liability (as of the date of this Agreement) as a result of a complete withdrawal from all Multiemployer Plans, or (C) has, as of the date of this Agreement, received any written notification from the sponsor of any Multiemployer Plan that such Multiemployer Plan is either in critical or endangered status within the meaning of Code Section 432.

(iv) With respect to each Company Benefit Plan, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (A) neither the Company, its Subsidiaries nor any Commonly Controlled Entity has any unsatisfied liability under Title IV of ERISA, (B) no condition exists that presents a material risk to the Company or any Commonly Controlled Entity of incurring a material liability under Title IV of ERISA, (C) the Pension Benefit Guaranty Corporation (the “PBGC”) has not instituted proceedings under Section 4042 of ERISA to terminate any Company Benefit Plan, (D) no event has occurred that would be reasonably expected to subject the Company, any Subsidiary of the Company or any Commonly Controlled Entity, to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations, (E) except as set forth in the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, all premium payments required to have been made to the PBGC have been paid, and (F) except as set forth in the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, the present value of all “benefit liabilities” (whether or not vested) (as defined in ERISA Section 4001(a)(16) under each such Company Benefit Plan did not exceed the current value of such plan’s assets of the most recent actuarial valuation date.

(v) With respect to each Company Benefit Plan that provides health, medical or life insurance benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of service, such Company Benefit Plan may be amended to reduce benefits or limit the liability of the Company or any of its Subsidiaries or terminated, in each case, without material liability to the Company or any of its Subsidiaries on or at any time after the Effective Time.

(vi) With respect to each Company Benefit Plan, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (A) there are no Actions by any Governmental Entity with respect to termination proceedings, (B) there are no claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that are pending, threatened or in progress, (C) to the Knowledge of the Company, there are not any facts that could give rise to any liability in the event of any such Action, and (D) no written or oral communication has been received from the PBGC in respect of any Company Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein.

(vii) With respect to each Company Benefit Plan, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), and (B) there has not occurred a reportable event (as such term is defined in Section 4043(c) of ERISA).

(viii) Except as set forth on Section 3.01(o)(viii) of the Company Disclosure Letter, none of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (A) entitle any Company Personnel to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan, or (C) result in payments under any Company Benefit Plan that would not be deductible under Section 280G of the Code. The Company has not paid any amounts to its employees that would not be deductible pursuant to the terms of Code Section 162(m).

(ix) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, as of the date of this Agreement, the Company has not received a notice of any breach of Section 409A of the Code which individually or in the aggregate has resulted in any liability to any Company employee.

(x) Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor any Subsidiary has terminated or taken action within the last six (6) taxable years to terminate (in part or in whole) any employee benefit plans as defined in ERISA Section 3(3), (ii) neither the Company nor any Subsidiary has any liability to, and has not received written notice alleging such liability from the PBGC, any other government agency or any participant in or beneficiary of any employee benefit plan, nor is the Company or any Subsidiary liable for any excise, income or other tax or penalty as a result of or in connection with such termination, and (iii) the Company or its Subsidiary, as the case may be, has obtained a favorable determination letter from the Internal Revenue Service with respect to such termination and, with respect to each such terminated plan subject to the jurisdiction of the PBGC, has not received a notice of non-compliance from the PBGC with respect to the termination of each of such pension plans as defined in ERISA Section 3(2), true, complete and correct copies of which have been delivered to Parent.

(p) Taxes.

(i) The Company and each of its Subsidiaries have (A) timely filed (or had timely filed on their behalf) with the appropriate Taxing Authority all material Tax Returns required to be filed by them (giving effect to all extensions), and all such Tax Returns are true, correct and complete in all material respects and (B) timely paid (or had timely paid on their behalf) all material Taxes, whether or not reflected on a Tax Return, required to have been paid by them or have established on the Company’s consolidated financial statements adequate reserves, in accordance with GAAP, for such Taxes.

(ii) There are no material liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for liens for Taxes not yet due or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established.

(iii) No deficiencies for any material Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of its Subsidiaries and there is no outstanding audit, assessment dispute or claim pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries.

(iv) None of the Company or any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company) or (B) has any liability for a material amount of Taxes of another person arising under the application of Section 1.1502-6 of the Treasury Regulations or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.

(v) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that any such entity is, or may be, subject to a material amount of taxation by that jurisdiction.

(vi) None of the Company or any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations. Since March 30, 2010, to the Knowledge of the Company, none of the Company or any of its Subsidiaries has participated in a transaction lacking economic substance (within the meaning of Section 7701(o) of the Code) or failing to meet the requirements of any similar rule of Law.

(vii) None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(viii) None of the Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(ix) The Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date or (iv) Section 108(i) of the Code.

(x) Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(xi) Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the withholding and paying over of Taxes.

(xii) The modifications made pursuant to that certain Fourth Amendment to Credit Agreement, dated as of May 28, 2009, among Holdings, the Operating Partnership, as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein and Deutsche Bank AG Cayman Islands Branch, as administrative agent for the lenders, did not result in the creation of cancellation of indebtedness income under Treasury Regulations Section 1.1001-3 or otherwise, for the Company or any of its Subsidiaries.

(xiii) As used in this Agreement, (A) “Tax” means all domestic or foreign federal, state or local taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value-added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other kind of tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, and such term shall include any interest, penalties, fines, related liabilities or additions to tax attributable to such taxes, charges, fines, levies or other assessments; (B) “Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising Tax regulatory authority; and (C) “Tax Return” means any report, return, document, declaration or other information or filing required to be filed with a Taxing Authority with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and any amendments thereto.

(q) Title to Properties. Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect: (A) the Company and each of its Subsidiaries has good, valid and marketable title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all real property owned, leased, subleased or licensed by the Company or one of its Subsidiaries, as the case may be, free and clear of all Liens, except for minor defects in title, recorded easements, restrictive covenants and similar encumbrances of record; (B) the Company and each of its Subsidiaries has complied with the terms of all leases of real property that are material to the Company and its Subsidiaries, taken as a whole, and all such leases are in full force and effect, enforceable in accordance with their terms against the Company or Subsidiary party thereto and, to the Knowledge of the Company, the counterparties thereto; and (C) neither the Company nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any such lease.

(r) Intellectual Property.

(i) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect: (A) the Company and its Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens; (B) no Actions (including oppositions, interferences, cancellations, or other proceedings) or orders are pending or, to the Knowledge of the Company, have been threatened (including cease and desist letters or requests for a license) in the last year against the Company or its Subsidiaries with regard to any Intellectual Property; (C) the operation of the Company and its Subsidiaries’ businesses as currently conducted does not improperly use any Intellectual Property and does not infringe, misappropriate or violate (“Infringe”) the Intellectual Property of any other person and, to the Knowledge of the Company, no person is Infringing the Company’s or any of its Subsidiaries’ Intellectual Property; (D) other than the items allowed to lapse or expire in the ordinary course, all material registrations and applications for Intellectual Property owned by the Company or any of its Subsidiaries, are subsisting and unexpired, have not been abandoned or canceled and to the Knowledge of the Company, are valid and enforceable; (E) the Company and its Subsidiaries take commercially reasonable actions to protect their Intellectual Property (including trade secrets and confidential information), and have required all persons who create, invent or contribute to material proprietary Intellectual Property to assign in writing all of their rights therein to the Company or its Subsidiaries; and (F) the Company and its Subsidiaries take commercially reasonable actions to maintain and protect the integrity, security and operation of their software, networks, databases, systems and websites (and all information transmitted thereby or stored therein), and there have been no violations or outages of same.

(ii) “Intellectual Property” shall mean all intellectual property rights, including without limitation patents, inventions, technology, discoveries, utility models, processes, formulae and know-how, copyrights and copyrightable works (including software, databases, applications, code, systems, networks, website content, documentation and related items), trademarks, service marks, trade names, logos, domain names, corporate names, trade dress and other source indicators, and the goodwill of the business appurtenant thereto, trade secrets, customer data and other confidential or proprietary information, and applications for and registrations of the foregoing (including divisionals, provisionals, continuations, continuations-in-part, reissues, re-examinations, foreign counterparts and renewals).

(s) Affiliate Transactions. Since January 1, 2009 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and The Blackstone Group L.P., any of The Blackstone Group L.P.’s portfolio companies or the Affiliates of the Company on the other hand, that (i) would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents or (ii) are material to the Company and its Subsidiaries, taken as a whole.

(t) Voting Requirements. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), at the Company Stockholders’ Meeting or any adjournment or postponement thereof, is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

(u) State Takeover Laws; Company Certificate Provisions. Assuming the accuracy of the representations and warranties of Parent set forth in Section 3.02, no state anti-takeover statute or regulation, nor any takeover-related provision in the Company Certificate or Company Bylaws, is applicable to Parent, this Agreement, the Ancillary Agreements or the Merger that would (i) prohibit or restrict the ability of the Company to perform its obligations under this Agreement or the Certificate of Merger or its ability to consummate the Merger or the other transactions contemplated hereby, (ii) have the effect of invalidating or voiding this Agreement or the Ancillary Agreements, or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject Parent to any impediment or condition in connection with the exercise of any of its rights under this Agreement, the Ancillary Agreements or the Certificate of Merger.

(v) Holdings Merger. Each of the Company and Holdings has all requisite corporate, partnership or other power and authority to execute and deliver the Holdings Merger Agreement and to perform its obligations under such agreement and to consummate the merger contemplated by such agreement. The execution, delivery and performance of the Holdings Merger Agreement by the Company and Holdings and the consummation by such parties of the merger contemplated by such agreement have been duly authorized by all necessary corporate, partnership or other action on the part of the Company and Holdings and no other corporate, partnership or other proceedings on the part of the Company or Holdings are necessary to authorize the Holdings Merger Agreement or to consummate the merger contemplated by such agreement. Holdings has obtained all consents and approvals required from its general and limited partners in order to consummate the Holdings Transaction. The Holdings Merger Agreement has been duly executed and delivered by the Company and Holdings, and constitutes a legal, valid and binding obligation of each of the Company and Holdings, enforceable against such parties in accordance with its terms, subject to the Bankruptcy and Equity Exception. The execution, delivery and performance of the Holdings Merger Agreement by the Company and Holdings do not, and the consummation by such parties of the merger contemplated by such agreement and compliance by such parties with the provisions of such agreement will not, conflict with, or result in any violation or breach of, (i) the organizational documents of such entity or (ii) any Law or Order applicable to such party or any of its Subsidiaries or any of its properties, rights or assets. Pursuant to the Holdings Transaction, all outstanding partnership or other equity interests in Holdings shall be cancelled and shall cease to exist, and, in the case of limited partnership interests of Holdings that are not held by the Company, shall be converted into shares of Company Common Stock in accordance with the terms of the Exchange Agreement prior to the Effective Time. At the Effective Time, each of the Recapitalization Agreement, the Exchange Agreement and the Holdings Limited Partnership Agreement shall have been terminated and no further obligations shall exist under such agreements.

(w) Brokers and Other Advisors.

(i) No broker, investment banker, financial advisor or other person (other than J.P. Morgan Securities LLC) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A true, correct and complete copy of the Special Committee’s engagement letter with J.P. Morgan Securities LLC has previously been provided to Parent.

(ii) As of the date of this Agreement, no financial advisor, legal counsel or consultant has been, engaged by or on behalf of the Company or any of its Subsidiaries, the Company’s Board of Directors or the Special Committee in connection with the transactions contemplated by this Agreement other than J.P. Morgan Securities LLC, Deloitte & Touche LLP, Bain & Company, Inc., Simpson Thacher & Bartlett LLP

and Abrams & Bayliss LLP. The Company has provided Parent with a good faith estimate of all of the expenses incurred or to be incurred by or on behalf of the Company and any of its Subsidiaries, the Company’s Board of Directors and the Special Committee, payable to such advisors, in connection with the transactions contemplated by this Agreement.

(x) Opinion of Financial Advisors. The Special Committee and the Board of Directors of the Company have received the opinion of J.P. Morgan Securities LLC, dated as of the date of this Agreement and addressed to the Special Committee to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the shares of Company Common Stock entitled to receive the Merger Consideration (other than Blackstone Capital Partners III L.P. and its affiliated entities (other than the Company) and members of the Graham family and their affiliated entities).

(y) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.01, Parent acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent in connection with this Agreement or the transactions contemplated hereby.

SECTION 3.02. Representations and Warranties of Parent. Except as disclosed in the Parent SEC Documents filed or furnished with the SEC since January 1, 2010 and publicly available at least three (3) Business Days prior to the date of this Agreement (but excluding any forward-looking disclosure set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature), and except as set forth in the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any items or matters set forth in one Section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds and each other Section or subsection of this Agreement to the extent the relevance of such items or matters to such other Section or subsection of this Agreement is reasonably apparent on the face of such disclosure), Parent represents and warrants to the Company as follows:

(a) Organization, Standing and Corporate Power. Parent and each of its Subsidiaries has been duly organized and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except, in the case of Subsidiaries that, individually or in the aggregate, do not own more than 5% of the consolidated assets of Parent and its Subsidiaries as of December 31, 2010, where the failure to be so organized, existing and in good standing, or to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing (with respect to jurisdictions that recognize that concept) individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company, prior to the date of this Agreement, true, complete and accurate copies of the Amended and Restated Certificate of Incorporation of Parent (the “Parent Certificate”) and the Amended and Restated By-laws of Parent (the “Parent Bylaws”), in each case as amended to the date hereof.

(b) Subsidiaries. Section 3.02(b) of the Parent Disclosure Letter lists, as of the date hereof, each Subsidiary of Parent (including its jurisdiction of incorporation or formation). All of the outstanding capital stock of, or other equity interests in, each Subsidiary of Parent, are directly or indirectly owned by Parent. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary owned by Parent have been validly issued and are fully paid and nonassessable and free of any preemptive rights, and are owned directly or indirectly by Parent free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Each of Parent and its Subsidiaries does not own, directly or indirectly, any capital stock or other equity interest in any person other than the Subsidiaries set forth in Section 3.02(b) of the Parent Disclosure Letter.

(c) Capital Structure.

(i) The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock, and 10,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). At the close of business on April 11, 2011:

(A) 87,302,355 shares of Parent Common Stock were issued and outstanding (which number includes 17,216,832 shares of Parent Common Stock held by Parent in its treasury);

(B) no shares of Parent Preferred Stock were issued or outstanding or were held by Parent as treasury shares;

(C) 3,035,764 shares of Parent Common Stock were reserved and available for issuance upon or otherwise deliverable in connection with (i) the grant of equity-based awards in the ordinary course of business or the exercise of Parent Stock Options pursuant to the Silgan Holdings Inc. 2004 Stock Incentive Plan, Silgan Holdings Inc. 2002 Non-Employee Directors Stock Option Plan and Silgan Holdings Inc. Fourth Amended and Restated 1989 Stock Option Plan (the “Parent Stock Plans”), of which 253,893 shares of Parent Common Stock were subject to outstanding options to purchase Parent Common Stock (“Parent Stock Options”) or agreements to grant Parent Stock Options or (ii) 800,496 restricted stock units outstanding (representing the right to receive 800,496 shares of Parent Common Stock upon vesting);

(D) no shares of Parent Common Stock were held by any Subsidiary of Parent; and

(E) except as set forth above in this Section 3.02(c) and except for changes since April 11, 2011 resulting from the issuance of Parent Common Stock pursuant to Parent Stock Options or the settlement of restricted stock units as expressly permitted by Section 4.01(b), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of Parent, (B) any securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of Parent or any of its Subsidiaries, (C) any warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or any obligation of Parent or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Parent or any of its Subsidiaries or (D) any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Parent Common Stock on a deferred basis or other rights (other than Parent Stock Options and restricted stock units) that are linked to the value of Parent Common Stock and (y) there are not any outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities (except pursuant to the forfeiture of Parent Stock Options or the acquisition by Parent of shares of Parent Common Stock in settlement of the exercise price of a Parent Stock Option or for purposes of satisfying Tax withholding obligations with respect to holders of Parent Stock Options or restricted stock units). All outstanding Parent Stock Options are evidenced by stock option agreements or other award agreements. There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Neither Parent nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any of its securities.

(ii) All outstanding shares of capital stock of Parent are, and all shares which will be issued in connection with the Merger or may be issued under Parent’s stock incentive plans and other employment arrangements will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(d) Indebtedness. Section 3.02(d) of the Parent Disclosure Letter sets forth as of the date of this Agreement a list of (x) each agreement, indenture or contract pursuant to which any indebtedness for borrowed money of Parent or its Subsidiaries (other than intercompany indebtedness between Parent and any of its wholly owned Subsidiaries or between such wholly owned Subsidiaries) is outstanding or may be incurred in an amount in excess of $10 million and (y) each guarantee by Parent or its Subsidiaries of indebtedness for borrowed money of another Person (other than Parent or a wholly owned Subsidiary of Parent) in an amount in excess of $10 million.

(e) Authority.

(i) Parent has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Parent Stockholder Approval, to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than the receipt of the Parent Stockholder Approval). This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) The Board of Directors of Parent at a duly called and held meeting has, by unanimous vote of all of the directors, (i) determined that it is fair to and in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger and the other transactions contemplated hereby, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger upon the terms and subject to the conditions set forth in this Agreement, (iii) directed that Parent submit the adoption of this Agreement and the proposal to issue shares of Parent Common Stock required to be issued in the Merger to the holders of Parent Common Stock for their approval in accordance with the terms of this Agreement, and (iv) resolved to recommend (the “Parent Recommendation”) that the stockholders of Parent adopt this Agreement, including to approve the amendment to the Parent Certificate contemplated by Section 1.05(a), and approve the proposal to issue shares of Parent Common Stock required to be issued in the Merger pursuant to this Agreement (the “Parent Share Issuance”) at the Parent Stockholders’ Meeting, which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any way.

(f) Noncontravention. The execution, delivery and performance of this Agreement and the Company Stockholder Voting Agreement by Parent do not, and the consummation by Parent of the Merger and the other transactions contemplated by this Agreement and the Company Stockholder Voting Agreement and compliance by Parent with the provisions of this Agreement and the Company Stockholder Voting Agreement, as applicable, will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of Parent or any of its Subsidiaries under, or require any consent or approval by, or any notice to, any person under, (i) subject to receipt of the Parent Stockholder Approval, the Parent Certificate or the Parent Bylaws, (ii) any Contract to which Parent or any of its Subsidiaries is a party or any of their respective properties, rights or assets is subject or (iii) subject to receipt of the Parent Stockholder Approval and the governmental filings and other matters referred to in the following sentence, any Law or Order applicable to Parent or any of its Subsidiaries or their respective properties, rights or assets, other than, in the case of clauses (ii) and (iii), for (1) any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens and (2) any failure to obtain any such consents or approvals, in the case of clauses (1) and (2), that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance by Parent of this Agreement and the Ancillary Agreements to which Parent is a party or the consummation by Parent of the Merger or the other transactions contemplated by this Agreement and such Ancillary Agreements, except for (1) (A) the filing of a premerger notification and report form by Parent under the HSR Act and the expiration or earlier termination of the waiting period required thereunder and (B) filings with respect to, and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law, (2) the filing with the SEC of (Y) the Form S-4 and (Z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) any filings with and approvals of the Nasdaq Global Select Market, (4) any filings required pursuant to applicable foreign securities laws and state securities, takeover and “blue sky” laws, as may be required in connection with this Agreement, the Ancillary Agreements to which Parent is a party and the transactions contemplated hereby and thereby, (5) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (6) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(g) Parent SEC Documents.

(i) Parent has timely filed or furnished all reports, schedules, forms, statements, prospectuses, registration statements and other documents (including exhibits and schedules thereto and other information incorporated therein) with the SEC required to be filed or furnished by Parent under the Exchange Act since January 1, 2008 (such documents, together with any documents filed or furnished during such period by Parent with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Parent SEC Documents”). Each of the Parent SEC Documents, as of the time of its filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act and the Exchange Act applicable to such Parent SEC Document, and none of the Parent SEC Documents when filed or, if amended, as of the date of such most recent amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including the related notes and schedules thereto) of Parent included in the Parent SEC Documents (or incorporated therein by reference) complied at the time it was filed or, if amended, as of the date of such most recent amendment, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing or amendment, had been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal period-end audit adjustments). None of the Subsidiaries of Parent are, or have at any time since January 1, 2008 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. There are no outstanding comments from the SEC with respect to any of the Parent SEC Documents.

(ii) Parent is in compliance with, and has complied since January 1, 2009 in all material respects with, the applicable listing and corporate governance rules and regulations of the Nasdaq Global Select Market.

(iii) Since January 1, 2008, to the Knowledge of Parent, no executive officer or director of Parent has received or otherwise had or obtained knowledge of, and to the Knowledge of Parent, no auditor, accountant, or representative of Parent has provided written notice to Parent or any executive officer or director of, any substantive complaint or allegation that Parent or any of its Subsidiaries has engaged in improper accounting practices. Since January 1, 2008, to the Knowledge of Parent, no attorney representing Parent or any of its Subsidiaries has reported to the current Board of Directors of Parent or any committee thereof or to any current director or executive officer of Parent evidence of a material violation of United States or other securities laws or breach of fiduciary duty by Parent or any of its executive officers or directors.

(iv) Except as reflected or reserved against in the most recent balance sheet of Parent included in the Parent SEC Documents filed prior to the date of this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise), other than (A) liabilities or obligations incurred since January 1, 2011 in the ordinary course of business consistent with past practice, (B) liabilities or obligations incurred pursuant to this Agreement, (C) liabilities or obligations not required to be set forth on the consolidated balance sheet of Parent under GAAP or (D) liabilities or obligations that individually or in the aggregate have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s consolidated financial statements or other Parent SEC Documents.

(h) Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of the Company and the stockholders of Parent and at the time of the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company. The Form S-4 and the Joint Proxy Statement will, with respect to information regarding Parent, comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, respectively.

(i) Absence of Certain Changes or Events. Since January 1, 2011, there has not been any effect, event, development, change, state of facts, condition or occurrence that has, individually or in the aggregate, had or would reasonably be expected to have, a Parent Material Adverse Effect. Since January 1, 2011 through the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice.

(j) Litigation. There are no Actions pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective assets, rights or properties, or, to the Knowledge of Parent, any present or former officer, director or employee of Parent or its Subsidiaries in their capacity as such, that (i) individually or in the aggregate, have had, and would reasonably be expected to have, a Parent Material Adverse Effect or (ii) as of the date hereof, challenge or seek to prevent, enjoin, alter in any material respect or materially delay the Merger or any of the other transactions contemplated hereby. Neither Parent nor any of Parent’s Subsidiaries nor any of their respective properties, rights or assets, nor, to the Knowledge of Parent, any present or former officer, director, employee of Parent or its Subsidiaries in their capacity as such, is or are subject to any Order that, individually or in the aggregate, have had, or would reasonably be expected to have, a Parent Material Adverse Effect, or are or would reasonably be expected to prevent, enjoin, alter in any material respect or materially delay the Merger or any of the other transactions contemplated hereby.

(k) Material Contracts.

(i) For purposes of this Agreement, a “Parent Material Contract” shall mean any of the following Contracts to which Parent or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement: (1) any Contract required to be filed as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Securities Act and (2) Contracts with the 20 largest customers and 5 largest suppliers of Parent and its Subsidiaries, taken as a whole, in each case based on the aggregate sales or purchases, as applicable, for the fiscal year ended December 31, 2010. Except as set forth in the Parent SEC Documents or as an exhibit thereto, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by any Parent Material Contract described in clause (1) of the definition of Material Contract.

(ii) Except as individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (a) each Parent Material Contract is valid, binding and enforceable in accordance with its respective terms against Parent or its Subsidiaries, as applicable, and to the Knowledge of Parent, each other party thereto, and in full force and effect, subject to the Bankruptcy and Equity Exception, except to the extent that it has previously expired in accordance with its terms, (b) neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any counterparty to any Parent Material Contract has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Parent Material Contract and (c) no party to any Parent Material Contract has given Parent or any of its Subsidiaries written notice of its intention to cancel, terminate, materially change the scope of rights under or fail to renew any Parent Material Contract and neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any other party to any Parent Material Contract, has repudiated in writing any material provision thereof.

(l) Compliance with Laws; Permits.

(i) Except for those exceptions and matters that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(A) each of Parent and its Subsidiaries is and has been since January 1, 2008 in compliance with all Laws and Orders applicable to it, its properties, rights or assets or its business or operations;

(B) Parent and each of its Subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted and as were conducted through the most recently completed fiscal year, and neither Parent nor any of its Subsidiaries has reason to believe that any such Permit will be revoked, will not be renewed, or will be modified on terms more burdensome than currently applicable;

(C) there has occurred no default under, or violation of, any such Permit, and Parent and each of its Subsidiaries is in compliance with the terms of the Permits; and

(D) the consummation of the Merger would not cause the revocation, modification or cancellation of any such Permit.

(ii) To the Knowledge of Parent, (a) it is in compliance in all material respects with the Foreign Corrupt Practices Act and any other United States and foreign

Laws concerning corrupting payments; and (b) since January 1, 2008, Parent has not been investigated by any Governmental Entity with respect to, or given notice by a Governmental Entity of, any violation by Parent of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments.

This paragraph (l) does not relate to labor or employment matters, ERISA matters, Tax matters or Intellectual Property matters, those topics being the subject of paragraphs (m), (o), (p) and (r), as applicable.

(m) Labor Relations and Other Employment Matters. Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (x) neither Parent nor any of its Subsidiaries has (1) breached or otherwise failed to comply with any provision of any collective bargaining agreement, works council agreement or other labor union contract applicable to any of the employees of Parent or any of its Subsidiaries or (2) received notice during the past three years from any Governmental Entity relating to or concerning any audit or investigation of Parent or any of its Subsidiaries, regarding any labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws, and to the Knowledge of Parent, no such audit or investigation is in progress or anticipated, (y) there are no, and since January 1, 2008 have not been any: (i) labor disputes, strikes, organizing activities or work stoppages against Parent or any of its Subsidiaries, (ii) attempts by any labor organization to represent for collective bargaining purposes any of the employees of Parent or any of its Subsidiaries, or (iii) “plant closings” or “mass layoffs” (as those terms are defined in the Worker Adjustment Retraining and Notification Act or any comparable state or local law) by Parent or any of its Subsidiaries, without complying with the notice requirements of such Laws, and (z) Parent and each of its Subsidiaries is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).

(n) Environmental Matters. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect: (i) Parent and its Subsidiaries are, and within all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) Parent and its Subsidiaries possess all Permits currently required under applicable Environmental Laws, and within all applicable statutes of limitation have been, in compliance with the terms and conditions of such Permits, and neither Parent nor any of its Subsidiaries has received written notice that any such Permits possessed by Parent or any of its Subsidiaries will be revoked, suspended, adversely modified, or will not be renewed, and to the Knowledge of Parent, there is no reasonable basis for revoking, suspending, adversely modifying, or not renewing any such Permit; (iii) there are no Actions pending against or, to the Knowledge of Parent, threatened against or affecting, and there is no Order outstanding against or, to the Knowledge of Parent, affecting, Parent or any of its Subsidiaries under any Environmental Laws or regarding any Hazardous Materials, and neither Parent nor any of its Subsidiaries has any realized or, to the Knowledge of Parent, unrealized liability under any applicable Environmental Law that has not been resolved; (iv) neither Parent nor any of its Subsidiaries is currently investigating or remediating, nor has agreed to pay for the investigation or remediation of, any Release of

Hazardous Materials at any real property currently or formerly owned or leased by any of them or at any other location; and (v) Hazardous Materials have not been Released or threatened to be Released by Parent or any of its Subsidiaries, and to the Knowledge of Parent are not otherwise present, at any real property currently or formerly owned or leased by Parent or any of its Subsidiaries or at any other location under circumstances or conditions that would reasonably be expected to result in liability of, a claim against, or to interfere with the operations of or otherwise adversely affect, Parent or any of its Subsidiaries.

(o) ERISA Compliance.

(i) Each Parent Benefit Plan has been administered in all material respects in accordance with its terms except as, individually or in the aggregate, has not had, or would not reasonably be expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries (with respect to each Parent Benefit Plan) and each Parent Benefit Plan, are in compliance in all respects with the applicable provisions of ERISA, the Code, and all other applicable Laws, except, in each case, for noncompliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(ii) All Parent Benefit Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination letters from the IRS, to the effect that such Parent Benefit Plans are so qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of Parent, has revocation been threatened) and to the Knowledge of Parent, no event has occurred since the date of the most recent determination letter relating to any such Parent Benefit Plan that would reasonably be expected to adversely affect the qualification of such Parent Benefit Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA.

(iii) With respect to any Multiemployer Plan to which Parent, its Subsidiaries or any entity which is or was a Commonly Controlled Entity with either Parent or any of its Subsidiaries has any liability or contributes (or has at any time contributed or had an obligation to contribute), no such Multiemployer Plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively). Neither Parent, nor any Subsidiary, nor any entity that is or has been a Commonly Controlled Entity with respect to either Parent or any Subsidiary: (A) has any unsatisfied obligations in respect of a complete or partial withdrawal from a Multiemployer Plan, (B) is subject to more than $10 million in liability (as of the date of this Agreement) as a result of a complete withdrawal from all Multiemployer Plans, or (C) has, as of the date of this Agreement, received any written notification from the sponsor of any Multiemployer Plan that such Multiemployer Plan is either in critical or endangered status within the meaning of Code Section 432.

(iv) With respect to each Parent Benefit Plan, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, (A) neither Parent, its Subsidiaries nor any Commonly

Controlled Entity has any unsatisfied liability under Title IV of ERISA, (B) no condition exists that presents a material risk to Parent or any Commonly Controlled Entity of incurring a material liability under Title IV of ERISA, (C) the PBGC has not instituted proceedings under Section 4042 of ERISA to terminate any Parent Benefit Plan, (D) no event has occurred that would be reasonably expected to subject Parent, any Subsidiary of Parent or any Commonly Controlled Entity, to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations, (E) except as set forth in the consolidated financial statements contained in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, all premium payments required to have been made to the PBGC have been paid, and (F) except as set forth in the consolidated financial statements contained in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, the present value of all “benefit liabilities” (whether or not vested) (as defined in ERISA Section 4001(a)(16)) under each such Parent Benefit Plan did not exceed the current value of such plan’s assets of the most recent actuarial valuation date.

(v) With respect to each Parent Benefit Plan that provides health, medical or life insurance benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of Parent or any of its Subsidiaries after retirement or other termination of service, such Parent Benefit Plan may be amended to reduce benefits or limit the liability of Parent or any of its Subsidiaries or terminated, in each case, without material liability to Parent or any of its Subsidiaries on or at any time after the Effective Time.

(vi) With respect to each Parent Benefit Plan, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (A) there are no Actions by any Governmental Entity with respect to termination proceedings, (B) there are no claims (except claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings against or involving any Parent Benefit Plan or asserting any rights or claims to benefits under any Parent Benefit Plan that are pending, threatened or in progress, (C) to the Knowledge of Parent, there are not any facts that could give rise to any liability in the event of any such Action, and (D) no written or oral communication has been received from the PBGC in respect of any Parent Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein.

(vii) With respect to each Parent Benefit Plan, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), and (B) there has not occurred a reportable event (as such term is defined in Section 4043(c) of ERISA).

(viii) Except as set forth on Section 3.02(o)(viii) of the Parent Disclosure Letter, none of the execution and delivery of this Agreement, the obtaining of the Parent Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (A) entitle any Parent Personnel to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Parent Benefit Plan, or (C) result in payments under any Parent Benefit Plan that would not be deductible under Section 280G of the Code. Parent has not paid any amounts to its employees that would not be deductible pursuant to the terms of Code Section 162(m).

(ix) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, Parent has not received a notice of any breach of Section 409A of the Code which individually or in the aggregate has resulted in any liability to any Parent employee.

(x) Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) neither Parent nor any Subsidiary has terminated or taken action within the last six (6) taxable years to terminate (in part or in whole) any employee benefit plans as defined in ERISA Section 3(3), (ii) neither Parent nor any Subsidiary has any liability to, and has not received written notice alleging such liability from the PBGC, any other government agency or any participant in or beneficiary of any employee benefit plan, nor is Parent or any Subsidiary liable for any excise, income or other tax or penalty as a result of or in connection with such termination, and (iii) Parent or its Subsidiary, as the case may be, has obtained a favorable determination letter from the Internal Revenue Service with respect to such termination and, with respect to each such terminated plan subject to the jurisdiction of the PBGC, has not received a notice of non-compliance from the PBGC with respect to the termination of each of such pension plans as defined in ERISA Section 3(2), true, complete and correct copies of which have been delivered to Parent.

(p) Taxes.

(i) Parent and each of its Subsidiaries have (A) timely filed (or had timely filed on their behalf) with the appropriate Taxing Authority all material Tax Returns required to be filed by them (giving effect to all extensions), and all such Tax Returns are true, correct and complete in all material respects and (B) timely paid (or had timely paid on their behalf) all material Taxes, whether or not reflected on a Tax Return, required to have been paid by them or have established on Parent’s consolidated financial statements adequate reserves, in accordance with GAAP, for such Taxes.

(ii) There are no material liens for Taxes upon any property or assets of Parent or any of its Subsidiaries, except for liens for Taxes not yet due or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established.

(iii) No deficiencies for any material Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of Parent or any of its Subsidiaries and there is no outstanding audit, assessment dispute or claim pending with regard to any Taxes or Tax Returns of Parent or any of its Subsidiaries.

(iv) None of Parent or any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Parent) or (B) has any liability for a material amount of Taxes of another person arising under the application of Section 1.1502-6 of the Treasury Regulations or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.

(v) No claim has been made in writing by any Taxing Authority in a jurisdiction where Parent and its Subsidiaries do not file Tax Returns that any such entity is, or may be, subject to a material amount of taxation by that jurisdiction.

(vi) None of Parent or any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations. Since March 30, 2010, to the Knowledge of Parent, none of Parent or any of its Subsidiaries has participated in a transaction lacking economic substance (within the meaning of Section 7701(o) of the Code) or failing to meet the requirements of any similar rule of Law.

(vii) None of Parent or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(viii) None of Parent or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(ix) Parent will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date or (iv) Section 108(i) of the Code.

(x) Neither Parent nor any of its Subsidiaries has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(xi) Each of Parent and its Subsidiaries has complied in all material respects with all applicable Laws relating to the withholding and paying over of Taxes.

(q) Title to Properties. Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect: (A) Parent and each of its Subsidiaries has good, valid and marketable title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all real property owned, leased, subleased or licensed by Parent or one of its Subsidiaries, as the case may be, free and clear of all Liens, except for minor defects in title, recorded easements, restrictive covenants and similar encumbrances of record; (B) Parent and each of its Subsidiaries has complied with the terms of all leases of real property that are material to Parent and its Subsidiaries, taken as a whole, and all such leases are in full force and effect, enforceable in accordance with their terms against Parent or Subsidiary party thereto and, to the Knowledge of Parent, the counterparties thereto; and (C) neither Parent nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any such lease.

(r) Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect: (A) Parent and its Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens; (B) no Actions (including oppositions, interferences, cancellations, or other proceedings) or orders are pending or, to the Knowledge of Parent, have been threatened (including cease and desist letters or requests for a license) in the last year against Parent or its Subsidiaries with regard to any Intellectual Property; (C) the operation of Parent and its Subsidiaries’ businesses as currently conducted does not Infringe the Intellectual Property of any other person and, to the Knowledge of Parent, no person is Infringing Parent’s or any of its Subsidiaries’ Intellectual Property; (D) other than for items allowed to lapse or expire in the ordinary course, all material registrations and applications for Intellectual Property owned by Parent or any of its Subsidiaries, are subsisting and unexpired, have not been abandoned or canceled, and to the Knowledge of Parent, are valid and enforceable; (E) Parent and its Subsidiaries take commercially reasonable actions to protect their Intellectual Property (including trade secrets and confidential information), and have required all persons who create, invent or contribute to material proprietary Intellectual Property to assign in writing all of their rights therein to Parent or its Subsidiaries; and (F) Parent and its Subsidiaries take commercially reasonable actions to maintain and protect the integrity, security and operation of their software, networks, databases, systems and websites (and all information transmitted thereby or stored therein), and there have been no violations or outages of same.

(s) Financing. Parent has delivered to the Company true, correct and complete fully executed copies of the commitment letter, dated as of the date hereof, among Parent, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, including all exhibits, schedules, annexes and amendments to such agreement in effect as of the date of this Agreement, and excerpts of those portions of each fee letter and engagement letter associated therewith that contain any conditions to funding or “flex” provisions (excluding provisions related solely to fees) regarding the terms and conditions of the financing to be provided thereby (collectively, the “Commitment Letter”), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Parent), have severally agreed and committed to provide the debt financing set forth therein (the “Financing”). The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement and the respective commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this

Agreement. As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Parent and, to the Knowledge of Parent, the other parties thereto, subject to the Bankruptcy and Equity Exception. There are no conditions precedent, “flex” provisions or other substantive provisions regarding the terms and conditions of the Financing other than as expressly set forth in the Commitment Letter. Subject to the terms and conditions of the Commitment Letter, the net proceeds of the Financing, together with other financial resources of Parent including cash on hand and the proceeds of loans under existing revolving credit facilities of Parent on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of any amounts required to be paid pursuant to Article II, and the payment of any debt required to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied in connection with the Merger (including all indebtedness of the Company and its Subsidiaries required to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied in connection with the Merger) (all such debt, the “Required Refinancing Indebtedness”) and of all fees and expenses reasonably expected to be incurred in connection herewith. As of the date of this Agreement, (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), in each case, on the part of Parent or, to the Knowledge of Parent, any other party to the Commitment Letter, under the Commitment Letter, and (ii) Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of Parent’s obligations under this Agreement and the payment of the Required Refinancing Indebtedness and of all fees and expenses reasonably expected to be incurred in connection herewith will not be available to Parent on the Closing Date. Parent has fully paid all fees required to be paid prior to the date of this Agreement pursuant to the Commitment Letter.

(t) No Ownership of Company Common Stock. As of the date of this Agreement, neither Parent nor any of its Affiliates beneficially own any shares of Company Common Stock.

(u) Affiliate Transactions. Since January 1, 2009 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries on the one hand, and the Affiliates of Parent on the other hand, that (i) would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Parent SEC Documents or (ii) are material to Parent and its Subsidiaries, taken as a whole.

(v) Voting Requirements. Except for (i) the affirmative vote of holders of a majority of the shares of Parent Common Stock represented at the Parent Stockholders’ Meeting or any adjournment or postponement thereof to approve the Parent Share Issuance, and (ii) the affirmative vote of the holders of a majority of the shares of outstanding Parent Common Stock to adopt the Merger Agreement, including to approve the amendment to the Parent Certificate contemplated by Section 1.05(a) (collectively, the “Parent Stockholder Approval”), there is no vote of the holders of any class or series of capital stock of Parent necessary to adopt this Agreement and approve the Merger, the Parent Share Issuance and the other transactions contemplated hereby.

(w) State Takeover Laws; Parent Certificate Provisions. Assuming the accuracy of the representations and warranties of the Company set forth in Section 3.01, no state anti-takeover statute or regulation (including Section 203 of the DGCL), nor any takeover-related provision in the Parent Certificate or Parent Bylaws, is applicable to the Company, this Agreement, the Ancillary Agreements or the Merger that would (i) prohibit or restrict the ability of Parent to perform its obligations under this Agreement or the Certificate of Merger or its ability to consummate the Merger or the other transactions contemplated hereby, (ii) have the effect of invalidating or voiding this Agreement or the Ancillary Agreements, or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject the Company to any impediment or condition in connection with the exercise of any of its rights under this Agreement, the Ancillary Agreements or the Certificate of Merger.

(x) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement (other than the Financing) based upon arrangements made by or on behalf of Parent.

(y) Opinion of Financial Advisors. Parent has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be paid by Parent in the Merger is fair, from a financial point of view, to Parent.

(z) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.02, the Company acknowledges that neither Parent nor any other person on behalf of Parent makes any other express or implied representation or warranty with respect to Parent or with respect to any other information provided to the Company in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV

COVENANTS RELATING TO THE BUSINESS

SECTION 4.01. Conduct of Business.

(a) Conduct of Business by the Company. During the period from the date of this Agreement to the earlier to occur of (i) the date of the termination of this Agreement and (ii) the Effective Time, except as set forth in this Section 4.01(a) of the Company Disclosure Letter or as consented to in writing by Parent (such consent not to be unreasonably withheld or delayed) or as otherwise permitted, contemplated or required by this Agreement or required by Law, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and in compliance with all material Laws and all material authorizations from Governmental Entities prior to the Closing and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization and goodwill, preserve its assets and properties in good repair and condition, maintain capital expenditure levels consistent with past practices, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors, and others having significant business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier to occur of (i) the date of the termination of this Agreement and (ii) the Effective Time, except as otherwise set forth in Section 4.01(a) of the Company Disclosure Letter or as otherwise permitted, contemplated or required by this Agreement or required by Law, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, partnership interests or any other equity or voting interests, or otherwise make any payments to its stockholders in their capacity as such, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of Holdings, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required (or permitted in connection with any net share settlement or Tax withholding) by the terms of the Company Stock Plan, the Holdings Stock Plans or any award agreement thereunder, (2) required by the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director, employee or equity holder of the Company or any of its Subsidiaries or (3) acquisitions of limited partnership units in Holdings upon the exchange thereof for shares of Company Common Stock in accordance with the Exchange Agreement and/or an Option Unit Exchange Agreement;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other of its voting securities, any equity interests in any of its Subsidiaries, including partnership interests, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, except for (1) issuances or sales of any of the foregoing to Holdings or any wholly owned Subsidiary of Holdings, (2) issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date hereof (or issued in connection with the conversion of Holdings Stock Options), (3) issuances of limited partnership units in Holdings upon the exercise of Holdings Stock Options outstanding on the date hereof, and (4) issuance of shares of Company Common Stock upon the exchange of a partnership unit in Holdings in accordance with the Exchange Agreement and/or an Option Unit Exchange Agreement and a corresponding issuance of a partnership unit in Holdings to the Company in connection with any such exchange;

(iii) propose or adopt any amendments to the Company Certificate or the Company Bylaws;

(iv) make any acquisition (whether by merger, consolidation, acquisition of stock or acquisition of assets) of any assets, rights or properties, except for (1) acquisitions which have a purchase price (including any assumption of indebtedness) not in excess of $40 million in the aggregate, (2) capital expenditures, which shall be subject to the limitations of clause (ix) below, and (3) purchases of assets in the ordinary course of business, including from suppliers or vendors;

(v) (1) other than in the ordinary course of business consistent with past practice, amend, renew, terminate or waive any material provision of any Material Contract; provided that no such renewal may be made if such renewal would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (2) enter into any new Contract containing (A) any material restriction on the ability of the Company and its Subsidiaries to conduct its business as it is presently being conducted or (B) any material restriction on the Company and its Subsidiaries engaging in any type or activity or business;

(vi) sell, lease, transfer, license, subject to a lien, mortgage or pledge, allow to lapse or expire, or otherwise dispose of any rights, properties or assets of the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole, except (A) as required to be effected pursuant to Contracts existing as of the date hereof or entered into after the date hereof in compliance with this Agreement, or (B) in the ordinary course of business consistent with past practice;

(vii) incur or otherwise acquire, or modify in any respect materially adverse to the Company and its Subsidiaries, taken as a whole, the terms of, any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another person (other than Holdings and any wholly owned Subsidiary of Holdings), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than in the ordinary course of business, except for refinancing of existing indebtedness;

(viii) make any loans or advances to any person (other than loans or advances by Holdings or any wholly owned Subsidiary of Holdings to the Company, Holdings or any wholly owned Subsidiary of Holdings), other than (i) loans or advances made in the ordinary course of business, and (ii) as required by any Contract or other legal obligation of the Company or any of its Subsidiaries in existence as of the date of this Agreement;

(ix) make any new capital expenditure, other than capital expenditures in an aggregate amount not in excess of (A) 100% of the pro rata portion (between the date of this Agreement and the Closing Date) plus (B) 20%, in each case of the Company’s annual budget for capital expenditures provided to Parent prior to the date of this Agreement;

(x) waive, release, assign, settle or compromise any Action other than settlements or compromises of Actions where the amount paid by the Company or any of its Subsidiaries (less the amount reserved for such matters by the Company and less the amount of any insurance recoveries) in settlement or compromise does not exceed $5 million in the aggregate;

(xi) except as required by GAAP or as advised by the Company’s regular independent public accountant, make any change in financial accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company in any material respect;

(xii) other than in the ordinary course of business consistent with past practice or as required by applicable Law or any Contract in existence as of the date of this Agreement, (i) increase the amount of compensation or benefit paid to, or enter into or amend any employment, change-in-control or severance agreement with, any executive officer or director of the Company or other Company Personnel (except, with respect to Company Personnel, as would not reasonably be expected to materially increase costs for the Company Personnel in the aggregate), (ii) grant any bonuses to any Company Personnel, (iii) enter into or adopt any new Company Benefit Plan or amend or modify any existing Company Benefit Plan, or (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan;

(xiii) authorize or adopt, or publicly propose, (A) a plan of complete or partial liquidation or dissolution of the Company or (B) to merge or consolidate the Company with or into any other person;

(xiv) outside of the ordinary course of the Company’s administration of its Tax matters: adopt or change in any material respect any method of Tax accounting in respect of recognition of income for U.S. Federal income Tax purposes, make or change any material Tax election or file any amended material Tax Return;

(xv) make any payments to any Affiliate, other than (i) payments under existing Contracts and renewals thereof in the ordinary course on arms’-length terms, (ii) payments under Contracts entered into with portfolio companies of The Blackstone Group L.P. after the date of this Agreement in the ordinary course of business on arms’-length terms; provided that The Blackstone Group L.P. did not participate in any negotiations or discussions concerning the terms of such Contracts, and (iii) compensation or benefits paid to Company Personnel (subject to the restrictions set forth in clause (xii) above); or

(xvi) except in the case of commitments to make new capital expenditures (subject to the limitations set forth in clause (ix) above), authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Conduct of Business by Parent. During the period from the date of this Agreement to the earlier to occur of (i) the date of the termination of this Agreement and (ii) the Effective Time, except as set forth in this Section 4.01(b) of the Parent Disclosure Letter or as consented to in writing by the Company (such consent not to be unreasonably withheld or delayed) or as otherwise permitted, contemplated or required by this Agreement or required by Law, Parent shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and in compliance with all material Laws and all material authorizations from Governmental Entities prior to the Closing and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization and goodwill, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors, and others having significant business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier to occur of (i) the date of the termination of this Agreement and (ii) the Effective Time, except as otherwise set forth in Section 4.01(b) of the Parent Disclosure Letter or as otherwise permitted, contemplated or required by this Agreement or required by Law, Parent shall not, and shall not permit any of its Subsidiaries to, without the Company’s prior written consent (such consent not to be unreasonably withheld or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of Parent and regular quarterly cash dividends, including dividend equivalents under restricted stock units, with respect to Parent Common Stock not in excess of $0.11 per share with usual declaration, record and payment dates, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) with regard to Parent, purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required (or permitted in connection with any net share settlement or Tax withholding) by the terms of Parent Stock Plans or any award agreement thereunder or (2) required by the terms of any plans, arrangements or Contracts existing on the date hereof between Parent or any of its Subsidiaries and any director, employee or equity holder of Parent or any of its Subsidiaries;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other of its voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, except (1) for issuances of any of the foregoing to Parent or any wholly owned Subsidiary of Parent, (2) for issuances of shares of Parent Common Stock upon the exercise of Parent Stock Options or the settlement of restricted stock units outstanding on the date hereof, (3) for issuances of shares of Parent Common Stock upon the exercise of Parent Stock Options or the settlement of restricted stock units granted after the date hereof in the ordinary course of business consistent with past practice, (4) for pledges of its capital stock under Parent’s existing senior secured credit facility and (5) as contemplated by Section 4.01(b)(iv)(B);

(iii) amend the Parent Certificate or the Parent Bylaws;

(iv) authorize or adopt, or publicly propose, (A) a plan of complete or partial liquidation or dissolution of Parent or (B) to merge or consolidate Parent with or into any other person other than a merger in which Parent is the surviving corporation and which does not require the approval of Parent’s stockholders;

(v) enter into any new material line of business (whether by acquisition or otherwise), other than any line of business within the packaging business; or

(vi) authorize any of, or commit or agree to take any of, the foregoing actions.

(c) Other Actions. Except as permitted by Section 4.02, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action or fail to take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied or that could otherwise be reasonably expected to prevent or delay the consummation of the Merger and the other transactions contemplated hereby.

SECTION 4.02. Takeover Proposals.

(a) Except as expressly permitted by this Section 4.02(a), the Company agrees that neither it nor any of its Subsidiaries nor any of its and their respective directors or officers shall, and the Company shall cause its financial advisor and each of the Blackstone Entities and each of its Subsidiaries and its and their respective managers and officers not to, and shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly through another person (i) solicit, initiate or knowingly encourage, or knowingly facilitate any Takeover Proposal or the making or consummation thereof or (ii) other than to inform any person of the existence of the provisions contained in this Section 4.02, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, or enter into any agreement, understanding or arrangement with respect to, any Takeover Proposal. Upon execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective directors and officers to, and shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to, immediately cease and cause to be terminated all existing activities, discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal. The Company shall enforce the terms of any existing standstill or similar agreement it has entered into with any party, and the Company shall not amend or otherwise modify any such standstill or similar agreement unless the failure to take such action would be inconsistent with the fiduciary duties of the directors of the Company under applicable Law. The Company shall promptly, and in any event within 7 days, request, and shall use commercially reasonable efforts to cause, the prompt return or written acknowledgement of destruction of all confidential information previously furnished to such parties or their Representatives in connection with any Takeover Proposal to the extent that the Company is entitled to have such documents returned or destroyed. Notwithstanding the foregoing, if at any time prior to obtaining the Company Stockholder Approval, (i) the Company receives an unsolicited bona fide Takeover Proposal from any third party and (ii) the Special Committee or the Board of Directors of the Company,

acting upon the recommendation of the Special Committee, determines in good faith that (A) (after consultation with its financial advisor (including at least one financial advisor who is not, and whose affiliates are not, proposing to provide debt or equity financing in connection with such Takeover Proposal) and outside legal counsel), such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (B) (after consultation with its outside legal counsel), the failure to provide non-public information concerning the Company or enter into discussions or negotiations with such third party would be inconsistent with the directors’ fiduciary duties under Law, the Company may (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except that the Company may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to the Company if it waives or similarly modifies the standstill provision in the Confidentiality Agreement) (an “Acceptable Confidentiality Agreement”); provided, that, subject to applicable Law, all such information has previously been provided to Parent or is provided to Parent promptly, and in any event within 24 hours after the time it is provided to the person making such Takeover Proposal or such person’s Representatives, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal. The Company shall, promptly, and in any event within 24 hours, upon receipt of any Takeover Proposal, notify Parent orally and in writing, which notice shall specify the terms and conditions of any such Takeover Proposal (including the identity of the party making such Takeover Proposal and a copy of the relevant proposed transaction agreements, if any, received by the Company or its Representatives in connection with such Takeover Proposal).

The term “Takeover Proposal” means any inquiry, proposal, indication of interest or offer concerning (i) a merger, consolidation or other business combination, tender offer, exchange offer, recapitalization, reorganization or any transaction involving the purchase or acquisition of 20% or more of the shares of Company Common Stock, including as a result of a primary issuance of Company Common Stock, or (ii) a direct or indirect purchase or acquisition of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole (other than any such proposal or offer made by Parent or any of its Affiliates).

The term “Superior Proposal” means any bona fide written Takeover Proposal which the Special Committee or the Board of Directors of the Company, acting upon the recommendation of the Special Committee, concludes in good faith (after consultation with its financial advisor and outside legal counsel), taking into account (A) any proposal by Parent to amend or modify the terms of this Agreement, (B) the terms, conditions, timing, likelihood of consummation and all financial, legal, regulatory and other aspects, including financing certainty, of the Takeover Proposal and (C) the person making the Takeover Proposal, (i) would, if consummated, be more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed on the terms proposed (provided that for the purpose of this definition, references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”).

(b) Neither the Board of Directors of the Company nor the Special Committee shall withdraw or modify or qualify (or publicly propose to withdraw or modify or qualify) in any manner adverse to Parent the Company Recommendation (a “Company Adverse Recommendation Change”); except that at any time prior to obtaining the Company Stockholder Approval, the Special Committee or the Board of Directors of the Company may make a Company Adverse Recommendation Change in response to a bona fide Takeover Proposal if the Special Committee or the Board of Directors, acting upon the recommendation of the Special Committee, concludes in good faith, after consultation with its financial advisor (including at least one financial advisor who is not, and whose Affiliates are not, proposing to provide debt or equity financing in connection with such Takeover Proposal) and outside legal counsel, that (1) such Takeover Proposal would, if consummated, constitute a Superior Proposal and (2) the failure to take such action would be inconsistent with the directors’ fiduciary duties under Law. Notwithstanding anything in this Agreement to the contrary, neither the Board of Directors nor the Special Committee shall be entitled to exercise its right to make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(e) unless (i) the Company notifies Parent in writing, at least three Business Days before taking such action, of its intention to do so (which notice shall specify in reasonable detail the terms and conditions of the Takeover Proposal giving rise to the intention to take such action (including the identity of the party making such Takeover Proposal and a copy of the relevant proposed transaction agreements, if any, received by the Company or its Representatives in connection with such Takeover Proposal), and (ii) during such three Business Day period the Company and its financial advisors and outside counsel negotiate with Parent in good faith (to the extent Parent so desires to negotiate) to make adjustments to the terms and conditions of this Agreement so that the Special Committee or the Board of Directors of the Company, acting upon the recommendation of the Special Committee, determines in good faith (after consultation with its financial advisor (including at least one financial advisor who is not, and whose affiliates are not, proposing to provide debt or equity financing in connection with such Takeover Proposal) and outside counsel) that such Takeover Proposal ceases to constitute a Superior Proposal; provided that in the event any material revisions are made to such Takeover Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 4.02(b) with respect to such new written notice. Notwithstanding the foregoing, the obligation of the Company to deliver a new written notice to Parent and to provide a new three Business Day period under this Section 4.02(b) shall apply only once with respect to a particular Takeover Proposal (after giving effect to any amendment, modification or change to such Takeover Proposal, made within such three Business Day period, that would require the Company to deliver a new written notice to Parent and to comply with the requirements of this Section 4.02(b) with respect to such new written notice), regardless of any subsequent amendment, modification or change to such Takeover Proposal. Notwithstanding anything to the contrary herein, the Company shall not be entitled to enter into any agreement (other than an Acceptable Confidentiality Agreement) with respect to a Superior Proposal unless this Agreement has been or is concurrently terminated by its terms pursuant to Section 7.1, and, if required pursuant to Section 7.3, the Company has paid, or concurrently pays, to Parent the Company Termination Fee.

(c) Unless this Agreement is terminated in accordance with its terms, (i) the obligation of the Company to call, give notice of, convene and hold the Company Stockholders’ Meeting and to hold a vote of the Company’s stockholders on the adoption of this Agreement at the Company Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Takeover Proposal (whether or not a Superior Proposal), or by a Company Adverse Recommendation Change, and (ii) in any case in which the Company makes a Company Adverse Recommendation Change pursuant to this Section 4.02, the Company shall nevertheless submit this Agreement to a vote of its stockholders; provided that the Company shall not be obligated to recommend to its stockholders the adoption of this Agreement at the Company Stockholders’ Meeting or to include such a recommendation in the Joint Proxy Statement if the Special Committee or the Board of Directors of the Company, acting upon the recommendation of the Special Committee, makes a Company Adverse Recommendation Change.

(d) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall keep Parent reasonably informed of any material developments with respect to any Takeover Proposal. The Company shall not, and shall cause the Company’s Subsidiaries not to, enter into any Contract with any person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent.

(e) The Company shall not take any action to exempt any person from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provisions) or otherwise cause such restrictions not to apply, in each case, unless such actions are taken simultaneously with a termination of this Agreement in accordance with its terms.

(f) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a)(2) or (3) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to a Takeover Proposal; provided that any disclosure of a position contemplated by Rule 14e-2(a) of the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, a rejection of any applicable Takeover Proposal or a reaffirmation of the Company Recommendation shall be deemed to be a Company Adverse Recommendation Change.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders’ Meetings.

(a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall jointly prepare and file with the SEC the joint proxy statement (as amended or supplemented from time to time, the “Joint Proxy Statement”) to be sent to the stockholders of Parent relating to the meeting of Parent’s stockholders (the “Parent Stockholders’ Meeting”) to be held to consider adoption of this Agreement and the Parent Share Issuance and to the stockholders of the Company relating to the meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) to be held to consider adoption of this

Agreement and (ii) Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Merger. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments of the SEC), and, prior to the effective date of the Form S-4, Parent shall take all action reasonably required to be taken under any applicable state securities Laws in connection with the Parent Share Issuance. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement. As promptly as practicable after the Form S-4 shall have become effective, each of Parent and the Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its respective stockholders. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement will made by Parent or the Company, in each case without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent and the Company. The parties shall notify each other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Merger.

(b) Unless the Board of Directors of the Company, acting upon the recommendation of the Special Committee, or the Special Committee has made a Company Adverse Recommendation Change, the Company Recommendation shall be included in the Joint Proxy Statement. The Company shall duly take all lawful action to call, give notice of, convene and hold the Company Stockholders’ Meeting on a date as soon as reasonably practicable following the effectiveness of the Form S-4 for the purpose of obtaining the Company Stockholder Approval, and, subject to any Company Adverse Recommendation Change that the Board of Directors of the Company may make, shall take all lawful action to solicit the adoption of this Agreement by such stockholders.

(c) The Board of Directors of Parent shall make the Parent Recommendation and shall include such Parent Recommendation in the Joint Proxy Statement. Neither the Board

of Directors of Parent nor any committee thereof shall withdraw or modify or qualify (or publicly propose to withdraw or modify or qualify) in any manner adverse to the Company the Parent Recommendation. Parent shall duly take all lawful action to call, give notice of, convene and hold the Parent Stockholders’ Meeting on a date as soon as reasonably practicable following the effectiveness of the Form S-4 for the purpose of obtaining the Parent Stockholder Approval, and shall take all lawful action to solicit the adoption of this Agreement and the approval of the Parent Share Issuance by such stockholders.

SECTION 5.02. Access to Information; Confidentiality.

(a) To the extent permitted by applicable Law and Contract, (i) the Company shall, subject to Section 5.03(d), afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access during normal business hours and upon reasonable prior notice during the period prior to the Effective Time or the termination of this Agreement to all of the Company’s and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records as Parent may from time to time reasonably request in connection with the matters set forth in Section 5.01 and 5.12 and (ii) upon request, each party shall provide the other party with its audit work papers and the minutes and resolutions of its Board of Directors; provided that in no event shall either party be required to provide the other party (i) minutes and resolutions of its Board of Directors to the extent relating to the evaluation of the transactions contemplated hereby or, in the case of the Company, any alternative transactions, including any Takeover Proposal, or (ii) any information that such party determines in good faith would not be appropriate to share with the other party due to the competitively sensitive nature of such information.

(b) Each of Parent and the Company shall hold, and shall cause their respective Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of the Confidentiality Agreement dated as of February 3, 2011 between Parent and the Company (the “Confidentiality Agreement”). The Confidentiality Agreement shall survive any termination of this Agreement. No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement.

SECTION 5.03. Reasonable Best Efforts.

(a) General Obligations. Each of Parent and the Company shall, and shall cause their respective Subsidiaries to:

(i) use their reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable and to obtain or make as promptly as practicable, and in any event prior to the Outside Date, all requisite authorizations, consents, orders, approvals or filings that are or may become necessary, proper or advisable to be obtained or made respectively by them to consummate the Merger and the other transactions contemplated by this Agreement,

(ii) take all actions as may be requested by any Governmental Entity to obtain such authorizations, consents, orders and approvals, and

(iii) cooperate with the reasonable requests of each other in seeking to obtain as promptly as practicable all such authorizations, consents, orders and approvals.

Neither Parent nor the Company shall, and each shall cause their respective Subsidiaries, not to, take or cause to be taken any action that they are aware or should reasonably be aware would have the effect of delaying, impairing or impeding in any material respect the receipt or making of any such required authorizations, consents, orders, approvals or filings.

(b) Antitrust Obligations: Initial Filing and Second Request.

(i) Initial Filing. Each of Parent and the Company shall, and shall cause their respective Subsidiaries to, promptly make all filings and notifications with all Government Entities that may be or may become necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement. Parent and the Company agree to file the initial pre-merger notifications with respect to the Merger required under the HSR Act (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other party except to outside counsel of each party) no later than ten Business Days after the date of this Agreement and to make all other filings required to be made under any other Antitrust Law as promptly as practicable after the date of this Agreement. Parent will not withdraw its initial filing under the HSR Act and refile it unless it has consulted in good faith with counsel for the Company in advance of such withdrawal and refiling. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(ii) Request for Additional Information. Parent and the Company each shall, and shall cause their respective Subsidiaries to, supply as promptly as practicable any information and documentary material that may be requested by any Governmental Entity pursuant to Antitrust Laws or any other applicable Laws. If a request for additional information has been issued under the HSR Act or a civil investigative demand or subpoena has been issued pursuant to any other Antitrust Law, Parent and the Company shall supply, or cause to be supplied, the information necessary for such party to certify substantial compliance with the applicable Governmental Entity in connection with such a request as promptly as practicable such that Parent and the Company, as applicable, can, if required to do so, certify substantial compliance with such request as soon as practicable after the issuance thereof, but in no event later than 120 days of the issuance thereof.

(c) Obligation to Attempt to Resolve Issues. Without limiting the generality of the other obligations described in this Section 5.03, each of Parent and the Company shall take or cause to be taken the actions described in the following clauses (i), (ii), (iii), and (iv). The obligation of each of Parent and the Company to take or cause to be taken these actions includes an obligation on their part to cause their respective Subsidiaries to take such actions.

(i) In accordance with Section 5.03(b), each of Parent and the Company will, as promptly as practicable, provide to any relevant Governmental Entity such documents or testimony as is requested by such Governmental Entity to permit consummation of the Merger.

(ii) If such action is necessary to prevent (A) the commencement of any proceeding in any forum or (B) the issuance of any order, decree, decision, determination or judgment by any Governmental Entity that, in the case of either (A) or (B), would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, Parent will, prior to such commencement or issuance and on behalf of itself and such of its Subsidiaries as may be relevant in this regard, proffer their willingness to take, and agree to take, such actions (including with respect to selling, holding separate or otherwise disposing of any business or assets, or agreeing to any conditions or restrictions), and Parent will agree promptly to effect such actions (and will enter into agreements with, and submit to orders of, the relevant Governmental Entity) in each case as may be necessary to prevent such commencement or issuance.

(iii) In the event of any such commencement or issuance, Parent will defend through litigation on the merits any claim asserted in any court, agency or other proceeding by any person, including any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(iv) Parent will use its reasonable best efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment, that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement. In the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the Merger or the other transactions contemplated by this Agreement in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of any of the Merger or the other transactions contemplated by this Agreement, Parent will use its best efforts to take any and all steps (including the appeal thereof, the posting of a bond reasonably called for or the taking of the steps contemplated by clause (ii) of this Section 5.03(c)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation as soon as reasonably practicable.

Notwithstanding the foregoing or anything else in this Agreement to the contrary, neither Parent, the Company nor any of their respective Subsidiaries shall be obligated to agree to any remedy not conditioned on the consummation of the Closing.

(d) Notice and Cooperation. Subject to applicable Laws relating to the sharing of information, in connection with obtaining or making all authorizations, consents, orders, approvals or filings that are or may become necessary, proper or advisable to be obtained or made to consummate the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company shall, and shall cause their respective Subsidiaries to, promptly notify each other of any communication it receives from any Governmental Entity and permit the other party to review in advance any proposed communication by such party to any Governmental Entity and shall provide each other with copies of all correspondence, filings or communications between such party or any of its Representatives, on the one hand, and any Governmental Entity or members of the staff of any Governmental Entity, on the other hand, in each case to the extent relating to the matters that are the subject of this Agreement. In connection with the efforts to obtain all requisite approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, Parent shall take the lead in directing strategy, subject to reasonable consultation with the Company, in connection with all matters relating to obtaining clearances and approvals from Governmental Entities and the expiration of waiting periods. The Company shall not, and shall cause its Subsidiaries not to, agree to participate in any meeting with any Governmental Entity relating to the matters that are the subject of this Agreement unless it consults with Parent in advance and, to the extent permitted by the relevant Governmental Entity, gives Parent the opportunity to attend and participate at such meeting. Each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.03 as “outside counsel only.” Such competitively sensitive material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from Parent or the Company, as the case may be, or its legal counsel.

SECTION 5.04. Company and Holdings Stock Options.

(a) At the Effective Time, each then outstanding Company Stock Option (including those former Holdings Stock Options), whether or not exercisable at the Effective Time, will be assumed by Parent. Subject to, and in accordance with, the terms of the applicable Company Stock Plan and Holdings Stock Plan and award agreement, each Company Stock Option so assumed by Parent under this Agreement will otherwise continue to have, and be subject to, the same terms and conditions (including with respect to vesting) set forth in the applicable Company Stock Option and Holdings Stock Option (including any applicable plan, award agreement or other document evidencing such Company Stock Option or Holdings Stock Option) immediately prior to the Effective Time and be exercisable for that number of whole shares of Parent Common Stock equal to the product of (A) the number of shares of Company Common Stock that were subject to such Company Stock Option immediately prior to the Effective Time (giving effect to the conversion of Holdings Stock Options into Company Stock Options) multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (B) the per share exercise price for the shares of Parent

Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock of such Company Stock Option by the Option Exchange Ratio, rounded up to the nearest whole cent. The parties acknowledge and agree that the Holdings Stock Options shall be converted into Company Stock Options prior to the Effective Time pursuant to the Holdings Merger Agreement.

(b) Company and Parent agree that prior to the Effective Time, Company shall, and shall be permitted under this Agreement to, take all corporate action necessary, including, but not limited to, amending any Company Stock Option, Holdings Stock Option, or other equity award agreement evidencing such award, or Company Stock Plan or Holdings Stock Plan, to effectuate the provisions of Section 5.04(a). The parties shall use their reasonable best efforts to ensure that the conversion of any Company Stock Options and Holdings Stock Options shall be effected in a manner intended to avoid the imposition of taxes under Section 409A of the Code.

(c) The Company shall (or shall cause the applicable committee or other appropriate party to) take all actions reasonably necessary prior to the Effective Time to make such adjustments required to convert partnership units authorized by the Holdings Stock Plans and covered by outstanding Holdings Stock Options into shares of Company Common Stock, to be effective upon the completion of the Holdings Transaction and make such adjustments in the partnership units and shares authorized by the Holdings Stock Plans and covered by outstanding Holdings Stock Options and to the applicable exercise prices to reflect such conversion and the merger contemplated by the Holdings Merger Agreement. Following the conversion of partnership units underlying the Holdings Stock Plans and outstanding Holdings Stock Options into shares of Company Common Stock, the Holdings Stock Options shall continue to be referred to as Holdings Stock Options and the Holdings Stock Plans shall continue to be referred to as Holdings Stock Plans for purposes of this Agreement.

(d) Parent shall take all action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Stock Options (including those former Holdings Stock Options) following the Effective Time. On the Closing Date, Parent shall register the shares of Parent Common Stock subject to Company Stock Options by filing an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and Parent shall maintain the effectiveness of such registration statement or registration statements with respect thereto for so long as such awards remain outstanding. Parent shall take all action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock subject to Company Stock Options. Following the Closing Date, the Company Stock Plans and Holdings Stock Plans will be administered by the Compensation Committee of the Board of Directors of Parent and Parent may grant equity awards under the Company Stock Plans and Holdings Stock Plans to Company employees who continue employment with Parent or the Surviving Corporation or their Subsidiaries following the Closing Date, to the extent shares are available for grant under any such plan, in accordance with the mergers and acquisitions exemption to the equity compensation plan shareholder approval requirement under the Nasdaq Global Select Market rules.

SECTION 5.05. Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, Parent shall (i) indemnify, defend and hold harmless, all past and present directors and officers of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs, expenses (including attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was a director, officer, employee or fiduciary of the Company or any of its Subsidiaries or is or was serving at the request of, or to represent the interest of, the Company or any of its Subsidiaries as a director, officer, partner, member, trustee, fiduciary, employee or agent of any other corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, including any charitable or not-for profit public service organization or trade association whether asserted or claimed prior to, at or after the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), and provide advancement of expenses to the Indemnified Parties (within 10 days of receipt by Parent or the Surviving Corporation from an Indemnified Party of a request therefor), to the fullest extent permitted by applicable Law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits Parent or the Surviving Corporation to provide broader indemnification rights or rights of advancement of expenses than such Law permitted Parent or the Surviving Corporation to provide prior to such amendment), (ii) without limitation to clause (i), to the fullest extent permitted by applicable Law, include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation and bylaws for a period of six years after the Effective Time, provisions regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors and officers of the Company, no less favorable than those contained in the Company Certificate or the Company Bylaws and (iii) not settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification could be sought by an Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents in writing, and cooperates in the defense of such proceeding or threatened Action.

(b) In the event that either Parent or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.05.

(c) Prior to the Effective Time the Company shall, and, if the Company is unable to, Parent shall as of the Effective Time, obtain and fully pay for, at no expense to the beneficiaries, non-cancellable “tail” insurance policies with a claims period of at least six years from and after the Effective Time from insurance carriers with the same or better claims-paying ability ratings as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance policies and fiduciary liability insurance policies (collectively, “D&O

Insurance”), for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions contemplated hereby); provided, however, that the Company shall not pay, or the Surviving Corporation, as the case may be, shall not be required to pay, for such “tail” insurance policies a one-time premium in excess of 250% of the Company’s current annual premium for D&O Insurance. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, at no expense to the beneficiaries, D&O Insurance for a period of at least six years from and after the Effective Time for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as provided in such existing D&O Insurance, from insurance carriers with the same or better claims-paying ability ratings as the Company’s current D&O Insurance carriers; provided, however, that the Surviving Corporation shall not be required to pay for such D&O Insurance an annual premium in excess of 250% of the Company’s current annual premium for D&O Insurance (the “Premium Cap”), in which case the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use commercially reasonable efforts to maintain in effect, at no expense to the beneficiaries, for a period of at least six years from the Effective Time for the persons who are covered by the Company’s existing D&O Insurance, D&O Insurance with the best overall terms, conditions, retentions and levels of coverage reasonably available for an annual premium equal to the Premium Cap.

(d) The provisions of this Section 5.05 are (i) intended to be for the benefit of, and will be enforceable from and after the Effective Time by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

SECTION 5.06. Public Announcements. Except with respect to any Company Adverse Recommendation Change, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.07. Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each person (including any person who is deemed to be a “director by deputization” under applicable securities laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.08. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the Parent Common Stock (a) to be issued in the Merger and (b) to be reserved for issuance upon exercise of Company Stock Options (including those former Holdings Stock Options) to be approved for listing upon the Effective Time on the Nasdaq Global Select Market, subject to official notice of issuance.

SECTION 5.09. Transaction Litigation. Each party shall give the other party the opportunity to participate in the defense or settlement of any litigation brought by a third party against such first party and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without the second party’s prior written consent.

SECTION 5.10. Employee Matters.

(a) For a period commencing on the Effective Time, and ending on the date that is 9 months following the Closing Date, each employee of the Company and its Subsidiaries, other than employees whose terms and conditions of employment are governed by a collective bargaining agreement, the terms and conditions of which shall be binding following the Effective Time and shall be respected by Parent, who remains in the active employment of Parent and its Subsidiaries (the “Continuing Employees”) shall receive (i) an annual rate of salary or wages and annual incentive opportunities that are no less favorable, in the aggregate, than that provided to such employee as of the date of this Agreement, and (ii) employee benefits, including severance, that are no less favorable, in the aggregate, to the employee benefits provided to such employee as of the date of this Agreement.

(b) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent and its Subsidiaries to continue any specific employee benefit plans or to continue the employment of any specific person.

(c) Parent and its Subsidiaries shall recognize the service of each Continuing Employee with the Company or its Subsidiaries (as well as service with any predecessor employer of the Company or its Subsidiaries to the extent service with such predecessor employer is recognized by the Company or its Subsidiaries) as if such service had been performed with Parent with respect to any plans or programs in which Continuing Employees are eligible to participate after the Effective Date (i) for purposes of eligibility for vacation, (ii) for purposes of eligibility and participation under any defined contribution retirement plan, health or welfare plan (other than any post-employment health or post-employment welfare plan), (iii) for purposes of eligibility for and vesting of any company matching contributions under any Code Section 401(k) plan, and (iv) unless covered under another arrangement with or of the Company, for benefit accrual purposes under any severance plan, except, in each case, to the extent such treatment would result in duplicative benefits.

(d) With respect to any welfare plan maintained by Parent and its Subsidiaries in which Continuing Employees are eligible to participate after the Effective Time, Parent and its Subsidiaries shall (i) waive all limitations as to preexisting conditions and limitations, exclusions, actively-at-work requirements and waiting periods to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in the same plan year in which the Effective Time occurs in satisfying any analogous deductible or out-of-pocket requirements, as if there had been a single continuous employer.

(e) From and after the Effective Time, Parent and its Subsidiaries shall honor all obligations under the Company Benefit Plans and Foreign Plans and compensation, retention and severance arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time.

(f) Parent shall cause the Company to pay to each participant who is, as of the Closing Date, in the Company annual bonus plans (including the Company Annual Incentive Plan (the “Bonus Plans”)), a pro-rated annual bonus in respect of the 2011 calendar year calculated based on service and actual year-to-date performance of the Company through the Closing Date; provided that payment of such bonuses shall remain contingent on the participant’s continued employment through December 31, 2011 (except that any such participant whose employment is terminated by the Company without “cause” or by the participant for “good reason” (as such terms are defined in Section 5.10(f) of the Company Disclosure Letter) after the Closing Date and on or prior to December 31, 2011 shall be entitled to receive such pro-rated bonus upon such termination of employment (or, if necessary to avoid imposition of additional taxes under Code Section 409A, upon such later date specified in the participant’s employment agreement or the Company’s severance plans for pro-rated bonuses)). After the Closing Date, Parent shall establish in good faith performance metrics for the remainder of the 2011 calendar year for the Company under, and in compliance with, the Bonus Plan. All bonuses under the Bonus Plans in respect of calendar year 2011 shall be paid by the Company no later than March 15, 2012.

(g) The provisions of this Section 5.10 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.10.

SECTION 5.11. Takeover Laws. Each party and its Board of Directors shall (1) use reasonable best efforts to ensure that no state takeover Law (including Section 203 of the DGCL) or similar Law is or becomes applicable to this Agreement, the Voting Agreements, the Merger or any of the other transactions contemplated by this Agreement and the Voting Agreements, including the receipt of Merger Consideration by the stockholders of the Company and (2) if any state takeover Law or similar Law becomes applicable to this Agreement, the Voting Agreements, the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreements, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement and the Voting Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting Agreements and otherwise to minimize the effect of such Law on this Agreement, the Voting Agreements, the Merger and the other transactions contemplated by this Agreement and the Voting Agreements.

SECTION 5.12. Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter, including using best efforts to (i) maintain in effect the Commitment Letter and, if entered into prior to the Closing, the definitive documentation with respect to the Financing contemplated by the Commitment Letter (the “Definitive Agreements”), (ii) negotiate and execute the Definitive Agreements on terms and conditions contemplated by the Commitment Letter (including any “flex” provisions thereof) or on such other terms and conditions that are in the aggregate, not materially less favorable to Parent than those contained in the Commitment Letter and do not expand upon the conditions precedent set forth in the Commitment Letter in a manner that would reasonably be expected to make any portion of the funding of the Financing less likely to be obtained or delay in any material respect the funding of the Financing and, upon execution thereof, deliver a copy thereof to the Company (which copy shall exclude and/or redact any references to fees contained therein), (iii) satisfy on a timely basis all conditions applicable to Parent and its Subsidiaries in the Commitment Letter and Definitive Agreements that are within its control and comply with its obligations thereunder and not take or fail to take any action that would be reasonably expected to prevent or impede or delay the availability of the Financing, (iv) take each of the actions required of the Company and its Subsidiaries in paragraphs (b)(i) through (b)(ix) below with respect to itself and its Subsidiaries, and (v) enforce its rights under the Commitment Letter and Definitive Agreements in the event of a breach by the Financing Sources that impedes or delays the Closing, including by seeking specific performance of the parties thereunder if necessary, unless Parent reasonably concludes that seeking specific performance is impracticable or not reasonably likely to succeed under such circumstances. In the event that all conditions to the Financing have been satisfied, Parent shall use its reasonable best efforts to cause the lenders and the other persons providing such Financing to fund such Financing on the Closing Date. Notwithstanding anything to the contrary herein, Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter or the Definitive Agreements, including to add additional lenders, agents or other parties to the Commitment Letter and/or the Definitive Agreements, and/or substitute other debt (but not equity financing) for all or any portion of the Financing from the same and/or alternative financing sources, including by electing to utilize its existing senior secured credit facility as a form of alternative financing (subject to obtaining the consent of the Required Lenders (as defined in such credit facility) prior to the consummation of the Merger), provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter or Definitive Agreements that amends the Financing and/or substitution of all or any portion of the Financing shall not (A) expand upon the conditions precedent to the Financing as set forth in the Commitment Letter, (B) prevent or impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or (C) provide for terms and conditions (including any “flex” provisions) that are, in the aggregate, materially less favorable to Parent than those in the Commitment Letter. Parent shall be permitted to reduce the amount of Financing under the Commitment Letter or Definitive Agreements in its reasonable discretion, provided, that Parent shall not reduce the Financing to an amount committed below the amount that is required, together with the financial resources of Parent, including cash on hand and the proceeds of loans under existing revolving credit facilities of Parent, to consummate the Merger and the other transactions contemplated by this Agreement (including the payment of the Required Refinancing Indebtedness), and provided further that such reduction shall not (I) expand upon the conditions precedent to the Financing as set forth in the Commitment Letter in a manner that would reasonably be expected to make any portion of the funding of the Financing less likely to be obtained or delay in any material respect the funding of the Financing, (II) prevent or impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement, or (III) provide for other terms and conditions (including any “flex” provisions) that are, in the aggregate, materially less favorable to Parent than those in the Commitment Letter. If any portion of the Financing becomes unavailable or Parent becomes aware of any event or circumstance that makes any portion of the Financing unavailable, in each case, on the terms and conditions contemplated in the Commitment Letter and such portion is reasonably required to consummate the Merger and the other transactions contemplated by this Agreement (including the payment of the Required Refinancing Indebtedness), Parent shall use its best efforts to arrange and obtain as promptly as practicable following the occurrence of such event alternative financing from alternative financing sources in an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement (including the repayment of the Required Refinancing Indebtedness), provided, that without the prior written consent of the Company (not to be unreasonably withheld), no such alternative financing (a) shall be equity financing or (b) shall be on terms and conditions (including any “flex” provisions and conditions to funding) that are not, in the aggregate, at least as favorable to Parent and the Company as those in the Commitment Letter. Parent shall give the Company prompt oral and written notice (but in any event not later than 48 hours after the occurrence) of any material breach by any party to the Commitment Letter or Definitive Agreements or of any condition not likely to be satisfied, in each case, of which Parent becomes aware or any termination or waiver, amendment or other modification of the Commitment Letter or Definitive Agreements. Parent shall keep the Company reasonably informed on a current basis and in reasonable detail of the status of its effort to arrange the Financing and shall provide to the Company copies of all documents related to the Financing (excluding fee letters and engagement letters, except to the extent that such documents contain any conditions to funding or “flex” provisions (excluding provisions related solely to fees)). In the event that Parent commences an enforcement action to enforce its rights under the Commitment Letter or the Definitive Agreements and/or cause the Financing Sources to fund the Financing (any such action, a “Financing Action”), Parent shall (x) keep the Company reasonably informed of the status of the Financing Action and (y) at the reasonable request of the Company, shall make Parent’s employees and Representatives (other than any of its Financing Sources) reasonably available to discuss the status of, and material developments with respect to, the Financing Action.

(b) The Company shall provide, and shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause each of its and their respective Representatives, including legal, tax, regulatory and accounting, to provide, all cooperation reasonably requested by Parent and/or the Financing Sources in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the

Company and its Subsidiaries), including, but not limited to, (i) promptly providing information relating to the Company and its Subsidiaries to the Financing Sources to the extent reasonably requested by Parent to assist in preparation of customary offering or information documents to be used for the completion of the Financing as contemplated by the Commitment Letter, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers for the Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies, (iii) assisting in the preparation of documents and materials, including, but not limited to, (A) any customary offering documents, bank information memoranda, prospectuses and similar documents (including historical and pro forma financial statements and information) for any of the Financing, and (B) materials for rating agency presentations, (iv) cooperating with the marketing efforts for any of the Financing (including consenting to the use of the Company’s and its Subsidiaries’ logos; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries), (v) executing and delivering (or using reasonable best efforts to obtain from its advisors), and causing its Subsidiaries to execute and deliver (or use reasonable best efforts to obtain from its advisors), customary certificates (including a certificate of the principal financial officer of the Company or any Subsidiary with respect to solvency matters), accounting comfort letters (including consents of accountants for use of their reports in any materials relating to the Financing), legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Financing as may be reasonably requested by Parent as necessary and customary in connection with the Financing, (vi) assisting in (A) the preparation of and entering into one or more credit agreements, currency or interest hedging agreements or (B) the amendment of any of the Company’s or its Subsidiaries’ existing credit agreements, currency or interest hedging agreements, in each case, on terms satisfactory to Parent and that are reasonably requested by Parent in connection with the Financing; provided that no obligation of the Company or any of its Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (vii) as promptly as practicable, furnishing Parent and the Financing Sources with all financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and/or the Financing Sources to assist in preparation of customary offering or information documents to be used for the completion of the Financing as contemplated by the Commitment Letter, (viii) using its reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance and (ix) cooperating reasonably with Parent’s Financing Sources’ due diligence, to the extent customary and not unreasonably interfering with the business of the Company; provided that, until the Effective Time occurs, neither the Company nor any of its Subsidiaries shall (1) be required to pay any commitment or other similar fee, (2) have any liability or any obligation under any credit agreement or any related document or any other agreement or document related to the Financing (or alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement), (3) be required to incur any other liability in connection with the Financing (or any alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement) or (4) be required to issue a notice of optional redemption for any outstanding series of notes of the Company or any of its Subsidiaries if the indenture governing such series of notes does not provide that such notice may be conditioned on the occurrence of the Effective Time unless, in the case of clauses (1), (2) and (3), reimbursed or indemnified by Parent to the reasonable satisfaction of the Company; provided, further, that (I) all non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 5.12 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to potential syndicate members during syndication, subject to customary confidentiality undertakings by such potential syndicate members and (II) the Company shall be permitted a reasonable period to comment on any documents or other information circulated to potential financing sources that contain or are based upon any such non-public or other confidential information. Parent (A) shall promptly, upon request by the Company, reimburse the Company for all reasonable out of pocket costs (including reasonable attorneys’ fees) incurred by the Company, any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries and their Representatives contemplated by this Section 5.12, (B) acknowledges and agrees that the Company, its Subsidiaries and their respective Representatives shall not have any responsibility for, or incur any liability to any person prior to the Effective Time under, the Financing or any alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement and (C) shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, unless such loss, damage, claim, cost or expense results from the Company’s or its Subsidiary’s gross negligence or willful misconduct.

(c) In the event that the Commitment Letter or Definitive Agreements are amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing in accordance with Section 5.12(a), or if Parent substitutes other financing for all or a portion of the Financing in accordance with Section 5.12(a), each of Parent and the Company shall comply with its covenants in Section 5.12(a) and (b) with respect to the Commitment Letter or Definitive Agreements, as applicable, as so amended, replaced, supplemented or otherwise modified and with respect to such other financing to the same extent that Parent and the Company would have been obligated to comply with respect to the Financing.

(d) Parent acknowledges and agrees that neither the obtaining of the Financing or any alternative financing is a condition to Parent’s obligations to consummate the Merger and the other transactions contemplated by this Agreement.

SECTION 5.13. Certain Tax Matters.

(a) During the period from the date of this Agreement to the Effective Time:

(i) Parent and the Company shall (A) use reasonable best efforts to cause the Merger to constitute a reorganization under Section 368(a) of the Code and (B) neither take any action nor fail to take any action if such action or such failure could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(ii) Each of Parent and the Company shall promptly notify the other party of any material suit, claim, action, investigation, proceeding or audit pending against or with respect to it or any of its Subsidiaries in respect of any Tax.

(b) Parent shall immediately notify the Company if, at any time before the Effective Time, Parent becomes aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(c) The Company shall immediately notify Parent if, at any time before the Effective Time, the Company becomes aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(d) Solely for purposes of determining continuity of interest for U.S. Federal income tax purposes, pursuant to Internal Revenue Service Notice 2010-25, Parent and the Company hereby agree to the applicability of Treasury regulations section 1.368-1T(e)(2).

SECTION 5.14. Company Cooperation on Certain Matters. After the date hereof and prior to the Effective Time, Parent and the Company shall establish a mechanism, subject to applicable Law, reasonably acceptable to both parties by which the parties will confer on a regular and continued basis regarding the general status of the ongoing operations of the parties and integration planning matters and communicate and consult with specific persons to be identified by each party to the other with respect to the foregoing.

SECTION 5.15. Actions with Respect to Existing Company Arrangements.

(a) Prior to the Effective Time, the Company shall use its reasonable best efforts to cause the Registration Rights Agreement, dated as of February 10, 2010, by and among the Company and the other parties thereto, to be terminated at the Effective Time.

(b) At the Closing, Parent shall pay an “Early Termination Payment” (as defined in the applicable ITR Agreement) (i) in the aggregate amount of $188.5 million, in respect of the Income Tax Receivable Agreement, dated as of February 10, 2010, between the Company and Blackstone Capital Partners III Merchant Banking Fund L.P. (the “Existing Stockholders ITR Agreement”) and (ii) in the amount of $56.5 million, in respect of the Income Tax Receivable Agreement, dated as of February 10, 2010, between the Company and GPC Holdings, L.P. (the “Family ITR Agreement” and, together with the Existing Stockholders ITR Agreement, the “ITR Agreements”).

(c) Prior to the Effective Time, the Company shall take all actions necessary to terminate each of the Recapitalization Agreement, the Exchange Agreement and the Holdings Limited Partnership Agreement.

(d) The Company shall enforce the terms of that certain Agreement, dated as of April 9, 2011, between Donald C. Graham, Graham Capital Company, GPC Investments, LLC, Graham Alternative Investment Partners I, L.P., the Company, Holdings, BCP/Graham

Holdings L.L.C. and Blackstone Capital Partners III Merchant Banking Fund L.P., and the Company shall not amend or otherwise modify such agreement.

SECTION 5.16. Holdings Transaction. The Company shall consummate, or shall cause the consummation of, the merger contemplated by the Holdings Merger Agreement immediately prior to the Effective Time; provided that the Company shall only be required to effect the foregoing action if it has received a certificate signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent that Parent is ready, willing and able to consummate the Closing. The Company shall not amend or otherwise modify the Holdings Merger Agreement without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed). In the event that the Company consummates the merger contemplated by the Holdings Merger Agreement and this Agreement is subsequently terminated for any reason, Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with such mergers.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(b) Exchange Listing. The Parent Common Stock issuable to the stockholders of the Company in the Merger, upon the exercise of the Company Stock Options (including those former Holdings Stock Options) shall have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, engage in material business activities that prohibits the consummation of the Merger shall have been issued and remain in effect, and no Law shall have been enacted, issued, enforced, entered, or promulgated in the United States or any such foreign jurisdiction that prohibits or makes illegal the consummation of the Merger.

(d) Antitrust Laws. All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated, and all consents required under any other Antitrust Law of the jurisdictions set forth on Section 6.01(d) of the Company Disclosure Letter shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

SECTION 6.02. Conditions to Obligations of Parent. The obligations of Parent to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.01(c) of this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) the representation and warranty of the Company contained in the first sentence of Section 3.01(i) of this Agreement shall be true and correct in all respects as of the Closing Date as though made on the Closing Date and (iii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), except, in the case of this clause (iii), for such failures to be true and correct that do not represent and are not reasonably expected to represent, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all obligations required to be performed by or complied with by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Tax Opinion. Parent shall have received from Bryan Cave LLP, counsel to Parent, a written opinion dated the Closing Date to the effect that for U.S. Federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Parent shall be entitled to require and rely upon representations reasonably satisfactory to such counsel and set forth in certificates of officers of Parent and the Company.

(d) Holdings Transaction. The merger contemplated by the Holdings Merger Agreement shall have been consummated immediately prior to the Effective Time.

SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent contained in Section 3.02(c) of this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) the representation and warranty of Parent contained in the first sentence of Section 3.02(i) of this Agreement shall be true and correct in all respects as of the Closing Date as though made on the Closing Date and (iii) all other representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date) and except, in the case of this clause (iii), for such failures to be true and correct that do not represent and are not reasonably expected to represent, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent shall have performed, or complied with, in all material respects all obligations required to be performed by or complied with by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Tax Opinion. The Company shall have received from Simpson Thacher & Bartlett LLP, counsel to the Company, a written opinion dated the Closing Date to the effect that for U.S. Federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to require and rely upon representations reasonably satisfactory to such counsel and set forth in certificates of officers of Parent and the Company.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval and/or the Parent Stockholder Approval (except in the case of a termination pursuant to Section 7.01(e) or Section 7.01(f) which may only be invoked prior to the receipt of the Company Stockholder Approval):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, upon written notice to the other party:

(i) if the Merger shall not have been consummated on or before January 20, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been a proximate cause of the failure of the Merger to be consummated on or before the Outside Date;

(ii) if a Governmental Entity of competent jurisdiction that must grant an approval of the Merger has denied approval of the Merger and such denial has become final and nonappealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or action shall have become final and nonappealable, provided, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, decree, ruling or action lifted if and to the extent required by this Agreement;

(iii) if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(iv) if the Parent Stockholder Approval shall not have been obtained upon a vote taken thereon at the Parent Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent (if Parent is not in material breach of its obligations under this Agreement), upon written notice to the Company, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (ii) is incapable of being cured by the Company by the Outside Date;

(d) by the Company (if the Company is not in material breach of its obligations under this Agreement), upon written notice to Parent, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) is incapable of being cured by Parent by the Outside Date;

(e) by the Company, in accordance with Section 4.02, upon written notice to Parent, prior to the time at which the Company Stockholder Approval has been obtained, in order to accept a bona fide Takeover Proposal that the Special Committee or the Board of Directors of the Company acting upon the recommendation of the Special Committee has concluded in good faith, acting upon the recommendation of the Special Committee (after consultation with its financial advisor (including at least one financial advisor who is not, and whose Affiliates are not, proposing to provide debt or equity financing in connection with such Takeover Proposal) and outside legal counsel), would, if consummated, constitute a Superior Proposal;

(f) by Parent, upon written notice to the Company, in the event that (i) prior to the time at which the Company Stockholder Approval has been obtained, a Company Adverse Recommendation Change shall have occurred or (ii) the Company or the Special Committee shall approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract with respect to, a Takeover Proposal (provided, that for purposes of the definition of “Takeover Proposal” in this Section 7.01(f) (ii), references to “20%” shall be replaced by references to “50%”);

(g) by the Company, upon written notice to Parent, in the event that the Board of Directors of Parent shall have failed to include the Parent Recommendation in the Joint Proxy Statement, or the Board of Directors of Parent or any committee thereof shall have withdrawn, modified or qualified (or publicly proposed to withdraw, modify or qualify) in any manner adverse to the Company, the Parent Recommendation.

SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company under this Agreement, other than the second sentence of Section 5.02(b), the provisions of Section 5.12 and Section 5.16 regarding reimbursement of expenses and indemnification and limitations on liability, this Section 7.02, Section 7.03 and Article VIII, which provisions shall survive such termination indefinitely; provided, however, that no such termination shall relieve any party hereto from any liability or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful and material breach by another party of any of covenants or other agreements set forth in this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act.

SECTION 7.03. Fees and Expenses.

(a) Except as expressly provided otherwise in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 7.01(f) or by the Company pursuant to Section 7.01(e) then the Company shall pay Parent the Company Termination Fee by wire transfer of same-day funds (i) on the second Business Day following the date of such termination of this Agreement (in the case of termination by Parent pursuant to Section 7.01(f)) or (ii) concurrently with such termination (in the case of termination by the Company pursuant to Section 7.01(e)).

(c) In the event that this Agreement is terminated by the Company pursuant to Section 7.01(g) (or is terminated by Parent or the Company pursuant to another Section at a time when the Company would have been permitted to terminate the Agreement pursuant to Section 7.01(g)) then Parent shall pay to the Company the Parent Termination Fee by wire transfer of same-day funds on the second Business Day following the date of such termination of this Agreement. In the event that the Parent Stockholder Approval is not obtained upon a vote taken thereon at the Parent Stockholders’ Meeting duly convened therefor or at any adjournments or postponement thereof, then Parent shall pay to the Company a fee in the amount equal to $12 million (the “Vote Down Fee”) by wire transfer of same-day funds on the second Business Day following the date of such meeting or adjournment or postponement thereof. If the Vote Down Fee is paid by Parent to the Company, then the Parent Termination Fee, if any, that is later paid by Parent to the Company shall be reduced by the amount of the Vote Down Fee previously paid.

(d) In the event that this Agreement is terminated pursuant to Section 7.01(b)(iii) and (A) at any time after the date of this Agreement and prior to the taking of the vote to adopt this Agreement at the Company Stockholders’ Meeting, (i) a bona fide Takeover Proposal shall have been publicly announced or publicly made known to the stockholders of the Company and shall not have been withdrawn prior to the taking of the vote to adopt this Agreement at the Company Stockholders’ Meeting or (ii) any person or group (within the meaning of Rule 13d-5(b) of the Exchange Act) that has acquired more than 5% of the outstanding shares of Company Common Stock at any time after the date of this Agreement files with the SEC a proxy solicitation statement in opposition to the transactions contemplated hereby or publicly announces its opposition to the transactions contemplated hereby and (B) within twelve months of such termination, the Company enters into, publicly approves or submits to its stockholders for approval, an agreement with respect to a Takeover Proposal, or a Takeover Proposal is consummated (which in each case need not be the same Takeover Proposal as the Takeover Proposal described in clause (A)), then the Company shall pay to Parent the Company Termination Fee by wire transfer of same day funds, within two Business Days of the date of such consummation; provided, however, that for purposes of the definition of “Takeover Proposal” in this Section 7.03(d), references to “20%” shall be replaced by references to “50%.”

(e) In the event that this Agreement is terminated by Parent pursuant to Section 7.01(c), then the Company shall pay to Parent the amount of Parent’s Eligible Expenses (subject to the cap specified in the definition thereof), within two Business Days of receipt from Parent of a detailed invoice therefor. In the event that this Agreement is terminated by the Company pursuant to Section 7.01(d), then Parent shall pay to the Company the amount of the Company’s Eligible Expenses (subject to the cap specified in the definition thereof), within two Business Days of receipt from the Company of a detailed invoice therefor.

(f) The Company and Parent acknowledge and agree that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would enter into this Agreement; accordingly if either the Company or Parent fails promptly to pay any amount due pursuant to this Section 7.03, and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit that results in a judgment against the Company or Parent, as applicable, for any amount due pursuant to this Section 7.03, the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 7.03 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. All payments under this Section 7.03 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or Company.

SECTION 7.04. Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval and/or the Parent Stockholder Approval; provided, however, that (i) after such approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the stockholders of the Company or further approval by the stockholders of Parent, as applicable, without such approval having been obtained, (ii) no amendment shall be made to this Agreement (including Section 5.05) after the Effective Time and (iii) except as provided by applicable Law, no amendment of this Agreement shall require the approval of the stockholders of either Parent or the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.05. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Except as provided by applicable Law, no waiver of this Agreement shall require the approval of the stockholders of either Parent or the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

SECTION 7.06. Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.01 shall, in order to be effective, require, in the case of Parent, action by its Board of Directors, and, in the case of the Company, action by its Board of Directors or action by the Special Committee; provided, that in the case of Section 7.01(e), the Company’s Board of Directors shall act upon the recommendation of the Special Committee. An amendment or waiver of this Agreement pursuant to Section 7.04 or Section 7.05 shall, in order to be effective, require, in the case of Parent, action by its Board of Directors and, in the case of the Company, action by its Board of Directors and action by the Special Committee (except that action of the Board of Directors shall not be required with respect to an amendment or waiver involving a subject matter for which the Board of Directors has delegated exclusive decision making authority to the Special Committee). Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of either the Company or Parent.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given personally, by telecopy (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent, to:

Silgan Holdings Inc.

4 Landmark Square

Suite 400

Stamford, CT 06901

Fax: (203) 975-4598

Attention: Frank W. Hogan, III

with a copy to:

Bryan Cave LLP

1290 Avenue of the Americas

New York, NY 10104

Fax: (212) 541-1431

Attention: Robert J. Rawn

if to the Company, to:

Graham Packaging Company Inc.

2401 Pleasant Valley Road

York, Pennsylvania 17402

Fax: (717) 849-8541

Attention: Chief Legal Officer

with copies to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Fax: (212) 455-2502

Attention: Wilson S. Neely

and

Abrams & Bayliss LLP

20 Montchanin Road, Suite 200

Wilmington, DE 19807

Fax: (302) 778-1001

Attention: Kevin G. Abrams

Notices shall be deemed given upon receipt.

SECTION 8.03. Definitions. For purposes of this Agreement:

(a) An “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For the purposes of this definition, “control” means, as to any person, the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. The term “controlled” shall have a correlative meaning.

(b) “Ancillary Agreements” means the Voting Agreements, the Parent Registration Rights Agreement and the Governance Agreements.

(c) “Blackstone Entities” means, collectively, each of Blackstone Capital Partners III Merchant Banking Fund L.P., a Delaware limited partnership, Blackstone Family Investment Partnership III L.P., a Delaware limited partnership, and Blackstone Offshore Capital Partners III L.P., a Cayman Islands limited partnership.

(d) “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

(e) “Commonly Controlled Entity” means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

(f) “Company Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (whether or not subject to ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA) and any other plan, program, agreement, arrangement, policy, practice, contract, fund or commitment providing for pension, severance or retention benefits, profit-sharing, fees, bonuses, retention, stock ownership, stock options, stock appreciation, stock purchase or other stock-related benefits, incentive or deferred compensation, vacation benefits, life or other insurance (including any self-insured arrangements), health or medical benefits, dental benefits, employee assistance programs, salary continuation, unemployment benefits, disability or sick leave benefits, workers’ compensation benefits, relocation or post-employment or retirement benefits (including compensation, pension, health, medical and life insurance benefits) or other form of benefits which is or has been maintained, administered, participated in or contributed to by the Company, Subsidiary, or any Commonly Controlled Entity of the Company or Subsidiary and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any material liability.

(g) “Company Personnel” means any current or former officer, employee, director or consultant of the Company or any of its Subsidiaries.

(h) “Company Termination Fee” means an amount equal to $39.5 million.

(i) “Eligible Expenses ” means the actual, reasonable and documented out-of-pocket fees and expenses incurred by a party prior to the termination of this Agreement in connection with the preparation of this Agreement, the Form S-4, the Joint Proxy Statement, the

Financing, the Merger and the other transactions contemplated hereby, and the terminating party’s due diligence investigation (including all reasonable fees, charges and disbursements of counsel and all fees and expenses payable to its accountants and financial advisors), up to an aggregate maximum amount of $12 million.

(j) “Environmental Law ” means any Law now or previously in effect regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Material or relating to pollution or protection of the outdoor or indoor environment or human health or safety related to exposure to Hazardous Materials.

(k) “Foreign Plan ” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. Law.

(l) “Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Commitment Letter and any joinder agreements or credit agreements (including the Definitive Agreements) relating thereto.

(m) “Hazardous Materials” means (i) petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, greenhouse gases, microbial matters, chlorofluorocarbons and all other ozone-depleting substances and (ii) any other element, compound, chemical, material, substance, waste, pollutant, contaminant, hazardous, toxic, biohazardous or dangerous material or other substance that could result in liability under or that is prohibited, limited or regulated by, pursuant to or for purposes of any Environmental Laws.

(n) “Holdings” means Graham Packaging Holdings Company, a Pennsylvania limited partnership.

(o) “Holdings Limited Partnership Agreement” means the Sixth Amended and Restated Limited Partnership Agreement of Holdings, dated February 4, 2010, as may be amended.

(p) “Holdings Merger Agreement” means the Agreement and Plan of Merger, dated as of the date hereof, by and among the Company and Holdings, pursuant to which Holdings will merge with and into the Company.

(q) “Holdings Transaction” means the transaction contemplated by the Holdings Merger Agreement.

(r) “Knowledge” means, with respect to any matter in question, the actual knowledge of (i) with respect to the Company, those individuals listed in Section 8.03(r) of the Company Disclosure Letter, and (ii) with respect to Parent, those individuals listed in Section 8.03(r) of the Parent Disclosure Letter.

(s) “Marketing Period” shall have the meaning set forth in the Commitment Letter or under any alternative financing obtained in accordance with Section 5.12.

(t) “Material Adverse Effect” means an effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with all other effects, events, developments, changes, states of facts, conditions, circumstances or occurrences occurring or existing prior to the determination of a Material Adverse Effect, is or would be reasonably expected to be materially adverse to (i) the condition (financial or otherwise), assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement (other than to the extent arising as a result of a need to obtain consents under Contracts as a result of the consummation of the transactions contemplated by the Holdings Merger Agreement); provided that in the case of clause (i), a Material Adverse Effect shall not be deemed to include effects, events, developments, changes, states of facts, conditions, circumstances or occurrences arising out of, relating to or resulting from:

(A) changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not affect the Company and its Subsidiaries in a materially disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries operate;

(B) changes in the industries in which the Company and its Subsidiaries operate, to the extent such changes do not adversely affect the Company and its Subsidiaries in a materially disproportionate manner relative to other participants in such industry;

(C) any change in Law or the interpretation thereof or GAAP or the interpretation thereof;

(D) the negotiation, execution or announcement of this Agreement or the consummation of the transactions contemplated hereby;

(E) compliance with the terms of, or the taking of any action required by, this Agreement;

(F) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account); and

(G) acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events.

(u) “Operating Partnership” means Graham Packaging Company, L.P., a Delaware limited partnership.

(v) “Option Exchange Ratio” means the number equal to the sum of (I) the Stock Consideration plus (II) the number obtained by dividing (1) the Cash Consideration by (2) the per share closing price of Parent Common Stock on the Nasdaq Global Select Market on the last trading day immediately prior to the Closing Date.

(w) “Parent Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (whether or not subject to ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA) and any other plan, program, agreement, arrangement, policy, practice, Contract, fund or commitment providing for pension, severance or retention benefits, profit-sharing, fees, bonuses, retention, stock ownership, stock options, stock appreciation, stock purchase or other stock-related benefits, incentive or deferred compensation, vacation benefits, life or other insurance (including any self-insured arrangements), health or medical benefits, dental benefits, employee assistance programs, salary continuation, unemployment benefits, disability or sick leave benefits, workers’ compensation benefits, relocation or post-employment or retirement benefits (including compensation, pension, health, medical and life insurance benefits) or other form of benefits which is or has been maintained, administered, participated in or contributed to by Parent or any Commonly Controlled Entity of Parent and covers any employee or former employee of Parent, or with respect to which Parent has any material liability.

(x) “Parent Material Adverse Effect” means an effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with all other effects, events, developments, changes, states of facts, conditions, circumstances or occurrences occurring or existing prior to the determination of a Parent Material Adverse Effect, is or would be reasonably expected to be materially adverse to (i) the condition (financial or otherwise), assets, liabilities, business or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement; provided that in the case of clause (i), a Parent Material Adverse Effect shall not be deemed to include effects, events, developments, changes, states of facts, conditions, circumstances or occurrences arising out of, relating to or resulting from:

(A) changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not affect Parent and its Subsidiaries in a materially disproportionate manner relative to other participants in the industries in which Parent and its Subsidiaries operate;

(B) changes in the industries in which Parent and its Subsidiaries operate, to the extent such changes do not adversely affect Parent and its Subsidiaries in a materially disproportionate manner relative to other participants in such industry;

(C) any change in Law or the interpretation thereof or GAAP or the interpretation thereof in such industry;

(D) the negotiation, execution or announcement of this Agreement or the consummation of the transactions contemplated hereby;

(E) compliance with the terms of, or the taking of any action required by, this Agreement;

(F) any failure by Parent to meet any published analyst estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Parent Material Adverse Effect may be taken into account); and

(G) acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events.

(y) “Parent Personnel” means any current or former officer, employee, director or consultant of Parent or any of its Subsidiaries.

(z) “Parent Termination Fee” means an amount equal to $39.5 million.

(aa) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or a Governmental Entity.

(bb) “Recapitalization Agreement” means the Agreement and Plan of Recapitalization, Redemption and Purchase, dated as of December 18, 1997, by and among (i) Holdings, (ii) the Company, (iii) BCP/Graham Holdings L.L.C., (iv) Donald C. Graham, (v) Graham Packaging Corporation, (vi) Graham Family Growth Partnership, (vii) Graham Engineering Corporation, (viii) Graham Capital Corporation and (ix) Graham Recycling Corporation.

(cc) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, depositing, escaping, leaching, dumping, disposing or arranging for disposal or migrating into the environment or any natural or man-made structure.

(dd) “Representatives” means, with respect to any person, such person’s directors, managers, officers, employees, agents and representatives, including any investment banker, financial advisor, Financing Source (in the case of Parent), attorney, accountant or other advisor, agent, representative or Affiliate.

(ee) A “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All Exhibits and Schedules annexed hereto or referred to herein, and the Company Disclosure Letter and the Parent Disclosure Letter, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

SECTION 8.05. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission).

SECTION 8.06. Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement and the Voting Agreements (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) are not intended to and do not confer upon any person other than the parties hereto any legal or equitable rights or remedies. Notwithstanding the foregoing clause (b):

(i) Following the Effective Time, each holder of Company Common Stock shall be entitled to enforce the provisions of Article II to the extent necessary to receive the consideration to which such holder is entitled pursuant to Article II.

(ii) Following the Effective Time, the provisions of Section 5.05 shall be enforceable by each Indemnified Party and his or her heirs and his or her representatives.

(iii) The provisions of Section 8.09(c) and Section 8.10 shall be enforceable by each Financing Source.

(iv) The provisions of Section 8.12 shall be enforceable by the Non-Recourse Parties.

SECTION 8.07. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.09. Specific Enforcement; Consent to Jurisdiction.

(a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or any court of the United States located in the State of New York without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(b) In addition, each of the parties hereto (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any court of the United States located in the State of New York, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, any court of the United States located in the State of New York and (d) consents to service of process being made through the notice procedures set forth in Section 8.02.

(c) Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

(d) Without limiting other means of service of process permissible under applicable Law, each of the Company and Parent hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

SECTION 8.10. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby, including but not limited to any dispute arising out of or relating to the Commitment Letter or the performance thereof. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

SECTION 8.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

SECTION 8.12. No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[signature page follows]

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

SILGAN HOLDINGS INC.

By:	/s/ Anthony J. Allott
	Name:	Anthony J. Allott
	Title:	President and Chief Executive Officer

GRAHAM PACKAGING COMPANY INC.

By:	/s/ Mark S. Burgess
	Name:	Mark S. Burgess
	Title:	Chief Executive Officer and Director

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SILGAN HOLDINGS INC.

PURSUANT TO SECTIONS 242 AND 245

OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

SILGAN HOLDINGS INC., a Delaware corporation, the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on April 6, 1989, HEREBY CERTIFIES that this Amended and Restated Certificate of Incorporation, restating and amending its Restated Certificate of Incorporation, was duly proposed by its Board of Directors and adopted by its stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and that the capital of the Corporation is not being reduced under or by reason of any amendment in this Amended and Restated Certificate of Incorporation.

FIRST: The name of this corporation (the “Corporation”) is SILGAN HOLDINGS INC.

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “GCL”), and, in general, to possess and exercise all the powers and privileges granted by the GCL or by any other law or by this Amended and Restated Certificate of Incorporation, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

FOURTH: A.        The number of directors of the Corporation constituting the entire Board of Directors shall be nine. The Board of Directors shall be divided into three classes with the term of office of the first class (the “Class I Directors”) to expire at the 2013 annual meeting of stockholders, the term of office of the second class (the “Class II Directors”) to expire at the 2014 annual meeting of stockholders and the term of office of the third class (the “Class III Directors”) to expire at the 2012 annual meeting of stockholders. There shall be three Class I Directors, three Class II Directors, and three Class III Directors. A director shall hold office until the annual meeting of stockholders of the year in which such director’s term expires and until such director’s successor shall be elected and shall qualify, subject, however, to prior death, resignation or removal from office. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors (and not by the stockholders), acting by a majority of the directors then in office, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock (as defined in Article SIXTH) shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders. Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

B.        At all meetings of the Board of Directors, a majority of the Directors then in office shall be required to constitute a quorum (“Quorum”) for the transaction of business. The approval of a majority of the entire Board of Directors, at a meeting at which a Quorum is present and acting throughout, shall be required to approve all matters submitted to the Board of Directors; provided, however, that the approval of a majority of the members of any committee of the Board of Directors shall be required to approve all matters submitted to such committee.

C.        Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the ByLaws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of Section C of this Article shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

D.        There shall be an Audit Committee consisting of two or more of the directors of the Corporation, who shall perform such functions as shall be established by the Board of Directors.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, provided that the Corporation may retain such qualified persons (as determined by the Board of Directors) to provide the Corporation with general management, supervision and administrative services relating to the operations of the Corporation.

Except as specifically authorized by the Board of Directors, approval of the following actions shall not be delegated to any officer, employee or agent of the Corporation:

1.        Amendment of the Certificate of Incorporation or By-Laws of the Corporation or any of its subsidiaries.

2.        Issuance, sale, purchase or redemption of any capital stock, warrants, options or other securities of the Corporation or any of its subsidiaries (other than, in the case of any issuance or sale, to the Corporation or any direct or indirect wholly owned subsidiary of the Corporation) except as may be otherwise provided in this Restated Certificate of Incorporation.

3.        Sale of assets other than inventory to or from the Corporation or any of its subsidiaries in excess of $2 million (i) in one or a series of related transactions (regardless of the period of time in which such transaction or series of related transactions take place) or (ii) in any number of transactions within a six-month period.

4.        Merger, consolidation, dissolution or liquidation of the Corporation or any of its subsidiaries.

5.        Filing of any petition by or on behalf of the Corporation seeking relief under the federal bankruptcy act or similar relief under any law or statute of the United States or any state thereof.

6.        Setting aside, declaration or making of any payment or distribution by way of dividend or otherwise to the Corporation’s stockholders (or setting dividend policy).

7.        Incurrence (other than in the ordinary course of business) of new indebtedness (including capitalized leases, but excluding indebtedness incurred pursuant to debt instruments of the Corporation in existence on the date hereof and excluding indebtedness and guarantees thereof incurred under the Bank Financing (as defined in Article EIGHTH) pursuant to commitments approved by the Board of Directors) or any fixed or contingent liabilities in excess of $2 million.

8.        Creation or incurrence of a lien or encumbrance on the property of the Corporation or any of its subsidiaries, except for liens relating to the Bank Financing or other minor liens, including liens for taxes or those arising by operation of law, permitted to exist under the terms of the Bank Financing.

9.        Guarantees in excess of $1 million of payment by or performance of obligations of third parties other than in the ordinary course of business.

10.        The Corporation’s institution of, termination or settlement of litigation not in the ordinary course of the Corporation’s business (in each case where such litigation represents a case or controversy in excess of $2 million).

11.        Surrendering or abandoning any property, tangible or intangible, or any rights having a book value in excess of $1 million.

12.        Except as set forth in subsection 16 below with respect to leases which are not capitalized, any commitment of the Corporation (other than in the ordinary course of its business) which creates a liability or commitment in excess of $2 million.

13.        Capital expenditures in excess of the amounts permitted under the Bank Financing.

14.        Donations of money or property in excess of $100,000 in a single year.

15.        Any investment of the Corporation or any of its subsidiaries in another corporation, partnership or joint venture in excess of $2 million (in one or a series or related transactions or in any number of transactions within six months).

16.        Entering into any lease (other than a capitalized lease which shall be subject to the limitation set forth in subsection 12 above) of any assets of the Corporation located in any one place having a book value in excess of $4 million, or in excess of $1 million if the lease has a term of more than five years.

17.        Entering into agreements or material transactions between the Corporation and a director or officer of the Corporation or any of its Affiliates (as defined in Article EIGHTH).

18.        Replacement of independent accountants for the Corporation or any of its subsidiaries.

19.        Modification of significant accounting methods, practices, procedures and policies.

20.        Removal of officers.

SIXTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 210,000,000 shares, consisting of 200,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).

A.        The rights, privileges and powers, including the voting powers, of each share of the Common Stock shall be identical, with each share of the Common Stock being entitled to one vote on all matters to come before the stockholders of the Corporation. Subject to any voting rights that may be conferred upon the holders of any series of the Preferred Stock established by the Board of Directors of the Corporation pursuant to authority herein provided, and except as otherwise provided herein or by law, the affirmative vote of the holders of not less than a majority of the votes cast by the holders of shares of Common Stock shall be required for the approval of any matter to come before the stockholders of the Corporation. No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the stockholders of the Corporation may not consent in writing, without a meeting, to the taking of any action.

B.        The Board of Directors of the Corporation may cause dividends to be paid to the holders of shares of Common Stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend. When and as dividends are declared, other than dividends declared with respect to any outstanding Preferred Stock, whether payable in cash, in property or in shares of stock of the Corporation, the holders of Common Stock shall be entitled to share equally, share for share, in such dividends.

C.        Shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the By-Laws of the Corporation may be altered, amended or repealed in whole or in part, or new ByLaws may be adopted by approval of a majority of the Board of Directors voting at a meeting of the Board of Directors at which a Quorum is present and acting throughout.

EIGHTH: As used in this Amended and Restated Certificate of Incorporation, the following terms shall have the meanings indicated below:

1.        “Affiliate” shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of this definition, (i) the term “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise, and (ii) the term “Person” shall mean any individual, partnership, corporation, joint venture, firm, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

2.        “Bank Financing” shall mean the Credit Agreement, dated as of June 30, 2005, among the Corporation, Silgan Containers Corporation, Silgan Plastics Corporation, Silgan Containers Manufacturing Corporation, Silgan Can Company, each other revolving borrower party thereto from time to time, each other incremental term loan borrower party thereto from time to time, various lenders party thereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent, Bank of America, N.A. and Morgan Stanley Bank, as Co-Syndication Agents, and BNP Paribas and JPMorgan Chase Bank, N.A., as Co-Documentation Agents, together with the related documents thereto, in each case as in effect from time to time, and any refinancings, substitutions, replacements, renewals, amendments or extensions thereof, or additional borrowings thereunder.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, provided that (i) the resolution approving such amendment, alteration, change or repeal be adopted by the Board of Directors by approval of a majority of the entire Board of Directors, at a meeting at which a Quorum is present and acting throughout and (ii) the proposed amendment, alteration, change or repeal be approved by a majority of the outstanding shares of Common Stock.

TENTH: A. The Corporation shall indemnify to the fullest extent permitted by law (as now or hereafter in effect) any person, his testator or intestate, made, or threatened to be made, a defendant or involved in any manner in any action, suit or proceeding (whether civil, criminal, administrative, investigative or otherwise) by reason of the fact that he, is or was a director, officer, employee or agent of the Corporation or by reason of the fact that such director, officer, employee or agent, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. The payment of any amounts to any person pursuant to this Article TENTH shall subrogate the Corporation to any right such person may have against any other person or entity. The rights conferred in this Article TENTH shall be contract rights. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled to by law. No amendment or repeal of this paragraph A of Article

TENTH shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

B.        No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this paragraph B of Article TENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

C.        In furtherance and not in limitation of the powers conferred by statute:

(i)        the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of law; and

(ii)        the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

ELEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

ANNEX B

April 12, 2011

The Board of Directors

Silgan Holdings Inc.

4 Landmark Square

Suite 400

Stamford, CT 06901

Members of the Board of Directors:

We understand that Silgan Holdings Inc. (“Silgan”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), between Silgan and Graham Packaging Company Inc. (“Graham”), pursuant to which, among other things, Graham will merge with and into Silgan (the “Transaction”) and each outstanding share of the common stock, par value $0.01 per share, of Graham (“Graham Common Stock”) will be converted into the right to receive (i) $4.75 in cash (the “Cash Consideration”) and (ii) 0.402 of a share (such number of shares, the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”) of the common stock, par value $0.01 per share, of Silgan (“Silgan Common Stock”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to Silgan of the Consideration to be paid by Silgan in the Transaction.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Graham and Silgan;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Graham furnished to or discussed with us by the management of Graham, including certain financial forecasts relating to Graham for fiscal years ended December 31, 2011 through December 31, 2013 prepared by the management of Graham (such forecasts, the “Graham Forecasts”);

(iii)	reviewed an alternative version of the Graham Forecasts incorporating certain adjustments thereto made by or at the direction of and approved by the management of Silgan and certain financial forecasts relating to Graham for the fiscal years ended December 31, 2014 and 2015 prepared by or at the direction of and approved by the management of Silgan (collectively, the “Adjusted/Extended Graham Forecasts”) and discussed with the management of Silgan its assessments as to the relative likelihood of achieving the future financial results reflected in the Graham Forecasts and the Adjusted/Extended Graham Forecasts;

(iv)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Silgan furnished to or discussed with us by the management of Silgan, including certain financial forecasts relating to Silgan prepared by the management of Silgan (such forecasts, the “Silgan Forecasts”);

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036

The Board of Directors

Silgan Holdings Inc.

(v)	reviewed certain estimates as to the amount and timing of cost savings and operational synergies (collectively, the “Synergies”) anticipated by the management of Silgan to result from the Transaction;

(vi)	discussed the past and current business, operations, financial condition and prospects of Graham with members of senior managements of Graham and Silgan, and discussed the past and current business, operations, financial condition and prospects of Silgan with members of senior management of Silgan;

(vii)	reviewed the potential pro forma financial impact of the Transaction on the future financial performance of Silgan, including the potential effect on Silgan’s estimated earnings per share;

(viii)	reviewed the trading histories for Graham Common Stock and Silgan Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(ix)	compared certain financial and stock market information of Graham and Silgan with similar information of other companies we deemed relevant;

(x)	compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(xi)	reviewed the relative financial contributions of Graham and Silgan to the future financial performance of the combined company on a pro forma basis;

(xii)	reviewed a draft, dated April 12, 2011, of the Agreement (the “Draft Agreement”); and

(xiii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Silgan and Graham that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Graham Forecasts, we have been advised by Graham, and have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Graham as to the future financial performance of Graham for the periods set forth therein. With respect to the Adjusted/Extended Graham Forecasts, the Silgan Forecasts and the Synergies, we have assumed, at the direction of Silgan, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Silgan as to the future financial performance of Graham and Silgan and the other matters covered thereby and, based on the assessments of the management of Silgan as to the relative likelihood of achieving the future financial results reflected in the Graham Forecasts and the Adjusted/Extended Graham Forecasts, we have relied, at the direction of Silgan, on the Adjusted/Extended Graham Forecasts for purposes of our opinion. We have relied, at the direction of Silgan, on the assessments of the management of Silgan as to Silgan’s ability to achieve the Synergies and have been advised by Silgan, and have assumed, that the Synergies will be realized in the amounts and at the times projected.

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036

The Board of Directors

Silgan Holdings Inc.

We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Graham or Silgan, nor have we made any physical inspection of the properties or assets of Graham or Silgan. We have not evaluated the solvency or fair value of Graham or Silgan under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Silgan, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Graham, Silgan or the contemplated benefits of the Transaction. We also have assumed, at the direction of Silgan, that the Transaction will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. We also have assumed, at the direction of Silgan, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Transaction (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction or the governance and registration rights and obligations agreed to with certain stockholders of Graham in connection therewith. Our opinion is limited to the fairness, from a financial point of view, to Silgan of the Consideration to be paid in the Transaction and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration, or with respect to the Early Termination Payments (as defined in the ITR Agreements (as defined in the Agreement)) to be made by Silgan at the closing of the Transaction as contemplated in the Agreement. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to Silgan or in which Silgan might engage or as to the underlying business decision of Silgan to proceed with or effect the Transaction. We are not expressing any opinion as to what the value of Silgan Common Stock actually will be when issued or the prices at which Silgan Common Stock or Graham Common Stock will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any related matter.

We have acted as financial advisor to Silgan in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. We and certain of our affiliates also are participating in the financing for the Transaction, including acting as lead arranger, bookrunner and a lender, which financing includes a refinancing of Silgan’s existing Credit Facility (as defined below), for which services we and our affiliates will receive significant compensation. In addition, Silgan has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036

The Board of Directors

Silgan Holdings Inc.

financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Silgan, Graham, and certain of their respective affiliates, including The Blackstone Group, L.P. (“Blackstone”), an affiliate of Graham, and certain of Blackstone’s affiliates and portfolio companies.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Silgan and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as joint lead arranger and joint bookrunner for, and a lender under, Silgan’s senior secured credit agreement, (ii) having acted as joint bookrunner, initial purchaser and placement agent for a debt offering by Silgan (the “Credit Facility”), (iii) having provided or providing certain commodity, derivatives and foreign exchange trading services to Silgan, and (iv) having provided or providing certain treasury and trade management services and products to Silgan.

In addition, we and our affiliates in the past have provided and currently are providing investment banking, commercial banking and other financial services to Graham and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a co-manager for Graham’s initial public offering, (ii) having acted or acting as a lender under certain term loans, letters of credit and leasing facilities for Graham, and (iii) having provided certain treasury and trade management services and products to Graham.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Blackstone, an affiliate of Graham and certain of its affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to Blackstone and certain of its affiliates and portfolio companies in connection with certain mergers and acquisition transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, bookrunner and/or lender for Blackstone and certain of its affiliates and portfolio companies in connection with the financing for various acquisition transactions, (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by Blackstone and certain of its affiliates and portfolio companies and (iv) having provided or providing certain treasury and trade services and products to Blackstone and certain of its affiliates and portfolio companies. In addition, certain of our affiliates maintain significant commercial (including vendor and/or customer) relationships with Blackstone.

It is understood that this letter is for the benefit and use of the Board of Directors of Silgan (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction. Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036

The Board of Directors

Silgan Holdings Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be paid in the Transaction by Silgan is fair, from a financial point of view, to Silgan.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036

ANNEX C

[J.P. Morgan letterhead]

April 12, 2011

Special Committee of the Board of Directors

Graham Packaging Company Inc.

2401 Pleasant Valley Road

York, Pennsylvania 17402

Members of the Special Committee of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Graham Packaging Company Inc. (the “Company”) (other than the members of the Graham Family and their affiliated entities (collectively, the “Graham Family”) and Blackstone Capital Partners III L.P. and its affiliated entities (other than the Company) (collectively “Blackstone”)) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with Silgan Holdings Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”) between the Company and the Acquiror, the Company will merge with and into the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its affiliates and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive consideration per share equal to $4.75 in cash (the “Cash Consideration”) and 0.402 shares (the “Stock Consideration”, and, together with the Cash Consideration, the “Consideration”) of the Acquiror’s common stock, par value $0.01 per share (the “Acquiror Common Stock”).

In connection with preparing our opinion, we have (i) reviewed a draft dated April 12, 2011, of the Agreement and a draft dated April 11, 2011, of the voting agreement between the Acquiror and certain of the Company’s stockholders (the “Voting Agreement”); (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Acquiror relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based, and we have assumed, with your approval, that the Synergies will be achieved at the times and in the amounts projected in all respects material to our analysis. We have also assumed that the Transaction will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the Agreement, and that the definitive Agreement and Voting Agreement will not differ in any material respects from the drafts thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock (other than the Graham Family and Blackstone) in the proposed Transaction and we express no opinion as to the fairness of the Transaction, or any other payments made in connection therewith, to the Graham Family, Blackstone, holders of any other class of securities, creditors or other constituencies of the Company or as to the amounts to be paid to any such person relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.

We have acted as financial advisor to the Special Committee with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company or the Acquiror. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Blackstone, for which we and such affiliates have received customary compensation. Such services during such period have included acting as (i) sole bookrunner for Blackstone’s portfolio company, SunGard Data Systems Inc., in a $479 million loan syndication in February 2011, (ii) joint bookrunner for Blackstone’s portfolio company, Weather Channel Inc., in a $1.725 billion loan syndication in February 2011, (iii) joint lead underwriter for Blackstone’s portfolio company, TDC A/S, in a $3.467 billion debt offering in February 2011, (iv) lead left bookrunner for Blackstone’s portfolio company, The Nielsen Company, in a $1.643 billion initial public offering and $250 million convertible equity offering in January 2011, (v) advisor and lender for Blackstone in its acquisition of Extended Stay Inc. for $3.925 billion in 2010, (vi) advisor for Blackstone’s portfolio company, Equity Office Properties LP, in a $8.0 billion debt restructuring in 2011, (vii) joint bookrunner for Blackstone’s portfolio company, TDC A/S, in a $4.0 billion initial public offering in December 2010, (viii) joint advisor for Blackstone’s portfolio company, TDC A/S, in its sale of Sunrise Communications to CVC Capital Partners for $3.0 billion in December 2010, (ix) lead left bookrunner for Blackstone’s portfolio company, Alliant Insurance Services Inc., in a $160 million loan syndication in December 2010, (x) sole bookrunner for Blackstone’s portfolio company, TRW Automotive Holdings Corp., in a $485 million equity offering in November 2010, (xi) lead left bookrunner for Blackstone’s portfolio company, SunGard Data Systems Inc., in a $700 million and a $900 million debt offering in November 2010, (xii) sole bookrunner for Blackstone’s portfolio company, The Nielsen Company, in a $330 million debt offering in October 2010, (xiii) joint bookrunner for Blackstone’s portfolio company, Michaels Stores Inc., in a $800 million debt offering in October 2010, (xiv) joint bookrunner on a $400 million senior unsecured notes offering for Blackstone Holdings Finance Co. LLC in September of 2010, (xv) joint bookrunner for Blackstone’s portfolio company, The Nielsen Company, on a $750 million debt offering in September 2010, (xvi) financial advisor for Blackstone on the sale of a leasehold interest in office tower located in Philadelphia in August of 2010, (xvii) lead left arranger for Blackstone’s portfolio company, The Nielsen Company, in a $1.5 billion loan amendment in August 2010, (xviii) lead arranger for Blackstone’s portfolio company, Hilton Worldwide Inc., in connection with the restructuring of $20 billion of debt financing in April 2010, (xix) joint bookrunner for Blackstone’s portfolio company, Universal Orlando, in a $898 million loan syndication in April 2010, (xx) sole bookrunner on the $292 million secondary sale of shares by Blackstone in its portfolio company TRW Automotive Holdings Corp. in March 2010, (xxi) co-lead bookrunner for Blackstone’s portfolio company, Freescale Semiconductor Inc., in a $5.039 billion loan syndication in February 2010, (xxii) joint bookrunner for Blackstone’s portfolio company, Freescale Semiconductor Inc., in a $750 million debt offering in February 2010, (xxiii) advisor for Blackstone’s portfolio company, TDC A/S, in a loan syndication in February 2010, (xxiv) joint bookrunner for Blackstone’s portfolio company, Cobalt International Equity Inc., in a $851 million initial public offering in December 2009, (xxv) lead-left bookrunner for Blackstone’s portfolio company, TRW Automotive Holdings Corp., in an amendment to its credit facilities for $1.754 billion in December 2009, (xxvi) lead arranger and lead left bookrunner for Blackstone’s portfolio company, Universal Orlando, in a $1.28 billion loan syndication in November 2009, (xxvii) lead left bookrunner and stabilization agent for Blackstone’s portfolio company, TRW Automotive Holdings Corp., in a $259 million convertible equity offering and $250 million debt offering in November 2009, (xxviii) joint advisor for Blackstone on the $3.8 billion sale of its portfolio company, Orangina Schweppes Holding SAS, in November 2009, (xxix) lead left bookrunner for Blackstone’s portfolio company, Universal Orlando, in a $625 million debt offering in October 2009, (xxx) joint bookrunner for Blackstone’s portfolio company, Cine-UK Ltd., in an equity offering in September 2009, (xxxi) lead left bookrunner and stabilization agent for Blackstone’s portfolio company, TRW Automotive Holdings Corp., in a $282 million equity offering in August 2009, (xxxii) joint bookrunner for Blackstone’s portfolio company, The Nielsen Company, in an amendment to its credit facilities in June 2009, (xxxiii) lead-left bookrunner for Blackstone’s portfolio company, TRW Automotive Holdings Corp., in an amendment to its credit facilities for $2.5 billion in June 2009, (xxxiv) sole bookrunner and sole lead arranger for Blackstone’s portfolio company, Alliant Insurance Services Inc., in a $60 million loan syndication in June 2009, (xxxv) joint bookrunner for Blackstone’s portfolio company, SunGard Data Systems Inc., in a $4.0 billion amendment to its credit facilities in June 2009, (xxxvi) lead left bookrunner for Blackstone’s portfolio company, The Nielsen Company, in a $500 million debt offering in April 2009, (xxxvii) sole financial advisor for Blackstone’s portfolio company, TDC A/S, in a $500 million sale transaction in March 2009 and (xxxviii) lead left bookrunner for Blackstone’s portfolio company, The Nielsen Company, in a $330 million debt offering in January 2009. In addition, our commercial banking affiliate is a lender under various outstanding credit facilities of Blackstone, for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company, Blackstone or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock (other than the Graham Family and Blackstone) in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Special Committee of the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion may also be relied upon by the Board of Directors of the Company (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/    J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

ANNEX D

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.)

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The DGCL authorizes Delaware corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties.

Silgan. Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify Silgan’s officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Silgan’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, as amended, provide for indemnification of its officers and directors against costs and expenses incurred in connection with any action or suit to which such person is a party to the fullest extent permitted by the DGCL. Silgan has purchased directors’ and officers’ liability insurance covering certain liabilities which may be incurred by its directors and officers in connection with the performance of their duties. Certain of Silgan’s affiliates also maintain insurance and provide indemnification substantially similar to the foregoing.

Item 21.	Exhibits and Financial Statement Schedules.

(a) See the Exhibit Index beginning on page II-4 of this registration statement, which is incorporated herein by reference.

Item 22.	Undertakings.

(a)(1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on May 31, 2011.

SILGAN HOLDINGS INC.
By:	/s/ Anthony J. Allott
Anthony J. Allott
President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Anthony J. Allott, Robert B. Lewis and Frank W. Hogan, III, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement and any and all related registration statements necessary to register additional securities, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto such attorneys in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each such attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. Philip Silver R. Philip Silver	Co-Chairman of the Board	May 31, 2011

/s/ D. Greg Horrigan D. Greg Horrigan	Co-Chairman of the Board	May 31, 2011

/s/ John W. Alden John W. Alden	Director	May 31, 2011

/s/ Jeffrey C. Crowe Jeffrey C. Crowe	Director	May 31, 2011

/s/ William C. Jennings William C. Jennings	Director	May 31, 2011

/s/ Edward A. Lapekas Edward A. Lapekas	Director	May 31, 2011

/s/ Anthony J. Allott Anthony J. Allott	President and Chief Executive Officer and Director (Principal Executive Officer)	May 31, 2011

/s/ Robert B. Lewis Robert B. Lewis	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 31, 2011

EXHIBIT INDEX

All documents referenced below were filed pursuant to the Securities Exchange Act of 1934 by Silgan, file number 000-22117, or Graham Packaging, file number 001-34621, unless otherwise indicated.

Exhibit No.	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of April 12, 2011, between Silgan and Graham Packaging (included as Annex A to the joint proxy statement/prospectus forming a part of this registration statement).*

3.1	Amended and Restated Certificate of Incorporation of Silgan, previously filed as Exhibit 3.1 to Silgan’s Current Report on Form 8-K, dated June 13, 2006 and incorporated herein by reference.

3.2	Amendment to the Amended and Restated Certificate of Incorporation of Silgan, previously filed as Exhibit 3.1 to Silgan’s Current Report on Form 8-K, dated June 11, 2010 and incorporated herein by reference.

3.3	Amendment to the Amended and Restated Certificate of Incorporation of Silgan, previously filed as Exhibit 3.2 to Silgan’s Current Report on Form 8-K, dated June 11, 2010 and incorporated herein by reference.

3.4	Amended and Restated By-laws of Silgan, previously filed as Exhibit 3.2 to Silgan’s Current Report on Form 8-K, dated June 13, 2006, and incorporated herein by reference.

3.5	First Amendment to Amended and Restated By-laws of Silgan, previously filed as Exhibit 3.3 to Silgan’s Annual Report on Form 10-K filed for the year ended December 31, 2007 and incorporated herein by reference.

5.1	Opinion of Frank W. Hogan, III, Esq., Senior Vice President, General Counsel and Secretary, regarding the validity of the Silgan common stock being registered herein.

8.1	Opinion of Bryan Cave LLP as to certain federal income tax matters.

8.2	Opinion of Simpson Thacher & Bartlett LLP as to certain federal income tax matters.

10.1	Amended and Restated Commitment Letter, dated April 12, 2011, by and among Silgan, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, previously filed as Exhibit 10.1 to Silgan’s Current Report on Form 8-K on April 18, 2011 and incorporated herein by reference.

10.2	Second Amended and Restated Commitment Letter, dated April 26, 2011, by and among Silgan, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC.

10.3	Voting Agreement, dated as of April 12, 2011, among Silgan and the Blackstone Entities, previously filed as Exhibit 10.2 to Silgan’s Current Report on Form 8-K on April 18, 2011 and incorporated herein by reference.

10.4	Voting Agreement, dated as of April 12, 2011, among Graham Packaging, R. Philip Silver, Robert Philip Silver 2010 Grantor Retained Annuity Trust, Robert Philip Silver May 2008 Five- Grantor Retained Annuity Trust, Robert Philip Silver 2002 GRAT Article III Trust for Benefit of Spouse and Descendants, Article III Family Trust UAD 02/24/09 FBO Peter M. Silver and Descendants and Article III Family Trust UAD 02/24/09 FBO P. Tyler Silver and Descendants, previously filed as Exhibit 10.3 to Silgan’s Current Report on Form 8-K on April 18, 2011 and incorporated herein by reference.

Exhibit No.	Exhibit Description

10.5	Voting Agreement, dated as of April 12, 2011, among Graham Packaging, D. Greg Horrigan, Pay It Forward Foundation, Horrigan 2009 Eleven Year Grantor Retained Annuity Trust, Horrigan 2009 Ten Year Grantor Retained Annuity Trust, Horrigan 2009 Nine Year Grantor Retained Annuity Trust, and Horrigan Family Limited Partnership, previously filed as Exhibit 10.4 to Silgan’s Current Report on Form 8-K on April 18, 2011 and incorporated herein by reference.

10.6	Stockholders Agreement, dated as of April 12, 2011, among R. Philip Silver, D. Greg Horrigan, Blackstone Capital and Silgan, previously filed as Exhibit 10.5 to Silgan’s Current Report on Form 8-K on April 18, 2011 and incorporated herein by reference.

10.7	Letter Agreement, dated as of April 12, 2011, by and between Blackstone Capital and Silgan, previously filed as Exhibit 10.6 to Silgan’s Current Report on Form 8-K on April 18, 2011 and incorporated herein by reference.

10.8	Registration Rights Agreement, dated as of April 12, 2011, among Silgan and the Blackstone Entities, previously filed as Exhibit 10.7 to Silgan’s Current Report on Form 8-K on April 18, 2011 and incorporated herein by reference.

21.1	Subsidiaries of Silgan.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm for Silgan.

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Graham Packaging.

23.3	Consent of Grant Thornton LLP, independent certified public accountants for Liquid Container Inc., WCK-L Holdings, Inc. and CPG-L Holdings, Inc.

23.4	Consent of Frank W. Hogan, III, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney of directors and certain executive officers of Silgan (included on signature page).

99.1	Form of Proxy Card for Silgan Special Meeting.

99.2	Form of Proxy Card for Graham Packaging Special Meeting.

99.3	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

99.4	Consent of J.P. Morgan Securities LLC.

*	Silgan agrees to furnish supplementally a copy of any omitted exhibits or schedules to the SEC upon request.